     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 26, 1998
                                                REGISTRATION NUMBER 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                           COGEN TECHNOLOGIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                  4911                  76-0571474
     (STATE OR OTHER        (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF           INDUSTRIAL           IDENTIFICATION NO.)
    INCORPORATION OR       CLASSIFICATION CODE
      ORGANIZATION)              NUMBER)

                           COGEN TECHNOLOGIES, INC.
                           711 LOUISIANA, 33RD FLOOR
                             HOUSTON, TEXAS 77002
                                 713/336-7700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           RICHARD A. LYDECKER, JR.
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           711 LOUISIANA, 33RD FLOOR
                             HOUSTON, TEXAS 77002
                                 713/336-7700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
          CHARLES H. STILL                        JOSEPH A. COCO
     FULBRIGHT & JAWORSKI L.L.P.       SKADDEN, ARPS, SLATE, MEAGHER & FLOM
      1301 MCKINNEY, SUITE 5100                         LLP
      HOUSTON, TEXAS 77010-3095                  919 THIRD AVENUE
            713-/651-5151                     NEW YORK, NY 10022-3897
                                                   212/735-3000

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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                                                PROPOSED
  TITLE OF EACH CLASS OF SECURITIES TO BE   MAXIMUM AGGREGATE    AMOUNT OF
                REGISTERED                  OFFERING PRICE(1) REGISTRATION FEE
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Common Stock, $.01 par value per share.....   $500,000,000        $147,500

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(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                               EXPLANATORY NOTE

  The Prospectus relating to the shares of Common Stock to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") is set forth following this page. The Prospectus to be used in a concurrent international offering (the "International Prospectus") will consist of the alternate page set forth following the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus for which no alternate is provided. The U.S. Prospectus and the International Prospectus are identical except that they contain different front covers.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued      , 1998

                                        Shares
                            Cogen Technologies, Inc.
                                  COMMON STOCK

                                    --------

OF THE           SHARES OF COMMON STOCK BEING OFFERED,         SHARES ARE BEING
OFFERED INITIALLY IN THE UNITED STATES  AND CANADA BY THE U.S. UNDERWRITERS AND
        SHARES ARE BEING OFFERED INITIALLY OUTSIDE THEUNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. ALL OF THE SHARES OF COMMON STOCK BEING
  OFFERED HEREBY ARE BEING SOLD BY THE SELLING STOCKHOLDERS (THE "COMMON STOCK OFFERING"). SEE "PRINCIPAL AND SELLING STOCKHOLDERS". THE COMPANY
   WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES OF COMMON STOCK BY THE SELLING STOCKHOLDERS. PRIOR TO THE COMMON STOCK OFFERING,
    THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT
    IS  CURRENTLY ESTIMATED  THAT  THE INITIAL  PUBLIC  OFFERING PRICE  PER
     SHARE WILL  BE BETWEEN  $      AND $     .  SEE "UNDERWRITERS"  FOR A
     DISCUSSION OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                    --------

  CONCURRENTLY  WITH  THE COMMON  STOCK  OFFERING,  THE COMPANY  IS  OFFERING
     $625.0 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF    % SENIOR NOTES DUE
                     (THE "DEBT OFFERING" AND, TOGETHER WITH THE COMMON STOCK OFFERING, THE "OFFERINGS"). THE CLOSING OF EACH OF
             THE COMMON STOCK  OFFERING AND THE  DEBT OFFERING ARE
                CONDITIONED UPON THE CLOSING OF THE OTHER.

                                    --------

             THE COMPANY INTENDS TO APPLY TO LIST THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "CGT".

                                    --------

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION
      OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                    --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                    --------

                            PRICE $         A SHARE

                                    --------

                                                   UNDERWRITING    PROCEEDS TO
                                      PRICE TO    DISCOUNTS AND      SELLING
                                       PUBLIC     COMMISSIONS(1) STOCKHOLDERS(2)
                                    ------------- -------------- ---------------
Per Share..........................   $             $               $
Total(3)........................... $             $               $

-----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (2) Before deducting expenses payable by the Selling Stockholders, estimated
      at $      . Pursuant to agreements between the Selling Stockholders and the Company in connection with the formation of the Company, the Company is obligated to pay its own legal, accounting, listing, printing and other miscellaneous fees and expenses of the Common Stock Offering.
  (3) The Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to
      an aggregate of     additional Shares at the price to public less
      underwriting discounts and commissions for the purpose of covering over-allotments, if any. See "Principal and Selling Stockholders". If the U.S. Underwriters exercise the option in full, the total price to public, underwriting discounts and commissions and proceeds to the
      Selling Stockholders will be $   , $    and $   , respectively. See
      "Underwriters".

                                    --------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or
about             , 1998 at the office of Morgan Stanley & Co. Incorporated,
New York, N.Y., against payment therefor in immediately available funds.


                                    --------

MORGAN STANLEY DEAN WITTER

        DONALDSON, LUFKIN & JENRETTE
           Securities Corporation
                  GOLDMAN, SACHS & CO.
                                                             MERRILL LYNCH & CO.

    , 1998.

                            [PLANT PICTURES TO COME]

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE COMMON STOCK OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  CERTAIN PERSONS PARTICIPATING IN THIS COMMON STOCK OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT THE COMMON STOCK IN CONNECTION WITH THE COMMON STOCK OFFERING, AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS".

  UNTIL                 , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE COMMON
STOCK OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Prospectus Summary.................    4
Risk Factors.......................   12
Debt Offering......................   23
Dividend Policy....................   23
Capitalization.....................   24
Selected Historical Combined Finan-
 cial Data.........................   32
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........   34
Business...........................   47
Existing Venture and Plant Descrip-
 tions.............................   51
Government Regulation..............   74
Management.........................   82

                                                                       PAGE
                                                                       ----
Certain Transactions..................................................  84
Principal and Selling Stockholders....................................  87
Description of Capital Stock..........................................  88
Description of Certain Indebtedness...................................  93
Shares Eligible for Future Sale.......................................  97
Underwriters..........................................................  99
Certain United States Federal Income Tax Consequences................. 102
Legal Matters......................................................... 104
Experts............................................................... 104
Available Information................................................. 105
Glossary.............................................................. 106
Index to Combined Financial Statements................................ F-1

                               ----------------

  The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited by its independent public accountants.

                               ----------------

                               PROSPECTUS SUMMARY

  The following information should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and the combined financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. This Prospectus assumes, unless otherwise indicated, the consummation of the Formation Transactions (as defined in "Certain Transactions") in describing the Company and in presenting other information in this Prospectus. In order to make distinctions where necessary, references in this Prospectus to "Cogen" shall mean Cogen Technologies, Inc. and references to the "Company" shall mean Cogen Technologies, Inc. and its subsidiaries on a consolidated basis as if the Formation Transactions had been consummated and the Company were the successor to the interests which it will acquire pursuant to the Formation Transactions. References to the "subsidiaries" or the "Company's subsidiaries" shall mean the entities in which Cogen will acquire equity interests pursuant to the Formation Transactions. References to the "ventures" shall mean the ventures or entities in which the subsidiaries have equity interests and which in turn directly own the independent power plants which form the core of the Company's business. Such plants are referred to herein as the "Company's plants", the "Company's independent power plants" or, singularly, as a "plant" identified by its location. Certain information contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. Accordingly, prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the forward-looking statements contained in this Prospectus, and investors are encouraged to exercise caution in considering such forward-looking statements. Certain terms, including particularly technical terms relating to the power generation business, are defined under the caption "Glossary" appearing elsewhere in this Prospectus.

                                  THE COMPANY

  The Company is engaged in the development, ownership, operation, acquisition and financing of power generation facilities and the sale of electricity and steam in the United States. The Company currently has interests in four power plants having an aggregate nameplate capacity of 1,382 megawatts. In 1997, these plants produced an aggregate 7,637 megawatt hours of electricity and 7,665 million pounds of steam.

  The Company's principal assets consist of its substantial economic interests in a 715 megawatt capacity Linden, New Jersey, cogeneration plant (the "Linden Plant"), which sells its electric output to The Consolidated Edison Company of New York ("Con Ed") under a contract having an initial term expiring in 2017, a 176 megawatt capacity Bayonne, New Jersey, cogeneration plant (the "Bayonne Plant"), which sells its electric output to Jersey Central Power & Light Company ("JCP&L") and Public Service Electric and Gas Company of New Jersey ("PSE&G"), under contracts having initial terms expiring in 2008 and a 146 megawatt capacity Camden, New Jersey, cogeneration plant (the "Camden Plant"), which sells its electric output to PSE&G under a contract having an initial term expiring in 2013. The Company has operating and maintenance responsibility for the three principal plants and has contracted for the day-to-day operation and maintenance of the plants with General Electric Company ("GE"). In addition, the Company has an equity investment in a 345 megawatt capacity Bethlehem, New York cogeneration plant (the "Selkirk Plant").

INDUSTRY

  The Company is a participant in the highly competitive power generation industry, which represents the third largest industry in the United States, with an estimated end-user market of over $200 billion of electricity sales and 3,300 gigawatt hours of production in 1997. New regulatory initiatives have been or currently are being adopted or considered at the federal level and in approximately 45 states to increase competition in the domestic power generation industry. In April 1996, the Federal Energy Regulatory Commission ("FERC") adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. At the state level, industry restructuring is well advanced in various states including California, Massachusetts, New York, New Jersey and Pennsylvania. This restructuring includes deregulation of electric utilities and the introduction of customer choice. The regulatory initiatives are expected to lead to the transformation of the existing market, which is largely characterized by electric utility monopolies, having old, inefficient, high-cost generating facilities, selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

  The Company believes that these market trends will present substantial opportunities for industry participants that are efficient and low-cost power producers and are able to offer competitive rates to customers. The Company believes that an additional opportunity is presented by the significant deregulation and consolidation now affecting the power industry, which has resulted in substantial divestitures of generation assets by traditional power utilities and by certain independent power producers currently owning relatively few plants. For example, as a result of regulatory initiatives, approximately 12,000 megawatts of New York generating capacity has been sold or offered for sale by utilities. Similar regulatory initiatives in New Jersey and Pennsylvania are expected to cause utilities in those states to pursue similar divestiture plans. At the same time, a number of industrial companies have also announced plans to sell self-generation facilities and to re-deploy the capital in their core businesses. These trends, which the Company believes are likely to continue, should provide significant acquisition opportunities for the Company.

  The Company also believes that attractive opportunities for development of new generation assets will arise in the next few years, principally due to a projected increase in baseload demand in the Northeast and Mid-Atlantic regions and the retirement of a significant number of existing power generation facilities which are thirty or more years old.

STRATEGY

  The Company's strategy is to maximize cashflow associated with its existing power plants and to grow through expansion of the Company's existing operations and through the acquisition and development of existing or new power generation and related facilities. Specific aspects of this strategy are set-forth below:

 . Maximize the Value of Existing Assets. The Company's high quality plant and equipment and long duration power sales agreements have provided it with stable long-term cashflow. In order to maintain the quality of these assets, and to further increase margins, the Company's core strategy includes continuous capital investment in current facilities to assure ongoing efficiency consistent with high rates of return on capital. In keeping with these objectives, the Company has systematically pursued technological upgrades and retrofits to existing plants which increase output or operating efficiency. As an example, the capacity of each of the nine gas turbines at the Linden, Camden and Bayonne Plants has been increased by approximately
   2.5 megawatts per gas turbine. At the Camden Plant, an inlet chiller system recently was installed which increases the generation capacity of the plant by 32,000 megawatt hours per year. In addition to these improvements, the Company currently is considering a number of technology investments, some of which, if implemented, the Company expects will (i) reduce fuel costs at the Bayonne Plant, (ii) reduce water usage and associated expenses at the Camden Plant, (iii) generate additional steam sales and electrical output through modest expansion and the addition of equipment at the Camden Plant, (iv) reduce water costs at the Linden Plant and (v) increase electrical output through the use of chilled water equipment improvements at the Linden Plant. The Company will continue to seek to add value to its existing projects and its customers through mutually negotiated contractual and operating changes such as those changes successfully negotiated to Linden Venture's power purchase agreement with Con Ed in September 1990 and December 1993. The Company will continue to monitor, revise and replace its fuel supply arrangements to obtain a balance between immediate savings in gas and transportation costs and the need to maintain regular and secure relationships with various gas producers and transporters of gas.

 . Expand Existing Plants. The Company believes that all three of the plants in which it has a substantial economic interest are capable of being expanded not only through additions to existing plants but also through the development and construction of new power plant facilities at the existing sites. In this regard, the Company has permit applications pending and presently is engaged in advanced strategic design work with respect to the addition of a new 250 megawatt unit at the Linden Plant with a view to utilizing such plant's direct interconnect with Con Ed in New York City.
   With respect to the Bayonne Plant, the Company is considering the installation of a new power facility at that location.

 .  Pursue Domestic Electricity Generation Acquisitions and Other Opportunities.
   The Company believes that it will have ample opportunities to grow its operations through acquisitions, development of new assets and through other means, whether on its own or through partnerships with companies that have complementary skills. This strategy is based on the Company's view that baseload demand for power will increase over the next few years, and that retirement of a significant number of existing plants will further spur the need for additional capacity. In addition, a number of utilities in the Northeastern United States have announced plans to divest power generating assets, including Con Ed, General Public Utilities, New York State Electric and Gas, and Niagara Mohawk Power Company. This development, together with expected further consolidation in the independent power industry, may offer the Company a number of opportunities to grow its business by making strategically significant acquisitions, with an initial focus in the Northeast. Longer term, the Company intends to continue to consider opportunities for new developments of power generation facilities in the Northeast and elsewhere in the United States. The Company has no plans for expansion into the international arena.

  The Company believes that the following competitive strengths will aid in the successful implementation of its strategy:

 . Efficient and Reliable Power Projects. The Company's three principal plants have well-established and consistent records of service to their customers. The average availability for all of these plants has exceeded 92% since placed in operation. This record of service is principally the result of the highly reliable combined-cycle technology, which generally is significantly more efficient than that of a majority of the existing utility generating facilities in the region, together with the operations and maintenance practices of the Company.

 . Favorable Contracts and Stable Cashflow. The Company's utility power purchase contracts relating to its three principal plants have long-term remaining lives, with expirations ranging from 2008 to 2017. For example, the Linden Plant has nameplate electric capacity of 715 megawatts and represents approximately 70% of the Company's power generating assets. Linden Venture has a power purchase agreement which expires in the year 2017. In addition, all of the Company's existing power purchase agreements are with large utilities which presently have investment grade senior debt ratings. The Company's principal power plants historically have provided a consistent and substantial cash flow to equity holders due to the fixed payment components of the power purchase contracts which have provided favorable margins over the ventures' fixed operating and financing costs. Moreover, the variable energy payment components of such agreements, which provide the second major component of pricing under such agreements, have historically been well correlated to fuel costs at the Bayonne and Camden Plants and have reflected a partial pass-through mechanism for fuel expenses at the Linden Plant.

 . Environmental Considerations. The Company's existing plants principally burn natural gas, which is a clean burning fuel, and they employ advanced environmental technology which makes them among the cleanest in the industry. The existing plants also are operated in compliance with applicable state and federal regulation.

 . Regional Expertise in Northeast Power Markets. As a result of the location of its existing assets and its active involvement in industry restructuring, the Company has developed significant expertise in Northeastern power markets. This expertise will provide the Company with a competitive advantage in pursuing additional opportunities within the region.

 . Experienced Management. The Company's senior management team, led by the founder of the Company's predecessor companies, Robert C. McNair, has an aggregate of over 117 years of experience in the energy industry. The Company currently operates plant and equipment that is widely viewed to be among the safest and most environmentally advanced in the industry. The Company's philosophy is to maintain a small, well-qualified management team with expertise in all aspects of the independent power business, to actively participate in a broad range of regulatory affairs governing the industry and to retain additional experts in connection with the construction, maintenance and operation of its plants.

 . Disciplined Management Approach. The Company's management team has a demonstrated track record in developing innovative financial structures for its investments and has well-established criteria which govern its approach to both development of new plants and acquisitions.

 . Strong Financial Position. The Company believes that its high quality assets, its federal income tax position and its long duration power supply contracts provide it with the financial strength to access the capital markets to obtain the capital needed to fund execution of its strategic plan.

FORMATION

  Cogen was incorporated in May 1998 to acquire operating control of three entities operating independent power plants in New Jersey, together with an indirect equity interest in a fourth plant operating in New York. Prior to the consummation of the Formation Transactions, the Cogen ownership interests in the plants were 82% beneficially owned by Robert C. McNair and members of his family, and by entities controlled by his family (the "McNair Interests"). The remaining 18% of such interests was beneficially held by other persons or entities (the "Minority Interests") with no relation to the McNair Interests. Upon consummation of the Formation Transactions, Cogen will own the interests in the subsidiaries held by the McNair Interests and the Minority Interests. See "Certain Transactions--Formation Transactions".

DIVIDEND POLICY

  Cogen plans to pay dividends on the Common Stock of approximately $    per
share per quarter. During the initial years of the Company's operations, dividends with respect to the Common Stock are expected to exceed the share of the current and accumulated earnings and profits of the Company allocable to the holders of the Common Stock (as determined for United States federal income tax purposes). In such a case, such excess generally would be treated as a tax-free return of capital up to a holder's basis in such holder's shares of Common Stock and as capital gain thereafter. See "Dividend Policy".

  The Company's principal executive office is located at 711 Louisiana, 33rd Floor, Houston, Texas 77002, and its telephone number is 713/336-7700.

                                  THE OFFERING

Common Stock offered(1) by
 the Selling Shareholders...         million shares

Common Stock to be
 outstanding after the
 Common Stock Offering......    44.9 million shares(2)

Debt Offering...............    Concurrently with the Common Stock Offering,
                                the Company is offering (by a separate
                                prospectus) $625.0 million aggregate principal
                                amount of its      % Senior Notes due
                                                     (the "Senior Notes"). The
                                closing of each of the Common Stock Offering and the Debt Offering is conditioned on the closing of the other.

Use of proceeds.............    The Common Stock Offering is wholly a secondary
                                offering by the Selling Stockholders, and all net proceeds therefrom will be paid to the Selling Stockholders.

Proposed New York Stock
 Exchange listing...........    The Company intends to apply to list the Common
                                Stock on the New York Stock Exchange (the
                                "NYSE"), subject to official notice of
                                issuance, under the symbol "CGT".
--------
(1) "Common Stock" refers to the common stock of Cogen, $.01 par value, and "Common Stock Offering" refers to the offering of Shares of Common Stock contemplated by this Prospectus.

(2) The number of Shares of Common Stock to be outstanding following the consummation of the Common Stock Offering gives effect to the consummation of the Formation Transactions and excludes shares of Common Stock issuable upon the exercise of options, expected to be granted to employees, including executive officers, prior to the consummation of the Common Stock Offering which will remain outstanding after consummation of the Common Stock Offering.

                                  RISK FACTORS

  Prior to making an investment in the Common Stock offered hereby, prospective purchasers of the Common Stock should take into account the specific considerations set forth under "Risk Factors" beginning on page 12 as well as the other information set forth in this Prospectus.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  Cogen Technologies Group (the "Group") refers collectively to (i) McNair Energy Services Corporation ("MESC") and its wholly owned subsidiary, Cogen Technologies NJ, Inc. ("NJ Inc."), (ii) Cogen Technologies Camden, Inc. ("Camden Inc."), (iii) Cogen Technologies Linden, Ltd. ("Linden Ltd."), (iv) CT Global Insurance, Ltd. ("CT Global"), (v) the limited partnership interests in Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") held by the Minority Interests and (vi) Cogen Technologies Selkirk GP, Inc.. ("Selkirk GP Inc.") and Cogen Technologies Selkirk, LP ("Selkirk LP"). NJ Inc. is the managing partner of Cogen Technologies NJ Venture ("NJ Venture") which owns and operates the Bayonne Plant. Camden Inc. is the general partner of Camden GPLP, which is the general partner of Camden Cogen LP ("Camden Cogen") which owns and operates the Camden Plant. Linden Ltd. is the general partner of Cogen Technologies Linden Venture, LP ("Linden Venture"), which owns and operates the Linden Plant. NJ Venture, Camden Cogen and Linden Venture are referred to as the Cogen Technologies New Jersey Operating Partnerships or the "NJ Partnerships". Selkirk GP Inc. and Selkirk LP hold general and limited partnership interests in Selkirk Cogen Partners, L.P. ("Selkirk Venture"), which operates the Selkirk Plant. CT Global insures certain interests of the Group and the NJ Partnerships. The "Company" shall mean Cogen Technologies, Inc. and its subsidiaries on a consolidated basis as if the Formation Transactions had been consummated and the Company were the successor to the interests which it will acquire pursuant to the Formation Transactions.

  The following table sets forth, for the periods indicated, summary historical financial data for the Group and summary pro forma financial data for the Company. The summary historical balance sheet data as of December 31, 1997 and 1996 and the summary income statement and cash flow data for each of the three years in the period ended December 31, 1997 for the Group are derived from combined financial statements which have been audited by Arthur Andersen LLP and are included elsewhere in this Prospectus. The summary historical balance sheet data as of December 31, 1995, 1994 and 1993 and the summary income statement and cash flow data for the two years ended December 31, 1994 are derived from combined financial statements which have been audited by Arthur Andersen LLP and are not included in this Prospectus. The summary historical balance sheet data as of March 31, 1998 and 1997 and the summary income statement and cash flow data for the three months ended March 31, 1998 and 1997 are derived from unaudited combined financial statements which include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial data for such periods. The summary pro forma financial data for the Company are based on numerous assumptions and include adjustments as explained in the unaudited pro forma financial statements of the Company and the notes thereto. All of the summary historical and pro forma financial data should be read in conjunction with the audited combined financial statements of the Group and the NJ Partnerships and the unaudited pro forma financial statements of the Company, included elsewhere in this Prospectus. The following information should not be deemed indicative of the future operating results of the Company. See also, "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                               PRO FORMA(1)
                               THE COMPANY                            THE GROUP
                          ------------------------ -----------------------------------------------------
                                                      THREE
                                                     MONTHS
                            THREE                     ENDED
                           MONTHS                     MARCH
                            ENDED      YEAR ENDED      31,             YEAR ENDED DECEMBER 31,
                          MARCH 31,   DECEMBER 31, -------------  --------------------------------------
                            1998          1997      1998   1997    1997    1996    1995    1994    1993
                          ---------   ------------ ------  -----  ------  ------  ------  ------  ------
                                          (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
INCOME STATEMENT DATA
 FOR THE PERIOD ENDED:
Revenues:
 Equity in earnings of
  affiliates............   $ 37.1        $105.0    $ 37.5  $26.7  $106.7  $111.6  $ 99.5  $ 93.4  $104.6
 Other revenues.........      0.5           2.2       0.5    0.6     2.2     2.3     0.8      --      --
                           ------        ------    ------  -----  ------  ------  ------  ------  ------
                             37.6         107.2      38.0   27.3   108.9   113.9   100.3    93.4   104.6
                           ------        ------    ------  -----  ------  ------  ------  ------  ------
Costs and Expenses:
 Operating overhead.....      3.0          15.1      10.0    3.5    13.4    14.4    10.8     7.2      -- (2)
 General and
  administrative........      4.6          15.3       4.9    5.1    19.8    10.9    10.4    12.2     6.2
 Depreciation and
  amortization..........      0.1           0.2       0.1    0.1     0.2     0.2     0.2     0.2     0.6
 Non-competition
  payment(3)............       --            --        --     --      --      --      --      --    14.8
                           ------        ------    ------  -----  ------  ------  ------  ------  ------
                              7.7          30.6      15.0    8.7    33.4    25.5    21.4    19.6    21.6
                           ------        ------    ------  -----  ------  ------  ------  ------  ------
Income from Operations:.     29.9          76.6      23.0   18.6    75.5    88.4    78.9    73.8    83.0
Other Income (Expense)
 Interest and other
  income................      7.0          29.0       3.4    4.1    16.0    17.0    17.8    14.1    10.7
 Interest expense.......    (15.9)        (66.0)     (4.9)  (5.7)  (21.7)  (23.2)  (26.3)  (25.8)  (26.1)
 Allowance for long-term
  receivable............       --          10.3        --   (1.8)   10.3   (10.3)    6.5    (6.5)     --
                           ------        ------    ------  -----  ------  ------  ------  ------  ------
Income Before Income
 Taxes:.................     21.0          49.9      21.5   15.2    80.1    71.9    76.9    55.6    67.6
 Income taxes(4)........     (8.0)        (19.3)     (4.8)  (1.0)   (5.1)   (4.0)   (7.6)   (2.9)   (4.1)
                           ------        ------    ------  -----  ------  ------  ------  ------  ------
Net Income..............   $ 13.0        $ 30.6    $ 16.7  $14.2  $ 75.0  $ 67.9  $ 69.3  $ 52.7  $ 63.5
                           ======        ======    ======  =====  ======  ======  ======  ======  ======
Pro forma net income per
 share (in dollars).....   $ 0.29        $ 0.68       N/A    N/A     N/A     N/A     N/A     N/A     N/A
Pro forma weighted
 average shares
 outstanding (in
 millions)..............     44.9          44.9       N/A    N/A     N/A     N/A     N/A     N/A     N/A
STATEMENT OF CASH FLOWS
 DATA FOR THE PERIOD
 ENDED:
Net cash provided by
 operating activities...      N/A           N/A    $ 11.8  $20.1  $ 67.4  $ 87.6  $ 67.1  $ 66.3  $ 49.8
Net cash provided by
 (used in) investing
 activities.............      N/A           N/A       1.4   (7.8)    7.8    17.2    12.6   (59.1)   10.1
Net cash used in
 financing activities...      N/A           N/A      13.3   12.2    74.2   101.4    77.2    12.9    55.0
Distributions received
 from affiliates........      N/A           N/A      32.7   28.5   105.6   127.7   117.9    93.7   102.3
BALANCE SHEET DATA AT
 END OF PERIOD:
Investment in
 Affiliates.............   $132.6           N/A    $ 98.5  $96.0  $ 99.8  $ 98.4  $108.4  $123.5  $ 74.2
Total Assets............    867.9           N/A     282.6  287.4   284.8   284.4   319.8   334.1   305.5
Long-Term Debt..........    839.5           N/A     214.5  227.9   218.0   230.9   247.0   262.1   276.2
Owner's Equity
 (Deficit)..............     (4.3)          N/A      26.9    9.5    20.4     3.6    21.8    15.7   (31.4)
OTHER FINANCIAL DATA:
Funds from
 operations(5)..........      N/A           N/A     $ 18.3 $14.2  $ 77.2  $ 69.6  $ 75.0  $ 55.3  $ 67.8
Ratio of earnings to
 fixed charges..........      1.8(6)        1.6(6)     3.1   2.8     3.2     3.3     3.3     2.3     2.5

                                          THE NJ PARTNERSHIPS
                               -----------------------------------------------
                                  THREE                YEAR
                                 MONTHS                ENDED
                               ENDED MARCH           DECEMBER
                                   31,                  31,
                               ------------  ---------------------------------
                               1998   1997   1997   1996   1995   1994   1993
                               -----  -----  -----  -----  -----  -----  -----
SELECTED OPERATING
 INFORMATION:
Electricity revenues
 ($/millions)................. 118.5  118.4  456.5  458.0  407.6  407.6  403.8
Megawatt hours generated
 (millions)................... 1,584  1,534  6,429  6,347  6,507  6,342  5,952
Average price per generated
 kilowatt hour (cents)........ 7.043  6.813  6.722  6.611  5.914  6.056  5.620
Average heat rate
 (MMBTU/Megawatts)............ 9,481  9,808  9,503  9,551  9,446  9,529  9,605
Average availability..........    92%    93%    94%    93%    94%    92%    93%
Average capacity factor.......    93%    95%    95%    93%    95%    93%    88%
Steam revenues ($/millions)...   4.7    5.9   19.2   20.0   12.0   13.9   14.8
Steam produced (thousands of
 pounds)...................... 1,661  1,850  6,301  6,205  5,409  5,191  5,039
Average price per thousand
 pounds of steam produced
 (dollars)....................  2.81   3.19   3.05   3.22   2.22   2.68   2.94

--------
(1) As adjusted to give effect to the Formation Transactions, the Common Stock Offering, the Debt Offering and the application of the proceeds thereof as if such transactions had occurred on January 1, 1997 with respect to the income statement data and March 31, 1998 with respect to the balance sheet data.
(2) In 1994 Cogen Technologies Capital Company, L.P. began charging Linden Ltd. and Camden GPLP for overhead costs that benefit the revenue producing activities of such entities. Such overhead charges were not charged to Linden Ltd. and Camden GPLP prior to 1994.
(3) Relates to payment made by Camden GPLP to another company under the terms of an agreement which provided, among other things, that the other company and its affiliates would not, in consideration for such payment, own or acquire an interest in any facility producing electricity or thermal energy for sale in Camden, New Jersey through December 31, 1993.
(4) Camden Inc. and Selkirk GP Inc. are S corporations and Linden Ltd. and Selkirk LP are partnerships, and income taxes are recognized by the individual partners or shareholders (with the exception of New Jersey state income taxes which are recognized by Camden Inc.). Accordingly, such income taxes are not recognized in the combined financial statements. MESC and CT Global account for all income taxes and Camden Inc. accounts for New Jersey state income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.
(5) Funds from operations ("FFO"), as presented herein, is defined as net income before provision for deferred income taxes and depreciation and amortization. FFO should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. FFO, as presented herein, may not be comparable to similarly titled measures reported by other companies.
(6) Fixed charge ratio reflects increased interest income and increased expense associated with an economic defeasance of the Linden Ltd. term loan pursuant to which the Company has set aside, on a contractually irrevocable basis, an amount invested in Treasury securities sufficient to repay the principal and interest on the Linden Ltd. term loan.

                                 RISK FACTORS

  An investment in the Common Stock involves a significant degree of risk. Prospective purchasers should consider carefully the factors and cautionary statements set forth below, as well as the other information provided elsewhere in this Prospectus, before making an investment in the Common Stock.

  When used in this Prospectus, the words "anticipate", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. Among the key factors that have a direct bearing on the Company's results of operations and the industry in which it operates are the Company's reliance on, or revenues from, third parties, the effects of various governmental regulations, the fluctuation in fuel and operating costs and the costs and effectiveness of the Company's strategy. These and other factors are discussed below and elsewhere in this Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY AND OTHER RISKS RELATED TO HOLDING COMPANY STRUCTURE

  Cogen was incorporated in Delaware in May 1998 to be a holding company and has conducted no operations to date other than in connection with the Offerings and the Formation Transactions, which involve the acquisition and combination under a single holding company of substantial equity interests in three independent power project ventures and an equity investment in a fourth venture. The success of the Company will depend, in part, on the extent to which it is able to combine effectively expanded and newly-acquired operations with its existing operations. No assurance can be given that the Company's management will be able to fully integrate newly-acquired operations, including by centralizing accounting and administrative systems and eliminating other unnecessary duplication, or otherwise manage effectively any additional businesses it may acquire, or even to implement the Company's acquisition strategy. Because the operations of the Company are conducted primarily by the subsidiaries and ultimately by the ventures in which the subsidiaries have interests, Cogen's cash flow and its ability to service indebtedness, including its ability to pay the interest on and principal of the Senior Notes and to pay dividends on the Common Stock, depend entirely upon the earnings of the ventures and the subsidiaries and the distribution of those earnings to Cogen. Cogen currently has no business other than its ownership interests in the subsidiaries and its planned development and acquisition business.

  Each of the existing ventures in which the Company has an interest (other than the Linden Venture) has been financed through, and the future ventures in which the Company may acquire an interest may be financed through, non-recourse project finance arrangements. These types of arrangements generally require that the venture pledge as collateral to the venture lenders the venture's cash flow, accounts and all other tangible and intangible assets of the venture, and that the venture's owners pledge to the venture lenders the partnership interests or other equity in the venture. Further, the debt agreements to which the existing ventures are parties contain provisions generally restricting the ability of the ventures to pay dividends, make distributions or otherwise transfer funds to their owners, including the Company, and contain restrictions on the ability of the ventures to, among other things, incur debt, alter the plants or amend third party contracts. The restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the venture proposing to make the payment must provide for the payment of other obligations, including operating expenses (which include fuel payments), debt service and reserves. The Company anticipates that future ventures would have similar restrictions. A default under such debt agreements as to such restrictions or any other covenants in the debt agreements could give the venture lenders the right to accelerate the repayment of the debt and foreclose on the collateral securing the debt, including the operating assets of a venture.

  The Company's subsidiaries and ventures in which they have interests are, and in the future are expected to be, separate and distinct legal entities that will have no obligation, contingent or otherwise, to pay any amounts due on the Senior Notes or in respect of dividends on the Common Stock or to make funds available therefor, whether by dividends, loans or other payments, and none of such subsidiaries and ventures are expected to guarantee the payment of interest on or principal of the Senior Notes. Any right that the Company has to receive any assets of any of its subsidiaries or ventures in which they participate upon any casualty of the plants or liquidation, bankruptcy or reorganization thereof, and the consequent right of the holders of the Common Stock or Senior Notes to participate in the distribution of, or to realize proceeds from, those assets, effectively will be subordinated to the claims of such subsidiaries' and ventures' creditors (including holders of debt issued by such subsidiaries or ventures or secured by their assets or cash flows and trade creditors and other general unsecured creditors). After giving effect to the transactions contemplated by the Offerings on a pro forma basis as of March 31, 1998, $387.3 million of indebtedness of certain of the Company's subsidiaries and ventures (exclusive of indebtedness of Selkirk Venture in which the Company has a passive equity investment) would be effectively senior to the Senior Notes, and, of course, would be senior to the rights of holders of the Common Stock. In addition to the foregoing indebtedness, certain of the ventures in which the Company has interests are structured such that holders of certain preferred equity interests therein have a claim to the ventures' distributable cash that must be satisfied before any remaining distributable cash may be distributed to the Company's subsidiaries. These claims are, therefore, likewise effectively senior to the claims of the holders of the Company's indebtedness and the rights of the holders of the Common Stock. See "Existing Venture and Plant Descriptions--Linden Cash Distributions", "Existing Venture and Plant Descriptions--Camden Cash Distributions" and "Description of Certain Indebtedness--Plant Project Financing". The indenture relating to the Senior Notes (the "Indenture") is expected to impose limitations on the ability of the Company, its subsidiaries and the ventures to incur additional indebtedness. See "--Leverage" and "Description of Certain Indebtedness--Senior Notes".

COMPETITION

  The power generation industry is characterized by numerous strong and capable competitors, including utilities, industrial companies and other power producers. Many of these competitors have extensive and diversified developmental or operating experience and financial resources equal to or greater than those of the Company. Further, in recent years the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. This competition has generally resulted in reductions in prices paid for electricity, including reductions in prices in new power sales agreements where available, and reduced operating margins for merchant power plants which sell their power into the wholesale market without long-term contracts. Similarly, such competition has caused higher acquisition prices in some instances for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, downward price pressure in power markets. Further, there is increasing competition among electric utilities which, in response to state regulatory initiatives that are designed to give all electric customers the ability to choose between competing suppliers of electricity, effectively are being required to lower their costs, including the cost of purchased electricity. Changes in law also could encourage greater competition in electricity markets, which could result in both a decline in the number of long-term power purchase contracts and in the rates paid by electric utilities and other purchasers of electricity. Increasing competition in the future likely will increase this pressure. Although purchase prices for electricity under the power purchase agreements to which the Company's ventures are party contain fixed price formulas, a decline in long-term rates to be paid by electric utilities generally could indirectly adversely affect the Company's profits in connection with any future merchant sales to power purchasers (sales of power at market prices not pursuant to long-term contracts). This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the future will increase this pressure. See "--Above Market Power Purchase Agreements" and "--Risks Arising from Utility Regulation and Deregulation". Because the Company's plants at present have long-term power purchase agreements, the Company believes that the greatest immediate risks of such competitive factors will relate to its ability to grow through development or undertake acquisition of additional power generating businesses which will provide attractive rates of return on invested capital.

GENERAL OPERATING RISKS

  The operation of power generation and steam production facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other necessary equipment or processes and performance below expected levels of output or efficiency. While the Company's independent power plants (excluding the Selkirk Plant in which the Company is an investor and does not have operating responsibility) historically have operated at over 90% of then available capacity, these plants have from time to time experienced certain equipment breakdowns or failures. The Company's principal existing independent power plants are being operated pursuant to separate operations and maintenance agreements between the respective ventures and the same third party operator, GE. See "Existing Venture and Plant Descriptions". Although as of the date of this Prospectus such breakdowns or failures have not had a material adverse effect on the operation of such plants or on the Company's results of operations, and although the Company's existing plants contain certain redundancies and backup mechanisms, there can be no assurance that any future breakdown or failure would not prevent the affected plant from fully performing under its power or steam sales agreements or being able to market electricity in sufficient quantities and at favorable margins.

  In addition, although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenues or increased expenses. As a result, the venture owning the plant may be unable to service principal and interest payments under its financing obligations and may operate at a loss. Further, there can be no assurance that the insurance currently maintained for the existing plants will be available in the future for these or additional projects at commercially reasonable costs or terms. Any such operating risks could lead to a default under the venture's debt and other financing agreements, which could result in the Company's losing its interest in the subject venture. In addition, extended unavailability of capacity under any power purchase agreement or steam sales agreement pursuant to which electricity or steam, as the case may be, generated by the subject plant is sold, which could result from such events, may entitle the purchaser thereunder to terminate the power purchase agreement or steam sales agreement, as applicable.

PERMITTING RISKS

  The Company is required to comply with numerous federal, state and local statutory and regulatory standards and to maintain numerous permits and approvals required for the construction, ownership and operation of its plants. See "Government Regulation". Some of the permits and regulatory approvals that have been issued with respect to the Company's existing plants contain certain conditions, and future permits and approvals also are expected to contain conditions. Failure to satisfy any such conditions or approvals could prevent or limit the construction or operation of a plant or result in additional costs or lower revenues. There can be no assurance that any plant will continue to operate in accordance with the conditions established by the permits or approvals or be able to renew such permits and approvals. Laws and regulations affecting the Company and its ventures and other venture participants can be expected to change in the future, and such changes could adversely affect the Company and its ventures and such other venture participants. For example, changes in laws or regulations (including but not limited to tax and environmental laws and regulations) could (i) impose more stringent or comprehensive requirements on the operation or maintenance of the Company's plants, resulting in increased compliance costs, the need for additional capital expenditures or the reduction of certain benefits currently available to the plants, or (ii) expose the Company and its ventures to liabilities for actions taken prior to the formation of the Company that were in compliance with laws in effect at the time or for actions taken by or conditions caused by third parties. Although the ventures operating the Company's principal plants have obtained and maintained all material permits and approvals required for the ownership and operation of their plants, there can be no assurance that the requirements contained in such permits will not change or that the Company's ventures will be able to renew or to maintain all permits and approvals required for continued operation of their facilities. Failure to renew or to maintain any required permit or the inability to satisfy any requirement of any permit may result in limited or suspended operation of the affected plant. In addition, the Company's plants generally are located on premises leased from steam hosts and, therefore, the plants could be adversely affected by the permit compliance of such steam hosts.

RISKS ARISING FROM UTILITY REGULATION AND DEREGULATION

  The generation, transmission and distribution of electricity in the United States historically have been highly regulated both at the federal and state levels. Even though there have been deregulatory initiatives at the federal and state levels in recent years, the industry remains subject to significant regulation in many respects. While the Company believes that its business is operating in accordance with applicable laws, the Company remains subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing laws and regulations will not be revised or that new laws and regulations will not be adopted or become applicable to the Company that may have a material adverse effect on the Company's business or results of operations. See "Government Regulation".

  The Company's operations are subject to the provisions of various energy laws and regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, and implementing regulations ("PURPA"), the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and state and local regulations. See "Government Regulation--Federal Energy Regulation". PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides to qualifying facilities ("QFs") (as defined under PURPA) and owners of QFs exemptions from certain federal and state regulations, including rate and financial regulations.

  Under present federal law, the Company is not subject to regulation as a holding company under PUHCA, and will not be subject to such regulation as long as the plants in which it has an interest qualify as QFs, are subject to another exemption or waiver or qualify as an exempt wholesale generator ("EWG") under the Energy Policy Act of 1992. In order to be a QF, a facility must be not more than 50% owned by an electric utility company or electric utility holding company. In addition, a QF that is a cogeneration facility, as are the plants in which the Company currently has interests, must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process for heating and cooling applications in certain minimum proportions to the QF's total energy output. The QF also must meet certain minimum energy efficiency standards. Linden Venture currently sells the majority of the Linden Plant's steam to Bayway Refining Company ("Bayway") under an arrangement that is not evidenced by a written agreement. Although Linden Venture and Bayway are negotiating the terms of a written steam sales agreement, there can be no assurance that such agreement will be executed or, in the event that it is executed, as to its terms. If Bayway were to cease purchasing steam from Linden Venture, the QF status of the Linden Plant would be in jeopardy. In addition, the two steam sales agreements to which NJ Venture is a party renew on a year-to-year basis, subject to termination by either party at the end of any year. If the purchasers under these agreements were to terminate these steam sales agreements, the QF status of the Bayonne Plant would be in jeopardy. (For further information in this regard as to the status of the Linden Plant's steam sales, see "Existing Ventures and Plant Descriptions--Linden Steam Sales Agreement" and, as to the status of the Bayonne Plant's steam sales, "Existing Venture and Plant Descriptions--Bayonne Steam Sales Agreements", respectively.) If any of the plants in which the Company has an interest were to lose its QF status and not otherwise receive a Federal Energy Regulatory Commission ("FERC") waiver, PUHCA exemption or qualify as an EWG, or if amendments to PURPA were enacted that substantially reduced the benefits currently afforded QFs, the subsidiary or venture in which the Company has an interest could become a public utility company, which could subject the Company to significant federal, state and local laws, including rate regulation. This loss of QF status, which may be prospective or retroactive, in turn, could cause all of the Company's other power plants to lose QF status because, under FERC regulations, a QF cannot be owned by an electric utility or electric utility holding company. In addition, a loss of QF status could, depending on the particular power purchase agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. See "Existing Venture and Plant Descriptions--Linden Power Purchase Agreement" and "Existing Venture and Plant Descriptions--Camden Power Purchase Arrangements". If a power purchaser were to cease taking and paying for electricity or seek to obtain refunds of past amounts paid, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. Such events could adversely affect the ability of the Company and its ventures to service their indebtedness, including the Senior Notes, and the ability of the Company to pay dividends on the Common Stock. See "Government Regulation--Federal Energy Regulation".

  Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at Avoided Costs. The effect of any such amendment cannot be predicted, although any such amendment could have a material adverse effect on the Company.

  FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring could permit utility customers to choose their utility generator supplier in a competitive electric energy market. FERC issued a final rule in April 1996 which requires utilities to offer eligible wholesale transmission customers non-discriminatory open access on utility transmission lines on a comparable basis to the utilities' own use of the lines. The final rule has been the subject of rehearing and now is undergoing judicial review. The effect of any such restructuring cannot be predicted, although any such restructuring could have a material adverse effect on the Company. As to recent proposals by the Clinton Administration, see "Government Regulation-- Federal Energy Regulation--Proposed Deregulation".

ENVIRONMENTAL MATTERS

  The Company's plants are and will be required to comply with a number of federal, state and local statutes and regulations relating to protection of the environment and to the safety and health of the public and of personnel operating the plants. Such statutes and regulations, which are always subject to change, include regulation of hazardous substances associated with each plant, limitations on noise emissions from the plants, safety and health standards, and practices and procedures and requirements relating to the discharge of air and water pollutants. In addition, the Company could become liable for the investigation and removal of any hazardous materials that may be found on the plant sites regardless of the sources of such hazardous materials. Failure to comply with any such statutes or regulations or any change in the requirements of such statutes or regulations could result in civil or criminal liability, imposition of cleanup liens and fines, large expenditures to bring the facilities into compliance and cessation or limitation of operations. See "Business--Government Regulation--Environmental Regulations".

  As of the date of this Prospectus, the Company has received no notice that any required environmental regulatory approval has been revoked or that it is in violation in any material respect as to any environmental law or regulation applicable to its operations. There can be no assurance, however, that one or more of such required regulatory approvals will not be revoked or that environmental regulatory approvals required in the future will be obtained or maintained or that notice of a violation will not be received.

CURTAILMENT BY POWER PURCHASERS

  Each power purchase agreement to which an existing Company venture is a party authorizes the purchasing utility to curtail purchases for reasons of system emergency, safety and repair and restoration of service. The power purchase agreement with Con Ed in respect of the Linden Plant also permits certain additional curtailment rights at the purchaser's sole discretion, although the Company's cash flow attributable to the Linden Plant will not be affected by any such curtailment so long as the Linden Plant meets its capacity obligations. Under certain circumstances, PURPA authorizes utilities to limit or discontinue purchases from QFs due to "operational circumstances". This right to curtail purchases of power from QFs in the circumstances set forth under PURPA is expressly excluded from Linden Venture's power purchase agreement, but is included in certain of the Company's other power purchase agreements. Although the effect of such curtailments has not been material to the Company to date, there can be no assurance that there will not be future curtailments under existing or future power purchase agreements or that the effect thereof will not be materially adverse to the Company.

ABOVE MARKET POWER PURCHASE AGREEMENTS

  If the price to be paid by a power purchaser to one of the Company's QFs under its power purchase agreement exceeds such power purchaser's actual Avoided Cost for the electricity purchased, or if a power purchaser is experiencing financial, regulatory or other pressures, such power purchaser could attempt to amend or to terminate its power purchase agreement. See "-- Dependence Upon Third Parties". The Company understands that, currently, the price to be paid by each of the purchasers of power from the existing ventures in which the Company has an interest has been projected by such purchasers to be above actual Avoided Cost for such purchasers of power for the remaining term of each of the power purchase agreements. Although the provisions of the power purchase agreements do not permit amendments or, absent a default by the venture, early termination without the consent of the applicable venture and while the provisions of the existing debt at the venture levels or the applicable partnership agreements prohibit the giving of such consent without the consent of venture lenders and other parties, it is possible that, following a change in applicable legislation, case law or regulations, a court or regulatory authority could order such an amendment or termination. Such amendment or termination could materially and adversely affect the net revenues of the applicable venture and, consequently, the cash flow available to the Company for debt service and dividends on Common Stock. See "--Dependence on Third Parties" and "--Risks Arising from Utility Regulation and Deregulation".

EXPIRATION OF CERTAIN POWER PURCHASE AGREEMENTS; MERCHANT SALES

  Revenues of the Company's independent power ventures, and, therefore, distributions to the Company, depend primarily upon payments to be made by the purchasers of power from such ventures. While each of the Company's existing power purchase agreements is a long term agreement--terms expire between 2008 and 2017--upon their expiration, renewals or replacement contracts may not have comparably favorable terms, including terms as to price or duration, especially since the existing power purchase agreements contain above-market pricing provisions. Accordingly, upon any such expiration, the plant, assuming legislation permits, may choose to continue to operate as a QF and sell electricity at Avoided Cost rates under PURPA (and relevant regulations of FERC and states implementing PURPA). So long as a plant is a QF, PURPA and the implementing regulations currently in effect require electric utilities to purchase the plant's electricity output in accordance with the current requirements of PURPA and FERC's implementing and pricing regulations.

  Alternatively, a plant may become a merchant plant, selling at market prices dependent on the existence and decisions of merchant buyers, subject to restrictions hereinafter noted, rather than under long-term contracts with the current power purchasers. In addition, expanded capacity at existing plants or new or acquired capacity may be sold as merchant power. If not a QF, for any plant to operate as a merchant plant and to sell power at market-based rates, the seller would require rate authorization from FERC. In granting a request for market-based rate authority, FERC typically requires a showing that the plant's owners and affiliates lack market power in the relevant generation and transmission markets and in markets for related commerce such as fuel. Obtaining FERC authority for market-based rates would also require a showing by the seller that there is no opportunity for abusive affiliate transactions involving any regulated affiliates of the Company that may exist at the time. There can be no assurance that FERC market-based rate authority would be obtained for any or all of the Company's existing or future plants to operate as merchant plants. In addition, a merchant plant sells power based upon market conditions at the time of sale, so that there can be no certainty at present about the amount or timing of any revenues that may be received from merchant power sales in the future or about the match between costs of operations (in particular, fuel prices) and merchant power sales revenues.

DEPENDENCE ON THIRD PARTIES

  The nature of the Company's existing principal power plants is such that each at present generally (except for the Bayonne Plant, which has two electrical power and two steam customers, and the Linden Plant, which has two steam customers) relies on one power customer and one steam sales customer responsible for a substantial portion, if not all, of such plant's revenue. During 1997, approximately 62.1%, 22.1% and 15.8% of the NJ Partnerships' electricity revenue was attributable to revenue received pursuant to power sales agreements with Con Ed, PSE&G and JCP&L, respectively. The existing power and steam sales agreements (other than with respect to the steam sale agreements of NJ Venture) are generally long-term agreements covering the sale of electricity or steam for initial terms of up to 25 years. The loss of any one power or steam sales agreement with any of these customers, the deterioration in such customer's financial condition or any material failure by any customer to fulfill its obligations under a power or steam sales agreement could, therefore, have a material adverse effect on the Company's results of operations. The loss of a steam customer also could jeopardize the QF status of a Company plant. See "--Risks Arising From Utility Regulation and Deregulation".

  Finally, each power plant depends on a single or limited number of entities to supply and transport natural gas to such facility. The failure of any one gas supplier or gas transporter to fulfill its contractual obligations could have a material adverse effect on a particular venture and, consequently, on the Company's business and results of operations.

DEPENDENCE ON A SINGLE VENTURE

  Initially, the Company's ownership interests in Linden Venture will contribute a substantial portion of the Company's expected net income and cash flow, accounting for approximately 70% of its equity in earnings of NJ Partnerships on a pro forma combined basis for the year ended December 31, 1997. If Linden Venture's business were materially and adversely affected, the Company's financial performance would be materially and adversely affected. There can be no assurance that the Company's ownership interests in Linden Venture will not continue to constitute the majority of the Company's assets and to be the dominant source of income for the Company or that, from time to time, another single asset or a small number of assets will not constitute the majority of the Company's assets or the dominant source of its income.

FUEL RELATED RISKS

  Historically, each of the existing ventures' fuel acquisition strategy has included various combinations of short-, medium- and long-term gas supply contracts. In its gas supply arrangements, the Company has and expects to match the fuel cost with the fuel component included in the relevant venture's power sales agreements in order to minimize exposure to fuel price risk. There can be no assurance, however, that gas supplies will be available for the full term of the plants' power sales agreements, or that gas prices will not increase in a manner that is disproportionate with the fuel component provisions of the existing and future power purchase agreements or market revenues for merchant plants. If gas is not available, or if gas prices increase above that allowed by the fuel component provisions of the plants' power sales agreements, or disproportionately to market revenues (in the case of merchant sales), there could be a material adverse impact on the Company's business and results of operations. To the extent that the Company does not have long-term gas contracts that are closely matched to the fuel component of a power purchase agreement or, to the extent to which there is not a full fuel cost pass-through in the plant's power purchase agreements, these risks may be exacerbated. While a particular plant may be entitled, or have the ability, for short periods of time to use alternative fuels, such as butane or kerosene, in the event of a gas interruption such back-up fuel arrangements are designed only for short-term circumstances and do not eliminate the inherent risks of longer-term, or frequent, gas supply interruptions. Environmental and other permitting and operational considerations also restrict the use of alternative fuels and may be particularly onerous should the Company in the future acquire or develop other plants fueled by non-clean burning fuels such as coal.

PROJECT DEVELOPMENT AND EXPANSION RISKS

  The development and expansion of power generation facilities are subject to substantial risks. In connection with the development of a power generation facility, the Company must obtain power sales agreements (or be prepared to sell the plant's power without any such agreements as a merchant plant with associated market risks) and, in the case of cogeneration QFs, steam sales agreements, governmental permits and approvals, fuel supply and transportation agreements, sufficient equity and debt financing, electrical transmission service (if necessary), site agreements and construction contracts. In addition, project development and expansion is subject to certain environmental, engineering and construction risks related to cost-overruns, delays and performance. Although the Company may attempt to minimize its financial risks in the development or expansion of a project by obtaining favorable long-term power sales agreements, entering into power marketing transactions, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development or expansion of a power project may require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses before it can be determined whether a project is feasible, economically attractive or capable of being financed. In addition, in connection with any expansion of an existing project, the Company would be required to obtain the consents of parties to existing agreements, venture lenders and partners. If the Company were unable to complete the development or expansion of a facility, it generally would not be able to recover its investment in such development or expansion efforts. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than a year, and is subject to significant uncertainties. Moreover, as a result of competition, it may be difficult to sell power or steam at prices achieved in prior agreements or at acceptable rates in wholesale markets. There can be no assurance that the Company will be successful in the development or expansion of power generation facilities in the future. If a developmental or expansion effort is not successful, the Company may be forced to abandon the development or expansion efforts and, at the time of abandonment, to expense all capitalized development costs incurred in connection therewith and to incur additional losses associated with any contingent liabilities incurred as a result of such activities.

  Should the Company engage in the construction and operation of new power generation plants in carrying out its strategy, many risks would be involved, including start-up problems, the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance is maintained to protect against certain of these risks, warranties are generally obtained for limited periods relating to the construction of a new plant and its equipment in varying degrees and contractors and equipment suppliers are obligated to meet certain performance levels. Such insurance, warranties and performance guarantees may, however, not be adequate to cover lost revenues or increased expenses and, as a result, a venture may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under any such financing obligations could result in the Company losing its interest in any such new power generation facility developed by the Company and in other adverse consequences to the Company.

ACQUISITION RISKS

  The Company's strategy is based in part on making selective and opportunistic acquisitions. In this regard, the Company has no history or experience in making significant acquisitions. Moreover, although the domestic power industry is undergoing consolidation and the Company believes that significant acquisition opportunities may be available to it, the Company is likely to confront significant competition for acquisition opportunities. See "--Competition". In addition, there can be no assurance that the Company will be able to identify attractive acquisition opportunities at economically justifiable prices or, to the extent that any opportunities are identified, that the Company will be able to obtain the necessary financing and take the other actions that will be necessary to consummate any such acquisitions. Further, any future acquisitions of power generation plants could be subject to significant regulation, both as to ownership and operational considerations. See "--Risks Arising From Utility Regulation and Deregulation".

RISKS AS TO AVAILABILITY OF CAPITAL

  Continued access to capital with acceptable terms is necessary to assure the success of future ventures, acquisitions and expansions and, therefore, to assure the success of the Company's strategy. The Company's ventures historically have used project financing to fund the capital expenditures associated with developing and constructing the power generation plants in which they have an interest. Project financing borrowings are substantially non-recourse to the Company and generally are secured by the physical assets, partnership or other equity interests, venture contracts and cash flow of the subject venture. In connection with future acquisitions or the development of additional cogeneration plants, the Company intends to seek, where possible, such non-recourse project financing. The Company's ability to carry out its strategy of development and acquisition of additional ventures will be, in part, dependent upon the Company's ability to generate cash flows or to obtain its own debt or equity financing for its equity or subordinated loan participations in, and provision of credit support with respect to, such ventures. The Company's ability to arrange for financing on either a full recourse or substantially non-recourse basis and the cost of such capital are dependent upon general economic and capital market conditions, the availability of bank and other credit, investor confidence in the Company, the continued success of current ventures and provisions of tax and other laws which are conducive or encouraging to the raising of capital for power generation ventures. Should future access to capital not be available, the Company may be required to abandon its strategy with respect to the development and acquisition of additional projects. While any such effect would not necessarily adversely affect the results of operations of the Company with respect to its currently operating facilities, the inability of the Company to expand currently owned plants, build new plants or acquire existing facilities would significantly affect the future growth of the Company.

  If lenders were to require the Company to guarantee the indebtedness of a subsidiary or venture in respect of any future plant, the Company's general corporate funds could be vulnerable in the event of a default by such subsidiary or venture, and if the Company were unable to incur indebtedness in respect of such guarantees under the restrictions on indebtedness (including guarantees) contained in the Indenture or the Bridge Loan (as defined herein) or under other then existing debt agreements, the Company's ability to fund new plants could be adversely affected.

LEVERAGE

  Upon the consummation of the Common Stock Offering, the Debt Offering and the other transactions contemplated thereby, including the Formation Transactions, the Company will have substantial indebtedness. At March 31, 1998, after giving pro forma effect to the Common Stock Offering, the Debt Offering and the transactions contemplated thereby, including the Formation Transactions, the Company would have total indebtedness of approximately $852.8 million. Such amount excludes indebtedness at the venture level. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". The ability of the Company to meet its debt service obligations and to repay outstanding indebtedness according to its terms will be dependent primarily upon the performance of the power plants in which the Companys' subsidiaries have an interest.

  The Indenture will contain certain restrictive covenants which initially affect, and in many respects significantly limit or prohibit, (i) indebtedness of the Company, other than (x) the Senior Notes, (y) up to $300.0 million in senior secured bank indebtedness and (z) certain other parity indebtedness (provided that the issuance of such parity indebtedness would not result in a rating downgrade of the Senior Notes), (ii) additional indebtedness of the ventures (except Selkirk Venture) in which the Company currently has an interest, other than up to $100 million for plant improvements and expansion and amounts required to satisfy the fiduciary responsibilities of each of the ventures, and (iii) cash distributions to shareholders unless no default exists under the Indenture and such distributions do not exceed 100% of Funds From Operations (as defined in the Indenture) (as of the closing date of the issuance of the Senior Notes) plus $50 million. Certain of such restrictive covenants will be eliminated in the event (i) the Company owns and is expected to continue to own equity interests in at least eight ventures with no single venture contributing more than 25% or less than 5% of the aggregate Cash Distributions (as defined in the Indenture) for a period of time defined in the Indenture and (ii) the then current ratings of the Senior Notes are at least Baa3/BBB -/BBB- by Moody's Investor Services, Inc., Standard & Poor Rating Services and Duff & Phelps Credit Rating Co., respectively. There can be no assurance that the Company will be able to satisfy the conditions precedent to the operation of such a covenant-elimination provision. If the Company is unable to satisfy such conditions precedent, the restrictive covenants in the Indenture may continue indefinitely. See "Description of Certain Indebtedness--Senior Notes". For a description of restrictions pursuant to the debt financing arrangements applicable to the various ventures in which the Company has ownership interests, see "Description of Certain Indebtedness--Plant Project Financings".

  The Company expects to seek a $300.0 million five-year revolving credit facility which, if obtained, likely will contain certain restrictions that limit or prohibit, among other things its ability to incur indebtedness, repay certain indebtedness, pay dividends, make investments, create liens, sell assets and engage in business combinations.

  If the Company is unable to comply with the terms of its debt agreements and fails to generate sufficient cash flow from operations in the future, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's expected levels of debt and the debt incurrence restrictions under existing debt agreements. If cash flow is insufficient and no such refinancing or additional financing is available, the Company may be forced to default on its debt obligations. In the event of a default under the terms of any of the indebtedness of the Company, subject to the terms of such indebtedness, the obligees thereunder would be permitted to accelerate the maturity of such obligations, which could cause defaults under other obligations of the Company, and foreclose all applicable liens. See "--Risks Related to Holding Company Structure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

FLUCTUATIONS IN QUARTERLY PERFORMANCE

  Historically, the Company's quarterly operating results have varied, reflecting seasonal capacity payments received in the summer months, fuel matters, dispatch and unscheduled maintenance by the plants in which the Company has an interest. The highest demands for electricity in the geographic areas which the Company currently serves are generally in the summer months, when demand for electricity to generate cooling is the greatest. Fluctuations in quarterly performance, and the extent to which fluctuations in quarterly performance can affect year to year performance, can adversely affect the market price of the Common Stock.

DEPENDENCE ON SENIOR MANAGEMENT

  The Company's management and operations are dependent upon the efforts of the Company's Chairman of the Board, President and Chief Executive Officer, Robert C. McNair, and a small number of management and operating personnel. The Company does not maintain key-man life insurance on any executive officer or other key member of the management of the Company. The loss of the services of Mr. McNair or of any other key member of management could have a material adverse impact on the Company. See "Management".

CONTROL BY PRINCIPAL STOCKHOLDER

  Upon completion of the Common Stock Offering, entities controlled directly or indirectly by Robert C. McNair and members of his family will own in the
aggregate approximately      % of the outstanding Common Stock (     % if the
underwriters' over-allotment option is exercised in full). Accordingly, Robert
C. McNair, through entities controlled by him and his family, will be able to exercise substantial influence on the election of the directors of the Company and to exercise substantial influence on the Company's management, operations and affairs, all in addition to the influence that Mr. McNair will have on the Company's affairs as Chairman of the Board, President and Chief Executive Officer of the Company. See "Principal and Selling Stockholders". In addition, the Company currently has, and will continue to have, a variety of contractual relationships with affiliates of Robert C. McNair. See "Management" and "Certain Transactions".

HISTORICAL ABSENCE OF PUBLIC MARKET

  Prior to the Common Stock Offering, there has been no public market for the Common Stock. Although the Company intends to apply for listing of the Common Stock on the NYSE, there can be no assurance that such listing will be obtained or that an active trading market will develop, or that if developed, it will continue upon completion of the Common Stock Offering. If an active market for the Common Stock does not develop or is not sustained, the trading prices for the Common Stock could be materially adversely affected. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters and may not be indicative of the market price of the Common Stock after the Common Stock Offering. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriters". The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, the success of the Company's business strategy, general trends in the independent power industry, competition, technological obsolescence, changes in federal and state regulations affecting the Company or affecting the power industry and other factors. In addition, the stock market in recent years has from time to time experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price of the Common Stock.

POSSIBLE ADVERSE EFFECT ON MARKET PRICE OF ANTI-TAKEOVER PROVISIONS

  Cogen's Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. These provisions may have the effect of delaying, deferring or preventing a change in control of the Company whether or not such person chooses to negotiate with the Board of Directors and may adversely affect the market price of the Common Stock. The provisions include authorized "blank check" preferred stock, the denial of the use of written consents, a classified board of directors, restrictions on removal of directors and advance notice requirements with respect to stockholder meetings as to director nominations and stockholder proposals. See "Description of Capital Stock".

POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

  Immediately following the Common Stock Offering, 44.9 million shares of
Common Stock will be outstanding. The            shares of Common Stock
offered hereby, together with any shares offered upon exercise of the Underwriters' over-allotment option or under the Company's stock plans, will be eligible for resale in the public market without restrictions under the Securities Act, except to the extent that those shares are acquired by affiliates of the Company. All of the remaining outstanding shares of Common Stock will be subject to resale in accordance with Rule 144 under the Securities Act. In addition, the Selling Stockholders have agreed not to sell, transfer or otherwise dispose of their shares of Common Stock not sold pursuant to the Common Stock Offering for a period of 180 days beginning on the date of this Prospectus. Sales of a substantial number of shares of Common Stock may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale".

                                 DEBT OFFERING

  Concurrently with the Common Stock Offering, the Company is offering $625.0 million of Senior Notes to the public. The Indenture to be executed in conjunction with the Debt Offering, will contain certain covenants, including restrictive covenants that (i) limit indebtedness of the Company, other than the Senior Notes, up to $300.0 million in senior secured bank indebtedness and certain other parity indebtedness the issuance of which will not result in a rating downgrade of the Senior Notes, (ii) limit additional indebtedness of the ventures (except Selkirk Venture) in which the Company currently has an interest, other than up to $100.0 million for plant improvements and expansion and amounts required to satisfy the fiduciary responsibilities of each of the ventures, and (iii) prohibit cash distributions to shareholders unless no default exists under the Indenture and such distributions do not exceed 100% of Funds From Operations (as of the closing date of the issuance of the Senior Notes) plus $50.0 million. The closings of each of the Common Stock Offering and the Debt Offering are conditioned upon the consummation of the other. In conjunction with the Formation Transactions and immediately prior to the closing of the Common Stock Offering, Morgan Stanley & Co. Incorporated will loan (the "Bridge Loan") $331.1 million to Linden Ltd. pursuant to a loan agreement (the "Bridge Loan Agreement"). The Company expects that it will advance as a loan to Linden Ltd. a portion of the proceeds of the Debt Offering necessary for Linden Ltd. to repay the Bridge Loan in full. See "Description of Certain Indebtedness--Senior Notes".

                                DIVIDEND POLICY

  As a newly formed entity, the Company has not paid any dividends. Because of the nature of the Company's business, however, and the cash flow expected by the Company from the operation of the independent power plants in which it has interests, as described elsewhere in this Prospectus, the Company expects that for the foreseeable future a substantial part of its earnings will be paid in dividends to its stockholders. While there can be no assurance that earnings will be available for distribution or that such dividends actually will be distributed or that they will be continued at any particular level for any particular period of time, the Company expects to pay annual dividends for the
foreseeable future on the Common Stock at the rate of $      per share per
quarter. The declaration of dividends is at the discretion of the Company's Board of Directors and will be subject to the terms of the Company's debt agreements, including the Indenture, concerning restricted payments. The Company's dividend policy will be reviewed by the Board of Directors at such future time as may be appropriate in light of relevant factors at that time. During the initial years of the Company's operations, dividends with respect to the Common Stock are expected to exceed the share of the current and accumulated earnings and profits of the Company allocable to the holders of the Common Stock (as determined for United States federal income tax purposes). In such a case, such excess generally would be treated as a tax-free return of capital up to a holder's basis in such holder's shares of Common Stock and as capital gain thereafter. (To the extent a holder receives dividends which constitute a return of capital to such holder, the holder's basis in the shares upon which dividends are paid will be reduced. See "Certain United States Federal Income Tax Consequences--U.S. Holders--Sale or Other Disposition of Company Stock.") No assurance can be given, however, that such distributions will in fact exceed the Company's current and accumulated earnings and profits for such purposes or, if any such distributions are made, regarding the amount of any such excess. See "Certain United States Federal Income Tax Consequences--U.S. Holders--Dividends". The Company's ability to pay dividends will, in any event, always be dependent upon cash flow received from distributions to it by its subsidiaries, which are in turn dependent upon distributions from the ventures. As described elsewhere in this Prospectus, the ventures in which the Company has an interest and obtains its cash flow are subject to restrictions with respect to distributions to their holders of equity. See "Description of Certain Indebtedness--Plant Project Financings".

                                CAPITALIZATION

  The Company was formed in May 1998 and had no historical balance sheet or capitalization data at March 31, 1998. The following table sets forth the pro forma capitalization of the Company at March 31, 1998, based on the historical capitalization of the Group at March 31, 1998, as adjusted to reflect the capitalization of the Company giving effect to consummation of the Common Stock Offering, the Debt Offering and the Formation Transactions and the application of a portion of the proceeds of the Debt Offering to retire the Bridge Loan, as if all such transactions had occurred on March 31, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the combined financial statements of the Group and the unaudited pro forma condensed balance sheet of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                  MARCH 31, 1998
                                                                  --------------
                                                                  (IN MILLIONS)
                                                                   AS ADJUSTED
                                                                  --------------
Cash and cash equivalents........................................     $ 66.1
                                                                      ======
Current portion of long-term debt(1)
  Camden GPLP Term Loan..........................................        0.5
  Linden Ltd. Term Loan(2).......................................       12.8
                                                                      ------
                                                                        13.3
                                                                      ------
Long-term debt, less current portion(1)..........................
  Camden GPLP Term Loan..........................................       12.2
  Linden Ltd. Term Loan(2).......................................      202.3
  Senior Notes...................................................      625.0
                                                                      ------
                                                                       839.5
                                                                      ------
Stockholders' equity.............................................       (4.3)
                                                                      ------
    Total capitalization.........................................     $848.5
                                                                      ======

--------
(1) The Group's interest in NJ Venture and Camden Cogen are accounted for on the equity method; accordingly, the amounts reflected do not include the long-term debt of NJ Venture of $71.0 million and Camden Cogen of $88.9 million. In addition, the limited partners of Camden Cogen and Linden Venture are entitled to receive distributions on a preferential basis to the interests of Camden GPLP and Linden Ltd., respectively.
(2) The Company has set aside, on a contractually irrevocable basis, an amount invested in Treasury securities sufficient to repay the principal and interest on the current and long-term portion of the Linden Ltd. term loan.

                         UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL STATEMENTS

  The Company was formed in May 1998 and had no historical balance sheet as of March 31, 1998 and no historical statement of income for the three-month period ended March 31, 1998 or any prior period. No pro forma adjustments relating to the formation of the Company are shown because the amounts are de minimis. The following unaudited pro forma condensed financial statements give effect to (i) the Formation Transactions, (ii) the Common Stock Offering and
(iii) the issuance of the Senior Notes and the application of a portion of the proceeds thereof to repay the Bridge Loan and to pay certain expenses, based on the historical combined financial statements of the Group, under the assumptions and adjustments set forth in the footnotes accompanying the unaudited pro forma condensed financial statements. The unaudited pro forma condensed statements of income for the three months ended March 31, 1998 and the year ended December 31, 1997 assume such transactions were consummated on January 1, 1997. The unaudited pro forma condensed balance sheet at March 31, 1998 assumes such transactions were consummated on March 31, 1998. The adjustments contained in the unaudited pro forma condensed statements of income do not give effect to any nonrecurring costs directly associated with such transactions that might be incurred within the next twelve months and do not give effect to any potential cost savings and synergies that could result from such transactions. The unaudited pro forma condensed financial statements have been prepared for informational purposes only and are not necessarily indicative of the actual or future results of operations or financial condition that would have been achieved had the transaction occurred at the dates assumed. The unaudited pro forma condensed financial statements should be read in conjunction with the historical combined financial statements of the Group and the related notes thereto included elsewhere in this Prospectus.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                   (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)

                                             GROUP     PRO FORMA      COMPANY
                                           HISTORICAL ADJUSTMENTS   PRO FORMA(1)
                                           ---------- -----------   ------------
Revenues
  Equity in earnings of affiliates
    Linden Venture........................   $17.4       $  --         $17.4
    Camden Cogen..........................     4.7          --           4.7
    NJ Venture............................    15.2        (0.4)(2)      14.8
    Selkirk Cogen.........................     0.2          --           0.2
  Other...................................     0.5          --           0.5
                                             -----       -----         -----
                                              38.0        (0.4)         37.6
                                             -----       -----         -----
Costs and Expenses;
  Operating overhead......................    10.0         0.4 (3)       3.0
                                                          (7.4)(4)
                                                           0.8 (3)
  General and administrative..............     4.9        (1.1)(5)       4.6
  Depreciation and amortization...........     0.1          --           0.1
                                             -----       -----         -----
                                              15.0        (7.3)          7.7
                                             -----       -----         -----
Income from Operations....................    23.0         6.9          29.9
Other Income (Expense)
  Interest and other income...............     3.4         3.6 (6)       7.0
  Interest expense........................    (4.9)      (10.9)(7)     (15.9)
                                                          (0.1)(8)
                                             -----       -----         -----
Income Before Income Taxes................    21.5        (0.5)         21.0
                                                          (3.4)(9)
Income Taxes..............................    (4.8)        0.2 (10)     (8.0)
                                             -----       -----         -----
Net Income................................   $16.7       $(3.7)        $13.0
                                             =====       =====         =====
Earnings per Share (in dollars)...........                             $0.29
                                                                       =====
Average Shares Outstanding (millions).....                44.9 (11)     44.9
                                                         =====         =====

--------
(1) Does not reflect approximately $6.2 million in nonrecurring costs which will be borne by the Company in association with the Common Stock Offering as such costs will be included in the results of operations of the Company within the twelve-month period following the consummation of such transaction.
(2) Reflects the amortization of excess cost related to the purchase of 10.5% of the outstanding common stock of MESC.
(3) Reflects the estimated incremental operating overhead and general and administrative expenses associated with the operations of the Company as a publicly-held entity. Such expenses include incremental salaries and benefits, office space and services, computer hardware and software, telecommunications and the estimated costs of investor reporting and communications.
(4) Reflects the reversal of certain nonrecurring development bonus "buyouts" made in contemplation of the Common Stock Offering. The individuals to whom such payments were made either will not be employed by the Company or have compensation arrangements which are reflected in the estimated costs discussed in Note 3 to this table.
(5) Reflects the reversal of costs and expenses associated with corporate aircraft, net of the estimated cost of alternative transportation. Such aircraft is owned by an affiliate of the Group and will not be acquired by the Company in the Formation Transactions. If used by the Company, the cost will be limited to the amount included in the estimate of the cost of alternate transportation.

(6) Reflects estimated interest income, at an assumed interest rate of 5.7%, related to $232.1 million in U.S. Treasury securities purchased with a portion of the proceeds from the issuance of the Senior Notes.
(7) Reflects interest expense associated with the Senior Notes assuming interest rates as follows: $200.0 million at 6.72%, $200.0 million at 6.89% and $225.0 million at 7.33%.
(8) Reflects the amortization of deferred costs and expenses related to the issuance of the Senior Notes.
(9) Reflects the effect of income taxes on the Group's historical results since the Company will be a taxable entity.
(10)  Reflects the income tax effect of the pro forma adjustments.
(11) Reflects the issuance of 44.9 million shares of common stock in the Formation Transactions.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME

                     FOR THE YEAR ENDED DECEMBER 31, 1997

                   (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)

                                                                        COMPANY
                                                GROUP     PRO FORMA       PRO
                                              HISTORICAL ADJUSTMENTS    FORMA(1)
                                              ---------- -----------    --------
Revenues
  Equity in earnings of affiliates
    Linden Venture...........................   $ 73.8     $   --        $ 73.8
    Camden Cogen.............................     14.5         --          14.5
    NJ Venture...............................     17.6       (1.7)(2)      15.9
    Selkirk Cogen............................      0.8         --           0.8
  Other......................................      2.2         --           2.2
                                                ------     ------        ------
                                                 108.9       (1.7)        107.2
                                                ------     ------        ------
Costs and Expenses:
  Operating overhead.........................     13.4        1.7 (3)      15.1
                                                              3.0 (3)
  General and administrative.................     19.8       (7.5)(4)      15.3
  Depreciation and amortization..............      0.2         --           0.2
                                                ------     ------        ------
                                                  33.4       (2.8)         30.6
                                                ------     ------        ------
Income from Operations.......................     75.5        1.1          76.6
Other Income (Expense)
  Interest and other income..................     16.0       13.0 (5)      29.0
                                                            (43.7)(6)
  Interest expense...........................    (21.7)      (0.6)(7)     (66.0)
  Allowance for long-term receivable.........     10.3         --          10.3
                                                ------     ------        ------
Income Before Income Taxes...................     80.1      (30.2)         49.9
                                                            (25.9)(8)
Income Taxes.................................     (5.1)      11.7 (9)     (19.3)
                                                ------     ------        ------
Net Income...................................   $ 75.0     $(44.4)       $ 30.6
                                                ======     ======        ======
Earnings per Share (in dollars)..............                            $ 0.68
                                                                         ======
Average Shares Outstanding (millions)........                44.9 (10)     44.9
                                                           ======        ======

--------
(1) Does not reflect approximately $6.2 million in nonrecurring costs which will be borne by the Company in association with the Common Stock Offering as such costs will be included in the results of operations of the Company within the twelve-month period following the consummation of such transaction.
(2) Reflects the amortization of excess cost related to the purchase of 10.5% of the outstanding common stock of MESC.
(3) Reflects the estimated incremental operating overhead and general and administrative expenses associated with the operations of the Company as a publicly-held entity. Such expenses include incremental salaries and benefits, office space and services, computer hardware and software, telecommunications and the estimated costs of investor reporting and communications.
(4) Reflects the reversal of costs and expenses associated with corporate aircraft, net of the estimated cost of alternative transportation. Such aircraft is owned by an affiliate of the Group and will not be acquired by the Company in the Formation Transactions. If used by the Company, the cost will be limited to the amount included in the estimate of the cost of alternate transportation.

(5) Reflects estimated interest income, at an assumed interest rate of 5.7%, related to $232.1 million in U.S. Treasury securities purchased with a portion of the proceeds from the issuance of the Senior Notes.
(6) Reflects interest expense associated with the Senior Notes assuming interest rates as follows: $200.0 million at 6.72%, $200.0 million at 6.89% and $225.0 million at 7.33%.
(7) Reflects the amortization of deferred costs and expenses related to the issuance of the Senior Notes.
(8) Reflects the effect of income taxes on the Group's historical results since the Company will be a taxable entity.
(9)   Reflects the income tax effect of the pro forma adjustments.
(10) Reflects the issuance of 44.9 million shares of common stock in the Formation Transactions.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                               AT MARCH 31, 1998

                            (IN MILLIONS OF DOLLARS)

                                                 GROUP     PRO FORMA     COMPANY
                                               HISTORICAL ADJUSTMENTS   PRO FORMA
                                               ---------- -----------   ---------
                    ASSETS
Current Assets
                                                            $ (1.0)(1)
                                                              61.8 (6)
  Cash and cash equivalents...................   $ 18.8      (12.5)(7)   $ 66.1
  Other current assets........................      5.2         --          5.2
                                                 ------     ------       ------
                                                   23.0       48.3         71.3
                                                 ------     ------       ------
Investments in Affiliates
  Linden Venture..............................     59.2         --         59.2
  Selkirk Cogen...............................     24.3         --         24.3
  Camden Cogen................................     12.6         --         12.6
  NJ Venture..................................      2.4       34.1 (4)     36.5
                                                 ------     ------       ------
                                                   98.5       34.1        132.6
                                                 ------     ------       ------
Other Assets
  Accounts receivable, affiliates.............    159.4     (159.4)(2)       --
                                                             439.1 (3)
                                                              (9.2)(4)
  Deferred income taxes.......................       --       (6.0)(5)    423.9
  U.S. Treasury securities....................       --      232.1 (6)    232.1
  Other.......................................      1.7        6.3 (7)      8.0
                                                 ------     ------       ------
                                                  161.1      502.9        664.0
                                                 ------     ------       ------
                                                 $282.6     $585.3       $867.9
                                                 ======     ======       ======
     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable, affiliates................   $  8.3     $   --       $  8.3
                                                             331.1 (2)
  Note payable................................       --     (331.1)(6)       --
  Current maturities on long-term debt........     13.3         --         13.3
  Interest payable............................      1.9         --          1.9
  Income taxes payable........................      3.3       (2.5)(7)      0.8
  Other current liabilities...................      0.1         --          0.1
                                                 ------     ------       ------
                                                   26.9       (2.5)        24.4
                                                 ------     ------       ------
Long-Term Debt................................    214.5      625.0 (6)    839.5
                                                 ------     ------       ------
Other Long-Term Liabilities...................      8.3         --          8.3
                                                 ------     ------       ------
Deferred Income Taxes.........................      6.0       (6.0)(5)       --
                                                 ------     ------       ------
                                                             (22.5)(1)
                                                              (6.2)(2)
Owner's Equity................................     26.9        1.8 (4)       --
                                                 ------     ------       ------
                                                              21.5 (1)
                                                            (484.3)(2)
                                                             439.1 (3)
                                                              23.1 (4)
Shareholders' Equity..........................       --       (3.7)(7)     (4.3)
                                                 ------     ------       ------
                                                 $282.6     $585.3       $867.9
                                                 ======     ======       ======

--------
(1) To reflect the issuance of (i) an aggregate of 33.9 million shares of Common Stock to the McNair Interests and the Minority Interests in exchange for 49.9% of the limited and general partnership interests in Linden Ltd., 100% of the outstanding common stock of Camden Inc., Selkirk GP Inc. and CT Global, and 100% of the limited and general partnership interests in Selkirk LP; and (ii) an aggregate of 9.8 million shares of common stock to the McNair Interests and certain of the Minority Interests in exchange for 89.5% of the outstanding common stock of MESC. Such transactions are being accounted for at historical cost as a reorganization of entities under common control because the composition of the ownership by the McNair Interests and certain of the Minority Interests is identical among all such entities.
(2) To reflect the Bridge Loan and the redemption by Linden Ltd. of the remaining outstanding general and limited partnership interests (which are held by the McNair Interests and the Minority Interests) in exchange for a $159.4 million account receivable and a $331.1 million in cash.
(3) To reflect the deferred income taxes related to the acquisition of 49.9% of the limited and general partnership interests in Linden Ltd., the subsequent redemption by Linden Ltd. of the remaining limited and general partnership interests and the acquisition of 100% of the outstanding stock of Camden Inc., Selkirk GP Inc. and CT Global and 100% of the limited and general partnership interests in Selkirk LP.
(4) To reflect the issuance of 1.2 million shares of Common Stock in exchange for 10.5% of the outstanding common stock of MESC which is held by certain of the Minority Interests. Such transaction is accounted for as a purchase because the ownership with respect to such interest is different from that discussed in Note 1 to this table.
(5)  To reclassify historical deferred income tax liabilities.
(6) To reflect the issuance of $625.0 million of Senior Notes and the subsequent purchase of $232.1 million of Treasury securities and the retirement of the $331.1 million Bridge Loan by Linden Ltd.
(7) To reflect the payment for costs and expenses related to the Common Stock Offering ($6.2 million) and the issuance of the Senior Notes ($6.3 million).

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

  The following table sets forth, for the periods indicated, summary historical financial data for the Group and the NJ Partnerships and summary pro forma financial data for the Company. The summary historical balance sheet data as of December 31, 1997 and 1996 and the summary income statement and cash flow data for each of the three years in the period ended December 31, 1997 for the Group and the NJ Partnerships are derived from combined financial statements which have been audited by Arthur Andersen LLP and are included elsewhere in this Prospectus. The summary historical balance sheet data as of December 31, 1995, 1994 and 1993 and the summary income statement and cash flow data for the two years in the period ended December 31, 1994 are derived from combined financial statements which have been audited by Arthur Andersen LLP and are not included in this Prospectus. The summary historical balance sheet data as of March 31, 1998 and 1997 and the summary income statement and cash flow data for the three months ended March 31, 1998 and 1997 are derived from unaudited combined financial statements which include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial data for such periods. The summary pro forma financial data for the Company are based on numerous assumptions and include adjustments as explained in the unaudited pro forma financial statements of the Company and the notes thereto. All of the summary historical and pro forma financial data should be read in conjunction with the audited Combined Financial Statements of the Group and the NJ Partnerships and the unaudited pro forma financial statements of the Company, included elsewhere in this Prospectus. The following information should not be deemed indicative of the future operating results of the Company. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                 PRO FORMA(1)
                                  THE COMPANY                            THE GROUP
                          --------------------------- ------------------------------------------------------
                                                      THREE MONTHS
                                                      ENDED  MARCH
                           THREE MONTHS   YEAR ENDED       31,             YEAR ENDED DECEMBER 31,
                              ENDED      DECEMBER 31, --------------  --------------------------------------
                          MARCH 31, 1998     1997      1998    1997    1997    1996    1995    1994    1993
                          -------------- ------------ ------  ------  ------  ------  ------  ------  ------
                                             (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
INCOME STATEMENT DATA
 FOR THE PERIOD ENDED:
Revenues:
 Equity in earnings of
  affiliates............      $ 37.1        $105.0    $ 37.5  $ 26.7  $106.7  $111.6  $ 99.5  $ 93.4  $104.6
 Other revenues.........         0.5           2.2       0.5     0.6     2.2     2.3     0.8      --      --
                              ------        ------    ------  ------  ------  ------  ------  ------  ------
                                37.6         107.2      38.0    27.3   108.9   113.9   100.3    93.4   104.6
                              ------        ------    ------  ------  ------  ------  ------  ------  ------
Costs and Expenses:
 Operating overhead.....         3.0          15.1      10.0     3.5    13.4    14.4    10.8     7.2      --(2)
 General and
  administrative........         4.6          15.3       4.9     5.1    19.8    10.9    10.4    12.2     6.2
 Depreciation and
  amortization..........         0.1           0.2       0.1     0.1     0.2     0.2     0.2     0.2     0.6
 Non-competition
  payment(3)............          --            --        --      --      --      --      --      --    14.8
                              ------        ------    ------  ------  ------  ------  ------  ------  ------
                                 7.7          30.6      15.0     8.7    33.4    25.5    21.4    19.6    21.6
                              ------        ------    ------  ------  ------  ------  ------  ------  ------
Income from Operations:         29.9          76.6      23.0    18.6    75.5    88.4    78.9    73.8    83.0
Other Income (Expense)
 Interest and other
  income................         7.0          29.0       3.4     4.1    16.0    17.0    17.8    14.1    10.7
 Interest expense.......       (15.9)        (66.0)     (4.9)   (5.7)  (21.7)  (23.2)  (26.3)  (25.8)  (26.1)
 Allowance for long-term
  receivable............          --          10.3        --    (1.8)   10.3   (10.3)    6.5    (6.5)     --
                              ------        ------    ------  ------  ------  ------  ------  ------  ------
Income Before Income
 Taxes:                         21.0          49.9      21.5    15.2    80.1    71.9    76.9    55.6    67.6
 Income taxes(4)........        (8.0)        (19.3)     (4.8)   (1.0)   (5.1)   (4.0)   (7.6)   (2.9)   (4.1)
                              ------        ------    ------  ------  ------  ------  ------  ------  ------
Net Income..............      $ 13.0        $ 30.6    $ 16.7  $ 14.2  $ 75.0  $ 67.9  $ 69.3  $ 52.7  $ 63.5
                              ======        ======    ======  ======  ======  ======  ======  ======  ======
Pro forma net income per
 share (in dollars).....      $ 0.29        $ 0.68       N/A     N/A     N/A     N/A     N/A     N/A     N/A
Pro forma weighted
 average shares
 outstanding
 (in millions)..........        44.9          44.9       N/A     N/A     N/A     N/A     N/A     N/A     N/A
STATEMENT OF CASH FLOWS
 DATA FOR THE PERIOD
 ENDED:
Net cash provided by
 operating activities...         N/A           N/A    $ 11.8  $ 20.1  $ 67.4  $ 87.6  $ 67.1  $ 66.3  $ 49.8
Net cash provided by
 (used in) investing
 activities.............         N/A           N/A       1.4    (7.8)    7.8    17.2    12.6   (59.1)   10.1
Net cash used in
 financing activities...         N/A           N/A      13.3    12.2    74.2   101.4    77.2    12.9    55.0
Distributions received
 from affiliates........         N/A           N/A      32.7    28.5   105.6   127.7   117.9    93.7   102.3

                                  PRO FORMA
                                 THE COMPANY                             THE GROUP
                         ---------------------------- ------------------------------------------------
                                                      THREE MONTHS
                                                          ENDED
                          THREE MONTHS    YEAR ENDED    MARCH 31,    THREE MONTHS ENDED DECEMBER 31,
                         ENDED MARCH 31, DECEMBER 31, ------------- ----------------------------------
                              1998           1997      1998   1997   1997   1996   1995   1994   1993
                         --------------- ------------ ------ ------ ------ ------ ------ ------ ------
                                            (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
BALANCE SHEET DATA AT
 END OF PERIOD:
Investment in
 Affiliates.............     $132.6          N/A      $ 98.5 $ 96.0 $ 99.8 $ 98.4 $108.4 $123.5 $ 74.2
Total Assets............      867.9          N/A       282.6  287.4  284.8  284.4  319.8  334.1  305.5
Long-Term Debt..........      839.5          N/A       214.5  227.9  218.0  230.9  247.0  262.1  276.2
Owner's Equity
 (Deficit)..............       (4.3)         N/A        26.9    9.5   20.4    3.6   21.8   15.7  (31.4)
OTHER FINANCIAL DATA:
Ratio of earnings to
 fixed charges..........        1.8(5)       1.6(5)      3.1    2.8    3.2    3.3    3.3    2.3    2.5

                                           THE NJ PARTNERSHIPS
                          -----------------------------------------------------------
                          THREE MONTHS
                              ENDED
                            MARCH 31,             YEAR ENDED DECEMBER 31,
                          --------------  -------------------------------------------
                           1998    1997    1997     1996     1995     1994     1993
                          ------  ------  -------  -------  -------  -------  -------
                                          (MILLIONS OF DOLLARS)
INCOME STATEMENT DATA
 FOR THE PERIOD ENDED:
Revenues
 Electricity............  $118.5  $118.4  $ 456.5  $ 458.0  $ 407.6  $ 407.6  $ 403.8
 Steam..................     4.5     5.9     19.2     20.0     12.0     13.9     14.8
Costs and Expenses
 Fuel...................   (50.2)  (60.7)  (220.5)  (222.2)  (167.1)  (182.6)  (184.0)
 Operating and
  maintenance...........    (9.1)  (10.5)   (44.2)   (39.2)   (46.7)   (45.0)   (34.7)
 Depreciation and
  amortization..........    (5.5)   (9.0)   (36.1)   (35.9)   (36.0)   (35.3)   (33.9)
 General and
  administrative........    (4.3)   (4.2)   (16.9)   (16.1)   (14.0)   (13.9)   (13.3)
 Taxes other than
  income................    (0.6)   (0.8)    (1.7)    (2.8)    (3.1)    (2.9)    (2.3)
                          ------  ------  -------  -------  -------  -------  -------
Income from Operations..    53.3    39.1    156.3    161.8    152.7    141.8    150.4
Interest expense........    (3.8)   (3.9)   (15.8)   (16.8)   (17.3)   (17.9)   (17.8)
Other income (Expense)..     0.9     0.2      1.6      1.1      1.3      3.8      0.7
                          ------  ------  -------  -------  -------  -------  -------
Net income..............  $ 50.4  $ 35.4  $ 142.1  $ 146.1  $ 136.7  $ 127.7  $ 133.3
                          ======  ======  =======  =======  =======  =======  =======
STATEMENT OF CASH FLOWS
 DATA FOR THE PERIOD
 ENDED:
Net cash provided by
 operating activities...  $ 43.4  $ 41.5  $ 183.0  $ 182.3  $ 174.4  $ 156.9  $ 152.0
Net cash used in
 investing activities...     0.1     0.7      4.8      2.4      2.4      5.5     15.9
Net cash used in
 financing activities...    49.7    42.9    168.3    182.6    171.9    154.8    132.6
BALANCE SHEET DATA AT
 END OF PERIOD:
Property and equipment,
 net....................  $602.9  $631.3  $ 608.3  $ 639.6  $ 673.1  $ 704.5  $ 734.3
Total assets............   703.9   717.2    716.7    743.0    766.6    798.6    825.8
Long-Term Debt..........   150.2   159.9    152.6    162.0    170.2    177.5    184.2
Partners' Capital.......   501.4   529.5    498.6    516.7    545.8    574.4    595.8

-------
(1) As adjusted to give effect to the Formation Transactions, the Common Stock Offering, the Debt Offering and the application of the proceeds thereof as if such transactions had occurred on January 1, 1997 with respect to the income statement data and March 31, 1998 with respect to the balance sheet data.
(2) In 1994 Cogen Technologies Capital Company, L.P. began charging Linden
    Ltd. and Camden GPLP for overhead costs that benefit the revenue producing activities of such entities. Such overhead charges were not charged to Linden Ltd. and Camden GPLP prior to 1994.
(3) Relates to payment made by Camden GPLP to another company under the terms of an agreement which provided, among other things, that the other company and its affiliates would not, in consideration for such payment, own or acquire an interest in any facility producing electricity or thermal energy for sale in Camden, New Jersey through December 31, 1993.
(4) Camden Inc. and Selkirk GP Inc. are S corporations and Linden Ltd. and Selkirk LP are partnerships, and income taxes are recognized by the individual partners or shareholders (with the exception of New Jersey state income taxes which are recognized by Camden Inc.). Accordingly, such income taxes are not recognized in the combined financial statements. MESC and CT Global account for all income taxes and Camden Inc. accounts for New Jersey state income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.
(5) Fixed charge ratio reflects increased interest income and increased expense associated with an economic defeasance of the Linden Ltd. term loan pursuant to which the Company has set aside, on a contractually irrevocable basis, an amount invested in Treasury securities sufficient to repay the principal and interest on the Linden Ltd. term loan.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the combined financial statements of the Group and the NJ Partnerships and the notes thereto included elsewhere herein. Certain information contained herein, including information with respect to the Company's plans and strategy for its business, are forward-looking statements. Prospective investors should consider carefully the factors set forth under the caption "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from any forward-looking statements contained in this Prospectus.

GENERAL

  Cogen was formed in May 1998 and as a result of the Formation Transactions acquired control of a group of affiliated entities engaged in the ownership and operation of power generation plants in the Northeastern United States. The Company has interests in four power plants having an aggregate capacity of 1,382 megawatts. The Company's interests in three of such plants are held by the Group. In addition, the Company owns an equity investment in the Selkirk Plant.

  The Company is a participant in the highly competitive power generation industry, which represents the third largest industry in the United States, with an estimated end-user market of over $200 billion of electricity sales and 3,300 gigawatt hours of production in 1997. New regulatory initiatives have been and are currently being adopted or considered at the federal level and in approximately 45 states to increase competition in the domestic power generation industry. In April 1996, FERC adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. At the state level, industry restructuring is well advanced in various states including California, Massachusetts, New York, New Jersey and Pennsylvania. This restructuring includes deregulation of electric utilities and the introduction of customer choice. The regulatory initiatives are expected to lead to the transformation of the existing market, which is largely characterized by electric utility monopolies, having old, inefficient, high-cost generating facilities, selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

  The Company believes that these market trends will present substantial opportunities for industry participants that are efficient and low-cost power producers and are able to offer competitive rates to customers. The Company believes that an additional opportunity is presented by the significant deregulation and consolidation now affecting the power industry, which has resulted in substantial divestitures of generation assets by traditional power utilities and by certain independent power producers currently owning relatively few plants. For example, as a result of regulatory initiatives, approximately 12,000 megawatts of New York generating capacity has been sold or offered for sale by utilities. Similar regulatory initiatives in New Jersey and Pennsylvania are expected to cause utilities in those states to pursue similar divestiture plans. At the same time, a number of industrial companies have also announced plans to sell self-generation facilities and to re-deploy the capital in their core businesses. These trends, which the Company believes are likely to continue, should provide significant acquisition opportunities for the Company.

  The Company also believes that attractive opportunities for development of new generation assets will arise in the next few years, principally due to a projected increase in baseload demand in the Northeast and Mid-Atlantic regions and the retirement of a significant number of existing power generation facilities which are thirty or more years old.

  The Company's strategy is to maximize cash flow associated with its existing plants and to grow through the expansion of the Company's existing operations and through the acquisition and development of existing or new power generation and related facilities. The Company intends to make capital investments to assure the ongoing efficiency of its existing plants and will pursue contractual and operating changes which benefit such operations. In addition, the Company believes that all three of the plants in which it has a substantial economic interest are capable of being expanded, not only through additions to its existing plants but also through the development and construction of new facilities at the existing sites. The Company also believes the ongoing changes in the industry will present ample opportunities for the acquisition or development of new assets.

  As a part of the Formation Transactions, certain existing management services and gas management agreements will be terminated. Linden Venture and Camden Cogen will terminate management services agreements with Linden Ltd. and Camden GPLP, respectively, and Linden Venture, Camden Cogen, Selkirk GP Inc. and Selkirk LP will terminate gas management services agreements with an individual who is one of the Minority Interests in consideration of a termination fee to such individual. Linden Ltd., Camden GPLP, Selkirk GP, Inc. and Selkirk LP will terminate management services agreements with RCM Management Services L.P. ("RCM"), a Delaware limited partnership that is indirectly owned and controlled by Robert C. McNair. In consideration for the termination of these agreements a termination fee will be paid to RCM. In addition, payments will be made to "buy out" development bonuses which certain employees are eligible to receive in subsequent periods. Such payments will be reflected in earnings in the period in which the payments are made.

RESULTS OF OPERATIONS

  The following tables set forth the combined results of operations of the Group and of the NJ Partnerships for the three months ended March 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995:

THE GROUP

                                               THREE
                                              MONTHS
                                            ENDED MARCH   YEAR ENDED DECEMBER
                                                31,               31,
                                            ------------  ---------------------
                                            1998   1997    1997    1996   1995
                                            -----  -----  ------  ------  -----
                                                 (MILLIONS OF DOLLARS)
Revenues
  Equity in earnings of affiliates......... $37.5  $26.7  $106.7  $111.6  $99.5
  Other....................................   0.5    0.6     2.2     2.3    0.8
Costs and Expenses
  Operating overhead....................... (10.0)  (3.5)  (13.4)  (14.4) (10.8)
  General and administrative...............  (4.9)  (5.1)  (19.8)  (10.9) (10.4)
  Depreciation and amortization............  (0.1)  (0.1)   (0.2)   (0.2)  (0.2)
                                            -----  -----  ------  ------  -----
Income from Operations.....................  23.0   18.6    75.5    88.4   78.9
  Interest and other income................   3.4    4.1    16.0    17.0   17.8
  Interest expense.........................  (4.9)  (5.7)  (21.7)  (23.2) (26.3)
  Allowance for long-term receivable.......    --   (1.8)   10.3   (10.3)   6.5
  Income taxes.............................  (4.8)  (1.0)   (5.1)   (4.0)  (7.6)
                                            -----  -----  ------  ------  -----
Net income................................. $16.7  $14.2  $ 75.0  $ 67.9  $69.3
                                            =====  =====  ======  ======  =====

THE NJ PARTNERSHIPS

                                       THREE MONTHS ENDED  MARCH 31,
                          --------------------------------------------------------------
                                                                             TOTAL
                                                                               NJ
                          NJ VENTURE    CAMDEN COGEN    LINDEN VENTURE    PARTNERSHIPS
                          ------------  --------------  ----------------  --------------
                          1998   1997    1998    1997    1998     1997     1998    1997
                          -----  -----  ------  ------  -------  -------  ------  ------
                                  (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
Revenues
 Electricity............  $32.3  $22.4  $ 19.9  $ 21.9  $  66.3  $  74.1  $118.5  $118.4
 Steam..................    1.2    1.3      --      --      3.3      4.6     4.5     5.9
Cost of Fuel............  (10.3) (12.2)   (8.9)  (10.9)   (31.0)   (37.6)  (50.2)  (60.7)
                          -----  -----  ------  ------  -------  -------  ------  ------
Gross Margin............   23.2   11.5    11.0    11.0     38.6     41.1    72.8    63.6
Operating & Maintenance.   (2.6)  (3.6)   (1.6)   (1.2)    (4.9)    (5.7)   (9.1)  (10.5)
Other Costs & Expenses..   (1.8)  (2.6)   (1.5)   (2.5)    (7.1)    (8.9)  (10.4)  (14.0)
                          -----  -----  ------  ------  -------  -------  ------  ------
Income from Operations..   18.8    5.3     7.9     7.3     26.6     26.5    53.3    39.1
Interest Expense........   (1.9)  (2.0)   (1.9)   (1.9)      --       --    (3.8)   (3.9)
Other Income ...........    0.6     --     0.1     0.1      0.2      0.1     0.9     0.2
                          -----  -----  ------  ------  -------  -------  ------  ------
Net income..............  $17.5  $ 3.3  $  6.1  $  5.5  $  26.8  $  26.6  $ 50.4  $ 35.4
                          =====  =====  ======  ======  =======  =======  ======  ======

The Group's Share of:

 Net income.............  $15.2  $ 2.9  $  4.7  $  5.0  $  17.3  $  18.5  $ 37.2  $ 26.4
 Percent of net income..   86.5%  86.5%   77.5%   91.7%    64.7%    69.8%   73.8%   74.7%
 Cash distributions.....  $ 9.2  $ 2.3  $  4.8  $  1.5  $  18.7  $  24.8  $ 32.7  $ 28.6
 Percent of cash
  distributions.........   86.5%  86.5%   88.8%   71.6%    59.0%    65.4%   68.5%   67.0%

                                       YEAR ENDED DECEMBER 31,
                             -------------------------------------------------
                                  NJ VENTURE              CAMDEN COGEN
                             ----------------------  -------------------------
                              1997    1996    1995    1997     1996     1995
                             ------  ------  ------  -------  -------  -------
                                (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
The NJ Partnerships
Revenues
  Electricity............... $ 92.8  $ 90.4  $ 93.2  $  80.2  $  77.2  $  67.5
  Steam.....................    3.7     4.9     3.3      0.0      0.0      0.0
Cost of Fuel................  (43.2)  (45.2)  (33.4)   (39.2)   (38.4)   (28.9)
                             ------  ------  ------  -------  -------  -------
Gross Margin................   53.3    50.1    63.1     41.0     38.8     38.6
Operating & Maintenance.....  (14.4)  (10.2)  (11.4)    (7.7)    (6.4)    (7.2)
Other Costs & Expenses......  (10.3)  (10.2)  (10.0)   (10.1)   (10.0)    (9.6)
                             ------  ------  ------  -------  -------  -------
Income from Operations......   28.6    29.7    41.7     23.2     22.4     21.8
Interest Expense............   (8.1)   (8.5)   (8.8)    (7.7)    (8.2)    (8.4)
Other Income................    0.1     0.1     0.1      0.4      0.4      0.4
                             ------  ------  ------  -------  -------  -------
Net income.................. $ 20.6  $ 21.3  $ 33.0  $  15.9  $  14.6  $  13.8
                             ======  ======  ======  =======  =======  =======

The Group's Share of:

  Net income................ $ 17.6  $ 18.2  $ 28.4  $  14.5  $  13.7  $  13.4
  Percent of net income.....   86.5%   86.5%   86.5%    90.7%    94.0%    97.4%
  Cash distributions........ $ 18.1  $ 24.5  $ 31.9  $   8.6  $  14.5  $  15.0
  Percent of cash
   distributions............   86.5%   86.5%   86.5%    73.3%    82.8%    83.9%
                                       YEAR ENDED DECEMBER 31,
                             -------------------------------------------------
                                LINDEN VENTURE        TOTAL NJ PARTNERSHIPS
                             ----------------------  -------------------------
                              1997    1996    1995    1997     1996     1995
                             ------  ------  ------  -------  -------  -------
                                (MILLIONS OF DOLLARS, EXCEPT AS NOTED)
The NJ Partnerships
Revenues
  Electricity............... $283.5  $290.4  $246.9  $ 456.5  $ 458.0  $ 407.6
  Steam.....................   15.5    15.1     8.7     19.2     20.0     12.0
Cost of Fuel................ (138.1) (138.6) (104.8)  (220.5)  (222.2)  (167.1)
                             ------  ------  ------  -------  -------  -------
Gross Margin................  160.9   166.9   150.8    255.2    255.8    252.5
Operating & Maintenance.....  (22.1)  (22.6)  (28.1)   (44.2)   (39.2)   (46.7)
Other Costs & Expenses......  (34.3)  (34.6)  (33.5)   (54.7)   (54.8)   (53.1)
                             ------  ------  ------  -------  -------  -------
Income from Operations......  104.5   109.7    89.2    156.3    161.8    152.7
Interest Expense............    0.0    (0.1)   (0.1)   (15.8)   (16.8)   (17.3)
Other Income................    1.1     0.6     0.8      1.6      1.1      1.3
                             ------  ------  ------  -------  -------  -------
Net income.................. $105.6  $110.2  $ 89.9  $ 142.1  $ 146.1  $ 136.7
                             ======  ======  ======  =======  =======  =======

The Group's Share of:

  Net income................ $ 73.8  $ 78.7  $ 59.0  $ 105.9  $ 110.6  $ 100.8
  Percent of net income.....   69.9%   71.4%   65.6%    74.7%    75.9%    73.9%
  Cash distributions........ $ 75.6  $ 77.7  $ 59.4  $ 102.3  $ 116.7  $ 106.3
  Percent of cash
   distributions............   59.3%   60.1%   53.7%    63.9%    66.6%    64.2%

 Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

  The Group's equity in the earnings of affiliates increased $10.8 million, from $26.7 million in the first quarter of 1997 to $37.5 million in the first quarter of 1998. The increase was attributable to a $12.3 million increase in the Group's equity in the earnings of NJ Venture partially offset by decreases in its equity in the earnings of Camden Cogen and Linden Venture of $0.3 million and $1.2 million, respectively.

  NJ Venture's earnings increased $14.2 million primarily reflecting a $9.9 million increase in electricity revenues due to a $6.4 million fuel component adjustment related to 1997 and 1996 operations and a higher rate for the current quarter principally due to a higher fuel component. NJ Venture's cost of fuel was down $1.9 million compared to the first quarter of 1997 and operating and maintenance costs were down $1.0 million primarily reflecting certain unplanned outage support costs in the first quarter of 1997. Depreciation expense was down $0.9 million reflecting the change in the estimated useful life of the facilities which is discussed in Note 1 to the combined financial statements of the NJ Partnerships for the first quarter of 1998, which are included elsewhere in the Prospectus. Interest income increased $0.6 million reflecting interest on the previously discussed fuel component adjustment.

  Camden Cogen's earnings increased $0.6 million, primarily reflecting a $0.8 million decrease in depreciation expense for the reason previously discussed. Camden Cogen's electricity revenues were up $2.0 million but such increase was offset by a corresponding $2.0 million increase in fuel costs. The Group's allocation of Camden Cogen's earnings decreased by 14.2% compared to the first quarter of 1997. The method of allocation of the Partnership's earnings to the Group is discussed in Note 3 to the combined financial statements of the Group included elsewhere in this Prospectus.

  Linden Venture's earnings increased $0.2 million as a $9.1 million decrease in revenues was offset by a $9.2 million decrease in costs and a $0.1 million increase in interest income. Electricity revenues were lower primarily due to a lower fuel price component and a limitation on the pass-through of fuel costs in the determination of electricity sales prices. The method for determining the various components of the electricity price received by the NJ Partnerships is discussed in "Existing Venture and Plant Descriptions". Steam revenues were lower primarily reflecting a lower fuel price component. Fuel costs decreased $6.6 million reflecting lower prices and depreciation expense was down $1.8 million for the reason previously discussed.

  Operating overhead increased from $3.5 million in the first quarter of 1997 to $10.0 million in the first quarter of 1998. Operating overhead in the first quarter of 1998 includes $7.4 million to "buy out" development bonuses which certain employees were eligible to receive in subsequent periods. The Company expects similar buy out transactions prior to the Common Stock Offering. See "--General".

  Earnings for the first quarter of 1997 include a $1.8 million increase in a valuation allowance with respect to the realization of the receivable held by Linden Ltd. from an affiliate, reflecting a decrease in the value of the investments held by such affiliate which comprise the primary resource of the affiliate to settle its related payable.

  Income taxes increased $3.8 million in the first quarter of 1998 primarily reflecting the increase in earnings of NJ Venture.

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

  The Group's equity in the earnings of affiliates decreased $4.9 million, from $111.6 million in 1996 to $106.7 million in 1997. The decrease was primarily attributable to the impact of higher fuel costs at Linden Venture, an overhaul at NJ Venture and a $4.5 million buyout of the prior contracts for operation and maintenance services at all three plants. The Group's equity in the earnings of Linden Venture, NJ Venture and Selkirk Cogen decreased $4.9 million, $0.6 million and $0.2 million, respectively, and the Group's equity in the earnings of Camden Cogen increased $0.8 million.

  NJ Venture's earnings decreased $0.7 million in 1997. Revenues increased slightly primarily reflecting pass-through of a higher fuel cost factor; however, costs and expenses included charges for $1.2 million to terminate its operating and maintenance services agreement upon the change of contractors and $2.5 million related to an overhaul of one of the plant's gas turbines.

  Camden Cogen's earnings increased $1.3 million in 1997. Revenues increased $3.0 million primarily reflecting a higher capacity factor; however, costs and expenses included charges for $1.4 million to terminate its operating and maintenance services agreement to consolidate with one supplier. The allocation of Camden Cogen's net income to the Group decreased by 3.3% in 1997.

  Linden Venture's earnings decreased $4.6 million, primarily reflecting lower electricity revenues which were down $6.9 million due to the effect of a limitation under the power purchase agreement on the pass-through of fuel costs in the determination of electricity sales prices. Linden Venture's 1997 costs and expenses included a charge for $1.9 million to terminate its operating and maintenance services agreement upon the change of contractors. Taxes other than income taxes were down $1.1 million primarily reflecting adjustments to amounts accrued in prior periods. The allocation of Linden Venture's earnings to the Group was 1.5% lower than in 1996 as a result of these factors.

  General and administrative costs of the Group increased $8.9 million from $10.9 million in 1996 to $19.8 million in 1997, principally reflecting charges for the use of corporate aircraft for a full year in 1997 ($6.1 million) and an increased allocation of corporate overhead from an affiliate (see Note 5 to the combined financial statements of the Group included elsewhere herein). Additional overhead costs were allocated to the Group due to increased management focus on the Group's operations in 1997.

  Interest and other income relates primarily to advances made by Linden Ltd. to an affiliate which totaled $160.8 million at December 31, 1997. Interest income related to such advances totaled $14.6 million in 1997 compared to $15.6 million in 1996. This advance will be eliminated in the Formation Transactions.

  Interest expense declined from $23.2 million in 1996 to $21.7 million in 1997, primarily reflecting lower outstanding long-term debt and fluctuations in interest rates.

  Earnings for 1997 include a $10.3 million reduction in a valuation allowance with respect to the realization of the receivable held by Linden Ltd. from an affiliate, reflecting an increase in the value of the investments held by such affiliate which comprise the primary resource of the affiliate to settle its related payable. Earnings for 1996 included a $10.3 million charge to increase the valuation allowance with respect to the receivable.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  The Group's equity in the earnings of affiliates increased $12.1 million, from $99.5 million in 1995 to $111.6 million in 1996. The Group's equity in the earnings of Linden Venture increased $19.7 million which more than offset the $10.2 million decrease in the Group's equity in the earnings of NJ Venture. The Group's equity in the earnings of Camden Cogen was up slightly in 1996.

  NJ Venture's earnings decreased $11.7 million primarily reflecting an $11.8 million increase in fuel costs. Although fuel costs are a component in the determination of NJ Venture's electricity sales prices, the costs which can be passed through to the purchaser are limited by the purchaser's overall average cost of fuel in a prior twelve-month period. In 1996 the amount of fuel costs which NJ Venture was allowed to pass through was limited by this ceiling.

  Camden Cogen's earnings increased $0.8 million in 1996 reflecting slightly higher gross margins and lower interest expense resulting from a lower loan principal balance.

  Linden Venture's earnings increased $20.3 million due to higher operating margins (gross margin less operating and maintenance) (up $21.6 million) reflecting $6.4 million higher steam sales and lower operating and maintenance costs due to a turbine overhaul in 1995. The allocation of Linden Venture's net income to the Group was 5.8% higher in 1996 than in 1995.

  Other revenues increased from $0.8 million in 1995 to $2.3 million in 1996 reflecting an increase in the net premiums earned by CT Global.

  Operating overhead increased from $10.8 million in 1995 to $14.4 million in 1996 primarily reflecting a $2.5 million increase in net underwriting losses incurred by CT Global.

  Interest income on Linden Ltd.'s advances to an affiliate totaled $15.6 million in 1996 compared to $16.8 million in 1995. Such advances totaled $168.6 million at December 31, 1996.

  Interest expense declined from $26.3 million in 1995 to $23.2 million in 1996, primarily reflecting lower outstanding long-term debt and fluctuations in interest rates.

  Earnings for 1996 include a $10.3 million increase in a valuation allowance with respect to the realization of the receivable held by Linden Ltd. from an affiliate, reflecting a decrease in the value of the investments held by such affiliate which comprise the primary resource of the affiliate to settle its related payable. Earnings for 1995 included a $6.5 million credit to decrease the valuation allowance with respect to the receivable.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  The Group's equity in the earnings of affiliates increased $6.1 million, from $93.4 million in 1994 to $99.5 million in 1995. Increases in the Group's equity in the earnings of NJ Venture and Camden Cogen of $11.0 million and $1.6 million, respectively, were partially offset by a decrease in the Group's equity in the earnings of Linden Venture of $5.2 million. The Company's equity in Selkirk Cogen was a $1.3 million loss in 1995.

  NJ Venture's earnings increased $12.6 million with higher electricity revenues (up $10.6 million) accounting for the majority of the increase, NJ Venture's higher revenues primarily result from increased capacity in 1995 reflecting downtime in 1994 for major overhauls of all three gas turbines and the steam turbine.

  Camden Cogen's earnings increased $1.8 million, primarily reflecting $1.3 million higher operating margins.

  Linden Venture's earnings decreased $5.4 million reflecting (i) lower operating margins (down $2.6 million), and (ii) a $3.4 million business interruption insurance settlement related to the 1993 failure of an electric transformer which was included in 1994. The allocation to the Group of Linden Venture's net income was 1.8% lower in 1995 than in 1994.

  Interest income on Linden Ltd.'s advances to an affiliate totaled $16.8 million in 1995 compared to $13.7 million in 1994. Such advances totaled $185.8 million at December 31, 1995.

  Interest expense increased from $25.8 million in 1994 to $26.3 million in 1995, primarily reflecting fluctuations in interest rates partially offset by lower outstanding long-term debt.

  Earnings for 1995 include a $6.5 million reduction in a valuation allowance with respect to the realization of the receivable held by Linden Ltd. from an affiliate, reflecting an increase in the value of the investments held by such affiliate which comprise the primary resource of the affiliate to settle its related payable. Earnings for 1994 included a $6.5 million charge to increase the valuation allowance with respect to the receivable.

LIQUIDITY AND CAPITAL RESOURCES

  To date the NJ Partnerships and the Group have obtained cash from their operations, from nonrecourse project financing and from contributions from limited and general partners and shareholders. This cash has been utilized to develop and construct the cogeneration facilities, service debt, fund operations and fund distributions to partners.

  The Company's long-term strategy is based in part on the expansion of existing plants, development of new power plants and making selective acquisitions. Continued access to capital with acceptable terms is necessary to assure the success of this strategy. Project financing borrowings are substantially non-recourse to the Company and are generally secured by the physical assets, contracts and cash flows of the venture being financed. Depending upon market conditions, the unique characteristics of the venture and investor confidence in the Company, such funding may not be available or the Company's traditional providers of project financing may seek higher interest rates and increased equity participation. In addition to any project financing loans, the Company would be required to provide a portion, if not all, of the remaining long-term financing required to fund such expansions, developments or acquisitions. Investments by the Company would likely take the form of equity investments or loans which would be subordinated to any project financing loans. The funds for such investments would have to be provided by operating cash flow or long-term borrowings or through the issuance of additional equity securities.

  The following table reflects sources and uses of cash for the NJ Partnerships and the Group for the three months ended March 31, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995:

                                              THREE
                                             MONTHS
                                              ENDED      YEAR ENDED DECEMBER
                                            MARCH 31             31,
                                           ------------  ----------------------
                                           1998   1997    1997    1996    1995
                                           -----  -----  ------  ------  ------
                                                (MILLIONS OF DOLLARS)
The Group
Net cash provided (used) by operating ac-
 tivities
Cash distributions from affiliates.......  $32.7  $28.5  $105.6  $127.7  $117.9
Other....................................  (20.9)  (8.4)  (38.2)  (40.1)  (50.8)
Net cash provided (used) by investing ac-
 tivities................................    1.4   (7.8)    7.8    17.2    12.6
Principal payments on long-term
 borrowings..............................   (3.1)  (3.9)  (16.0)  (15.3)  (14.0)
Other....................................     --     --     0.2     3.2     0.2
Total cash generated.....................   10.1    8.4    59.4    92.7    65.9
The NJ Partnerships
Net cash provided by operating activi-
 ties....................................  $43.4  $41.5  $183.0  $182.3  $174.4
Capital expenditures.....................   (0.1)  (0.7)   (4.8)   (2.4)   (2.4)
Net change in borrowings.................   (2.1)  (0.3)   (8.1)   (7.4)   (6.6)
Cash available for distributions.........   41.2   40.5   170.1   172.5   165.4
Cash distributions paid..................   47.6   42.6   160.2   175.2   165.3

  All of the Company's power purchase agreements are with large utilities which presently have investment grade senior debt ratings. The Company's principal power plants historically have provided a consistent and substantial cash flow to equity holders due to the fixed payment components of the power purchase contracts which have provided favorable margins over the ventures' fixed operating and financing costs. Moreover, the variable energy payment components of such agreements, which provide the second major component of pricing under such agreements, have historically been well correlated to fuel costs at the Bayonne and Camden Plants and have reflected a partial pass-through mechanism for fuel expenses at the Linden Plant.

  The NJ Partnerships' sales of electricity are made under the terms of long-term PPAs, as follows:

                                           PERCENT OF COMBINED
                                           ELECTRICITY REVENUES
                                                YEAR ENDED
                                               DECEMBER 31,
                                           --------------------
                PURCHASER                   1997   1996   1995  EXPIRATION DATE
------------------------------------------ ------ ------ ------ ---------------
NJ VENTURE
Jersey Central Power & Light Company......   15.8   15.2   18.2      2008
Public Service Electric & Gas Company.....    4.5    4.5    4.7      2008
CAMDEN COGEN
Public Service Electric & Gas Company.....   17.6   16.9   16.5      2013
LINDEN VENTURE
The Consolidated Edison Company of New
 York.....................................   62.1   63.4   60.6      2017

  NJ Venture has contracted to sell approximately 76% of its electrical capacity to Jersey Central Power & Light Company ("JCP&L") pursuant to a 20-year power purchase agreement which expires in 2008, with a ten-year renewal period subject to the approval of both parties. The agreement establishes the sales price of the electricity based on a fixed rate component plus factors for inflation and JCP&L's cost of natural gas and retail sales prices. The remainder of NJ Venture's output is sold to PSE&G pursuant to a 20-year power purchase agreement which expires in 2008, with two five-year renewal periods subject to the approval of both parties. The agreement provides for payments to NJ Venture consisting of a capacity payment plus an energy payment which includes a fixed component plus factors for inflation and fuel costs.

  Camden Cogen's electrical capacity is sold to PSE&G pursuant to a 20-year power purchase agreement which expires in March 2013, with two five-year renewal periods subject to the approval of both parties. The agreement provides for payments to Camden Cogen consisting of a capacity payment plus an energy payment which includes a fixed component plus factors for inflation and fuel costs.

  Linden Venture sells its electrical capacity to ConEd pursuant to a 25-year power purchase agreement which expires in May 2017, with two five-year renewal periods subject to the approval of both parties. The agreement establishes a sales price of the electricity based primarily on capacity, fuel costs and operating and maintenance costs.

  The following table summarizes the outstanding long-term indebtedness of the Group and of the NJ Partnerships at March 31, 1998 (in millions of dollars):

                                                 BALANCE AT MARCH 31,
                                                         1998
                                               ------------------------
                                               CURRENT LONG-TERM TOTAL  MATURITY
                                               ------- --------- ------ --------
Camden GPLP...................................  $ 0.5   $ 12.2   $ 12.7   2010
                                                -----   ------   ------
Linden Ltd.
  Fixed rate..................................    6.1     92.2     98.3   2007
  Floating rate...............................    6.7    100.1    106.8   2007
  Working capital.............................     --     10.0     10.0   2007
                                                -----   ------   ------
                                                12.8     202.3    215.1
                                                -----   ------   ------
    Total Group...............................  $13.3   $214.5   $227.8
                                                =====   ======   ======
NJ Venture
  Term loan...................................  $ 3.6   $ 67.0   $ 70.6   2008
  Equipment loan..............................    0.4       --      0.4   1998
                                                -----   ------   ------
                                                $ 4.0   $ 67.0   $ 71.0
                                                -----   ------   ------
Camden Cogen
  Term loan--Camden Tranche A Loan............  $ 4.7   $ 60.3   $ 65.0   2007
  Term loan--Camden Tranche B Loan............    1.0     22.9     23.9   2009
                                                -----   ------   ------
                                                 5.7      83.2     88.9
                                                -----   ------   ------
    Total NJ Partnerships.....................  $ 9.7   $150.2   $159.9
                                                =====   ======   ======

  In February 1992, Camden GPLP entered into a $36.5 million Term Loan Agreement (the "Camden GP Term Loan Agreement") with General Electric Capital Corporation ("GECC") which matures in May 2010. Borrowings under the Camden GP Term Loan Agreement, which totaled $14.8 million, bear interest at the London Interbank Offering Rate ("LIBOR") plus 4.25% and are secured by Camden GPLP's general partnership interest in Camden Cogen, Camden GPLP's general partner's general partnership interest in Camden GPLP and certain reserve accounts funded by revenues of Camden Venture. Principal payments are determined on a quarterly basis and, together with interest, are payable monthly at varying amounts in accordance with the terms of the Camden GP Term Loan Agreement. As of March 31, 1998, the outstanding principal balance under the Camden GP Term Loan Agreement was $12.7 million.

  In September 1992, Linden Ltd. entered into a $250.0 million Amended and Restated Term Loan Agreement (the "Linden GP Term Loan Agreement") with State Street Bank and Trust Company, as Trustee, which matures in September 2007 and comprises a fixed rate portion, a floating rate portion and a working capital portion. Under the terms of the Linden GP Term Loan Agreement the fixed rate portion bears interest at 8.8%, the floating rate portion bears interest at LIBOR plus 1.65% and the working capital portion bears interest at the one month, financial commercial paper rate (as reported in Federal Statistical Release H.15 (519) or successor publication) plus 0.55%. Borrowings under the Linden GP Term Loan Agreement are secured by Linden Ltd.'s interest in Linden Venture and certain reserve accounts funded with revenues of Linden Venture. Principal and interest payments are made quarterly at varying amounts in accordance with the terms of the Linden GP Term Loan Agreement. As of March 31, 1998, the outstanding principal balance under the Linden GP Term Loan Agreement was $215.1 million.

  Under the terms of a 1987 term loan agreement (the "Prudential Loan Agreement") with The Prudential Insurance Company of America ("Prudential"), NJ Venture had an outstanding principal balance of $70.6 million at March 31, 1998. The principal balance bears interest at 10.85% per annum and principal and interest are payable quarterly through October 1, 2008, the maturity date of the facility. All of NJ Venture's property, rights and interests are pledged as collateral under the terms of the Prudential Loan Agreement.

  Under the terms of a 1986 loan agreement (the "Equipment Loan Agreement") with Bayonne Industries, Inc. ("Bayonne Equipment Lender"), NJ Venture has an outstanding principal balance of $0.2 million at March 31, 1998 (with accrued interest thereon in the additional amount of $0.2 million). The principal balance and accrued interest are payable at the later of May 22, 1998 or the expiration of the IMTT Steam Sales Agreement (as hereinafter defined). The principal balance bears interest at the prime rate of First National Bank of Chicago plus 1%. The obligations under the Equipment Loan Agreement are secured by the equipment purchased by NJ Venture in connection with such agreement, and the payment of the interest that has accrued and continues to accrue on the remaining principal balance is non-recourse to NJ Venture.

  NJ Venture has a $5.0 million revolving credit agreement with a bank to satisfy short-term working capital requirements. No amounts were outstanding at March 31, 1998 under such agreement, which expires in December 1998. Principal amounts from time to time outstanding under the revolving credit agreement accrue interest at 0.5% below the bank's prime rate and, together with all other amounts from time to time owing under the agreement, are secured by NJ Venture's rights to payment under its power purchase agreements. In addition, NJ Venture also has an outstanding letter of credit to secure certain obligations to Public Service Electric & Gas Company ("PSE&G"). The letter of credit was procured for NJ Venture by Cogen Technologies Financial Services L.P. ("Financial Services"), an entity owned by the McNair Interests and the Minority Interests that is not part of the Company. Financial Services pays a quarterly fee on such letter of credit calculated at 0.25% per annum on the face amount of the letter of credit to the issuer thereof and has the reimbursement obligations to such issuer in the event any drawing is made on the letter of credit. Pursuant to agreement between NJ Venture and Financial Services, NJ Venture agrees to reimburse Financial Services for all fees and reimbursement obligations incurred by Financial Services under the letter of credit, which obligations of NJ Venture are unsecured. As of March 31, 1998 the outstanding amount of such letter of credit was $4.4 million. The letter of credit expires in May 1999, and its reimbursement obligation is secured by the assets of an affiliate.

  In April 1993, Camden Cogen entered into a $119.0 million Amendment and Restatement of Construction and Term Loan Agreement (the "Camden Cogen Term Loan Agreement") with GECC, to obtain term financing for the loans incurred by Camden Cogen to develop and construct the Camden Plant. The Camden Cogen Term Loan Agreement initially provided for a senior tranche A loan (the "Camden Tranche A Loan") and two subordinated tranche loans: a tranche B subordinated loan (the "Camden Tranche B Loan") and a tranche C subordinated loan (the "Camden Tranche C Loan"). The Camden Tranche A Loan is with a group of banks and bears interest at rates which increase over the term of the agreement from 1.0% to 1.625% above the three-month LIBOR rate (1.25% for the period November 3, 1998 to November 1, 2001). Principal and interest are payable quarterly through May 1, 2007, the maturity date of the Camden Tranche A Loan. Camden Cogen has entered into an interest rate swap agreement with GECC which effectively fixes Camden Cogen's LIBOR rate on the Camden Tranche A Loan at 5.945%. The swap agreement has a notional amount equal at all times to the outstanding principal balance of the Camden Tranche A Loan. The effect of the swap on Camden Cogen's interest expense for the three months ended March 31, 1997 and the years ended December 31, 1997, 1996 and 1995 was to increase (decrease) such expense by $0.1 million, $0.2 million, $0.3 million and $(0.1) million, respectively. The swap had no effect on Camden Cogen's interest expense for the three months ended March 31, 1998. The "fair value" of the swap, $0.6 million at December 31, 1997, is discussed in Note 6 to the Combined Financial Statements of the NJ Partnerships, included elsewhere herein. The Camden Tranche B Loan is with GECC and bears interest at 11.4% with principal and interest payable quarterly through May 1, 2009, the maturity date of the Camden Tranche B Loan. The Camden Tranche C Loan has been repaid in full with the proceeds of an equity contribution by its holder, GECC, in an amount equal to the amount outstanding under such loan.

  GECC provides a letter of credit for Camden Cogen to secure certain obligations under the Camden Tranche A Loan, for which it pays no fees. As of March 31, 1998 such letter of credit was in the outstanding amount of $4.8 million. The letter of credit expires in May 2007, and its reimbursement obligation is secured by the Camden Plant and other assets and revenues of Camden Cogen.

  GECC provides two standby letters of credit for Linden Venture in an aggregate amount not to exceed $57.2 million to secure various obligations with certain of its purchasers, for which it pays a fee equal to 0.75% per annum on the aggregate outstanding face amounts. At March 31, 1998, the outstanding amounts of the constituent letters of credit were $47.2 million and $10.0 million, respectively. The outstanding $47.2 million letter of credit expires in June 1998 and will not be required to be renewed. The $10.0 million letter of credit expires in August 1998, and in accordance with its terms, is expected to be renewed on an annual basis in the amount of $10.0 million. The reimbursement obligations under the letters of credit are unsecured.

  The security and reserve accounts established by the above term and credit facilities effectively provide the respective debt holders a mechanism for repayment (scheduled, accelerated or otherwise), prior to funds from any Venture becoming available for distribution to the Company. Similarly, each of the Linden Venture and Camden Cogen partnership agreements provides for a predetermined monthly amount of distributable cash from Linden Venture and Camden Cogen revenues, respectively, to be set aside for preferential distributions to the respective limited partners of Linden Venture and Camden Cogen, in each case prior to distributions to the respective general partners of Linden Venture and Camden Cogen, each of which is a wholly-owned subsidiary of the Company. In the case of Linden Venture, the predetermined monthly amount is capped at 99% of varying amounts ranging from approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001, and approximately $4.3 million to $4.8 million per month thereafter. In the case of Camden Cogen, the predetermined monthly amount is equal to 99% of the Camden Cogen Distributable Cash (as defined herein) up to a monthly capped amount (such capped amount being approximately $0.3 million to $0.4 million through May 2007 and varying amounts thereafter).

DIVIDENDS

  As a newly formed entity, the Company has not paid any dividends. Because of the nature of the Company's business, however, and the cash flow expected by the Company from the operation of independent power plants in which it has interests, as described elsewhere in this Prospectus, the Company expects that for the foreseeable future a substantial part of its earnings will be paid in dividends to its stockholders. While there can be no assurance that earnings will be available for distribution or that such dividends actually will be distributed or that they will be continued at any particular level for any particular period of time, the Company expects to pay annual dividends for the
foreseeable future on the Common Stock at the rate of $      per share per
quarter. The declaration of dividends is at the discretion of the Company's Board of Directors and will be subject to the terms of the Company's debt agreements, including the Indenture, concerning restricted payments. The Company's dividend policy will be reviewed by the Board of Directors at such future time as may be appropriate in light of relevant factors at that time. During the initial years of the Company's operations, dividends with respect to the Common Stock are expected to exceed the share of the current and accumulated earnings and profits of the Company allocable to the holders of the Common Stock (as determined for United States federal income tax purposes). In such a case, such excess generally would be treated as a tax-free return of capital up to a holder's basis in such holder's share of Common Stock and as capital gain thereafter. No assurance can be given, however, that such distributions will in fact exceed the Company's current and accumulated earnings and profits for such purposes or, if any such distributions are made, regarding the amount of any such excess. See "Certain United States Federal Income Tax Consequences--U.S. Holders--Dividends". The Company's ability to pay dividends will, in any event, always be dependent upon cash flow received from distributions to it by its subsidiaries, which are in turn dependent upon distributions from the ventures. As described elsewhere in this Prospectus, the ventures in which the Company has an interest and obtains its cash flow are subject to restrictions with respect to distributions to their holders of equity. See "Description of Certain Indebtedness--Plant Project Financings".

YEAR 2000 COMPLIANCE

  To ensure that the Company's computer systems are Year 2000 compliant, the Company has been reviewing each of its financial and operating systems to identify those that contain two-digit year codes.

All of the Company's financial and business systems have been reviewed and all necessary equipment and software upgrades have been identified and are expected to be in place by mid-1999.

  At the plants operated by the NJ Partnerships, GE, the operations and maintenance contractor, is coordinating all Year 2000 issues with plant equipment manufacturers and software suppliers. The NJ Partnerships have contacted the owners of the plant interconnects (electric, gas and water) and the electric power purchasers, requesting the status of their Year 2000 programs. To date there have been no significant items identified and all investigations are expected to be complete by the end of 1998 with all compliance issues resolved by mid-1999.

  Based upon current information, the Company does not anticipate costs associated with the Year 2000 issue to have a material financial impact. However, there can be no assurances that there will not be interruptions or other limitations of financial and operating systems functionality or that the Company will not incur significant costs to avoid such interruptions or limitations. The costs incurred relating to the Year 2000 issue will be expensed during the period in which they are incurred. The Company's expectations about future costs associated with the Year 2000 issue are subject to uncertainties that could cause actual results to have a greater financial impact than currently anticipated. Factors that could influence the amount and timing of future costs include the success of the Company in identifying systems and programs that contain two-digit year codes, the nature and amount of programming required to upgrade or replace each of the affected programs and the rate and magnitude of related labor and consulting costs.

                                   BUSINESS

  The Company is engaged in the development, ownership, operation, acquisition and financing of power generation facilities and the sale of electricity and steam in the United States. The Company currently has interests in four power plants having an aggregate nameplate capacity of 1,382 megawatts. In 1997, these plants produced an aggregate 7,637 megawatt hours of electricity and 7,665 million pounds of steam.

  The Company's principal assets consist of its substantial economic interests in the 715 megawatt capacity Linden Plant, which sells its electric output to Con Ed under a contract having an initial term expiring in 2017, the 176 megawatt capacity Bayonne Plant, which sells its electric output to JCP&L and PSE&G under contracts having initial terms expiring in 2008, and the 146 megawatt capacity Camden Plant, which sells its electric output to PSE&G under a contract having an initial term expiring in 2013. The Company has operating and maintenance responsibility for the three principal plants and has contracted for the day-to-day operation and maintenance of the plants with GE. In addition, the Company has an equity investment in the Selkirk Plant.

INDUSTRY

  The Company is a participant in the highly competitive power generation industry, which represents the third largest industry in the United States, with an estimated end-user market of over $200 billion of electricity sales and 3,300 gigawatt hours of production in 1997. New regulatory initiatives have been or are currently being adopted or considered at the federal level and in approximately 45 states to increase competition in the domestic power generation industry. In April 1996, FERC adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. At the state level, industry restructuring is well advanced in various states including California, Massachusetts, New York, New Jersey and Pennsylvania. This restructuring includes deregulation of electric utilities and the introduction of customer choice. The regulatory initiatives are expected to lead to the transformation of the existing market, which is largely characterized by electric utility monopolies, having old, inefficient, high-cost generating facilities, selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

  The Company believes that these market trends will present substantial opportunities for industry participants that are efficient and low-cost power producers and are able to offer competitive rates to customers. The Company believes that an additional opportunity is presented by the significant deregulation and consolidation now affecting the power industry, which has resulted in substantial divestitures of generation assets by traditional power utilities and by certain independent power producers currently owning relatively few plants. For example, as a result of regulatory initiatives, approximately 12,000 MW of New York generating capacity has been sold or offered for sale by utilities. Similar regulatory initiatives in New Jersey and Pennsylvania are expected to cause utilities in those states to pursue similar divestiture plans. At the same time, a number of industrial companies have also announced plans to sell self-generation facilities and to re-deploy the capital in their core businesses. These trends, which the Company believes are likely to continue, should provide significant acquisition opportunities for the Company.

  The Company also believes that attractive opportunities for development of new generation assets will arise in the next few years, principally due to a projected increase in baseload demand in the Northeast and Mid-Atlantic regions and the retirement of a significant number of existing power generation facilities in those regions which are thirty or more years old.

STRATEGY

  The Company's strategy is to maximize cashflow associated with its power plants, and to grow through expansion of the Company's existing operations and through the acquisition and development of existing or new power generation and related facilities. Specific aspects of this strategy are set-forth below:

 . Maximize the Value of Existing Assets. The Company's high quality plant and equipment and long duration power sales agreements have provided it with stable long-term cashflow. In order to maintain the quality of these assets, and to further increase margins, the Company's core strategy includes continuous capital investment in current facilities to assure ongoing efficiency consistent with high rates of return on capital. In keeping with these objectives, the Company has systematically pursued technological upgrades and retrofits to existing plants which increase output or operating efficiency. As an example, the capacity of each of the nine gas turbines at the Linden, Camden and Bayonne Plants has been increased by approximately 2.5 megawatts per gas turbine. At the Camden Plant, an inlet chiller system recently was installed which increases the generation capacity of the plant by 32,000 megawatt hours per year. In addition to these improvements, the Company currently is considering a number of technology investments, some of which, if implemented, the Company expects will (i) reduce fuel costs at the Bayonne Plant, (ii) reduce water usage and associated expenses at the Camden Plant, (iii) generate additional steam sales and electrical output through modest expansion and the addition of equipment at the Camden Plant, (iv) reduce water costs at the Linden plant and (v) increase electrical output through the use of chilled water equipment improvements at the Linden Plant. The Company will continue to seek to add value to its existing projects and its customers through mutually negotiated contractual and operating changes such as those changes successfully negotiated to Linden Venture's power purchase agreement with Con Ed in September 1990 and December 1993. The Company will continue to monitor, revise and replace its fuel supply arrangements to obtain a balance between immediate savings in gas and transportation costs and the need to maintain regular and secure relationships with various gas producers and transporters of gas.

 . Expand Existing Plants. The Company believes that all three of the plants in which it has a substantial economic interest are capable of being expanded not only through additions to existing plants but also through the development and construction of new power plant facilities at the existing sites. In this regard, the Company has permit applications pending and presently is engaged in advanced strategic design work with respect to the addition of a new 250 MW unit at the Linden Plant with a view to utilizing such plant's direct interconnect with Con Ed in New York City. With respect to the Bayonne Plant, the Company is considering the installation of a new power facility at that location.

 .  Pursue Domestic Electricity Generation Acquisitions and Other
   Opportunities. The Company believes that it will have ample opportunities to grow its operations through acquisitions, development of new assets and through other means, whether on its own or through partnerships with companies that have complementary skills. This strategy is based on the Company's view that baseload demand for power will increase over the next few years, and that retirement of a significant number of existing plants will further spur the need for additional capacity. In addition, a number of utilities in the Northeastern United States have announced plans to divest power generating assets, including Con Ed, General Public Utilities, New York State Electric and Gas, and Niagara Mohawk Power Company. This development, together with expected further consolidation in the independent power industry, may offer the Company a number of opportunities to grow its business by making strategically significant acquisitions, with an initial focus in the Northeast. Longer term, the Company intends to continue to consider opportunities for new developments of power generation facilities in the Northeast and elsewhere in the United States. The Company has no plans for expansion into the international arena.

  The Company believes that the following competitive strengths will aid in the successful implementation of its strategy:

 . Efficient and Reliable Power Projects. The Company's three principal plants have well-established and consistent records of service to their customers. The average availability for all of these plants has exceeded 92% since placed in operation. This record of service is principally the result of the highly reliable combined-cycle technology, which generally is significantly more efficient than that of a majority of the existing utility generating facilities in the region, together with the operations and maintenance practices of the Company.

 . Favorable Contracts and Stable Cashflow. The Company's utility power purchase contracts relating to its three principal plants have long-term remaining lives, with expirations ranging from 2008 to 2017. For example, the Linden Plant has nameplate electric capacity of 715 MW and represents approximately 70% of the Company's power generating assets. Linden Venture has a power purchase agreement which expires in the year 2017. In addition, all of the Company's existing power purchase agreements are with large utilities which presently have investment grade senior debt ratings. The Company's principal power plants historically have provided a consistent and substantial cash flow to equity holders due to the fixed payment components of the power purchase contracts which have provided favorable margins over the ventures' fixed operating and financing costs. Moreover, the variable energy payment components of such agreements, which provide the second major component of pricing under such agreements, have historically been well correlated to fuel costs at the Bayonne and Camden Plants and have reflected a partial pass-through mechanism for fuel expenses at the Linden Plant.

 . Environmental Considerations. The Company's existing plants principally burn natural gas, which is a clean burning fuel, and they employ advanced environmental technology which makes them among the cleanest in the industry. The existing plants are also operated in strict compliance with applicable state and federal regulation.

 . Regional Expertise in Northeast Power Markets. As a result of the location of its existing assets and its active involvement in industry restructuring, the Company has developed significant expertise in Northeastern power markets. This expertise will provide the Company with a competitive advantage in pursuing additional opportunities within the region.

 . Experienced Management. The Company's senior management team, led by the founder of the Company's predecessor companies, Robert C. McNair, has an aggregate of over 117 years of experience in the energy industry. The Company currently operates plant and equipment that is widely viewed to be among the safest and most environmentally advanced in the industry. The Company's philosophy is to maintain a small, well qualified management team with expertise in all aspects of the independent power business, to actively participate in a broad range of regulatory affairs governing the industry and to retain additional experts in connection with the construction, maintenance and operation of its plants.

 . Disciplined Management Approach. The Company's management team has a demonstrated track record in developing innovative financial structures for its investments and has well established criteria which govern its approach to both development of new plants and acquisitions.

 . Strong Financial Position. The Company believes that its high quality assets, its federal income tax position and its long duration power supply contracts provide it with the financial strength to access the capital markets to obtain the capital needed to fund execution of its strategic plan.

FORMATION

  Cogen was incorporated in May 1998 to acquire operating control of three entities operating independent power plants in New Jersey, together with an indirect equity interest in a fourth plant operating in New York. Prior to the consummation of the Formation Transactions, the Cogen ownership interests in the plants were 82% beneficially owned by the McNair Interests. The remaining 18% of such interests was beneficially held by the Minority Interests. Upon the consummation of the Formation Transactions, Cogen will own the interests in the subsidiaries held by the McNair Interests and the Minority Interests. See "Certain Transactions--Formation Transactions".

INSURANCE

  The Company maintains, or causes the ventures which own its principal plants to maintain, insurance which it believes is adequate to cover the risks attendant to the business of such plants. In addition, the Company owns a captive insurance subsidiary which insures the first levels (up to $1.0 million) of casualty and property coverage on the principal plants and which may provide similar coverage for any future plants operated by the Company. See "Risk Factors--General Operating Risks", "Risk Factors--Project Development and Expansion Risks" and "Certain Transactions".

EMPLOYEES

  At May 15, 1998, Cogen had no employees and the Group had 55 employees. None of the Company's employees are represented by a union. The Company considers its employee relations to be satisfactory.

COMPETITION AND OTHER MATTERS

  The power generation industry is characterized by numerous strong and capable competitors, including utilities, industrial companies and other power producers. Many of these competitors have extensive and diversified developmental or operating experience and financial resources equal to or greater than those of the Company. Further, in recent years the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. This competition has generally resulted in reductions in prices paid for electricity, including reductions in prices in new power sales agreements where available, and reduced operating margins for merchant power plants which sell their power into the wholesale market without long-term contracts. Similarly, such competition has caused higher acquisition prices in some instances for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, downward price pressure in power markets. Further, there is increasing competition among electric utilities which, in response to state regulatory initiatives that are designed to give all electric customers the ability to choose between competing suppliers of electricity, effectively are being required to lower their costs, including the cost of purchased electricity. Changes in law also could encourage greater competition in electricity markets, which could result in both a decline in the number of long-term power purchase contracts and the rates paid by electric utilities and other purchasers of electricity. Increasing competition in the future likely will increase this pressure. Although purchase prices for electricity under the power purchase agreements to which the Company's ventures are party contain fixed price formulas, a decline in long-term rates to be paid by electric utilities generally could indirectly adversely affect the Company's profits in connection with any future merchant sales to power purchasers. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the future will increase this pressure. See "Risk Factors-- Above Market Power Purchase Agreements" and "Risk Factors--Risks Arising from Utility Regulation and Deregulation". Because the Company's plants at present have long-term power purchase agreements, the Company believes that the greatest immediate risks of such competitive factors will relate to its ability to grow through development or undertake acquisition of additional power generating businesses which will provide attractive rates of return on invested capital.

  The Company is not dependent in any material respect on intellectual property, patents, trademarks or trade secrets.

LEGAL PROCEEDINGS

  The Company from time to time is a party to certain legal and regulatory proceedings that result from the ordinary conduct of its business. Taking into account insurance coverage and other factors, the Company believes that none of these proceedings is expected to have a material adverse effect on the Company.

                    EXISTING VENTURE AND PLANT DESCRIPTIONS

  The Company's Linden Plant is a 715-megawatt dispatchable, gas-fired, combined-cycle cogeneration facility located inside the Bayway refinery facility in Linden, New Jersey. The Linden Plant commenced commercial operations in May 1992 and currently sells 645 megawatts of its electric capacity and energy to Con Ed under an original term, 25-year power purchase agreement. Linden Venture sells the Linden Plant's steam to Bayway and Exxon Corporation. See "--Linden Steam Sales Agreement". The Bayonne Plant is a 176-megawatt base load, gas-fired, combined-cycle cogeneration facility located inside the IMTT facility in Bayonne, New Jersey. The Bayonne Plant commenced commercial operations in October 1988 and sells approximately 76% of its electric capacity and energy to JCP&L and approximately 24% of its electric capacity and energy to PSE&G under separate original term 20-year power purchase agreements. Bayonne sells its steam to IMTT-Bayonne and IMTT-BX under two separate year-to-year steam supply agreements. The Camden Plant is a 146-megawatt base load, gas-fired, combined-cycle cogeneration facility located in Camden, New Jersey. The Camden Plant commenced commercial operations in March 1993 and sells all of its electric capacity and energy to PSE&G under an original term 20-year power purchase agreement. Camden sells its steam to Camden Paperboard Company under an original term 20-year steam supply agreement.

  The following information summarizes certain important information with respect to the Company's principal ventures and plants.

                                   LINDEN                  BAYONNE                  CAMDEN
                          ------------------------- --------------------- --------------------------
Location................  Linden, NJ                Bayonne, NJ           Camden, NJ
Ownership Interest......  Various(1)                86.5%                 Various(1)
Operating                                                                 GECC, Bank of Tokyo,
 Partnerships/Financing                                                    Toronto Dominion, 17 yrs.
 Parties, Team..........  GECC, 22.5 yrs.           Prudential, 20 yrs.
Equipment Type..........  5 GE Frame 7EA            3 GE Frame 6B         1 GE Frame 7EA
                           gas turbines              gas turbines          gas turbine
                          3 GE condensing           1 GE SAEC             1 GE condensing
                           steam turbines            steam turbine         steam turbine
Nameplate Electric
 Capacity...............  715 MW                    176 MW                146 MW
Power Purchase
 Agreement/Term
 (Expiration)...........  Con Ed/25 yrs (2017)      JCP&L/20 yrs (75.8%)  PSE&G/20 yrs (2013)
                                                     PSE&G/20 yrs (24.2%)
                                                     (2008)
Commercial Operations...  May 1992                  October 1988          March 1993
Average Heat Rate
 (1997)(2)..............  9,850 BTU/Kwh             9,280 BTU/Kwh         8,760 BTU/Kwh
Average Availability
 (1993-1997)(3).........  93%                       95%                   95%
Average Capacity Factor
 (1993-1997)(4).........  93%                       92%                   95%
Plant Dispatch..........  Dispatchable (restricted) Base load             Base load
PPA Fixed Price
 Component..............  1.8553c/kwh               2.80c/kwh (JCP&L)
                                                     2.00c/kwh (PSE&G)    2.00c/kwh
Plant Design Steam Sales
 Capacity...............  582,000 lbs/hr            125,000 lbs/hr        35,000 lbs/hr
Steam Sales.............  Bayway Refining (84%)(5)  IMTT/Year-to-Year     Camden Paperboard/
                           Exxon (16%)                                     20 yrs (2013)
Payment Tracking
 Accounts projected at
 July 1, 1998...........  --                        $46 million           $54 million
Plant Operator..........  GE                        GE                    GE
Fuel Type...............  Natural Gas, Butane       Natural Gas, Kerosene Natural Gas, Kerosene,
                                                     Jet-A or L.S. Diesel  Jet-A or L.S. Diesel
Approximate Daily
 Average Fuel
 Requirements...........  110,000 MMBtu             36,000 MMBtu          30,000 MMBtu
Fuel Supply.............  Indexed to spot(5)        PSE&G--CIG Tariff     Indexed to spot(6)
Gas Transportation/Term.  PSE&G/Elizabethtown/      PSE&G--CIG Tariff     PSE&G/20 yrs
                           25 yrs

--------
(1) General Electric Credit Corporation ("GECC") and Dana hold varying interests in cash distributions from Linden Venture, and GECC holds a varying interest in the cash distributions from Camden Cogen.
(2) Heat rates do not take credit for steam production.
(3) Average Equivalent Availability for Linden Venture.
(4) Average equivalent capacity factor for Linden Venture.
(5) For additional information as to current status and changes regarding Linden Venture's steam sale arrangements, see "--Linden Steam Sales Agreement".
(6) Short term firm contracts indexed to spot.

LINDEN OVERVIEW

  The Linden Plant is a 715-MW gas-fired, combined-cycle cogeneration dispatchable facility developed by an affiliate of the Company and owned by Linden Venture (while the subject is a highly technical one, combined-cycle technology is believed by the Company to be the most advanced technically available for fossil fuel fired power plants because it maximizes the use of all energy produced from the combustion of the fuel). The Linden Plant is located in Linden, New Jersey, on the site of the Bayway Refinery facility, which is owned by Bayway, and adjacent to a chemical plant complex and technology center owned by Exxon just south of Newark Airport. Electricity generated by the Linden Plant is sold to Con Ed, and steam is sold to Exxon and Bayway.

  The Linden Plant was constructed by Ebasco Constructors, Inc. and achieved commercial operations in May 1992. While maintaining 100% steam availability to meet the steam customers' demands, the Linden Plant's overall equivalent capacity factor for electrical production has been in excess of 93% for each full operating year since it entered service, with the exception of 1993 when the equivalent capacity factor fell to 86% due to a main transformer failure in April of that year. The Linden Plant's average equivalent capacity factor for the period from the commercial operations date to December 1997 has been 93%. For 1997, its equivalent capacity factor was 96%.

  The Linden Plant comprises five GE Frame 7EA gas turbine generators and three GE condensing steam turbine generators. Natural gas is burned directly in the gas turbine generators to produce electricity and high temperature exhaust gases. The exhaust gases from the gas turbines are channeled into five Nooter Eriksen Heat Recovery Steam Generators ("HRSG") to produce high pressure steam for the steam turbine generators. The steam turbine generators produce additional electricity and process steam which is sold to Exxon and Bayway.

  The steam turbines, in turn, exhaust into a multi-cell air cooled condenser to return condensate to the plant's water cycle. The condensate produced by the air cooled condenser reduces the plant's water consumption by roughly 66%. Condensate from process steam sold to Bayway and Exxon is not returned to the cycle. All raw makeup water is purchased from Elizabethtown Water Company.

  The 13.8 kilovolt ("KV") electrical power produced by the generators is stepped up to 345 KV. The SF6 gas insulated switch gear then delivers the electricity to an underground, parallel connected pair of oil-filled cable ducts, which provide the outgoing power connection directly to Con Ed, allowing the plant to be treated as an "in-city" facility, which the Company believes generally adds value to its capacity from a reliability standpoint. This electric interconnection terminates with Con Ed's Goethals Station on Staten Island, New York, after passing through a cable tunnel bored through bedrock under the Bayway Refinery and the Arthur Kill waterway. The total interconnection distance to Con Ed is approximately 1.6 miles. Each cable has transmission capacity of 650 MW with the addition of heat exchangers, which if engaged, would provide enough capacity to handle the entire output of the plant, thereby providing more than full backup transmission capacity for the Linden Plant or possible additional transmission capacity to support an expansion at the facility if one were to be undertaken.

  The Linden Plant has been designed, and is being maintained and operated, to meet the strict environmental standards of the State of New Jersey. The Linden Plant uses Best Available Control Technology ("BACT"), and is being operated and maintained, to reduce gas turbine, water and noise emissions to the levels required and permitted by federal and state regulators. Nitrogen oxide ("NOx") emissions levels are controlled through steam injection into the turbine combustion chambers and selective catalytic reduction ("SCR") in the HRSGs. Carbon monoxide ("CO") emissions are controlled by the design of the combustion turbines.

  The thermal cycle and plant design have been designed to operate 8,760 hours per year at 93% availability, with design net delivered capacity of 645 MW and export steam generation volume of 582,000 lbs/hour.

LINDEN POWER PURCHASE AGREEMENT

  Linden Venture sells 645 MW of the Linden Plant's electrical capacity to Con Ed pursuant to a 25-year power purchase agreement, dated April 14, 1989 and amended September 17, 1990 and December 22, 1993 (the "Linden PPA"). The Linden PPA has been structured to minimize the impact of adverse changes in fuel costs or operating levels and the loss of QF status on project economics. Certain provisions of the Linden PPA are summarized below.

  Term: Base term of 25 years from the date of commercial operations, May 1992, with two automatic five-year renewal periods but with the option of either party to give to the other party notice of non-renewal.

  Regulatory Approval: Subject only to initial approval by the New York Public Service Commission ("NYPSC"). Provisional NYPSC authorization occurred September 1989, allowing Con Ed full recovery of all payments for the purchase of electricity under the Linden PPA through its fuel adjustment clause. Final NYPSC approval occurred in 1991.

  Base Term Pricing--Capacity: Con Ed is required to pay a fixed capacity rate of 1.8553c per KWh "delivered", where "delivered" means actual or available, subject to a cap of 85% of the Linden Plant's dependable maximum net capability. KWh "delivered" in excess of the 85% cap during the 12 months preceding any off-peak months can be credited to any off-peak month in which the 85% cap is not reached.

  Base Term Pricing--Fuel: Con Ed is obligated under the Linden PPA to pay actual fuel costs, including steam commodity, transportation and storage costs. The fuel component is subject to an annual cap of 2.634c per Kwh purchased, adjusted for changes in Con Ed's annual weighted average cost of gas since 1989. Actual fuel costs below the annual cap entitle the Linden Plant to an incentive payment of 50% of the difference. Actual fuel costs above the annual cap must be absorbed 100% by Linden Venture.

  Base Term Pricing--O&M: Con Ed is required to pay an escalating operating and maintenance ("O&M") rate of 0.9c per KWh at contract inception (1.23c per KWh in March 1998), increasing by a local CPI inflation factor on a monthly basis. This rate is paid for KWh "delivered", subject to a cap of 90% of the Linden Plant's dependable maximum net capability. A credit mechanism similar to capacity payments exists pursuant to which KWh "delivered" in excess of the 90% cap during the 12 months preceding any off-peak months can be credited to any off-peak month in which the 90% cap is not reached.

  Security: The tracking account under the Linden PPA tracks the difference between payments Con Ed has made to Linden Venture under the Linden PPA to estimated Con Ed long run Avoided Costs at the time the Linden PPA was signed. Such tracking account reached a maximum of $111 million in July 1996 and declines to zero in July 1998 pursuant to the terms of the Linden PPA. If Linden Venture were determined to be in default under certain provisions of the Linden PPA, the balance in the tracking account at the time would be used in determining liquidated damages owed by Linden Venture to Con-Ed in accordance with the provisions of the Linden PPA. Linden Venture has provided a letter of credit ($47.2 million at December 31, 1997) to secure its contingent obligation with respect to the security provisions of the Linden PPA.

  Operation--Curtailment: Con Ed is permitted to reduce the dispatch of the plant by various amounts in certain periods for the first 15 years of the Linden PPA. Upon four hours notice, Con Ed may reduce actual deliveries to 82% of dependable maximum net capability. Upon 12 hours notice, Con Ed may reduce actual deliveries to the 82% limit less 150 MW for 8 hours on weekday nights a maximum of 100 times a year. Upon 24 hour notice, Con Ed may reduce actual deliveries to 47% of dependable maximum net capability on weekends and certain holidays. In the last 10 years of the base term Con Ed has the right, upon 24 hours notice, to reduce the dispatch of the plant to 47% on a continuous basis with limited rights to cycle the plants to higher loads. Con Ed's obligations to pay capacity and O&M charges are unaltered by curtailment and, consequently, the Linden Plant's financial performance is largely unaffected by curtailment by Con Ed.

  Operation--Voltage: The Linden Plant will supply voltage support within a specified range as requested by Con Ed, via direct interconnection at Con Ed's Goethals substation on Staten Island, New York.

  Qualifying Facility Status: During any period in which the Linden Plant ceases, temporarily or permanently, to be a QF, Con Ed's rates will be reduced 10%.

  Breach of Contract: Among other events, failure by the Linden Plant to use good faith efforts to resume deliveries after an outage of 120 days constitutes a breach under the Linden PPA. Failure to perform for reasons of force majeure is not deemed a breach.

  Insurance: Under the Linden PPA, Linden Venture is required to maintain customary insurance coverages.

  Assignment: The Linden PPA may not be assigned or transferred by either party without prior written consent of the other party except that Linden Venture may assign to an affiliate or a lender and may also assign under certain conditions, such as a sale of the facility.

  Force Majeure: Either party to the Linden PPA may suspend performance (except for any obligation to make payments) thereunder due to the occurrence of force majeure so long as the non-performing party provides notice to the other party within 14 days of becoming aware of the force majeure event and endeavors to remedy its inability to perform.

LINDEN STEAM SALES AGREEMENT

  Linden Venture sells steam to both Exxon and Bayway. On August 1, 1990, Linden Venture entered into a steam sale agreement with Exxon (the "Exxon Steam Sale Agreement") pursuant to which Linden Venture was to sell steam to Exxon for use at Exxon's Bayway refinery and at certain other facilities owned by Exxon in the area of the Bayway refinery. In 1993, Exxon sold its Bayway refinery to Bayway, but retained the other facilities that continued to use some of the steam originally covered by the Exxon Steam Sale Agreement. The Exxon Steam Sale Agreement provided that Bayway, as the purchaser of the refinery, would enter into a new steam sale agreement with Linden Venture covering the sale of steam to Bayway by Linden Venture (the "Bayway Steam Sale Agreement"), and that Exxon would enter into an amendment to the Exxon Steam Sale Agreement to reflect the reduction in steam purchases by Exxon (the "Amended Exxon Steam Sale Agreement" and, together with the Bayway Steam Sale Agreement, the "New Steam Sale Agreements"). Although the parties have been negotiating the New Steam Sale Agreements, as of the date of this Prospectus, the New Steam Sale Agreements have not been signed. Drafts of the New Steam Sale Agreements were presented to the limited partner of Linden Venture for approval and the limited partner, in turn, presented them to its lenders for approval, where the matter now pends. The parties, in effect, have been operating as if the New Steam Sale Agreements were in force, with Linden Venture selling steam to each of Bayway and Exxon, and getting paid therefor by Bayway and Exxon, respectively, pursuant to the terms of the unexecuted agreements. Although Linden Venture is hopeful that these matters can be concluded soon and that the New Steam Sale Agreements will be executed by the respective parties there can be no assurances in that regard.

  At the present, Linden Venture believes that any risk relating to the status of its steam sale arrangements is remote, because, among other things, it is the only steam supplier to the area of the Exxon and Bayway facilities, and both Exxon and Bayway require steam for their facilities.

LINDEN GAS SERVICE AGREEMENTS

  Linden Venture entered into a gas service agreement in July 1990 with PSE&G and Elizabethtown Gas (the "suppliers"), providing for transportation and partial supply being furnished jointly, with PSE&G supplying 80% and Elizabethtown Gas the balance. Linden Venture currently has short-term gas supply agreements with Anadarko Energy Services Company, Columbia Energy Services Corp., Engage Energy U.S. L.P., Sonat Marketing Company, Vastar Gas Marketing, Inc. and Texaco Natural Gas Inc. Certain provisions of the Gas Service Agreement are summarized below.

  Term: Base term of 25 years. Sales service may be terminated after 15 years, but if not renewed, will be replaced by a transportation resale service.

  Quantities: The minimum quantity of gas under the agreement is 73,000 decatherms/day ("Dth/day"). The maximum quantity is 143,500 Dth/day. The base amount of 85,000 Dth/day is subject to full interruption up to a maximum number of days per year during certain peak days (defined by temperature). Beyond the maximum number of days interruption limit, gas can be curtailed to the 73,000 Dth/day minimum. Butane storage and deliverability are sized to supply the minimum fuel requirements during gas supply interruptions but during such interruptions, the plant can be operated on Butane at an output level of only 300 MW due to butane deliverability restrictions.

  Obligations: Linden Venture must contract for a year-round supply of natural gas of 85,000 Dth/day plus line loss and compressor fuel. Such supply will be firm from December through March, and will be contractually committed for by the preceding June 1. The Linden Plant must purchase and make available to the suppliers 100,000 bbls of butane storage and up to 300,000 bbls of butane product for use by the suppliers on peak days during the period November through March. The suppliers must obtain at least 15 years firm transportation capacity and obtain interruptible transportation as necessary.

  Services: Under resale service, Linden Venture will purchase gas supply in the U.S. Gulf Coast production areas from which the suppliers have pipeline transportation capacity. Linden Venture will deliver to the pipeline receipt points of the suppliers in the production area 85,000 Dth/day, plus line loss and compressor fuel, selling such amount to the suppliers at those locations. Suppliers will then resell these amounts, less line loss and compressor fuel, to Linden Venture at the plant's interconnections with the suppliers' facilities. Resale service volumes will be at least the minimum quantity. FERC Order 636, issued April 1992, prohibits new contracts for such resale transportation services. This contract is allowed under the grandfather provision of Order 636, but it cannot be extended or renewed. Subject to nominations by Linden Venture, the suppliers sell Linden Venture gas from their system supply in an amount that can range from zero to 58,500 Dth/day. Butane also is purchased by Linden Venture from the Bayway Refinery for use as back-up fuel if the suppliers fail to deliver natural gas.

  Pricing: Resale service is priced in three components: (i) a component based on the plant's commodity price as initially sold to the suppliers at their receipt points; (ii) a component based on transportation costs; and (iii) a component based on a specified service fee which can escalate. Sales service is priced separately for peak and off-peak service. Off-peak supply is priced in three components: (i) a component based on a cost formula; (ii) a component allowing for shrinkage and line loss; and (iii) a component based on a specified service fee which can escalate with the suppliers' base rates. Peak sales service during the months of December through March above a specified level includes a price component based on storage costs.

  Force Majeure: The Gas Service Agreement may be terminated by the suppliers for lack of performance by Linden Venture due to occurrence of force majeure if the inability to perform extends for 18 consecutive months. This 18 month period can be extended to 36 months if certain fees are paid to the suppliers by Linden Venture. The Gas Service Agreement may be terminated by Linden Venture if the suppliers experience a force majeure event that extends for six consecutive months.

LINDEN OPERATION AND MAINTENANCE ARRANGEMENTS

  Linden Venture has entered into an Operation and Maintenance Agreement dated effective as of June 6, 1997 (the "Linden O&M Agreement"), with GE, replacing an operation and maintenance agreement with another party in order to achieve economies of scale by having a single operator for all three plants and to make more consistent the operation and maintenance of the Company's three operated plants. The initial term of the Linden O&M Agreement is 12 project years, with Linden Venture having the right to terminate upon payment of a specified amount at the end of each of the fourth, seventh and tenth project years and to extend for an additional two years. Thereafter, the Linden O&M Agreement is extended automatically each year, unless either Linden Venture or GE gives 12 months' notice of termination. The Linden O&M Agreement is a "cost reimbursable" contract with a monthly operator's fee and with performance bonuses payable to GE and liquidated damages assessed against GE based on a series of performance criteria. In 1997, Linden Venture paid performance bonuses of $0.1 million but no operator's fees. Pursuant to the terms of the Linden O&M Agreement, the Company expects that operator fees will be paid in future years. Under the Linden O&M

Agreement, Linden Venture is obligated to buy all parts and services needed at the Linden Plant from GE at certain discount prices, and GE is obligated to furnish such parts and services to the Linden Plant; provided that if GE is unable to provide such parts or services in a timely or cost effective manner, Linden Venture may obtain such parts and services from alternative sources.

LINDEN INSURANCE ARRANGEMENTS

  Linden Venture carries insurance consisting of:

 . ""All Risk" property insurance for direct damage from non-excluded perils including but not limited to fire and extended coverage, vandalism, theft, collapse, flood, and earthquake. Such coverage is required to be written on a replacement cost basis.

 . Comprehensive boiler and machinery insurance for sudden or accidental breakdown of mechanical or electrical equipment.

 . ""Single Interest Excess of Loss Policy" insurance is maintained above the coverage of property and boiler machinery policies.

 . Business interruption insurance covering loss of net profits and continuing expenses resulting from physical loss or damage at the Linden Plant subject to a 30-day deductible.

 .  General liability insurance and excess liability insurance.

 .  Workers' compensation and employers' liability insurance.

LINDEN ENVIRONMENTAL MATTERS

  Linden Venture has established, and incorporates, environmental awareness and resource conservation standards in its day-to-day activities. These standards are guiding principles for Linden Venture, its employees and the operation of the Linden Plant, reflecting a commitment to environmentally sound engineering and long-term values.

  Waste water, consisting primarily of boiler blowdown and demineralized rinse water, is processed with temperature and acidity ("pH") monitored and controlled prior to discharge into the Linden Roselle Sewer Authority. Sanitary waste is also discharged into the Linden Roselle Sewer Authority. Site runoff water is collected and monitored for pH prior to being discharged to the Arthur Kill waterway. Air emissions from the facility are controlled and reduced through steam injection, Selective Catalytic Reduction ("SCR") and turbine design, with all emissions well below permitted limits. Noise emissions are significantly lower than required standards. The Company has solid waste disposal arrangements with contractors it believes to be legally and financially responsible.

LINDEN SITE LEASE AGREEMENT

  Linden Venture and Exxon entered into a ground lease agreement dated as of August 1, 1990 (the "Site Lease") with respect to the Linden Plant site within Exxon's industrial complex (the "Site"). When Exxon sold its refinery to Bayway, it assigned to Bayway the ground lease agreement. There are various default provisions in the Site Lease that are triggered by the default provisions of the Exxon Steam Sale Agreement. Bayway, as a successor to Exxon under the Site Lease, is entitled to terminate the Site Lease in the event Linden Venture defaults under the Exxon Steam Sale Agreement (subject to various protections in favor of Linden Venture) but is not entitled to terminate the Site Lease if Bayway is in default under the Exxon Steam Sale Agreement. The Site Lease provides Linden Venture with both a leasehold estate in the Site and non-exclusive easements over other portions of Bayway's property for various interconnections to the Linden Plant.

  The term of the Site Lease is 25 years from initial commercial operations of the Linden Plant, followed by two 5-year renewal terms and additional extensions if desired by the parties. Base rent is $383,000/year, adjusted by CPI.

LINDEN OWNERSHIP STRUCTURE

  The Linden Plant is owned by Linden Venture, a limited partnership. The general partner of Linden Venture, Linden Ltd., is a limited partnership owned and controlled indirectly by the Company. The limited partner in Linden Venture is an owner trust (the "Owner Trust"), a trust created for the benefit of GECC and its co-investors. See "--Security Structure". The beneficial owner of the Owner Trust is a general partnership (the "Owner Partnership") whose partners are special purpose corporations wholly owned by GECC and [DANA], respectively.

LINDEN FINANCING STRUCTURE

  The development and construction of the Linden Plant were financed through September 1992 equity contributions of $25.0 million from Linden Ltd. and $500.0 million from the Owner Trust. In return for its $500.0 million equity capital contribution, the Owner Trust received a limited partnership interest in Linden Venture. The proceeds of the equity contributions were used by Linden Venture to repay its construction loan. As a result of its equity contribution, the Owner Trust receives distributions from Linden Venture on a preferential basis. See "--Linden Cash Distributions" and "Description of Certain Indebtedness--Plant Project Financings".

LINDEN GENERAL PARTNER TERM LOAN

  Pursuant to the Linden GP Term Loan Agreement, the Owner Trust also made a $250.0 million term loan facility available to Linden Ltd. (the "Linden GP Term Loan"). The Linden GP Term Loan is secured by Linden Ltd.'s general partnership interest in Linden Venture and certain reserve accounts funded with revenues of Linden Venture. See "--Linden Cash Distributions". Linden Ltd. must use $10.0 million of the proceeds of the Linden GP Term Loan as working capital for Linden Venture. An amount of $25.0 million of the Linden GP Term Loan was used to fund Linden Ltd.'s equity contributions in Linden Venture. The balance of the proceeds of the Linden GP Term Loan was loaned by Linden Ltd. to Financial Services. See "Formation Transactions". No further borrowings may be made by Linden Ltd. under the Linden GP Term Loan, and at December 31, 1997, its outstanding principal balance was $218.0 million. The Linden GP Term Loan matures in September, 2007. See "Description of Certain Indebtedness--Plant Project Financings--Linden Venture".

LINDEN CASH DISTRIBUTIONS

  The cash remaining after payment of taxes, operating expenses and maintenance of required reserve funds ("Linden Venture Distributable Cash") is distributed monthly by Linden Venture to the partners of Linden Venture. In addition, distributions of Linden Venture Distributable Cash to Linden Ltd. are to be made (i) net of monthly (a) principal and interest debt service requirements under the Linden GP Term Loan Agreement and (b) amounts required to maintain ratios (the "Required Payment Ratios"), for specified periods, based upon (y) total Linden Venture Distributable Cash, together with the amount of earnings on the working capital fund and interest paid by Linden Venture on working capital loans from Linden Ltd., for such period to (z) Linden Venture Distributable Cash made to Linden Ltd. under Tranche 1 (as such term is hereinafter defined), together with debt service payments of Linden Ltd. on the Linden GP Term Loans, for the same period, and (ii) in the absence of a default under the Linden GP Term Loan Agreement. The Required Payment Ratios are calculated with respect to quarterly periods and, in certain instances, annual periods, with such quarterly-calculated ratios ranging from
1.1 to 1.0 and 1.2 to 1.1, and such annual-calculated ratios being either 1.1 to 1.0 or 1.2 to 1.0.

  Under the terms of the partnership agreement relating to such venture, the Owner Trust, as the limited partner in Linden Venture, receives the first 99% of Linden Venture Distributable Cash up to a capped amount equal to approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001 and between $4.3 million and $4.8 million per month thereafter ("Tranche 1"). Tranche 1 distributions are set at a level that, over a period of 22.5 years, will repay the Owner Trust an amount equal to its initial equity investment plus an agreed return thereon.

  The amount of Tranche 1 payments determines the amount of two other tranches, which collectively cover all Linden Venture Distributable Cash. Tranche 2 is the Linden Venture Distributable Cash remaining after the Tranche 1 payment, up to an amount equal to twice the amount of Tranche 1. Tranche 2 is distributed 99% to Linden Ltd. and 1% to the Owner Trust. Tranche 3 is the remaining Linden Venture Distributable Cash in excess of Tranches 1 and 2 and is distributed 10% to the Owner Trust and 90% to Linden Ltd. Payments under each tranche must be made in full before any payments on the next tranche may be made. The distribution of cash according to the terms summarized above will be in effect until the date (the "Flip Date") which is the earlier of 22.5 years or the date upon which the Owner Trust has achieved a specified after-tax return (the "Minimum Return"). On the Flip Date, distribution of cash according to the above mechanism ends, and all Linden Venture Distributable Cash will be distributed initially 30% to the Owner Trust and 70% to Linden Ltd. until the Minimum Return has been achieved, if it was not achieved by year 22.5. Thereafter, the Owner Trust's distribution percentage will be reduced to 20% and then finally to 10% upon the achievement of certain specified after-tax target rates of return.

      SUMMARY OF LINDEN VENTURE DISTRIBUTABLE CASH PRIOR TO THE FLIP
          DATE (AS A PERCENTAGE OF EACH TRANCHE'S LINDEN VENTURE
                            DISTRIBUTABLE CASH)
      ---------------------------------------------------------------------
                                         LINDEN LTD.       OWNER TRUST
                                        -----------------------------------
      Tranche 1..............................          1%               99%
      Tranche 2..............................         99%                1%
      Tranche 3..............................         90%               10%

  Historical annual distributions from Linden Venture are set out in the table below:

                                             1997   1996   1995   1994   1993
                                            ------ ------ ------ ------ ------
                                                  (MILLIONS OF DOLLARS)
      Linden Venture Distributable Cash
      Distributions to Owner Trust
        --Tranche 1........................ $ 51.0 $ 50.8 $ 50.7 $ 50.5 $ 52.0
        --Tranche 2........................    0.8    0.8    0.6    0.7    0.7
        --Tranche 3........................    0.1     --     --     --     --
      Distributions to Linden Ltd.
        --Tranche 1........................    0.5    0.5    0.5    0.5    0.5
        --Tranche 2........................   74.1   77.2   58.9   70.8   67.9
        --Tranche 3........................    1.0     --     --    0.3    0.3
                                            ------ ------ ------ ------ ------
      Total Distributions.................. $127.5 $129.3 $110.7 $122.8 $121.4
                                            ====== ====== ====== ====== ======

SECURITY STRUCTURE

  The Company understands that the assets of the Owner Trust consist of its limited partnership interest in Linden Venture and the Linden GP Term Loan. The indebtedness of Linden Ltd. to the Owner Trust, as lender under the Linden GP Term Loan, is secured by a pledge of Linden Ltd.'s general partnership interest in Linden Venture and certain reserve accounts funded with the revenue of Linden Venture. See "--Linden Cash Distributions". Because of its equity financing structure, Linden Venture has no long-term debt on its balance sheet and is unencumbered by any liens on its assets. While there is no indebtedness on Linden Venture's balance sheet, Linden Venture's partnership agreement contains certain provisions that effectively restrict Linden Venture from, among other things, entering into certain agreements or commitments, selling or otherwise transferring assets, incurring indebtedness (other than defined permitted indebtedness), creating or allowing any lien on its property (other than defined permitted liens) and amending or modifying project documents without the consent of the limited partner of Linden Venture, which is the Owner Trust.

BAYONNE OVERVIEW

  The Bayonne Plant is a 176-MW gas-fired, combined-cycle cogeneration facility developed by a subsidiary of the Company that owns NJ Venture. The Bayonne Plant is located on the site of the IMTT facility in Bayonne, New Jersey. Power generated by the Bayonne Plant is sold 75.8% to JCP&L and 24.2% to PSE&G, with steam sold to IMTT--Bayonne and IMTT-BX.

  The Bayonne Plant was constructed by GE and achieved commercial operations in October 1988. The Bayonne Plant is a base load facility with a rated net capacity of 165 MW. The Bayonne Plant's availability and capacity factors have been in excess of 91% and 88%, respectively, for each full operating year since the plant entered service (except in 1994 when the capacity factor was 85% due to the performance of major overhauls on all of the gas turbines). The Bayonne Plant's average availability and capacity factors for the period from the commercial operations date to December 1997 were 92% and 90%, respectively. For 1997, the Bayonne Plant's availability and capacity factors were 94% and 92%, respectively.

  The Bayonne Plant comprises three GE Frame 6B gas turbine generators and one GE Single Admission/Extraction Condensing ("SAEC") steam turbine generator. Natural gas is burned directly in a combustion turbine generator to produce electricity and high temperature exhaust gases. The exhaust gases from the gas turbines are channeled into three Henry Vogt HRSGs to produce high pressure steam for a steam turbine driven electric generator, providing additional electricity as well as extracting quality process steam for sale to IMTT,Bayonne and IMTT-BX. The steam turbine exhausts into a water cooled surface condenser to return condensate to the Bayonne Plant's water cycle. All raw makeup water is purchased from the City of Bayonne pursuant to an agreement that provides for the City of Bayonne to supply to the Bayonne Plant
1.5 million gallons per day of potable water. The agreement expires June 1, 2118.

  The 13.8 KV electrical power produced by the generators is stepped up to 138 KV and delivered by SF6 switchgear to an underground cable which provides the outgoing power connection to PSE&G. This cable interconnects with PSE&G's Bayonne Substation in Bayonne, New Jersey, over an interconnection distance of approximately three miles.

  The Bayonne Plant has been designed, and is being maintained and operated, to meet the strict environmental standards of the State of New Jersey and uses BACT to reduce gas turbine, water and noise emissions to the levels required and permitted by federal and state regulators. NOx emissions levels are controlled by water injection into the gas turbine combustion chambers and by SCR in the waste heat recovery boilers. CO emissions are controlled by design of the combustion turbines.

  The plant has been designed based on a thermal cycle power output of 165 MW net and average export steam generation of 125,000 lbs/hour.

NJ VENTURE POWER PURCHASE AGREEMENT--JCP&L

  NJ Venture sells 75.8% of the Bayonne Plant's net electrical output (up to an average annual maximum of 125 MW) to JCP&L, under a power purchase agreement (the "JCP&L PPA"), dated October 29, 1985, as amended September 5, 1986 and August 1, 1988. Certain provisions of the JCP&L PPA are summarized below.

  Term: Base term of 20 years with a 10-year automatic renewal period subject to the agreement of both parties.

  Regulatory Approval: Approval of the JCP&L PPA by the New Jersey Board of Public Utilities ("NJBPU"), which was required for the JCP&L PPA to be effective, was received December 16, 1985, and approval of the contract amendment, which required NJBPU approval, was obtained on December 8, 1986.

  Base Term Pricing--Applicable Rate: The Applicable Rate is the sum of the Fixed, Gas, GNP Deflator and Retail Rate components (as defined below). The JCP&L PPA requires that JCP&L pay 120% of the Applicable Rate for all electricity delivered during on-peak periods and 88.9% of the Applicable Rate for off-peak periods. Peak period is 8:00 am to 8:00 pm, Monday through Friday, 52 weeks per year.

  Base Term Pricing--Fixed: JCP&L is required to pay a fixed component of 2.80c/kwh for electricity delivered to receipt points up to a maximum aggregate of 125 MW/hour on the average annual basis.

  Base Term Pricing--Gas: JCP&L pays a gas component which is indexed against changes in JCP&L's weighted average cost of gas. The gas component is 3.12c/KWh as of March 31, 1998 for power delivered to receipt points up to a maximum aggregate of 125 MW/hour on the average annual basis.

  Base Term Pricing--GNP Deflator: JCP&L is required to pay a general price change component, which reflects inflation adjustments and was as of December 31, 1997 approximately 0.943c/KWh, for power delivered to receipt points up to a maximum aggregate of 125 MW/hour on the average annual basis.

  Base Term Pricing--Retail Rate: JCP&L is required to pay a local price change component which reflects changes in JCP&L's retail rates and was as of March 31, 1998 approximately 0.833c/KWh., for power delivered to receipt points up to a maximum aggregate of 125 MW/hour on the average annual basis.

  Curtailment: JCP&L may curtail purchases only in the event of force majeure and other excusable conditions including: (i) an emergency involving the wheeling system and (ii) interruptions, curtailments and reductions required by prudent electrical practices. It is not anticipated that these limited curtailment provisions will have a material effect on NJ Venture's revenues under the JCP&L PPA. JCP&L has not curtailed power purchases to date.

  Breach of Contract: Among other events, failure of the Bayonne Plant to deliver electricity for 365 consecutive days, for reasons other than force majeure, constitutes a breach.

  Assignment: The JCP&L PPA may not be assigned or transferred by either party without written consent.

  Force Majeure: Either party to the JCP&L PPA may suspend performance (except for any obligation to make payments) thereunder due to the occurrence of force majeure so long as the non-performing party provides prompt notice to the other party of the force majeure event and expeditiously takes action to continue performance, remedy the event excusing performance and mitigate resulting damages to the other party.

NJ VENTURE POWER PURCHASE AGREEMENT--PSE&G

  The remaining 24.2% of electrical output (approximately 40 MW) of the Bayonne Plant is sold to PSE&G pursuant to an extendible Power Purchase and Operations Coordination Agreement ("PSE&G PPA"), dated June 5, 1989. The PSE&G PPA provides for the sale of energy and capacity from the Bayonne Plant to PSE&G. Under the PSE&G PPA, PSE&G makes seasonal capacity payments and base monthly energy payments consisting of a fixed component, a fuel component and an inflation component. Certain provisions of this agreement are summarized below.

  Term: Base term of 20 years with two five-year renewal options, subject to mutual agreement of both parties.

  Regulatory Approval: Requires approval of the NJBPU, which must find the contract reasonable and prudent throughout its term, and which must allow PSE&G full and timely recovery of contract costs through the utility's energy clause. NJBPU authorization occurred June 1989.

  Base Term Pricing--Capacity: PSE&G is required to pay a monthly seasonal capacity payment for power delivered to PSE&G's receipt point. The payment is $8.76/KW per month, from January 1, 1988, escalated at 4.9% per annum; the rate as of March 31, 1998 was $13.469 per KW. Payments during certain periods will not exceed established capacity levels as follows: during summer peak months of June through September, the Bayonne Plant has a nominated capacity of 36 MW, and during the winter peak months of December through February, the plant has a nominated capacity of 43 MW. NJ Venture has the right to adjust these seasonal capacity levels within a range of plus or minus 10% every year.

  PSE&G is obligated to pay an energy charge which has three components: fixed, energy fuel and energy inflation, each as described below:

  Base Term Pricing--Fixed: The fixed energy component is 2.0c/KWh for power delivered to PSE&G's receipt point and remains unchanged for twenty years.

  Base Term Pricing--Energy Fuel: The fuel energy component was initially 1.88c/KWh for power delivered to PSE&G's receipt point escalating monthly at PSE&G's Cogeneration Interruptible Gas Rate Schedule ("CIG") as approved by NJBPU. The CIG rate is based on PSE&G's average cost of gas and also includes an additional component representing transportation through the local distribution system. The fuel energy component rate was 2.26c/KWh as of March 31, 1998.

  Base Term Pricing--Energy Inflation: On December 1, 1988, the inflation component was 0.72c/KWh for power delivered to PSE&G's receipt point. The inflation component escalates based on a Gross Domestic Product ("GDP") index on January 1st of each succeeding year beginning on January 1, 1990. This component tracks closely with a portion of the plant's pipeline charges and variable O&M payments, which tend to increase with inflation. The inflation component was 0.91c/KWh as of March 31, 1998.

  Security: There is a tracking account which tracks the difference between payments PSE&G has made to NJ Venture under the PSE&G PPA to estimated future capacity and energy rates of the Pennsylvania, New Jersey and Maryland Interchange ("PJM"), a close power pool consisting of certain utilities located in the Mid-American States. These estimates are fixed and set out in the PSE&G PPA. The tracking account will reach a maximum of $46 million during 1998 and will decline to zero by 2005. If a breach by PSE&G were to result in a termination of the PSE&G PPA, NJ Venture would be required to pay to PSE&G the amount, if any, by which the balance in the tracking account exceeds the liquidated damages due the Bayonne Plant as a result of such breach. NJ Venture has provided a letter of credit to PSE&G for 10% of the tracking account ($4.4 million at December 31, 1997) to secure its contingent obligation with respect to the security provisions of the PSE&G PPA.

  Operation Curtailment: PSE&G is obligated to accept up to a maximum of 24.2% of the Bayonne Plant's net electrical output unless: (i) the plant fails to comply with safety requirements, (ii) such acceptance would jeopardize the integrity or transmission facilities of the PSE&G or PJM systems, (iii) during system emergencies or planned maintenance of the transmission or interconnection facilities, or (iv) during light load periods, if due to operational circumstances, PSE&G would incur costs greater than those that it would have incurred if it had not made such purchases. PSE&G has not invoked any of the provisions set out in clauses (i), (ii) and (iii) above through 1997, but has curtailed the Bayonne Plant pursuant to the "light load" provisions.

  Qualifying Facility Status: The Bayonne Plant must meet FERC's operating and efficiency standards to maintain its QF status under PURPA. If sections 201 and 210 of PURPA are no longer in effect or the Bayonne Plant ceases to qualify as a QF for reasons not within its control, including, a reduction or cessation in thermal energy use, the PSE&G PPA will nevertheless continue in effect, provided (i) the NJBPU does not bar PSE&G from passing the rates through to its customers, (ii) federal, state or local laws are not violated, and (iii) NJ Venture or its owners are not subject to unreasonable burdensome regulation under PUHCA. See "Government Regulation--Federal Energy Regulation". If one of the above events does occur, NJ Venture and PSE&G must negotiate in good faith for an arrangement with substantially similar economic benefits to each party under the PSE&G PPA. In addition, if one of the above PURPA events occurs, and the NJBPU denies rate pass-through of PSE&G's obligations under the PSE&G PPA, NJ Venture and PSE&G must negotiate in good faith to provide a rate with substantially similar economic benefits to each party, and which the NJBPU will permit PSE&G to recover from its ratepayers. If a final non-appealable order is issued that the Bayonne Plant is not a QF, then either party may terminate the PSE&G PPA, unless the Bayonne Plant is attempting to restore its QF status.

  Breach of Contract: Failure by NJ Venture to perform its obligations under the contract constitutes a breach unless within 30 days after notice from PSE&G such venture cures the breach or commences and diligently pursues a cure.

  Insurance: NJ Venture is required to maintain customary insurance coverages.

  Assignment: The PSE&G PPA may not be assigned or transferred by either party without prior written consent of the other party except NJ Venture may assign it to an affiliate or lender.

  Force Majeure: Either party to the PSE&G PPA may suspend performance (except for any obligation to make payments) thereunder due to the occurrence of force majeure so long as the non-performing party provides prompt notice to the other party of the force majeure event and expeditiously takes action to remedy the event excusing performance.

BAYONNE TRANSMISSION SERVICE AND INTERCONNECTION AGREEMENT

  NJ Venture and PSE&G entered into a revised transmission service and interconnection agreement (the "Transmission and Interconnection Agreement") on April 27, 1987, under which PSE&G agreed to design, construct, own and operate a 138,000 volt underground transmission cable circuit and associated terminal facilities (jointly the "Interconnection") to connect the Bayonne Plant with PSE&G's Public Service System at PSE&G's Bayonne Switching Station. The electric power transmission facilities of PSE&G are interconnected with those of JCP&L, and both PSE&G and JCP&L are members of the Pennsylvania--New Jersey--Maryland Interconnection. The initial term of the agreement is 20 years. Upon the expiration of the initial term, the Transmission and Interconnection Agreement shall automatically be extended for a succeeding term of 10 years, unless either party elects, upon three years' notice, to terminate the Transmission and Interconnection Agreement at the close of the initial term.

BAYONNE AGREEMENT FOR THE SALE OF STEAM AND ELECTRICITY TO IMTT--BAYONNE

  NJ Venture entered into an agreement for the sale of steam and electricity (as amended, the "IMTT Steam Sale Agreement") with IMTT--Bayonne on June 13, 1985, which was amended on May 22, 1986. The IMTT Steam Sale Agreement provides for the sale to IMTT--Bayonne of 100% of its steam needs at its tank terminal facility, and at the venture's option, the sale of electricity. NJ Venture has no current plans to offer IMTT--Bayonne electricity under the IMTT Steam Sale Agreement. The IMTT Steam Sale Agreement has a base term of 10 years, which has expired, with automatic renewal thereafter for each following year unless either party elects to terminate the agreement at the end of a renewal year upon 60 days notice. IMTT--Bayonne agrees to purchase from NJ Venture all of the thermal energy requirements of its tank terminal facility up to the deemed maximum steam production of 57,000 lbs/hour according to a pricing formula based on IMTT--Bayonne's avoided cost of steam.

BAYONNE AGREEMENT FOR THE SALE OF STEAM TO IMTT-BX (FORMERLY EXXON)

  NJ Venture and Exxon entered into an Agreement for the Sale of Steam (the "Exxon Steam Sale Agreement") on February 27, 1987, which was amended on August 21, 1988. Under the terms of the Exxon Steam Sale Agreement, Exxon agreed to purchase from the Bayonne Plant an average of 50,000 lbs/hour of steam on an annualized basis. The Exxon Steam Sale Agreement provides for an initial term of five years (now expired). Thereafter, the Exxon Steam Sale Agreement continues on a year to year basis unless either party exercises its rights to terminate as provided in the Exxon Steam Sale Agreement. Beginning in the fifth year of the agreement, either party is entitled to serve written notice on the other of its intent to terminate the agreement. The Exxon Steam Sale Agreement would then terminate one year after the notice or at an earlier date upon which the parties mutually agree. Exxon used the steam at its adjacent terminal facility (the "Exxon Terminal Facility") for industrial purposes.

  Exxon sold its terminal facility in Bayonne to IMTT-BX on April 1, 1993. As a result, IMTT-BX assumed Exxon's rights and obligations under the Exxon Steam Sale Agreement and is currently performing under the agreement (hereafter referred to as the "IMTT-BX Steam Sale Agreement"). IMTT-BX renamed the Exxon Terminal Facility IMTT-BX.

BAYONNE GAS SUPPLY ARRANGEMENTS

  NJ Venture currently purchases its natural gas requirements from PSE&G pursuant to provisions of a CIG. The Bayonne Plant requires approximately 13,140,000 MMBtu/year (an average of 36,000 MMBtu/day). Certain provisions of the agreement are summarized below.

  Term: Base term of one year with automatic renewals subject to termination upon five days notice.

  Quantities: NJ Venture will purchase up to a maximum of 3,000 Dth/hour and up to a maximum of 17,600,000 Dth/year.

  Obligations: The Bayonne Plant shall maintain QF status.

  Service: Interruptible service shall be provided by PSE&G under certain conditions that include (i) PSE&G's continuing ability to provide the service, and (ii) the Bayonne Plant's continuing status as a QF. The Bayonne Plant's supply is subject to 100% interruption on eight hours notice.

  Pricing: NJ Venture is required to pay a monthly charge per MMBtu of gas equal to the sum of

 .  PSE&G's estimated average commodity cost of gas,

 .  PSE&G's interstate pipeline commodity charges,

 .  50% of PSE&G's interstate pipeline demand charges, and

 .  PSE&G's local distribution charge.

  The average price of gas under CIG in 1997 was $3.496 per MMBtu.

  In the event that PSE&G does interrupt service, the Bayonne Plant could utilize kerosene, which is stored at the site in a day tank with a capacity of 250,000 gallons. In addition, the Bayonne Plant has approximately 60,000 barrels (equivalent to approximately 10 days' supply at full output) of storage under lease from IMTT--Bayonne adjacent to the site with direct pipeline transfer capability to the Bayonne Plant's day tank. Additional fuel is stored routinely by fuel suppliers at the IMTT--Bayonne terminal facility. Over the last four winters, the Bayonne Plant's gas supply has been interrupted a total of ten days. During those periods of interruption, the plant continued to operate on kerosene.

BAYONNE OPERATION AND MAINTENANCE ARRANGEMENTS

  GE operates and maintains the Bayonne Plant pursuant to an operations and maintenance agreement dated effective as of June 6, 1997 (the "Bayonne O&M Agreement"). The initial term of the Bayonne O&M Agreement expires on November 1, 2008. NJ Venture has a right to terminate the Bayonne O&M Agreement upon the payment of specified amounts at the end of each of the fourth, seventh and tenth project years. The Bayonne O&M Agreement is a "cost reimbursable" contract with a monthly operator's fee and with performance bonuses payable to GE and liquidated damages assessed against GE based on a series of performance criteria. In 1997, Bayonne paid performance bonuses to GE of $0.1 million and paid no operator's fees. Pursuant to the terms of the Linden O&M Agreement, the Company expects that operator fees will be paid in future years. Under the Bayonne O&M Agreement, the Bayonne Plant is obligated to buy all parts and services needed at the Bayonne Plant from GE at certain discount prices, and GE is obligated to furnish such parts and services to the plant; provided that if GE is unable to provide such parts or services in a timely or cost effective manner, the venture may obtain such parts and services from alternative sources.

BAYONNE INSURANCE ARRANGEMENTS

  NJ Venture carries insurance consisting of:

 . ""All Risk" property insurance for direct damage from non-excluded perils including but not limited to fire and extended coverage, vandalism, theft, collapse, flood, and earthquake. Such coverage is required to be written on a replacement cost basis.

 . Comprehensive boiler and machinery insurance for sudden or accidental breakdown of mechanical or electrical equipment.

 . Business interruption insurance covering loss of net profits and continuing expenses, including debt service, resulting from physical loss or damage at the Bayonne Plant subject to a 30-day deductible.

 .  General liability insurance and excess liability insurance.

 .  Workers' compensation and employers' liability insurance.

BAYONNE ENVIRONMENTAL

  Waste water, consisting primarily of boiler and cooling tower blowdown, storm water, demineralizer rinse water and site runoff water, is processed and the temperature and pH are monitored and controlled prior to discharge into the Kill Van Kull. Sanitary waste is discharged to the Bayonne Municipal sewer authority. Air emissions from the facility are controlled and reduced through water injection into the turbine combustion chambers, SCR and turbine design, with all emissions below permitted limits. Noise emissions are lower than required standards. The Company has solid waste disposal arrangements with contractors it believes to be legally and financially responsible.

BAYONNE SITE LEASE AGREEMENT

  NJ Venture, IMTT-Bayonne and Bayonne Industries, Inc. ("Bayonne Industries") entered into a ground lease agreement dated as of May 26, 1986 (the "Bayonne Site Lease") with respect to the Bayonne Plant site within the IMTT--Bayonne facility (the "Bayonne Site"). The Bayonne Site Lease provides NJ Venture with both a leasehold estate in the Bayonne Site and non-exclusive easements over other portions of Bayonne Industries' property for various interconnections to the Bayonne Plant.

  The initial term of the Bayonne Site Lease is 20 years from the date of the Bayonne Site Lease. The Bayonne Site Lease will automatically renew after expiration of the initial term, for two succeeding terms, the first for two years and the second for 10 years, unless NJ Venture elects to terminate the lease. Base rent for the Bayonne Plant is pre-paid for 20 years.

BAYONNE OWNERSHIP STRUCTURE

  The Bayonne Plant is owned by NJ Venture, a general partnership. The managing general partner of NJ Venture is NJ Inc., a subsidiary of the Company, which owns 86.5% of the interests in NJ Venture. The other general partners of NJ Venture are parties unrelated to the Company.

BAYONNE FINANCING STRUCTURE

  Pursuant to the Prudential Loan Agreement, the development and construction of the Bayonne Plant was financed through a $90.0 million term loan (the "Prudential Term Loan") provided by Prudential and approximately $30.0 million in equity contributed by the partners of NJ Venture. The Prudential Term Loan is non-recourse to the partners of NJ Venture (except in certain limited circumstances), is secured by all revenues and assets of NJ Venture and matures in October 2008. At March 31, 1998, the outstanding principal balance of the Prudential Term Loan was $70.6 million. See "Description of Certain Indebtedness--Plant Project Financings--NJ Venture".

  In addition, under the terms of the Equipment Loan Agreement with the Bayonne Industries, Inc., and as of December 31, 1997, NJ Venture is indebted to the Bayonne Equipment Lender for the principal amount of $0.2 million and an additional amount for accrued interest of $0.2 million. Such outstanding principal amount and accrued interest thereon is due at the later of May 22, 1998 and the expiration of the IMTT Steam Sale Agreement. The obligations under the Equipment Loan Agreement are secured by the equipment purchased by NJ Venture in connection with such agreement, and the payment of the interest that has accrued and continues to accrue on the remaining principal balance is non recourse to NJ Venture, it being limited to the security for the loan.

  Pursuant to a Revolving Credit Loan Agreement (the "Revolving Facility") with Southwest Bank of Texas, N.A. ("SBT"), NJ Venture established a working capital revolving facility in the maximum available amount of $5.0 million, which facility is secured by revenues of NJ Venture and expires December 18, 1998. In addition, NJ Venture has an outstanding letter of credit issued by the Union Bank of Switzerland ("UBS") to secure certain obligations to PSE&G (the "PSE&G L/C"), which expires in May 1999 and is not required to be renewed. The letter of credit was procured for NJ Venture by Financial Services. Financial Services pays a quarterly fee on such letter of credit calculated at 0.3% per annum on the face amount of the letter of credit to the issuer thereof and has the reimbursement obligations to such issuer in the event any drawing is made on the letter of credit. Pursuant to agreement between NJ Venture and Financial Services, NJ Venture agrees to reimburse Financial Services for all fees and reimbursement obligations incurred by Financial Services under the letter of credit, which obligations of NJ Venture are unsecured. At March 31, 1998, no amounts were outstanding under the Revolving Facility, and the outstanding amount of the PSE&G L/C was $4.4 million. See "Description of Certain Indebtedness--Plant Project Financings-- NJ Venture".

NJ VENTURE CASH DISTRIBUTIONS

  The cash remaining after payment of operating expenses, debt service and maintenance of required reserve funds ("NJ Venture Distributable Cash") is distributed monthly by NJ Venture to each of the partners of NJ Venture according to each partner's respective ownership percentages in NJ Venture. Under the Prudential Term Loan Agreement, NJ Venture is prohibited from making distributions to its partners except in accordance with an approved operating budget, and no distributions may be made if there is a default under the Prudential Term Loan Agreement. In addition, the Prudential Term Loan Agreement requires NJ Venture to create a debt service reserve fund from net cash flow if NJ Venture's annual debt service ratio, calculated each quarter using the previous twelve months financial information, falls below 1.50x. NJ Venture must increase the reserve until funds held in such reserve plus the funds available for debt service equals 1.50x the previous twelve months debt service. Any funds held in such reserve may be released as cash to the extent that the balance of funds retained in such reserve (if any) together with NJ Venture's net cash flow cause NJ Venture's coverage ratio to exceed 1.50x. There are similar restraints on distributions in the Revolving Facility. Historical distributions of NJ Venture are set forth in the table below.

                                                   1997  1996  1995  1994  1993
                                                   ----- ----- ----- ----- -----
                                                       (MILLIONS OF DOLLARS)
      NJ VENTURE DISTRIBUTABLE CASH
      NJ Inc. .................................... $18.1 $24.5 $31.9 $16.4 $25.5
      Minority General Partners...................   2.8   3.8   4.9   2.5   4.0
                                                   ----- ----- ----- ----- -----
      Total....................................... $20.9 $28.3 $36.8 $18.9 $29.5
                                                   ===== ===== ===== ===== =====

CAMDEN OVERVIEW

  The Camden Plant is a 146-MW gas-fired, combined-cycle cogeneration facility developed by one of the Company's subsidiaries and is owned by Camden Cogen. The Camden Plant is located on a three acre plot of land at the corner of Broadway and Chelton Avenue in Camden, New Jersey (the "Camden Site"). Power generated by the Camden Plant is sold to PSE&G, and steam is sold to Camden Paperboard, a subsidiary of

Caraustar Industries, Inc. Steam produced by the Camden Plant is used by Camden Paperboard in its waste paperboard recycling process. FERC has certified the Camden Plant as a QF under PURPA.

  The Camden Plant was constructed by Ebasco Constructors, Inc. and achieved commercial operations in March 1993. The Camden Plant is a base load facility with a nominated summer capacity of 148.5 MW and a nominated winter capacity of 159.5MW. The Camden Plant's overall availability and capacity factors have each been in excess of 92% for each full operating year since it entered service. The Camden Plant's average availability and capacity factors for the period from the commercial operations date to December 1997 were 95% and 94%, respectively. For 1997, the plant's availability and capacity factors were 96% and 96%, respectively.

  The Camden Plant comprises one GE Frame 7EA gas turbine generator and one GE extractional condensing steam turbine generator. Natural gas is burned directly in a combustion turbine generator to produce electricity and high temperature exhaust gases. These exhaust gases are channeled to a Deltak HRSG to produce high pressure steam for a steam turbine driven electric generator, providing additional electricity as well as quality process steam for sale to Camden Paperboard. The steam turbine exhausts into a water cooled surface condenser to return condensate to the Camden Plant's water cycle. All raw makeup water is purchased from the City of Camden and treated for use by the plant's state-of-the-art demineralizer system.

  The 13.8 KV electrical power produced by the generators is stepped up to 230 KV and delivered to a gas insulated breaker and outdoor switchgear for distribution and transmission into the electric grid. An underground dielectric fluid-cooled cable provides the outgoing power connection to PSE&G. This cable interconnects with the PSE&G Gloucester Sub-station in Gloucester, New Jersey, over an interconnection distance of approximately four miles.

  The Camden Plant has been designed to meet the stringent environmental standards of the State of New Jersey. The plant uses BACT to reduce gas turbine emissions to the level required and permitted by federal and state regulators. The Camden Plant incorporates an SCR system to reduce CO and NOx emissions. NOx and CO emissions levels are further controlled through steam injection into the turbine combustion chamber and by the design of the combustion turbine.

  The plant design has been optimized based on thermal cycle power output of 140 MW net and average export steam generation to Camden Paperboard of 35,000 lbs/hour.

CAMDEN POWER PURCHASE ARRANGEMENTS

  The electrical capacity of the Camden Plant is sold to PSE&G pursuant to a Purchase and Interconnection Agreement (the "Camden PPA"). This agreement provides for the sale of energy and capacity from the Camden Plant to PSE&G and for installation of the interconnection with PSE&G that was designed, constructed and installed by PSE&G. Certain provisions of the Camden PPA are summarized below.

  Term: Base term of 20 years from the date of commercial operation, March 1993, with an option for two five-year renewal periods subject to mutual agreement of the parties.

  Regulatory Approval: Requires approval of the NJBPU, which must find the contract reasonable and prudent throughout its term, and which must allow PSE&G full and timely recovery of contract costs through the utility's energy clause. NJBPU authorization occurred June 1989.

  Base Term Pricing--Capacity: PSE&G is required to pay a monthly seasonal capacity payment for power delivered to PSE&G's receipt point. The payment is $8.57/KW/month, from January 1, 1988, escalated at 5% per annum; the rate as of March 31, 1998 was $13.96/KW/month. Payments during certain periods will not exceed established capacity levels as follows: During the summer peak months of June through September, the Camden Plant has a nominated capacity of
148.5 MW, and the plant has a nominated capacity of 159.5 MW during the winter peak months of December through February. The Camden Plant has the right to adjust these seasonal capacity levels 10% of the original capacity every three years with a cumulative maximum of 10%. Adjustments to date have resulted in the cumulative maximum being achieved.

  Base Term Pricing--Energy Fixed: PSE&G will pay an energy charge which has three components. The fixed energy component is 2.0c/KWh for power delivered to PSE&G's receipt point, and remains unchanged for 20 years.

  Base Term Pricing--Energy Fuel: The fuel energy component, as of January 1988, was 1.73c/KWh for power delivered to PSE&G's receipt point and is escalated monthly based upon PSE&G's average cost of gas ("ACOG"). The ACOG equals PSE&G's average gas commodity cost plus a transportation component equal to PSE&G's interstate pipeline usage charges and one-half of PSE&G's interstate pipeline reservation charges. The fuel energy component was 2.056c/KWh as of March 31, 1998.

  Base Term Pricing--Energy Inflation: The inflation component, in January 1988, was 0.93c/KWh for power delivered to PSE&G's receipt point and escalates based on a GDP index. This component tracks closely with a portion of the pipeline charges and with the Camden Plant's variable O&M costs, which tend to increase with inflation. The inflation component was 1.217c/KWh as of March 31, 1998.

  Security: There is a tracking account which relates payments PSE&G has made to Camden Cogen under the Camden PPA to estimated future PJM capacity and energy rates. These estimates are fixed and set out in the Camden PPA. The tracking account will reach a maximum of $54 million during 1998 and decline to zero by year 2001. If a breach by PSE&G were to result in a termination of the Camden PPA, Camden Cogen would be required to pay to PSE&G the amount, if any, by which the balance in the tracking account exceeds the liquidated damages due Camden Cogen as a result of such breach. PSE&G has been granted a second lien on the Camden Plant to secure its rights with respect to the security provisions of the Camden PPA.

  Operation--Curtailment: PSE&G is obligated to accept all of the Camden Plant's net electrical output unless: (i) the Camden Plant fails to comply with safety requirements, (ii) such acceptance would jeopardize the integrity or transmission facilities of the PSE&G or PJM systems, (iii) during system emergencies or planned maintenance of the transmission or interconnection facilities, or (iv) during light load periods, if due to operational circumstances, PSE&G would incur costs greater than those that it would have incurred if it had not made such purchases. As of the date of this Prospectus, PSE&G has never curtailed deliveries pursuant to these provisions other than minimum general system emergencies and other than during "light load" periods which have occurred every year.

  Qualifying Facility Status: The Camden Plant must meet FERC's operating and efficiency standards to maintain its QF status under PURPA. If sections 201 and 210 of PURPA are no longer in effect or the Camden Plant ceases to qualify as a QF for reasons not within its control, including, a reduction or cessation in thermal energy use, the Camden PPA will nevertheless continue in effect provided (i) the NJBPU does not bar PSE&G from passing the rates through to its customers, (ii) federal, state or local laws are not violated, and (iii) Camden Cogen or its owners are not subject to unreasonably burdensome regulation under PUHCA. See "Government Regulation--Federal Energy Regulation". If one of the above events does occur, Camden Cogen and PSE&G must negotiate in good faith for an arrangement with substantially similar economic benefits to each party as are provided to each party under the Camden PPA. In addition, if one of the above PURPA events occurs, and the NJBPU denies rate pass-through of PSE&G's obligations under the PSE&G PPA, Camden Cogen and PSE&G must negotiate in good faith to provide a rate with substantially similar economic benefits to each party, and which the NJBPU will permit PSE&G to recover from its ratepayers. If a final non-appealable order is issued that the Camden Plant is not a QF, then either party may terminate the Camden PPA, unless the Camden Plant is attempting to restore its QF status.

  Breach of Contract: Among other events, the failure by Camden Cogen to perform its obligations under the Camden PPA constitutes a breach unless, within 30 days after notice from PSE&G, Camden Cogen cures the breach or commences and diligently pursues a cure. For any reason other than force majeure or curtailment, failure to deliver electric power for 240 out of 365 days constitutes a breach. Such occurrences will be deemed events of default which, if not remedied in 30 days, may be submitted to a regulatory body with appropriate jurisdiction or arbitration for resolution.

  Insurance: Camden Cogen is required to maintain customary insurance coverages.

  Assignment: The Camden PPA may not be assigned or transferred by either party without prior written consent except that Camden Cogen may assign to an affiliate or a lender.

  Force Majeure: Either party to the Camden PPA may suspend performance (except for any obligation to make payments) thereunder due to the occurrence of force majeure so long as the non-performing party provides prompt notice to the other party of the force majeure event and expeditiously takes action to remedy the event excusing performance.

CAMDEN STEAM SALES AGREEMENT

  Camden Cogen sells steam pursuant to an agreement, dated December 18, 1989, with Camden Paperboard. Certain provisions of this agreement are summarized below. Camden Paperboard operates a low-tech industrial plant designed to recycle waste paperboard for use in folding boxboard and gypsum wallboard facing paper. Camden Paperboard has been in business since 1911 and is a wholly-owned subsidiary of Caraustar Industries, Inc.

  Term: The agreement provides for a base period of 20 years with an option for two five-year renewal periods subject to mutual agreement of both parties.

  Purchase and Delivery: Camden Cogen will sell and deliver steam up to a maximum quantity of 60,000 lbs/hour. Camden Paperboard has agreed to accept and utilize a minimum quantity of steam sufficient to preserve the Camden Plant's QF status under PURPA. Camden Paperboard's obligation is deemed satisfied if it purchases an amount averaging 23,000 lbs/hour from Camden Cogen. Camden Paperboard is required to return steam condensate in specified quantities and qualities.

  Pricing: Steam is priced in two increments. Camden Paperboard will receive the first 35,000 lbs/hour at no cost and thereafter pay one-half the avoided boiler fuel cost per 1,000 lbs/hour in excess of such amount on a monthly basis.

  Suspension of Obligation: Camden Paperboard's obligation to take the minimum steam required to maintain QF status shall be excused for a maximum of twelve months in the aggregate due to any of the following: (i) an event of force majeure; (ii) a major plant overhaul; (iii) retooling or equipment failure; or
(iv) reduced plant capacity at Camden Paperboard's facility due to economic conditions. After such period, Camden Paperboard's obligation to take steam will be unaffected by such events or conditions.

  Assignment: The Camden Steam Sales Agreement may not be assigned or transferred by either party without prior written consent of the other party except that the parties may assign it to an affiliate or a lender.

CAMDEN FUEL SUPPLY AGREEMENTS

  Camden Cogen entered into a Gas Service Agreement with PSE&G. Under the terms of the Camden PPA with PSE&G, Camden Cogen is paid a fuel component for energy which escalates with PSE&G's average cost of gas ("ACOG"). This gives Camden Cogen an incentive to devise and implement a fuel procurement strategy that tracks PSE&G's ACOG. For the past eight years and currently, PSE&G's ACOG has been based primarily on spot market gas prices. Camden Cogen currently has short-term gas supply agreements with three producers with prices indexed to spot market prices: Anadarko Energy Services Company, Columbia Energy Services Corp. and Texaco Natural Gas Inc. Certain provisions of the Gas Service Agreement with PSE&G are summarized below.

  Term: The agreement provides for a base term of 20 years with two 5-year extensions subject to mutual agreement.

  Quantities: PSE&G is to provide the Camden Plant with firm gas transportation (to burner tip) for up to 30,000 MMBtu/day (the "Camden Resale Service") and to provide interruptible gas transportation service to Camden during peak period curtailments if interstate pipeline capacity is available.

  Obligations: PSE&G will provide firm transportation for 30,000 MMBtu/day (plus shrinkage) on a continuous, year round basis subject to a maximum number of days of interruption per year on any day the U.S. Weather Bureau has forecasted that the average temperature at Newark Airport, Newark, New Jersey, will be 26 degrees Fahrenheit or less. During such interruptions, the Camden Plant can burn kerosene, Jet-A or L.S. Diesel, although interruptible gas service may be available via extended service or through other arrangements that the venture may make for incremental gas supplies. PSE&G is required to obtain firm gas transportation for at least 15 years to provide the resale service. PSE&G is responsible for obtaining any additional regulatory approvals that may be required in the future.

  Camden Cogen is obligated to sell and deliver the contract quantity of gas to PSE&G at the receipt points and to purchase such gas at the plant upon delivery by PSE&G during the period April through October. If the venture cannot supply or accept the contract quantity during this period, it is obligated to pay PSE&G an agreed upon fee. Camden Cogen has the right to adjust the contract quantity every three years provided cumulative adjustments do not exceed plus or minus 10% of the original contract quantity. Upon curtailment, the Camden Plant may substitute alternative fuels in lieu of the resale service for up to 25 days per year.

  Services: Under the Camden Resale Service arrangement, Camden Cogen purchases 30,000 MMBtu/day (plus shrinkage) of gas from producers in the Gulf Coast region of the United States under a portfolio of short to intermediate-term, spot price based firm contracts. Gas purchased by Camden Cogen is sold to PSE&G at a price equal to Camden Cogen's cost and is then delivered by PSE&G to the Camden Plant and resold to Camden Cogen. FERC Order 636, issued April 1992, prohibits new contracts for such resale transportation services. This contract is allowed under the grandfather provision of Order 636, but it cannot be extended or renewed.

  Pricing: PSE&G purchases gas from Camden Cogen, transports the gas to the Camden Plant site and resells it to Camden Cogen for the same price plus certain agreed additional components.

  Force Majeure: The Gas Service Agreement between Camden Cogen and PSE&G may be terminated by the suppliers for lack of performance by Camden Cogen due to occurrence of force majeure if the inability to perform extends for 18 months. Camden Cogen may terminate the Gas Service Agreement if the supplier experiences a force majeure event for a period of six consecutive months.

CAMDEN OPERATION AND MAINTENANCE AGREEMENTS

  Camden Cogen has entered into an operation and maintenance agreement dated effective as of June 6, 1997 (the "Camden O&M Agreement"), with GE. The initial term of the Camden O&M Agreement is 12 project years. Camden Cogen has a right to terminate the Camden O&M Agreement by the payment of specified amounts at the end of each of the fourth, seventh and tenth project years and a right to extend such agreement for two years after the initial term. The Camden O&M Agreement is a "cost reimbursable" contract with a monthly operator's fee and with performance bonuses payable to GE and liquidated damages assessed against GE based on a series of performance criteria. In 1997, Camden Cogen paid performance bonuses of $0.1 million to GE and paid no operator's fees. Pursuant to the Camden O&M Agreement, the Company expects operator fees will be paid in future years. Under the Camden O&M Agreement, Camden Cogen is obligated to buy all parts and services needed at the Camden Plant from GE at certain discount prices, and GE is obligated to furnish such parts and services to the plant; provided if GE is unable to provide such parts or services in a timely or cost effective manner, Camden Cogen may obtain such parts and services from alternative sources.

CAMDEN INSURANCE ARRANGEMENTS

  Camden Cogen carries insurance consisting of:

 . "All Risk" property insurance for direct damage from non-excluded periods including but not limited to fire and extended coverage, vandalism, theft, collapse, flood, and earthquake. Such coverage is required to be written on a replacement cost basis.

 . Comprehensive boiler and machinery insurance for sudden or accidental breakdown of mechanical or electrical equipment.

 . "Single Interest Excess of Loss Policy" insurance is maintained above the coverage of the property and boiler machinery policies.

 . Business interruption insurance covering loss of net profits and continuing expenses resulting from physical loss or damage at the Camden Plant subject to a 30-day deductible.

 . General Liability insurance, employer's liability insurance and excess liability insurance.

 .  Workers' compensation and employer's liability insurance.

CAMDEN ENVIRONMENTAL

  All waste water, consisting primarily of cooling tower blowdown, storm water, boiler blowdown, demineralizer rinse water and sanitary waste are processed, and temperature and pH are monitored and controlled prior to discharge to the Camden County Municipal Utility Authority. Air emissions from the facility are controlled and reduced through steam injection into the gas turbine combuster, SCR and turbine design with all emissions well below permitted limits. The Company has solid waste disposal arrangements with contractors it believes to be legally and financially responsible.

CAMDEN SITE ARRANGEMENTS

  Camden Cogen owns the Camden Site. Camden Cogen acquired the Camden Site, which consisted of two adjacent parcels, in January 1992 prior to the commencement of construction of the Camden Plant.

CAMDEN OWNERSHIP STRUCTURE

  The Camden Plant is owned by Camden Cogen, a limited partnership. The general partner of Camden Cogen, Camden GPLP, is a limited partnership subsidiary of the Company. The limited partner in Camden Cogen is GECC.

CAMDEN FINANCING STRUCTURE

  Pursuant to the Camden Cogen Term Loan Agreement, the development and construction of the Camden Plant was initially financed through a $136.0 million loan. On April 1, 1993 (the "Second Capital Contribution Date"), and pursuant to the Camden Cogen Term Loan Agreement, such loan was refinanced as a term facility to provide for 3 tranches of term loans payable to GECC: the Camden Tranche A Loan of $81.6 million, the Camden Tranche B Loan of $27.2 million and the Camden Tranche C Loan of $10.2 million; the remaining balance of the construction loan was contributed to Camden Cogen as equity by GECC. Subsequently, on December 22, 1993, GECC assigned the Camden Tranche A Loan to The Bank of Tokyo--Mitsubishi Trust Company and Toronto Dominion (Texas) Inc., GECC retained the Camden Tranche B Loan, and GECC also contributed an amount equal to the amount represented by the Camden Tranche C Loan as additional equity in Camden Cogen for payment in full by Camden Cogen of the Camden Tranche C Loan.

  The Camden Tranche A Loan and the Camden Tranche B Loan (collectively, the "Camden Cogen Term Loans") are secured by a lien on the Camden Plant, Camden Cogen's revenues and other assets, a pledge of the partnership interest of Camden GPLP, and a pledge of Camden GPLP's general partner's general partnership interest in Camden GPLP. The Camden Tranche A Loan matures May 1, 2007, and at March 31, 1998, the aggregate outstanding principal balance of the Camden Tranche A Loan was $65.0 million. The Camden Tranche B Loan matures May 1, 2009, and at March 31, 1998, the outstanding principal balance of the Camden Tranche B Loan was $23.9 million. See "Description of Certain Indebtedness--Plant Project Financings--Camden Cogen". In addition, pursuant to the Camden Cogen Term Loan Agreement, GECC has issued for the account of Camden Cogen, a standby letter of credit for the benefit of the holders of the Camden Tranche A Loan in an amount representing six months debt service on that loan, which amount at March 31, 1998 was $4.8 million. See "Description of Certain Indebtedness--Plant Project Financings--Camden Cogen".

CAMDEN GENERAL PARTNER TERM LOAN

  Pursuant to the Camden GP Term Loan Agreement, GECC has made available a $36.3 million term loan facility to Camden GPLP (the "Camden GP Term Loan") secured by Camden GPLP's general partnership interest in Camden Cogen, the general partnership interest in Camden GPLP of its general partner and certain reserve accounts created with revenue of Camden Cogen. No further borrowings may be made by Camden GPLP under the Camden GP Term Loan, and at March 31, 1998, the outstanding principal balance of the Camden GP Term Loan was $12.7 million. The Camden GP Term Loan matures in May 2010. See "Description of Certain Indebtedness--Plant Project Financings--Camden Cogen".

CAMDEN CASH DISTRIBUTIONS

  Camden Cogen's cash ("Camden Cogen Distributable Cash") remaining after the payment of project expenses and, pursuant to the security deposit agreement entered into in connection with the Camden Cogen Term Loan Agreement, monthly transfers from revenues of Camden Cogen for (i) fees and expenses owed to lenders, interest rate swap counterparties and letter of credit issuers under the Camden Cogen Term Loan Agreement, (ii) principal interest rate and interest debt service for lenders under the Camden Cogen Term Loan Agreement,
(iii) reimbursement obligations owed on letters of credit issued under the Camden Cogen Term Loan Agreement and (iv) reserve amounts required if the fixed charge coverage ratio of the Camden Cogen Term Loan Agreement is less than 1.2 to 1.0, is, absent the existence of a default under the Camden Cogen Term Loan Agreement, distributed monthly by Camden Cogen to the partners of Camden Cogen. In addition, distributions of Camden Cogen Distributable Cash to Camden GPLP are to be made (a) net of monthly (1) principal and interest debt service requirements under the Camden GP Term Loans and (2) reserve requirements of the Camden GP Term Loan, in each case if Camden Cogen's fixed charge coverage ratio is less than 1.2 to 1.0 and (b) in the absence of a default under the Camden GP Term Loans. Under the terms of Camden Cogen's partnership agreement, GECC receives 99% and Camden GPLP 1% of Camden Cogen Distributable Cash up to a capped amount (approximately $0.3 million to $0.4 million per month through May 2007 and varying amounts thereafter) ("Camden Tranche 1"). Camden Tranche 1 distributions are set at a level such that, GECC will receive its initial equity investment and a specified return thereon through its share of Camden Tranche 1 distributions and the allocation of all venture tax benefits (depreciation).

  The balance of the Camden Cogen Distributable Cash following satisfaction of the Camden Tranche 1 obligations, or "Camden Tranche 2", is distributed 99% to Camden GPLP and 1% to GECC. Payments on Camden Tranche 1 must be made in full before any payments on Camden Tranche 2 may be made. Once GECC receives its specified return, distributions of cash according to the above mechanism ends and Camden Cogen Distributable Cash is to be distributed 10% to GECC and 90% to Camden GPLP. Historical annual distributions from Camden Cogen are set out in the table below.

                                                  1997  1996  1995  1994  1993
                                                  ----- ----- ----- ----- -----
                                                      (MILLIONS OF DOLLARS)
      CAMDEN COGEN DISTRIBUTABLE CASH
      Payments to GECC and lenders
        --Camden Tranche 1....................... $15.9 $15.7 $15.3 $15.5 $10.0
        --Camden Tranche 2.......................   0.1   0.1   0.2    --   0.3
      Distributions to Camden GPLP
        --Camden Tranche 1.......................   0.3   0.2   0.2   0.2   0.1
        --Camden Tranche 2.......................   8.3  14.3  14.8   4.2   7.9
                                                  ----- ----- ----- ----- -----
      Total...................................... $24.6 $30.3 $30.5 $19.9 $18.3
                                                  ===== ===== ===== ===== =====

SELKIRK

  Two subsidiaries of the Company are investors in Selkirk Venture, which owns a natural-gas fired cogeneration facility (the "Selkirk Plant") in Bethlehem, New York. First, Selkirk GP Inc. is a non-managing general partner in Selkirk Venture. Secondly, Selkirk LP is a limited partner in Selkirk Venture. The Company is not the operator of the Selkirk Plant and its investment in Selkirk Venture is not material to the business, financial condition, results of operations or cash flow of the Company taken as a whole. The Company does not anticipate receiving any material amount of distributions from Selkirk Venture for the foreseeable future.

  Selkirk Venture has long-term contracts to sell electric capacity and energy produced by the Selkirk Plant to Niagara Mohawk Power Corporation ("Niagara Mohawk") and Con Ed and steam produced by such Plant is sold to GE Plastics, a division of GE. On March 31, 1998, Selkirk Venture filed with the Securities and Exchange Commission (the "Commission") an Annual Report on Form 10-K (the "Selkirk 10-K") for the year ended December 31, 1997, in which it discusses the circumstances of Niagara Mohawk's current financial restructuring efforts, including the possibility of Niagara Mohawk's filing for reorganization under Chapter 11 of Title 11 of the United States Code, which efforts will likely include a substantial restructuring of Selkirk Venture's long-term power purchase agreement with Niagara Mohawk. In the Selkirk 10-K, Selkirk Venture refers to a Report on Form 8-K filed with the Commission by Niagara Mohawk on July 10, 1997, in which Niagara Mohawk stated that it had entered into a Master Restructuring Agreement ("NMMRA") pursuant to which it and 29 independent power producers, including Selkirk Venture, had agreed to terminate, restate or amend their power purchase agreements with Niagara Mohawk. The Selkirk 10-K also states that in early 1998 the NYPSC approved Niagara Mohawk's restructuring proposal, referred to as its "Power Choice" proposal or settlement, which incorporates the terms of the NMMRA. Under the NMMRA, Selkirk Venture's power purchase agreement would be substantially amended and restructured as to price and delivery provisions, but details are still subject to extensive negotiation and the NMMRA is subject to a number of other conditions. In its 10-K filing, Selkirk Venture stated that it was unable to predict what effect such restructurings would have on the venture, but noted that approximately 19.3% of its revenues in 1997 were attributable to electric sales to Niagara Mohawk.

  Also in the Selkirk 10-K, Selkirk Venture noted that 72.5% of its total project revenues for 1997 were attributable to electric sales to Con Ed under its long-term power purchase agreement with Con Ed. Selkirk Venture stated that it was engaged in a dispute with Con Ed as to a claim by Con Ed that it has the right to acquire certain excess natural gas supplies of the Selkirk Plant, which claim, if adversely determined to Selkirk Venture, could materially and adversely affect the venture's cash flows from electric output.

  In the Selkirk 10-K, Selkirk Venture also noted other proceedings, regulatory matters and on-going negotiations that could materially affect its future business. The impact of all of such matters on Selkirk Venture, including the Niagara Mohawk and Con Ed matters, could be to decrease the likelihood of, or the amount of, future dividends distributed by Selkirk Venture to the Company.

  According to the Selkirk 10-K, the Selkirk Plant is located on an approximately 15.7 acre site leased from GE adjacent to GE's plastic manufacturing plant in Bethlehem, New York, and has a total electric generating capacity of 345 MW with a maximum average steam output of 400,000 lbs/hr. The Selkirk Plant consists of one unit ("Unit 1") with an electric generating capacity of approximately 79.9 MW and a second unit ("Unit 2") with an electric generating capacity of approximately 265 MW. The Selkirk Plant burns natural gas as its primary fuel. The Plant is a "topping-cycle cogeneration facility", which means that when the Plant is operated in a combined-cycle mode like the Company's principal plants, it uses natural gas or fuel oil to produce electricity, and the reject heat from power production is then used to provide steam. Unit 1 and Unit 2 have been designed to operate independently for electrical generation, while being thermally integrated for steam generation, thereby optimizing efficiencies in the combined performance of the Plant. The Selkirk Plant has been certified as a QF in accordance with PURPA and the regulations promulgated thereunder by FERC.

  The principal and managing general partner of Selkirk Venture is an indirect wholly-owned subsidiary of a corporation jointly owned, according to the Selkirk 10-K, by affiliates of PG&E Enterprises and Bechtel

Enterprises, Inc., which is generally responsible for managing and controlling the business and affairs of the venture.

  The indebtedness of Selkirk Venture (the terms of which contain substantial restrictions on Selkirk Venture's making cash distributions to its general and limited partners pursuant to a segregated fund mechanism which provides a hierarchy of funds, with partnership distribution funds being the lowest into which cash receipts from the project flow) is not guaranteed by, or otherwise the obligation of, the Company or any of its subsidiaries except that the Company's subsidiary which is the 1% general partner in Selkirk Venture has joint and several general partner liability for the obligations of such Venture, as does the principal and managing general partner of such Venture, and the general partnership interest of such subsidiary in Selkirk Venture, as well as the capital stock of such subsidiary, is pledged to secure the principal indebtedness of the Selkirk Venture. The general partners have contribution rights from each other, in proportion to their ownership interests, to the extent of their general partnership interests. In addition, Selkirk Venture has agreed to indemnify the general partners against various potential liabilities which could be incurred by the general partners, with satisfaction of such indemnity obligation being limited solely to the assets of Selkirk Venture. The financial statements of Selkirk Venture contained in the Selkirk 10-K indicate that Selkirk Venture has had positive net income, cash flows and working capital in the recent periods ended December 31, 1997, but Selkirk Venture had a negative net worth for accounting purposes as of such date. In "Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Selkirk 10-K, Selkirk Venture indicates that, based on current conditions and circumstances, it will have sufficient liquidity available from cash flows from operations to fund existing debt obligations and operating costs.

                             GOVERNMENT REGULATION

  The Company is subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of its energy generation facilities. Federal laws and regulations govern transactions by electrical and gas utility companies, the types of fuel which may be utilized by an electric generating plant, the type of energy which may be produced by such a plant and the ownership structure of a plant. State utility regulatory commissions may examine the prudence of the rates and, in some instances, other terms and conditions under which public utilities purchase electric power from independent producers and approve the rates for sale of retail electric power. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over non-utility electric power plants. Energy producing projects also are subject to federal, state and local laws and administrative regulations which govern the emissions and other substances produced, discharged or disposed of by a plant and the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have both state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals.

FEDERAL ENERGY REGULATION

  PURPA. The enactment of the PURPA and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration facilities like the Company's plants.

  A domestic electricity generating project must be a Qualifying Facility ("QF") under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by PURPA. PURPA exempts owners of QFs from PUHCA, and exempts QFs from most provisions of the Federal Power Act (the "FPA") and, except under certain limited circumstances, state laws concerning rate or financial regulation. These exemptions are important to the Company and its competitors. The Company believes that each of the electricity generating plants in which the Company owns an interest currently meets the requirements under PURPA necessary for QF status. Further, the Company has not received any notice that any of the required regulatory approvals have been revoked or that FERC or any power purchaser has initiated any regulatory proceedings to revoke the QF status of any of the Company's plants.

  PURPA provides two primary benefits to QFs. First, QFs generally are relieved of compliance with extensive federal, state and local regulations that control the organizational and financial structure of an electric generating plant and the prices and terms on which electricity may be sold by the plant. Secondly, FERC's regulations promulgated under PURPA require that electric utilities purchase needed electricity generated by QFs at a price based on the purchasing utility's Avoided Cost and that the utility sell back-up power to the QF on a non-discriminatory basis. The term "Avoided Cost" is defined as the incremental cost to an electric utility of electric energy or capacity, or both, which, but for the purchase from QFs, such utility would generate for itself or purchase from another source. FERC regulations also permit QFs and utilities to negotiate agreements for utility purchases of power at rates lower than the utility's Avoided Cost. Due to increasing competition for utility contracts, the current practice is for most power sales agreements to be awarded at a rate below Avoided Cost. While public utilities are not explicitly required by PURPA to enter into long-term power sales agreements, PURPA helped to create a regulatory environment in which it was common for long-term agreements to be negotiated.

  In order to be a QF, a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process for heating or cooling applications in certain minimum proportions to the facility's total energy output and must meet certain energy efficiency standards. Finally, a QF must not be more than 50% owned by an electric utility company or by an electric utility holding company, or a subsidiary of such a utility or holding company or any combination thereof, or receive more than 50% of the stream of economic benefits from the operation of the QF.

  The Company endeavors to operate its ventures, monitor compliance by the ventures with applicable regulations and choose its customers in a manner which minimizes the risks of any plant losing its QF status. Certain factors necessary to maintain QF status are, however, subject to the risk of events outside the Company's control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a QF could cause the facility to fail to meet requirements regarding the level of useful thermal energy output. Upon the occurrence of such an event, the Company would seek to replace the thermal energy customer or find another use for the thermal energy which meets PURPA's requirements, but no assurance can be given that this would be possible.

  If one of the plants in which the Company has an interest should lose its status as a QF, the plant would no longer be entitled to the exemptions from PUHCA and the FPA afforded to QFs. Loss of such exemption could trigger certain rights of termination under the power sales agreement or any applicable steam sales agreement as applicable to such plant, could subject such plant to rate and financial regulation as a public utility under the FPA and state law and could result in the Company inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from PUHCA. Such events could cause all of the Company's remaining plants to lose their qualifying status because QFs may not be controlled or more than 50% owned by such public utility holding companies. Loss of QF status may also trigger defaults under covenants to maintain QF status in the ventures' power purchase agreements, steam sales agreements and financing agreements, and under the Indenture, and result in termination, penalties or acceleration of indebtedness under such agreements such that loss of status may be on a retroactive or a prospective basis. Further, certain of the Company's power purchase agreements are structured such that the loss of QF status could result in a reduction in revenues or elimination of the parties' obligations to perform unless certain conditions are met under the power purchase agreements. See "Existing Venture and Plant Description--NJ Venture Power Purchase Agreement--PSE&G" and "Existing Venture and Plant Description--Camden Power Purchase Agreements".

  If a plant were to lose its QF status, the Company could attempt to avoid holding company status (and thereby protect the QF status of its other plants) on a prospective basis by restructuring the venture, by changing its voting interest in the entity owning the non-qualifying plant to nonvoting or limited partnership interests and selling the voting interests to an individual or company which could tolerate the lack of exemption from PUHCA, by otherwise restructuring ownership of the venture so as not to become a holding company or qualifying as an EWG. These actions, however, would require approval of the Securities and Exchange Commission (the "Commission") or a no-action letter from the Commission, and would result in a loss of control over the non-qualifying plant, could result in a reduced financial interest therein and might result in a modification of the Company's operation and maintenance agreement relating to such plant. A reduced financial interest could result in a gain or loss on the sale of the interest in such plant. Loss of QF status on a retroactive basis could lead to, among other things, fines and penalties being levied against the Company and its subsidiaries and claims by utilities for refund of payments previously made and the termination of the applicable power purchase agreement or a reduction of payments thereunder.

  Under the Energy Policy Act of 1992, if a plant can be qualified as an EWG, it will be exempt from PUHCA even if it does not qualify as a QF. Therefore, another response to the loss or potential loss of QF status would be to apply to have the plant qualified as an EWG. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from FERC and approval of the utility would be required. In addition, the plant would be required to cease selling electricity to any retail customers (such as the thermal energy customer) and could become subject to state regulation of sales of thermal energy. See "--Public Utility Holding Company Regulation."

  Public Utility Holding Company Regulation. Under PUHCA, any corporation, partnership or other legal entity which owns or controls 10% or more of the outstanding voting securities of a "public utility company" or a company which is a "holding company" for a public utility company is subject to registration with the Commission and regulation under PUHCA, unless eligible for an exemption from regulation under PUHCA. A holding company of a public utility company that is subject to registration is required by PUHCA to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Approval by the Commission is required for nearly all important financial and business dealings of a registered holding company. Most QFs are not public utility companies under PUHCA.

  The Energy Policy Act of 1992, among other things, amends PUHCA to allow EWGs, under certain circumstances, to own and operate non-QFs without subjecting those producers to registration or regulation under PUHCA. The expected effect of such amendments would be to enhance the development of non-QFs which do not have to meet the fuel, production and ownership requirements of PURPA. The Company believes that the amendments could benefit the Company by expanding its ability to own and operate facilities that do not qualify for QF status, but may also result in increased competition by allowing utilities and others to develop such facilities which are not subject to the constraints of PUHCA.

  Federal Natural Gas Transportation Regulation. The Company has an ownership interest in and operates three natural gas-fired cogeneration plants. The cost of natural gas is ordinarily the largest expense (other than debt costs) of a venture and is critical to the venture's economics. The risks associated with using natural gas can include the need to arrange transportation of the gas from great distances, including obtaining removal, export and import authority if the gas is transported from Canada; the possibility of interruption of the gas supply or transportation (depending on the quality of the gas reserves purchased or dedicated to the plant, the financial and operating strength of the gas supplier and whether firm or non-firm transportation is purchased); and obligations to take a minimum quantity of gas or pay for it (i.e., take-or-pay obligations).

  Pursuant to the Natural Gas Act, FERC has jurisdiction over the transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates for such services are subject to continuing FERC oversight.

  Proposed Deregulation. The United States Congress is considering proposed legislation which would repeal PURPA entirely or at least repeal the obligation of utilities to purchase energy from QFs at Avoided Costs, subject to any provisions grandfathering existing QF contracts (if such legislation is passed) and require utilities to conduct competitive bidding for new electric generation (if the purchase obligation is eliminated) that may be part of any such legislation. The Company believes that if any such legislation were to be passed, it most likely would apply only to new plants. As a result, although such legislation may adversely affect the Company's ability to develop new plants, the Company believes that it would not affect the existing plants in which the Company has interests.

  Various bills also have proposed the repeal of PUHCA which would eliminate some of the adverse consequences flowing from a loss of QF status, but also would likely result in increased competition in the power generation business and an acceleration of electric industry restructuring. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on the Company.

  FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring could permit utility customers to choose their utility generator supplier in a competitive electric energy market. FERC issued a final rule in April 1996 which requires utilities to offer eligible wholesale transmission customers non-discriminatory open access on utility transmission lines on a comparable basis to the utilities' own use of the lines. The final rule has been the subject of rehearing and now is undergoing judicial review. Many utilities have already filed "open access" tariffs. Utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs". These may include the costs utilities are required to pay under many QF contracts which some utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these QF contract prices or rescind the contracts altogether out of concern that their shareholders will be required to bear all or part of such "stranded costs". Some utilities have engaged in litigation against QFS to achieve these ends. In addition, future electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit for sellers of electricity in the United States. Falling electricity prices and uncertainty as to the future structure of the industry may inhibit United States utilities from entering into long-term power purchase contracts. The effect of any such restructuring cannot be predicted, although any such restructuring could have a material adverse effect on the Company.

  The Clinton administration recently announced a proposal to deregulate the United States electricity markets by the year 2003 under a plan that would allow consumers to choose which electric company would supply power to their residences and businesses. Under the proposal, states would not be required to open their markets to competition, but could retain the current regulatory scheme if they were to decide that their consumers would benefit from a regulated monopoly system. In the event that a particular state were to elect to maintain the status quo, it would be required to hold public hearings to explain why competition in the electricity market in that state would not be in the interests of its residents. A number of states already have begun the process of opening their electricity markets to competition. The administration's proposal would allow electric utilities to recover reasonable "stranded costs", funds invested in nuclear and other high-cost power plants that no longer may be economically viable to operate in a competitive market. Individual states would determine the amounts of the stranded costs that utilities would be permitted to recover. The plan also attempts to address environmental concerns by requiring that 5.5% of the electricity sold in the United States be generated from renewable energy sources such as the wind or sun. In addition, the proposal would permit power plants to trade pollution credits for nitrogen oxides, which combine with other air pollutants to form ground-level ozone. There can be no assurance that such proposed legislation will be enacted or, if enacted, as to the effect that it may have on the power generation industry or the Company's business.

STATE ENERGY REGULATION

  State public utility commissions ("PUCs") have historically had broad authority to regulate both the rates charged by, and the financial activities of, electric utilities and to promulgate regulations for implementation of PURPA. Since a power sales contract becomes a part of a utility's cost structure (generally reflected in its retail rates), the utility's costs associated with power sales contracts with independent electricity producers are potentially under the regulatory purview of PUCs. If a PUC has approved the process by which a utility secures its power supply, a PUC is generally inclined to "pass through" the expense associated with an independent power contract to the utility's retail customers. However, a regulatory commission under certain circumstances may disallow the full pass through to a utility for the cost to purchase power from a QF or other source. In addition, retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation depending on state law. Independent power producers which are not QFs under PURPA, or EWGs pursuant to the Energy Policy Act of 1992, are considered to be public utilities in many states and are subject to broad regulation by a PUC, ranging from the requirement of a certificate of public convenience and necessity to regulation of organizational, accounting, financial and other corporate matters. States may assert jurisdiction over the siting and construction of electric generating facilities including QFs and, with the exception of QFs, over the issuance of securities and the sale or other transfer of assets by these facilities.

  New Jersey. Industry restructuring efforts are also underway in New Jersey. On April 30, 1997, NJBPU issued an order adopting its Final Report in the Energy Master Planning Process entitled, "Restructuring the Electric Power Industry in New Jersey: Findings and Recommendations". The principal announced goal of NJBPU in its Final Report is to open the electric generation market to increased competition and thereby reduce generation and production costs. On July 15, 1997, each of New Jersey's four electric utility companies filed: (1) a Restructuring Plan, (2) an Unbundled Rate Filing, and (3) a Stranded Costs Filing with NJBPU pursuant to NJBPU's Final Report.

  NJ Stranded Costs. The stranded costs filing of each utility will determine the specific initial level of non-mitigatable stranded costs to be recovered by each utility. Each of these stranded costs filings has been transmitted to the Office of Administrative Law for evidentiary hearings. The JCP&L hearing commenced on

December 2, 1997; the Initial Decision from the Administrative Law Judge was due on May 15, 1998, with a Final Decision by NJBPU due thereafter.

  NJBPU concluded in its Final Report that electric utilities "should be given an opportunity to recover from customers the costs associated with past financial commitments made by the utility for the purpose of procuring generating supplies to serve the retail electric customers in their service territory". NJBPU also concluded, however, "there neither can nor should be a guarantee provided for 100% recovery of stranded costs". These pronouncements remain subject to current and future regulatory proceedings and actions by the New Jersey Legislature. Additionally, federal legislation has been proposed that may alter a state's ability to regulate the emerging competitive market and the recovery of stranded costs. See "Risk Factors--Dependence on Third Parties".

  On March 2, 1998, NJBPU released draft legislation for the restructuring of the electric power industry in New Jersey, which included provisions for the determination and recovery of stranded costs of electric utilities. Stranded costs are defined by NJBPU in that draft legislation "as the amount by which the net cost of an electric public utility's electric generating assets or electric power purchase commitments, as determined by NJBPU pursuant to this Act, exceeds the market value of those assets or contractual commitments in a competitive supply market place". NJBPU seeks to address the stranded costs that may be created as a result of its decision "to open the power generation market up to competition". NJBPU has determined to "limit the eligibility for stranded cost surcharge recovery to costs related directly to utility power supply" including, "utility generation plant, long and short-term power purchase contracts with other utilities and long-term power purchase contracts with non-utility generators".

  NJ Above Market Power Purchase Contracts. The JCP&L PPA received initial regulatory approval on December 16, 1985 and final approval of the contract amendment on December 8, 1986. The PSE&G PPA received regulatory approval on July 5, 1989. The Camden PPA (with PSE&G) received initial approval on June 29, 1989 and final approval of contract amendments on February 27, 1991. The approval orders found all contracts reasonable, fairly negotiated and prudent through the term of the contract and permit recovery of all costs through the companies' fuel clauses. Both PSE&G contracts contain a section entitled "Repeal of PURPA" explaining the process for resolution of possible disallowance of costs by NJBPU. NJBPU stated in its Final Report that utilities must and should "take all available measures to mitigate stranded costs caused by the introduction of retail competition", including the "buy-out or renegotiation of existing purchased power contracts with non-utility generators". NJBPU has acknowledged that it appears to lack jurisdiction to order modification of non-utility generators' contracts, and has determined that the "non-mitigatable costs associated with all such contracts which have previously been reviewed and approved by NJBPU, notwithstanding the specific date, must be eligible for stranded cost recovery."

  NJBPU based its determination that it lacks jurisdiction to order modification of non-utility generators' contracts on the decision of the Third Circuit Court of Appeals in Freehold Cogeneration Associates, L.P. v. Board of Regulatory Commissioners of New Jersey, 44 F.3d. 1178 (3rd Cir. 1995), cert. den., 516 U.S. 815, which held that:

  Once the [NJBPU] approved the power purchase agreement between Freehold and JCP&L, on the grounds that the rates were consistent with avoided cost, any action or order by the [NJBPU] to reconsider its approval or to deny the passage of those rates to JCP&L consumers under purported state authority was preempted by federal law. (Id., Freehold 44 F.3d at 1194).

  NJBPU has interpreted the Freehold decision to mean that without legislative action at the federal or state level, a state regulator has minimal ability to subsequently adjust the pricing in such non-utility generators' contracts once approved.

  Notwithstanding NJBPU's acknowledgment that it appears to lack jurisdiction to order modification of non-utility generators' contracts under current law, it has "strongly encouraged all stakeholders to renew their efforts to explore all reasonable means to mitigate IPP contracts". NJBPU further stated that the appropriate regulatory and legislative bodies may "wish to review this issue to provide an added impetus for parties to these contracts to seriously consider mitigation." JCP&L has reported to NJBPU that it intends to pursue efforts to mitigate its above-market costs for non-utility generator purchase power agreements on a voluntary basis.

  New York. The New York Public Service Commission ("NYPSC") is conducting a generic "competitive opportunities" proceeding through which it is examining how to introduce greater competition into the electric utility industry in New York. This process began in March 1993 with a Phase I proceeding, and continued into 1994 with the start of a Phase II proceeding. In June 1995, NYPSC adopted a set of principles to guide its Phase II investigation. In December 1995, an administrative law judge recommended that NYPSC implement wholesale and retail competition. On May 20, 1996, NYPSC issued a final order in the Phase II "competitive opportunities" case in which it endorsed a fundamental restructuring of the electric industry. NYPSC's goals as stated in that order are lower prices for customers from competition, increased choice of suppliers and services for customers, information dissemination to allow educated customer decisions, maintenance of the reliability of the electric system, continuation of social/conservation programs, mitigation of market power, and continuation of the obligation to serve customers. To commence the transition process, NYPSC required the larger investor-owned utilities to submit, by October 1, 1996, a transition plan that addresses market structure issues, corporate structure issues, operational constraints, the schedule for customer choice, unbundled prices, and a rate plan for the duration of the transition.

  Con Ed made a filing in compliance with this order on October 1, 1996. In September 1997, the NYPSC approved a settlement agreement between Con Ed, the NYPSC staff and certain other parties. The settlement agreement includes, among other things the recovery of at least 90% of stranded costs relating to non-utility generator ("NUG") contracts (including Linden). Any disallowance below 100% recovery of these stranded costs will be reduced by, among other factors, NUG contract mitigation achieved by Con Ed.

  New York--Linden Venture Contract. Linden Venture received initial regulatory approval on September 12, 1989, and final approval of contract amendments on May 9, 1991, pursuant to a Con Ed petition for approval, supported by an affirmative recommendation from the NYPSC staff. The approval was based on estimates that the venture would be less costly than existing ventures of Con Ed's long-run avoided cost. NYPSC granted "recovery of all direct purchase costs incurred pursuant to the Linden PPA through the utility's fuel adjustment clause". To the extent Linden Venture operates in conformance with the Linden PPA, Con Ed is entitled to full cost recovery without any subsequent regulatory requirements. There are ongoing investigations into certain aspects of NYPSC regulation of non-utility generators in New York. NYPSC has granted utilities permission to closely monitor the QF status of plants in the state. There is still pending a request by the utilities to enable them to curtail "must-run" plants; however, the Linden Venture contract has a specific exemption from any such request. There is no litigation pending between Linden Venture and Con Ed.

  Other State Regulation. State PUCs also have jurisdiction over the transportation of natural gas by local distribution companies ("LDCs"). Each state's regulatory laws are somewhat different; however, all generally require the LDC to obtain approval from the PUC for the construction of facilities and transportation services if the LDC's generally applicable tariffs do not cover the proposed transaction. LDC rates are usually subject to continuing PUC oversight.

ENVIRONMENTAL REGULATIONS

  The construction and operation of power projects are subject to extensive federal, state and local laws and regulations adopted for the protection of the environment and to regulate land use. The laws and regulations applicable to the Company primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulations. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies as well as ongoing reporting and compliance obligations. Additional or modified licenses, permits and approvals may be required for any physical or operational changes to the Company's facilities. As discussed below, the Company believes it is in material compliance with all such laws and regulations.

  Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose cleanup or other remedial obligation in the event of a release of pollutants or contaminants into the environment. The following federal and state laws are among the more significant environmental laws as they apply to the Company. The state laws impose requirements on the Company that are similar, and in some cases more stringent, than the requirements in the analogous federal laws.

  The Clean Air Act provides for the regulation, largely through state implementation of federal requirements, of emissions of air pollutants from certain facilities and operations, including an obligation to obtain preconstruction and operating permits for sources of air pollution. In New Jersey, the requirements of the Clean Air Act are implemented through the State Air Pollution Control Act and implementing regulations. As originally enacted, the Clean Air Act set guidelines for emission standards for major pollutants (e.g., sulfur dioxide and oxides of nitrogen) from newly built sources. In late 1990, significant amendments to the Clean Air Act were adopted. The 1990 Amendments attempt to reduce emissions from existing sources, particularly previously exempted older power plants. The Company believes that all of the Company's operating plants are in compliance in all material respects with the applicable federal and state performance standards under the Clean Air Act, the 1990 Amendments and the State Air Pollution Control Act.

  In addition to the above, the 1990 Amendments established the Northeast Ozone Transport Region ("NEOTR") which required various states, including New Jersey, to adopt more stringent controls on the pollutants that contribute to the formation of low-level ozone (i.e., volatile organic compounds and oxides of nitrogen). Pursuant to a September 27, 1994 Memorandum of Understanding between the member states of the NEOTR, New Jersey has proposed regulations to implement a region-wide budget for nitrogen oxide emissions. While the Company's operating plants will be subject to this new rule (as presently drafted), and therefore will be subject to additional operating limits, the Company believes that the new rules will not have a material impact on its ability to maintain its present level of operations.

  The Federal Clean Water Act (the "Clean Water Act") and the New Jersey Water Pollution Control Act (the "Water Pollution Control Act") establish rules regulating the discharge of pollutants into surface and ground waters. The Clean Water Act and the Water Pollution Control Act also establish requirements for municipally-owned sewage treatment plants, including pretreatment requirements for industrial users of those plants. Each local municipal sewerage authority has established regulations governing connections to and discharges into its sewer system and treatment plants. Pursuant to these federal, state and local laws and regulations, the Company is required to obtain permits for the discharge of its wastewater and storm water runoff. The Company believes that it is in material compliance with applicable discharge requirements under the Clean Water Act, the Water Pollution Control Act and applicable local regulations.

  The Resource Conservation and Recovery Act ("RCRA") regulates the generation, treatment, storage, handling, transportation and disposal of solid and hazardous waste. The Company generates certain non-hazardous and hazardous wastes that are subject to the requirements of RCRA and parallel state statutes. The hazardous wastes that the Company generates are subject to more rigorous and costly disposal requirements than are non-hazardous wastes, although the cost of disposal is not anticipated to be material. The Company believes that it is in substantial compliance with the RCRA and the parallel state regulations.

  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), requires cleanup of sites from which there has been a release or threatened release of hazardous substances and authorizes the United States Environmental Protection Agency ("EPA") to take any necessary response action at Superfund sites, including ordering potentially responsible parties ("PRPs") that are liable for the release to take or pay for such actions. PRPs are broadly defined under CERCLA to include past and present owners and operators of, as well as generators of wastes sent to, a site. In addition, the New Jersey Spill Act ("Spill Act") imposes similar liability under state law for discharges of hazardous substances (including petroleum products) and, under certain circumstances, authorizes the collection of treble damages from a responsible party. Similar to CERCLA, the definition of who is responsible is broadly defined to include owners and operators of the facility where the discharge occurred, the owners of the hazardous substance that is discharged, or anyone who has caused or allowed the discharge to occur. As of the present time, the Company is not subject to liability for any Superfund or Spill Act matters. However, the Company generates certain wastes, including hazardous wastes, and sends certain of its wastes to third-party waste disposal sites. As a result, there can be no assurance that the Company will not incur liability under CERCLA or the Spill Act in the future.

  The Spill Act also requires facilities that store significant quantities of petroleum products or other hazardous substances to prepare detailed discharge prevention containment and countermeasure plans and discharge cleanup and removal plans. The Company believes that it is in substantial compliance with these regulations with respect to each of its operating plants.

  The New Jersey Toxic Catastrophe Prevention Act ("TCPA") requires owners of facilities that use an "extraordinarily hazardous substance" to prepare a comprehensive risk management plan pertaining to its use of such substances. The Company's Bayonne Facility is subject to these requirements due to its use of anhydrous ammonia in its air pollution control systems. The Company believes that it is in material compliance with the TCPA requirements.

  Because the Formation Transactions and the Common Stock Offering will involve a significant change in the ownership structure of the entities that own the operating plants, the Formation Transactions may trigger the Company's obligations pursuant to the New Jersey Industrial Site Recovery Act ("ISRA"). ISRA requires the owner or operator of an industrial establishment to notify the New Jersey Department of Environmental Protection ("NJDEP") of the pending transaction and to obtain NJDEP approval prior to the closing of any such sale of ownership interests. In order to obtain NJDEP approval for a proposed transaction, the owner or operator must conduct a satisfactory investigation of the environmental conditions of the industrial establishment and, if necessary, commit to undertake appropriate remedial measures to address any contamination present at the industrial establishment. Based upon the history of the construction and operation of the Company's facilities, previous investigations of site conditions, and the status of ongoing remediation projects currently being undertaken by current or prior owners of the properties, the Company believes that it will not incur any material cost as a result of its compliance with ISRA.

  To the extent the Company acquires interests in plants in other states, such plants will be subject to such states' implementation of federal law and other state and local environmental laws and regulations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information about the executive officers and director of Cogen following consummation of the Formation Transactions and the Common Stock Offering. The director of Cogen will hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified. Executive officers are elected by Cogen's Board of Directors to hold office until their respective successors are elected and qualified.

NAME                      AGE                         POSITION(S)
----                      ---                         -----------
Robert C. McNair........   61 Chairman of the Board, President and Chief Executive Officer
                               and Director*
Ross D. Ain.............   51 Senior Vice President--Corporate Development
Joseph M. Bollinger.....   51 Senior Vice President--Chief Operating Officer
Donald R. Kendall, Jr. .   46 Senior Vice President--Mergers and Acquisitions
Richard A. Lydecker,
 Jr. ...................   54 Senior Vice President, Chief Financial Officer and Secretary

  Although Mr. McNair currently has other significant business interests, priority will be given to his responsibility as Chief Executive Officer of Cogen.

  Messrs. Kendall and Lydecker also serve as directors or executive officers or both of certain other entities controlled by Mr. McNair. The time allocated to such services will be limited and is not expected to detract from the necessary services of such executives to the Company. As discussed in "Certain Transactions--Other Transactions", such other entities will reimburse the Company based upon fully allocated costs plus an appropriate markup for such services. In addition, Mr. Kendall may earn certain incentive fees from other entities controlled by Mr. McNair for financial advisory services. No portion of these fees, if any, will be paid by the Company.

INDIVIDUAL BACKGROUND INFORMATION

  Set forth below is a description of the backgrounds of the executive officers and the sole director of the Company.

  Robert C. McNair is the founder of the Company's subsidiaries and its principal ventures and has served as Chief Executive Officer of companies within the Group and its affiliates in Houston, Texas, for more than the past five years.

  Ross D. Ain has served as an executive officer of companies within the Group since 1994. Prior to joining the Group, he was engaged in the private practice of law in Washington D.C. as a partner with the firm of Van Ness Feldman, a Professional Corporation, for many years prior to 1994.

  Joseph M. Bollinger, who is an engineer, has served as an executive officer of companies within the Group for more than the past five years after prior positions in engineering and project management with GE.

  Donald R. Kendall, Jr. has served as an executive officer of companies within the Group for more than the past five years after prior positions with several investment banking firms.

  Richard A. Lydecker, Jr. has served as an executive officer of companies within the Group for more than the past five years after prior positions in finance and accounting with several energy companies.
--------
* At present Mr. McNair is the only director of the Company. Prior to the Common Stock Offering, it is anticipated that several additional persons will become directors, or will agree to become directors of the Company.

  Prior to the consummation of the Common Stock Offering, Cogen's Board of Directors will establish an Audit Committee and a Compensation Committee.

  The duties of the Audit Committee will be to recommend to the Board of Directors the selection of independent public accountants to audit annually the books and records of the Company, discuss with the independent auditors and internal auditors the scope and results of audits and approve and review any nonaudit services performed by the Company's independent auditing firm.

  The duties of the Compensation Committee will be to provide a general review of the Company's compensation and benefit plans to ensure that they meet the Company's objectives. In addition, the Compensation Committee will approve the Chief Executive Officer's compensation and review the Chief Executive Officer's recommendations on (i) the compensation of all other officers of the Company, (ii) the grant of awards under the Company's then existing compensation and benefit plans and (iii) the adoption of major Company compensation policies and practices. The Compensation Committee will report its recommendations to the Board of Directors for approval and authorization.

BOARD COMPENSATION

  Non-employee directors of the Company will be paid an annual director's fee
of $      plus $       for each board or committee meeting attended in person
and $      for each board or committee meeting in which the director
participates by telephone.

EXECUTIVE COMPENSATION

  Cogen was incorporated in May 1998, and, prior to the Common Stock Offering, has not conducted any operations other than activities related to the Common Stock Offering and the Formation Transactions. Prior to the consummation of such transactions, Cogen will not pay any compensation to its senior executive officers. Cogen anticipates that during 1998 and following the consummation of such transactions, its Chief Executive Officer and four other most highly compensated executive officers and their annualized base salaries will be:
Robert C. McNair, --$       ; Ross D. Ain--$       ; Joseph M. Bollinger--
$       ; Donald R. Kendall, Jr.--$       ; and Richard A Lydecker, Jr.--
$       .

EMPLOYMENT AGREEMENTS

  The Company expects to enter into employment agreements with certain members of senior management, but the terms thereof have not been set at the present time.

EMPLOYEE PLANS

  Although the terms of a stock option plan have not yet been determined, the Company anticipates that a number of shares of Common Stock not to exceed 20% of the aggregate number of shares of Common Stock to be outstanding following the consumation of the Formation Transactions will be reserved for issuance to employees of the Company under the stock option plan.

  The Company intends to adopt a 401(k) plan.

MANAGEMENT SERVICES AGREEMENTS

  Cogen expects to enter into agreements with various other entities controlled by Robert C. McNair pursuant to which Cogen would provide services including certain management, financial and administrative support to such entities. See "Certain Transactions--Other Transactions". In addition, NJ Inc. has entered into management services agreements with an entity indirectly owned and controlled by Robert C. McNair. See "Certain Transactions--Other Transactions".

                             CERTAIN TRANSACTIONS

FORMATION TRANSACTIONS

  Cogen was incorporated in May 1998 to acquire operating control of, and a substantial equity interest in (or, in the case of Selkirk Venture, only an equity interest in), a group of affiliated entities (the subsidiaries) beneficially owned approximately 82% by the McNair Interests and approximately 18% by the Minority Interests. In connection with its organization, Cogen issued an aggregate of 1,000 shares of Common Stock to the holders of the McNair Interests and the holders of the Minority Interests in their respective 82% and 18% ratios in consideration for the proportionate payment of an aggregate of $1,000 to Cogen. In connection with the Common Stock Offering, the following transactions will be consummated simultaneously immediately prior to the consummation of the Common Stock Offering:

  First, 49.9% of the general partner interests and 49.9% of the limited partner interests of Linden Ltd., a limited partnership which is the general partner in the Linden Venture, which owns and operates the Linden Plant will be transferred by the McNair Interests and the Minority Interests to Cogen or a subsidiary thereof in consideration for the issuance to the McNair Interests of 20.0 million shares of Common Stock and to the Minority Interests of 4.4 million shares of Common Stock.

  Second (i) 100% of the stock of Camden, Inc., which is the general partner in Camden GPLP, a limited partnership which is the general partner of Camden Cogen, another limited partnership which constitutes the venture that owns and operates the Camden Plant, and (ii) all the equity interests in Camden GPLP represented by the limited partnership interests therein owned by the Minority Interests, will be transferred by the McNair Interests and the Minority Interests to Cogen or a subsidiary thereof in consideration for the payment and issuance to the McNair Interests of an aggregate of approximately $820,000 in cash and 6.5 million shares of Common Stock and to the Minority Interests of an aggregate of approximately $180,000 in cash and 1.5 million shares of Common Stock.

  Third, MESC, a Texas corporation approximately 82% owned by the McNair Interests and approximately 18% owned by the Minority Interests, will be merged with Bayonne Acquisition Corp., a wholly owned subsidiary of Cogen ("Bayonne Newco"), pursuant to which merger Bayonne Newco will survive and the stockholders of MESC will receive 11.0 million shares of Common Stock in proportion to their ownership. MESC owns NJ Inc., which is the operating and 86.5% managing general partner of NJ Venture, which owns the Bayonne Plant.

  Fourth, the McNair Interests and the Minority Interests will transfer directly or indirectly their minority non-operating general partner and limited partner interests in Selkirk Cogen Partners, L.P., which owns the Selkirk Plant, to Cogen or a subsidiary thereof, in consideration for 1.3 million shares of Common Stock.

  Fifth, Financial Services will transfer its 100% ownership in CT Global, engaged at present solely in the business of insuring the first levels of property and casualty insurance for the Company's principal plants (the "Insurance Subsidiary"), to the Company in consideration for 200,000 shares of Common Stock.

  Finally and immediately after the transactions described in the five preceding paragraphs, the remaining equity interests in Linden Ltd. owned by the McNair Interests and the Minority Interests will be redeemed by Linden Ltd. in consideration for the proportionate distribution to the McNair Interests and the Minority Interests of an account receivable in the amount of $159.4 million owed to Linden Ltd. by Financial Services, a limited partnership owned by the McNair Interests and the Minority Interests, and the proportionate payment to the McNair Interests and the Minority Interests of $331.1 million in cash. The funds for such redemption will be borrowed by Linden Ltd. from Morgan Stanley & Co. Incorporated pursuant to the Bridge Loan Agreement.

  After the consummation of all the foregoing transactions (the "Formation Transactions") and the Common Stock Offering, Cogen will have outstanding 44.9
million shares of Common Stock, of which      million shares (   %) will be
owned by the McNair Interests,      million shares (     %) will be owned by
the Minority

Interests, and            shares (     %) will be owned by the public. See
"Principal and Selling Stockholders". Further, Cogen will beneficially own all of the equity interests currently held by the McNair Interests and the Minority Interests in the ventures that operate and own the Linden, Bayonne and Camden Plants and also all of the equity interests of the McNair and Minority Interests in the venture which owns the Selkirk Plant, as well as 100% of CT Global. The McNair Interests will receive an aggregate of approximately $272.3 million in cash, 82% of a receivable from Financial Services, an entity not owned by Cogen, having a face value of $159.4 million and 36.8 million shares of Common Stock in connection with the Formation Transactions, although the only consideration to be paid to the McNair Interests by Cogen is the shares of Common Stock thereof and $820,000 in cash. In addition, in connection with the Formation Transactions, RCM, a limited partnership indirectly owned and controlled by Robert C. McNair, will receive
a payment of $      in consideration for the termination of certain existing
management services agreements between RCM and Camden GPLP, Linden Ltd. and Selkirk GP Inc. and Selkirk LP, respectively, and one of the Minority Interests will receive from Linden Venture, Camden Cogen, Selkirk GP Inc. and
Selkirk LP, an aggregate of $        in consideration for the termination of
certain gas management agreements between him and Cogen Technologies Capital Company, L.P.

  Immediately after consummation of the Debt Offering, the Company will advance as a loan to Linden Ltd., a portion of the Debt Offering proceeds necessary for Linden Ltd. to repay, in full, the $331.1 million Bridge Loan.

  In addition, to facilitate the consummation of the Formation Transactions, immediately prior to the consummation of the Common Stock Offering, Morgan
Stanley & Co. Incorporated will loan an aggregate of $        to the McNair
Interests and the Minority Interests, which will be repaid from a portion of the proceeds of the Common Stock Offering.

  The consummation of the Formation Transactions and, thus, the consummation of the Common Stock Offering are subject to the various entities that are parties to the Formation Transactions obtaining all necessary consents of other partners in, and lenders to, the entities which are to be owned directly or indirectly by the Company after the consummation of the Formation Transactions.

  The following chart sets forth in substance in a simplified manner the organizational structure of the Company with respect to its interests in the ventures owning the plants immediately following the consummation of the Formation Transactions, eliminating certain intermediate entities that may be formed to hold various interests.


[Post Formation Transactions Chart appears here]
--------
(1) See "Existing Venture and Plant Descriptions--NJ Venture Distributions" for information as to partnership distributions.
(2) See "Existing Venture and Plant Descriptions--Camden Cogen Distributions" for information as to partnership distributions.
(3) See "Existing Venture and Plant Descriptions--Linden Venture Distributions" for information as to partnership distributions.
(4) See "Existing Venture and Plant Description--Selkirk" for information as to partnership distributions.

OTHER TRANSACTIONS

  NJ Inc. has entered into a management services agreement with RCM, pursuant to which RCM provides certain management services for NJ Venture. RCM is a Delaware limited partnership that is indirectly owned and controlled by Robert
C. McNair. The agreement with NJ Inc. was entered into in September 1989, expires on the date NJ Inc. ceases to be the managing venturer of NJ Venture (or if earlier terminated pursuant to cause as defined therein) and provides that NJ Inc. will provide to RCM a management fee equal to 1.5% of the gross revenues of NJ Venture. The Company expects that this agreement will remain in place following the closing of the Offerings and the Formation Transactions.

COMPANY POLICY

  Cogen expects to provide certain management, financial and administrative support services to other entities controlled by Mr. McNair for which it will receive a fee equal to estimated cost plus an appropriate markup. Estimated cost, including office space and facilities, will be determined on a full allocation basis, including staff time, burden and direct charges.

  To the extent that the Company makes use of corporate aircraft owned by Mr. McNair or entities controlled by him--transactions that are likely to occur from time to time--the Company will be charged on the basis of an estimate of the cost of alternate transportation and on an allocation of use.

  All future transactions with affiliates of the Company, including the support services to other entities controlled by Mr. McNair, will be approved by the Board of Directors, including by a majority of the disinterested members of the Board of Directors, pursuant to a determination by the Board of Directors that they are on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial
ownership of Common Stock as of        , 1998, assuming the consummation of
the Formation Transactions and, as adjusted to reflect the sale of Common Stock in this Common Stock Offering, by (i) each director of Cogen, (ii) each person known or believed by Cogen to own beneficially 5% or more of the Common Stock, (iii) all directors and executive officers as a group and (iv) the Selling Stockholders. See note (1) below. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                            SHARES BENEFICIALLY             SHARES BENEFICIALLY
                              OWNED PRIOR TO    NUMBER          OWNED AFTER
                                THE COMMON        OF            THE COMMON
                              STOCK OFFERING    SHARES        STOCK OFFERING
   NAME AND ADDRESS OF      -------------------  BEING  -------------------
   BENEFICIAL OWNER(1)       NUMBER       %     OFFERED  NUMBER       %
   -------------------      ------------------- ------- -------------------
Robert C. McNair..........
711 Louisiana, 33rd Floor
Houston, Texas 77002
Cogen Technologies Limited
 Partners Joint Venture...
Robert Cary McNair, Jr....
Daniel Calhoun McNair.....
Robert Cary McNair, Jr.
 and Daniel Calhoun
 McNair, trustees of:
  Robert Cary McNair, Jr.,
   Trust UTA..............
  Daniel Calhoun McNair
   Trust UTA..............
  Ruth McNair Smith Trust
   UTA....................
  Melissa Eileen McNair
   Trust UTA..............
Ross D. Ain...............
Joseph M. Bollinger.......
Donald R. Kendall, Jr.....
Richard A. Lydecker, Jr...
Directors and officers as
 a group (5 persons)......

--------
(l) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares of Common Stock beneficially owned by a person, and the percentage of ownership by that person, shares of Common Stock issuable pursuant to options and warrants held by that person that are currently exercisable or exercisable within 60 days of
          , 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of certain provisions of the capital stock of Cogen does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation (the "Charter") and the Bylaws (the "Bylaws") of Cogen, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

  As of the date of this Prospectus, the authorized capital stock of Cogen consists of 300.0 million shares of Common Stock, par value $.01 per share ("Common Stock"), and 50.0 million shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). As of May 21, 1998, the outstanding shares of Common Stock were owned of record by eight stockholders. No shares of Preferred Stock were outstanding on such date.

  Common Stock. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and the Company's obligations with respect to any then outstanding class or series of its preferred stock. In addition, the Company expects that its debt and financing agreements will contain certain restrictions on its ability to pay cash dividends on its capital stock. See "Dividend Policy".

  Holders of the Common Stock are entitled to one vote per share for the election of directors and other corporate matters. Such holders are not entitled to vote cumulatively for the election of directors and are not entitled to act by written consent. In the event of liquidation, dissolution or winding up of Cogen, holders of Common Stock would be entitled to share ratably in all assets of Cogen available for distribution to the holders of Common Stock. The Common Stock carries no preemptive rights. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

  Preferred Stock. The Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any Preferred Stock.

RIGHTS PLAN

  Prior to the consummation of the Common Stock Offering, the Board of Directors of the Company will declare a dividend of one common share purchase right (a "Right") for each outstanding share of Common Stock and authorize the issuance of one Right for each share of Common Stock which shall become outstanding between the Record Date and the earlier of the Distribution Date (each as hereinafter defined) or the final expiration date or redemption date
of the Rights. The dividend will be payable on              , 1998 (the
"Record Date") to the stockholders of record on that date. Each Right will entitle the registered holder to purchase from the Company one share of Common
Stock at a price of $        per share (the "Purchase Price"), subject to
adjustment. The description and terms of the Rights are set forth in a Rights
Agreement (the "Rights Agreement") between the Company and              , as
Rights Agent (the "Rights Agent") which is included as an exhibit to the Registration Statement of which this Prospectus forms a part.

  Until the earlier to occur of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or (ii) ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by a Common Stock certificate.

  Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), Common Stock certificates issued upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will evidence the Rights.

  The Rights will not be exercisable until the Distribution Date. The Rights
will expire on          , 2008 (the "Final Expiration Date"), unless the Final
Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

  The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of Common Stock of certain rights or warrants to subscribe for or purchase Common Stock at a price, or securities convertible into Common Stock with a conversion price, less than the then current market price of the Common Stock or (iii) upon the distribution to holders of shares of Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above). The Company may adjust the number of Rights in substitution for any adjustment in the number of shares of Common Stock issuable upon exercise of each Right.

  In the event that (i) the Company is, in effect, acquired in a merger or other business combination transaction or (ii) 50% or more of the Company's consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter generally have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Purchase Price of the Right. In the event that any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void for all purposes of the Rights Agreement), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the Purchase Price of the Rights. Under some circumstances, in lieu of Common Stock, other securities, property, cash or combinations thereof, including combinations with Common Stock, may be issued upon payment of the Purchase Price if of equal value to the number of shares of Common Stock for which the Right is exercisable.

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Common Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

  At any time up until ten business days after a public announcement that an Acquiring Person has become such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  At any time after an Acquiring Person has become such, the Board of Directors of the Company may exchange the Rights (other than Rights owned by an Acquiring Person which are void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights at any time to cure any ambiguity or to correct or supplement any defective or inconsistent provisions and may, prior to the Distribution Date, be amended to change or supplement any other provision in any manner which the Company may deem necessary or desirable. After the Distribution Date, the terms of the Rights may be amended (other than to cure ambiguities or correct or supplement defective or inconsistent provisions) only so long as such amendment shall not adversely affect the interests of the holders of the Rights (excluding an Acquiring Person, in whose possession the Rights are void). After an Acquiring Person has become such, amendments to the Rights may not be made unless there are disinterested members of the Company's Board of Directors then in office and the amendment is approved by a majority of the disinterested members.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECT

  Classified Board of Directors. The Charter will be amended prior to the closing of the Common Stock Offering to provide that the Board of Directors shall be divided into three classes, the members of which will serve staggered three-year terms. The Company believes that a classified board of directors could help to assure the continuity and stability of the Board of Directors' and the Company's business strategies and policies. The classified board provision could make the removal of incumbent directors more time-consuming, which could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to Cogen and its stockholders. Thus, the classified board provision could increase the likelihood that incumbent directors would retain their positions. In addition, the Charter provides that directors may be removed from office only "for cause" (as defined therein). Subject to rights of any holders of Preferred Stock, newly created directors and vacancies on the Board of Directors will be filled solely by the remaining directors then in office.

  Advance Notice Provisions for Certain Stockholder Actions. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of Cogen (the "Business Procedure").

  The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination of a director to the Board of Directors to the Secretary of Cogen. The requirements as to the form and timing of that notice are specified in the Bylaws. If it is determined that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

  Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of Cogen. The requirements as to the form and timing of that notice are specified in the Bylaws and are also governed by federal securities law proxy rules. If the Chairman or other officer presiding at a meeting determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at the meeting.

  Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, and (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

  Delaware Section 203. Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "Delaware Act") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 generally prohibits a publicly held Delaware corporation from engaging in the following transactions with an Interested Stockholder for a period of three years from the time the stockholder becomes an Interested Stockholder (unless certain conditions, described below, are met): (a) all mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

  The three-year ban does not apply if either (i) the proposed prohibited transaction or (ii) the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the time such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party which is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

  A Delaware corporation may, at its option, exclude itself from the coverage of Section 203 by amending its Certificate of Incorporation or Bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until 12 months after the date it is adopted. Cogen has not adopted such a charter or bylaw amendment.

  The foregoing provisions of Section 203 could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of Common Stock, even if such removal or assumption would be beneficial, in the short term, to stockholders of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS AND OFFICERS LIABILITY

  The Delaware Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care and for certain failures to properly supervise the affairs of the corporation. Although the Delaware Act does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of Cogen's directors to Cogen or its stockholders to the fullest extent permitted by the

Delaware Act. Specifically, directors of Cogen will not be personally liable for monetary damages for breach by directors of their fiduciary duty as directors, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Act (having to do with unlawful distributions to stockholders or unlawful purchases or redemptions of its shares by Cogen), or (iv) for any transaction from which the director derived an improper personal benefit.

  The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted Cogen and its stockholders.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR NOTES

  Concurrently with of the Common Stock Offering, the Company is offering up to $625.0 million aggregate principal amount of Senior Notes, pursuant to the Debt Offering. The following discussion summarizes certain terms of the Senior Notes and is qualified in its entirety by reference to the Indenture relating to the Senior Notes.

  The Senior Notes will be unsecured senior obligations of the Company and will rank pari passu in right of payment with all existing and future senior
indebtedness of Cogen. The Senior Notes will mature in        tranches and
will bear interest from the date of issuance at the rate of    % per annum
payable semi-annually.

  The Senior Notes will be redeemable at the option of Cogen, in whole or in part, at any time or from time to time, at the Make Whole Premium (as defined in the Indenture). The Senior Notes will be subject to mandatory redemption in amounts equal to (i) all of the cash received by certain designated ventures in excess of $50 million with respect to certain events of loss or condemnation and (ii) all of the cash received by certain designated ventures in excess of $100 million from an electricity purchase or steam purchaser in connection with the buyout of a power purchase agreement or steam sales agreement. The Senior Notes also will be subject to mandatory redemption if the Company sells or otherwise disposes of more than $100 million in assets unless, after giving effect to such sale or disposition, the applicable rating agencies confirm that the ratings of the Senior Notes is the same as the ratings immediately prior to the announcement of such sale or transfer.

  The Indenture contains certain restrictive covenants, including covenants that (i) limit indebtedness of the Company, other than the Senior Notes, up to $300 million in senior secured bank indebtedness and certain other parity indebtedness the issuance of which will not result in a rating downgrade of the Senior Notes, (ii) limit additional indebtedness of the ventures (except Selkirk Venture) in which the Company currently has an interest, other than up to $100 million for plant improvements and expansion and amounts required to satisfy the fiduciary responsibilities of each of the ventures, and (iii) prohibit cash distributions to shareholders unless no default exists under the Indenture and such distributions do not exceed 100% of Funds From Operations (as of the closing date of the issuance of the Senior Notes) plus $50 million. The Indenture contains provisions that will eliminate the foregoing covenants in the event that (i) the Company owns and is expected to continue to own an equity interest in at least eight ventures with no single venture contributing more than 25% or less than 5% of the aggregate Cash Distributions (as defined in the Indenture) for a period of time defined in the Indenture and (ii) the then current ratings of the Senior Notes are at least Baa3/BBB-/BBB- by Moody's Investor Services, Inc., Standard & Poor Rating Services and Duff & Phelps Credit Rating Co., respectively.

PLANT PROJECT FINANCINGS

  Linden Venture. At March 31, 1998, Linden Venture had no outstanding project financing indebtedness. The construction lender to Linden Venture contributed the outstanding construction loan balance in exchange for a limited partnership interest in Linden Venture. Pursuant to the terms of the partnership agreement relating to Linden Venture, the limited partner is entitled to receive distributions of Linden Venture Distributable Cash on a basis preferential to the interest of Linden Ltd., which is the general partner of Linden Venture; the limited partner receives 99% of the Linden Venture Distributable Cash until it has received a pre-determined amount, and thereafter, Linden, Ltd. receives a substantially increased percentage of the Linden Venture Distributable Cash. See "Existing Venture and Plant Descriptions--Linden Overview--Linden Cash Distributions".

  In addition, at March 31, 1998, standby letters of credit issued by GECC for the account of Linden Venture in favor of Bayway Refinery (the "Bayway L/C") and Con Ed (the "Con Ed L/C"), in the aggregate amount of $57.2 million, were outstanding pursuant to a September 17, 1992 letter of credit facility between Linden Venture and GECC, which provides for the issuance of standby letters of credit in an aggregate outstanding amount not to exceed $57.2 million. The Bayway L/C is in the face amount of $10.0 million and expires August 1, 1998 and is renewed on an annual basis. The Con Ed L/C is in the face amount of $47.2 million and expires in June 1998; it is not expected to be renewed. The monthly fee payable by Linden Venture for this facility is 0.75% per annum on the face amount of the outstanding letters of credit. Linden Venture's reimbursement obligation under this facility is unsecured. Linden Venture has no indebtedness other than its reimbursement obligations under the GECC letter of credit facility.

  Pursuant to the Linden GP Term Loan Agreement between Linden Ltd. and the Owner Trust, and as of March 31, 1998, Linden Ltd. is indebted to the Owner Trust in a principal amount of $215.1 million, which indebtedness is secured by its general partnership interest in Linden Venture and, as described below, certain segregated deposit accounts created with the revenue of Linden Venture. The proceeds of the Linden GP Term Loan were used for working capital ($10.0 million), as the equity contribution of Linden Ltd. in Linden Venture ($25.0 million) and as loans to a company owned by the McNair Interests and the Minority Interests that is not a part of the Company, Financial Services. The Linden GP Term Loan is comprised of a fixed rate portion, a floating rate portion and a working capital portion, all of which mature September 1, 2007. At March 31, 1998, $98.3 million was outstanding under the fixed rate portion, $106.8 million was outstanding under the floating rate portion, and $10.0 million was outstanding under the working capital portion. The fixed rate portion bears interest at 8.8% with principal and interest payments due quarterly. Principal payments with respect to the fixed rate portion increase by 2.85% each quarter with the principal payment due June 1, 1998 being $1.5 million, and the final principal payment being $4.1 million. The floating rate portion bears interest at LIBOR plus 1.65%, with principal and interest payments due quarterly. Principal payments with respect to the floating rate portion increase by 2.85% each quarter, with the principal payment due June 1, 1998 being $1.6 million, and the final principal payment being $4.5 million. The working capital portion bears interest at the one month, financial commercial paper rate (as reported in Federal Statistical Release H.15 (519) or successor publication) plus 0.55%, with interest payable quarterly. The principal with respect to the working capital portion is due September 1, 2007. All such borrowings are secured by Linden Ltd.'s partnership interest in Linden Venture. Linden Ltd. cannot make further borrowings under the Linden GP Term Loan Agreement. See "Existing Venture and Plant Descriptions--Linden Overview--Linden General Partner Term Loan".

  The Linden GP Term Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of Linden Ltd. to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

  Pursuant to the terms of a security deposit agreement among Linden Venture, Linden Ltd., the Owner Trust, as limited partner and as lender, and a financial institution as security agent and escrow agent, Linden Venture has agreed that a portion of Linden Venture's revenues will be deposited in, among other accounts, a segregated deposit account for the debt service and ratio requirements of the Linden GP Term Loan, which deposit is made prior to any distributions of amounts to owners of Linden Venture, and a segregated account for amounts to be distributed to its owners. See "Existing Venture and Plant Descriptions--Linden Overview--Linden Cash Distributions". Further pursuant to such security deposit agreement, Linden Ltd. has pledged its rights in the preceding-described accounts to secure the Linden GP Term Loans.

  The effect of the Owner Trust's prior right to Linden Venture Distributable Cash and the depositary arrangement described in the immediately preceding paragraph is that the Company's rights (and, consequently, the Company's creditors' and shareholders' rights) to Linden Venture Distributable Cash and the cash deposited in the accounts governed by the security deposit agreement are subordinated to the Owner Trust's and the Linden Ltd. term lender's respective rights therein. In addition, while there is no indebtedness on Linden Venture's balance sheet, the Linden Venture partnership agreement contains certain provisions that effectively restrict Linden Venture from, among other things, entering into certain agreements or commitments, selling or otherwise transferring assets, incurring indebtedness (other than defined permitted indebtedness), creating or allowing any lien on its property (other than defined permitted liens) and amending or modifying project documents.

  Camden Cogen. Pursuant to the Camden Cogen Term Loan Agreement, and as of March 31, 1998, Camden Cogen had $88.9 million of outstanding non-recourse project financing term indebtedness from GECC and a syndication of international banks, which indebtedness is secured by the Camden Plant and the other Camden Cogen assets, revenues of Camden Cogen, the general partnership interest of Camden GPLP, and the general partnership interest in Camden GPLP owned by Cogen Technologies Camden, Inc. ("Camden Inc."), the general partner of Camden GPLP and a subsidiary of the Company. Of such outstanding indebtedness, $65.0 million represents the Camden Tranche A Loan, which matures May, 2007 and accrues interest at the per annum rate of either (i) 3-month LIBOR plus an increasing margin of 1.00 to 1.625% (1.25% for the period November 3, 1998 to November 1, 2001) or (ii) if such loan is in default, the Bank of Tokyo Trust prime rate (which has an increasing margin of .375% to 1.0%) plus 2.0% or the fed funds rate plus 2.0%, whichever is higher, with principal and interest payable quarterly. Principal payments with respect to the Camden Tranche A Loan increase each quarter by varying amounts ranging from approximately 1.5% to approximately 5.5% of the prior quarter's payment with the principal payment due May 1, 1998 being $2.5 million, and the final principal payment being $4.1 million. Camden Cogen has entered into an interest rate swap agreement with GECC which effectively fixes the interest rate with respect to the Camden Tranche A Loan at 5.945%. The swap agreement has a notional amount equal at all times to the outstanding principal balance of the Camden Tranche A Loan. The remaining portion of this indebtedness, $23.9 million, represents the Camden Tranche B Loan, which matures in May 2009 and accrues interest at the per annum rate of 11.4%, with interest and principal payable quarterly. Principal payments with respect to the Camden Tranche B Loan increase each quarter by varying amounts ranging from approximately 1.6% to approximately 4.0% of the prior quarter's payment, with the principal payment due May 1, 1998 being $0.2 million, and the final principal payment being $1.4 million. Optional prepayments on the Camden Tranche B Loan are subject to a yield maintenance premium.

  The Camden Cogen Term Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of Camden Cogen or its general partner, Camden GPLP, to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets, amend material contracts and engage in acquisitions, mergers and consolidations. In addition, such loan agreement requires Camden Cogen to establish and maintain security deposit accounts with a financial institution into which its revenues are deposited and from which reserve accounts are funded and maintained for various obligations, including the repayment of the Camden Cogen Term Loans, the Camden Cogen letter of credit facility and the Camden GP Term Loans. See "Existing Venture and Plant Descriptions--Camden Overview--Camden Cash Distributions".

  At March 31, 1998, a standby letter of credit issued by GECC for the account of Camden Cogen was outstanding in the aggregate amount of $4.8 million, for the purpose of securing certain of its reserve account obligations on the Camden Tranche A Loan. No fee is payable by Camden Cogen for such outstanding letter of credit, which expires in May 2007. Camden Cogen's reimbursement obligations under this letter of credit are secured by the same collateral that secures the Camden Cogen Term Loans.

  Pursuant to the terms of Camden Cogen's partnership agreement, the limited partner is entitled to receive distributions on a basis preferential to the interest of Camden GPLP. See "Existing Venture and Plant Description--Camden Overview--Camden Cash Distributions".

  Pursuant to the Camden GP Term Loan Agreement between Camden GPLP and GECC, and as of March 31, 1998, Camden GPLP is indebted to GECC in the principal amount of $12.7 million, which indebtedness is secured by its general partnership interest in Camden Cogen, the general partnership interest in Camden GPLP of its general partner, Camden Inc., and a portion of Camden Cogen revenues committed to a corresponding reserve account. This term indebtedness matures May 2010. Interest on this term indebtedness accrues at either a fixed rate or a floating rate. The fixed rate is a per annum rate based upon the 10-year Treasury rate plus 5%, and the floating rate is a per annum rate of either (i) Citibank prime plus 3% or (ii) LIBOR plus 4.25%. Interest accruing at the prime rate or the fixed rate is payable monthly, and interest accruing at the LIBOR rate is payable on the last day of a relevant interest period. Principal payments are determined on a quarterly basis and made monthly in an amount equal to one-third of the quarterly amount. The quarterly amount increases each quarter by approximately 2.6% of the prior quarterly amount. Principal payments for the quarter ended May 1, 1998 total $0.1 million, and principal payments for the final quarterly period total $0.5 million. Optional prepayments on portions of the indebtedness accruing interest at the fixed rate are subject to the payment of a yield maintenance premium, and optional prepayments on portions of the indebtedness accruing interest at a floating rate which are made during the period from April 1996 to April 2000 are subject to the payment of a premium on the prepaid portion thereof calculated at an annually decreasing percentage which begins at 4%. Camden GPLP cannot make further borrowings under the term loan agreement pursuant to which this term indebtedness was incurred.

  The Camden GP Term Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of the Camden GPLP to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

  The effect of the foregoing financing arrangements regarding Camden Cogen and Camden GPLP is that the Company's rights (and, consequently, the Company's creditors' and shareholders' rights) to Camden Cogen Distributable Cash and the cash deposited in the above-described security deposit accounts are subordinated to the rights of Camden Cogen's and Camden GPLP's lenders' respective rights therein.

  NJ Venture. Pursuant to the Prudential Loan Agreement and as of March 31, 1998, NJ Venture had $70.6 million of outstanding, non-recourse term project financing indebtedness from Prudential, which is secured by the Bayonne Plant and other NJ Venture assets and all revenues of NJ Venture. This indebtedness matures October 2008 and accrues interest at the per annum rate of 10.85%, with accrued interest and principal payable quarterly. The Prudential Term Loan is non-callable through September 2002, and thereafter may, at the option of NJ Venture, be prepaid at a premium on the prepaid portion thereof calculated at a decreasing percentage which commences at 10.85%.

  The Prudential Loan Agreement contains certain restrictions that significantly limit or prohibit, among other things, the ability of NJ Venture to incur indebtedness, make payments of certain indebtedness, pay distributions to its owners, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations. In addition, such loan agreement requires NJ Venture to create a debt service reserve fund from net cash flow if NJ Venture's annual debt service coverage ratio, calculated each quarter using the previous twelve months' financial information, falls below 1.50x. NJ Venture must increase the reserve until funds held in such reserve plus the funds available for debt service equal 1.50x the previous twelve months' debt service. Any funds held in such reserve may be released as, and to the extent that, the balance of funds retained in such reserve (if any) together with NJ Venture's net cash flow cause NJ Venture's coverage ratio to exceed 1.50x. Such annual debt service coverage ratio has not been below 1.5x, and as a result, NJ Venture has not been required to fund the debt service reserve. At December 31, 1997, NJ Venture's debt service coverage ratio as calculated under the Prudential Loan Agreement was 1.84x.

  Pursuant to the Equipment Loan Agreement and as of March 31, 1998, NJ Ventures is indebted to the Bayonne Equipment Lender in the principal amount of $0.2 million and an additional amount for accrued interest of $0.2 million. Such outstanding principal amount and accrued interest thereon mature the later of May 22, 1998 and the expiration of the IMTT Steam Sale Agreement. The obligations under the Equipment Loan Agreement are secured by the equipment purchased by NJ Venture in connection with such agreement, and the payment of the interest that has accrued and continues to accrue on the remaining principal balance is non recourse to NJ Venture, it being limited to the security for the loan.

  At March 31, 1998, NJ Venture had no indebtedness outstanding under the $5.0 million Revolving Facility with SBT, which was established by it for short term working capital requirements and expires December 1998. Borrowings under the Revolving Facility are payable at the expiration of the facility and accrue interest at the per annum rate of 0.5% below SBT prime, with accrued interest being payable monthly, and are secured by rights to payments from NJ Venture power purchase agreements. NJ Venture pays a commitment fee of 1/4 of 1% on the average unused principal balance of the Revolving Facility. In addition, at March 31, 1998, a standby letter of credit issued by the UBS for the account of NJ Venture in the amount of $4.4 million was outstanding for the purpose of securing certain obligations of NJ Venture to PSE&G pursuant to a tracking account arrangement. See "Existing Venture and Plant Descriptions-- Bayonne Power Purchase Agreement--Public Service Electric and Gas Company of New Jersey". The letter of credit was procured for NJ Venture by Financial Services. Financial Services pays a quarterly fee on such letter of credit calculated at 0.3% per annum on the face amount of the letter of credit to the issuer thereof and has the reimbursement obligations to such issuer in the event any drawing is made on the letter of credit. Pursuant to agreement between NJ Venture and Financial Services, NJ Venture agrees to reimburse Financial Services for all fees and reimbursement obligations incurred by Financial Services under the letter of credit, which obligation of NJ Venture is unsecured. Such letter of credit expires May 1999.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to completion of the Common Stock Offering, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have an adverse effect on the price of the Common Stock.

  Upon completion of the Common Stock Offering, the Company will have
outstanding 44.9 million shares of Common Stock. Of such shares,       shares
of Common Stock are considered "restricted securities" for the purpose of Rule 144 under the Securities Act and may only be sold if they are registered under the Securities Act or if an exemption from registration is available, including an exemption afforded by Rule 144 under the Securities Act.

  In general, under Rule 144, as currently in effect, a person (or person whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her restricted securities for at least one year but less than two years, is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who owns shares that have not been held by the Company or an affiliate of the Company for at least two years, would be entitled to sell the shares under Rule 144(k) without compliance with the limitations described above. Restricted securities properly sold in reliance on Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act unless thereafter held by an affiliate of the Company.

  The holders of            shares of Common Stock have certain rights to
require Cogen to register sales of such shares under the Securities Act, subject to certain restrictions, if, subsequent to the consummation of the Common Stock Offering, Cogen proposes to register any of its securities under the Securities Act. Such holders are entitled to notice of such registration and to include their shares in such registration with their expenses borne by Cogen, subject to the right of an underwriter participating in the offering to limit the number of shares included in such registration. In addition, the
holders of            shares of Common Stock, have the right to demand, on
           occasions, that Cogen file a registration statement covering sales of their respective shares, and Cogen is obligated to pay the expenses of such registrations. Some of the shares as to which registration rights exist are subject to the Underwriters' over-allotment option.

  Each of the Company, the Selling Stockholders and the directors and executive officers of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus,
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, subject to limited exceptions. See "Underwriters."

  No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement") the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette International, Goldman Sachs International and Merrill Lynch International are acting as International Representatives, have severally agreed to purchase, and, the Selling Stockholders have agreed to sell them severally the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                       NUMBER
NAME                                                                  OF SHARES
----                                                                 -----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.................................
  Donaldson, Lufkin & Jenrette Securities Corporation...............
  Goldman, Sachs & Co...............................................
  Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.............................................
                                                                     -----------
    Subtotal........................................................
                                                                     -----------
International Underwriters:
  Morgan Stanley & Co. International Limited........................
  Donaldson, Lufkin & Jenrette International........................
  Goldman Sachs International.......................................
  Merrill Lynch International.......................................
  Subtotal..........................................................
                                                                     -----------
    Total...........................................................
                                                                     ===========

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives", respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' overallotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares".

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations (1995); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a
concession not in excess of $.   per share under the public offering price.
Any Underwriter may allow, and such dealers may re-allow, a concession not in
excess of $.   per share to other Underwriters or to certain other dealers.
After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  Pursuant to the Underwriting Agreement, certain Selling Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all of the U.S. Underwriters in the preceding table.

  The Company intends to apply to list the Common Stock on the NYSE, subject to official notice of issuance, under the symbol "CGT".

  At the request of the Company, the Underwriters have reserved for sale, at
the initial public offering price; up to       shares of Common Stock for
directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Each of the Company, the Selling Stockholders, the directors and executive officers of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (x) the sale to the Underwriters of the shares of Common Stock offered hereby, (y) the issuance by the Company of shares of Common Stock upon the exercise of any options granted or shares of Common Stock issued pursuant to existing benefit plans of the Company or (z) transactions of any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Common Stock Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  From time to time, Morgan Stanley & Co. Incorporated has provided and continues to provide investment banking services to the Company.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF OFFERING

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the Representative. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, revenues, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as the result of market conditions and other factors.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of Common Stock to U.S. Holders (as defined below) and certain material United States federal income and estate tax consequences relating to the purchase, ownership and disposition of Common Stock to non-U.S. Holders (as defined below). This summary is based on current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

  This summary deals only with initial purchasers of Common Stock who hold Common Stock as capital assets and does not address tax considerations applicable to investors that may be subject to special tax rules, including, without limitation, banks, insurance companies, tax-exempt entities, regulated investment companies, common trust funds, dealers in securities, or persons that hold Common Stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

  INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING OR OTHERWISE DISPOSING OF COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

  As used herein, the term "U.S. Holder" means a holder of Common Stock that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions. As used herein, the term non-U.S. Holder means a holder of Common Stock other than a U.S. Holder.

  Dividends. Distributions, if any, made with respect to Common Stock generally will be includible in the income of a U.S. Holder as ordinary dividend income to the extent of the Company's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If the amount distributed to the holder of shares of Common Stock exceeds the U.S. Holder's allocable share of such earnings and profits, the excess will be treated first as a non-taxable return of capital to the extent of such U.S. Holder's adjusted basis in the Common Stock and, thereafter, as a gain from the sale or exchange of a capital asset. During the initial years of the Company's operations, dividends distributed with respect to the Common Stock are expected to exceed the Company's current and accumulated earnings and profits. No assurance can be given, however, that distributions made with respect to the Common Stock will exceed the Company's current and accumulated earnings and profits nor, if such distributions are made, regarding the amount of any such excess. Furthermore, although the Company has taken certain steps in order to "step up" its basis in the assets of Linden Venture, Camden Cogen and Selkirk Venture, with the result that the Company expects certain depreciation deductions and reductions to earnings and profits to be available to it, such deductions and reductions depend, in part, on the Company's determination of the relative value of the respective assets of each of Linden Venture and Camden Cogen. Such valuations are not binding upon the United States Internal Revenue Service ("IRS"). If the IRS were to successfully challenge such allocation, it is likely that at least a portion of such depreciation deductions and reductions in earnings and profits for the years challenged would be reduced or moved to later periods, possibly resulting in a larger portion of the distributions with respect to the Common Stock made in such years being taxable as a dividend.

  Sale or Other Disposition of Common Stock. Upon the sale or exchange of Common Stock, U.S. Holders generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted basis in such shares.

NON-U.S. HOLDERS

  Dividends. Distributions with respect to Common Stock paid by the Company out of current and accumulated earnings and profits, as determined for United States federal income tax purposes, to a non-U.S. Holder generally will be subject to withholding of United States federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business of the non-U.S. Holder. Distributions paid by the Company in excess of its current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the non-U.S. Holder's adjusted basis in his Common Stock and, thereafter, as gain from the sale or exchange of a capital asset. Under current law, if the Company cannot determine at the time it makes a distribution whether such distribution will exceed the current and accumulated earnings and profits of the Company, the gross amount of the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the non-U.S. Holder's United States federal income tax liability if it is subsequently determined that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company. Treasury Regulations effective for payments made after December 31, 2000 (the "New Regulations"), would permit the Company to elect to reduce the amount of withholding with respect to a distribution if, based on a reasonable estimate of the Company's anticipated accumulated and current earnings and profits for the taxable year in which such distribution is made, such distribution would be in excess of such earnings and profits. No assurance can be given, however, that the Company will be eligible to make this election with respect to any distribution, or if eligible, that the Company will make such election.

  If the receipt of a dividend is treated as being effectively connected with the conduct of a United States trade or business by a non-U.S. Holder, the dividend received by such non-U.S. Holder will be subject to United States federal income tax in the same manner as U.S. Holders generally (and, in the case of a corporate holder, possibly an additional branch profits tax). Effectively connected dividends may be subject to different treatment under an applicable tax treaty depending on whether such dividends are attributable to a permanent establishment of the non-U.S. Holder in the United States.

  Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced rate as specified in an applicable income tax treaty, the Company will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under the New Regulations, non-U.S. Holders will be required to satisfy certain applicable certification requirements to claim treaty benefits.

  Sale or Other Disposition of Common Stock. A non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States; (ii) in the case of a non-U.S. Holder who is an individual and holds Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and either (a) the individual has a "tax home" for United States federal income tax purposes in the United States or (b) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States; (iii) the non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates; or (iv) (A) the Company is or has been during certain periods preceding the disposition a "U.S. real property holding corporation" for United States federal income tax purposes and (B) provided that the Common Stock continues to be "regularly traded on an established securities market" for United States federal income tax purposes, the non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Common Stock. Non U.S. Holders who would be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock should consult applicable treaties, which may provide for different rules.

  Backup Withholding and Information Reporting. Payments of dividends to a Non-U.S. Holder at an address outside the United States may be subject to information reporting, but will not, under current law, generally be subject to backup withholding. The payment of the proceeds of the disposition of Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the owner of the stock certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of Common Stock to or through a foreign office of a broker will not be subject to backup withholding. The Service has indicated, however, that it is studying the possible application of backup withholding in the case of a foreign office of a broker that is (a) a United States person, (b) a United States-controlled foreign corporation or (c) a foreign person 50% or more of whose gross income for certain periods is from a United States trade or business. Moreover, in the case of foreign offices of such brokers, information reporting will apply to such payments of proceeds unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

  Federal Estate Taxes. Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of such individual's death will be included in such individual's gross estate for United States federal income tax purposes, unless an applicable estate tax treaty provides otherwise.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby and certain legal matters will be passed upon for Cogen by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York ("Skadden Arps"). Skadden Arps from time to time has performed legal services for Cogen.

                                    EXPERTS

  The audited combined financial statements of the Group and the NJ Partnerships and the balance sheet of Cogen Technologies, Inc. included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  Cogen has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Cogen has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W. Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates, or on the Internet at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. Copies of materials filed with the Commission may also be inspected at the offices of National Association of Securities Dealers, Inc., 1801 K Street, N.W., 8th Floor, Washington, D.C. 20006.

                                   GLOSSARY

  The following terms used in this Prospectus have the following meanings:

  "ACOG" means average cost of gas.

  "Average availability" means the fraction of time (usually expressed as a percent on an annual or multi-annual basis) within which a generating plant (or unit) is actually capable of providing service, whether or not it is actually in service and regardless of the capacity level that can be provided.

  "Availability factor" means the ratio (usually expressed as a percent) of the time a generating unit is ready for, or in service, to the total time interval under consideration.

  "Avoided Costs" means, the incremental costs that would be incurred by an electric utility for electric energy or capacity or both which, but for the purchase from a Qualifying Facility, it would produce or purchase from some other service.

  "Base load plant" means a generation unit which is normally operated to supply all or part of the minimum load of a utility system and which, consequently, operates at a high load factor.

  "Bayway" means Bayway Refining Company, a Delaware corporation.

  "Btu" means British thermal units, a unit of energy.

  "Camden Cogen" means Camden Cogen, L.P., a Delaware limited partnership, which is the venture that owns the Camden Plant.

  "Camden GPLP" means Cogen Technologies Camden GP Limited Partnership, a Delaware limited partnership, which is the managing general partner of Camden Cogen.

  "Camden Paperboard" means Camden Paperboard Company, a New Jersey corporation, a subsidiary of Caraustar Industries, Inc., a publicly traded non-rated company based in Austell, Georgia.

  "Capacity factor" means the ratio (usually expressed as a percent) of the average load on a generating plant (or unit) plus the average load dispatched off for the period of time considered to the contractual capacity of the generating plant (or unit).

  "Clean Air Act" means the Federal Clean Air Act of 1955, as amended.

  "Cogeneration" means the sequential use of a simple energy source to produce two or more forms of energy output. For example, the Company's plants burn natural gas to produce electricity and steam.

  "Con Ed" means The Consolidated Edison Company of New York.

  "Dispatchable" means the ability of an electric generating unit to be committed to meet demand for electricity in a fashion determined to be most efficient by the system controller.

  "Equivalent availability" means the ratio (usually expressed as a percent) of the time a generating unit is ready for, or in, service multiplied by the capacity level that can be provided, plus the time a generating unit is given contractual credit for being ready for service multiplied by the contractual capacity, to the total time interval under consideration multiplied by the contractual capacity. (It is possible for the equivalent availability to be above or below 100%.)

  "EWG" means an exempt wholesale generator under the Energy Policy Act of 1992.

  "FERC" means the United States Federal Energy Regulatory Commission.

  "Gas Turbine, Combined Cycle Facility" means a facility in which a gas turbine, burning natural gas or fuel oil, turns an electrical generator. The exhaust gases from the turbine are directed into a waste heat recovery boiler, producing high pressure steam which is run through a steam turbine, producing additional electricity. After exiting the steam turbine, the low pressure steam is delivered to the steam host facility for processing and building heat.

  "GE" means General Electric Company.

  "JCP&L" means Jersey Central Power & Light Company.

  "Kilowatt" or "KW" means one thousand watts.

  "Kilowatt-hours" or "KWh" means a unit of electrical energy equal to one kilowatt of power supplied or taken from an electric circuit steadily for one hour.

  "Linden Ltd." means Cogen Technologies Linden, Ltd., a Texas limited partnership, which is the managing general partner of Linden Venture.

  "Linden Venture" means Cogen Technologies Linden Venture, L.P., a Delaware limited partnership, which is the venture that owes the Linden Plant.

  "MBtu" means one thousand Btus.

  "MMBTU" means one million Btus.

  "Mcf" means one thousand cubic feet of gas at 60(degrees)F and at a pressure of 14.73 pounds per square inch absolute.

  "Megawatt" or "MW" means one million watts. References to specific amounts of megawatts in the case of plant capacities are to the "name plate" capacities on the turbines in the plants.

  "Megawatt hour" or "MWH" means one thousand kilowatt-hours.

  "Merchant plant" means an electric generating plant that is seeking to sell some or all of its uncommitted capacity or energy in excess of its existing contractual or legal commitments.

  "MESC" means McNair Energy Services Corporation, a Texas corporation, which owns 100% of NJ Inc.

  "MMBtu" means one million Btus.

  "Nameplate capacity" means the output rating at a given set of ambient conditions (usually annual average or ISO conditions) of the gas and steam turbines in the plant expressed in kilowatts less the auxiliary power consumed by the plant. The actual nameplate rating is usually engraved on a permanently affixed metal plate mounted on the turbine, hence the term "nameplate".

  "Net Electrical Capability" means the sum of the nameplate rating of the generators for each venture, as designated by the manufacturer and expressed in megawatts, less allowance for station service, at which such venture is designed to operate continuously in a reasonable and prudent manner under independent systems operator conditions in accordance with good utility practice.

  "NJ, Inc." means Cogen Technologies NJ, Inc., a Delaware corporation, which is the managing general partner of NJ Venture.

  "NJ Venture" means Cogen Technologies NJ Venture, a New Jersey general partnership, which is the venture that owns the Bayonne Plant.

  "PSE&G" means Public Service Electric and Gas Company of New Jersey.

  "PURPA" means the Public Utilities Regulatory Policies Act of 1978, as amended, and the regulations promulgated thereunder.

  "QF" or "Qualifying Facility" means a "qualifying cogeneration facility" in accordance with PURPA.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Selkirk GP Inc." means Cogen Technologies Selkirk GP, Inc., a Texas corporation, which is the non-managing general in the Selkirk Venture.

  "Selkirk LP" means Cogen Technologies Selkirk LP, a Delaware limited partnership, which is a limited partner in the Selkirk Venture.

  "Selkirk Venture" means Selkirk Cogen Partners, L.P., a Delaware limited partnership that owns the Selkirk Plant.

  "tracking account" means an accounting device designed to relate a utility power purchaser's Avoided Cost to the payments it makes on such power purchase agreement over the life thereof. Often, because of project financing considerations, payments exceed the initial estimated Avoided Cost in the early years of a power purchase agreement and come into line with, and are less than, such estimated Avoided Costs in later years of the agreement. Accordingly, many power purchase agreements set up the device of a tracking account so that if there is a termination of the power purchase agreement at a time when the utility purchaser has paid amounts exceeding its estimated Avoided Costs, the utility can be paid back the difference. To the extent that the amounts paid by the purchaser exceed its estimated Avoided Cost, the venture selling the power under the power purchase agreement is indebted to the purchaser for such amount, which is recorded in the tracking account.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FINANCIAL STATEMENTS OF COGEN TECHNOLOGIES, INC.
  Report of Independent Public Accountants................................  F-3
  Balance Sheet of Cogen Technologies, Inc. at May 20, 1998...............  F-4
FINANCIAL STATEMENTS OF COGEN TECHNOLOGIES GROUP
  Audited Financial Statements
  Report of Independent Public Accountants................................  F-7
  Combined Statements of Income of Cogen Technologies Group for the years ended December 31, 1997, 1996 and 1995.................................  F-8
  Combined Balance Sheets of Cogen Technologies Group as of December 31,
   1997 and 1996..........................................................  F-9
  Combined Statements of Cash Flows of Cogen Technologies Group for the
   years ended
   December 31, 1997, 1996 and 1995....................................... F-10
  Combined Statements of Owners' Equity of Cogen Technologies Group for
   the years ended December 31, 1997, 1996 and 1995....................... F-11
  Notes to Combined Financial Statements of Cogen Technologies Group...... F-12
  Unaudited Financial Statements
  Combined Statements of Income of Cogen Technologies Group for the three months ended
   March 31, 1998 and 1997................................................ F-22
  Combined Balance Sheets of Cogen Technologies Group as of March 31, 1998
   and December 31, 1997.................................................. F-23
  Combined Statements of Cash Flows of Cogen Technologies Group for the
   three months ended March 31, 1998 and 1997............................. F-24
  Combined Statements of Owners' Equity of Cogen Technologies Group for
   the three months ended March 31, 1998 and 1997......................... F-25
  Notes to Combined Financial Statements of Cogen Technologies Group...... F-26
FINANCIAL STATEMENTS OF COGEN TECHNOLOGIES NEW JERSEY OPERATING
 PARTNERSHIPS
  Audited Financial Statements
  Report of Independent Public Accountants................................ F-28
  Combined Statements of Income of Cogen Technologies New Jersey Operating
   Partnerships for the years ended December 31, 1997, 1996 and 1995...... F-29
  Combined Balance Sheets of Cogen Technologies New Jersey Operating
   Partnerships at
   December 31, 1997 and 1996............................................. F-30
  Combined Statements of Cash Flows of Cogen Technologies New Jersey
   Operating Partnerships for the years ended December 31, 1997, 1996 and
   1995................................................................... F-31
  Combined Statements of Partners' Capital of Cogen Technologies New
   Jersey Operating Partnerships for the years ended December 31, 1997,
   1996 and 1995.......................................................... F-32
  Notes to Combined Financial Statements of Cogen Technologies New Jersey
   Operating Partnerships................................................. F-33
  Unaudited Financial Statements
  Combined Statements of Income of Cogen Technologies New Jersey Operating
   Partnerships for the three months ended March 31, 1998 and 1997........ F-40

                              FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
  Combined Balance Sheets of Cogen Technologies New Jersey Operating
   Partnerships at March 31, 1998 and December 31, 1997................... F-41
  Combined Statements of Cash Flows of Cogen Technologies New Jersey
   Operating Partnerships for the three months ended March 31, 1998 and
   1997................................................................... F-42
  Combined Statements of Partners' Capital of Cogen Technologies New
   Jersey Operating Partnerships at March 31, 1998 and 1997............... F-43
  Notes to Combined Financial Statements of Cogen Technologies New Jersey
   Operating Partnerships................................................. F-44

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Cogen Technologies, Inc.:

We have audited the accompanying balance sheet of Cogen Technologies, Inc. as of May 20, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Cogen Technologies, Inc. as of May 20, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
May 20, 1998

                            COGEN TECHNOLOGIES, INC.

                                 BALANCE SHEET

                                AT MAY 20, 1998

                           (IN THOUSANDS OF DOLLARS)

                               ASSETS
Current Assets
  Cash and cash equivalents.......................................... $       1
                                                                      =========
                        SHAREHOLDERS' EQUITY
Shareholders' Equity
  Preferrred stock, $0.01 par value, 50.0 million shares authorized,
   no shares issued and outstanding.................................. $      --
  Common Stock, $0.01 par value, 300.0 million shares authorized,
   1,000 shares issued and outstanding...............................        --
  Additional paid-in capital.........................................         1
                                                                      ---------
                                                                      $       1
                                                                      =========


   The accompanying notes are an integral part of these financial statements.

                           COGEN TECHNOLOGIES, INC.

                            NOTES TO BALANCE SHEET

(1) ORGANIZATION AND BASIS OF PRESENTATION

  Cogen Technologies, Inc. (the "Company") was incorporated in May 1998 to acquire control of certain entities and interests owned by Robert C. McNair and members of his family and by entities controlled by his family (the "McNair Interests") and by other persons or entities with no relation to the McNair Interests (the "Minority Interests"). In connection with the organization of the Company, the McNair Interests and the Minority Interests contributed an aggregate amount of $1,000 to the Company for 820 shares and 180 shares, respectively, of the Company's common stock.

  Through the following series of transactions (the "Formation Transactions"), the Company intends to acquire certain interests from the McNair Interests and the Minority Interests:

    (i) The Company will issue shares of common stock in exchange for 49.9% of the general and limited partnership interests in Cogen Technologies Linden Ltd. ("Linden Ltd."), a Texas limited partnership which is the managing general partner of Cogen Technologies Linden Venture, LP ("Linden Venture"), a Delaware limited partnership that owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey;

    (ii) The Company will issue shares of common stock plus $1.0 million in cash in exchange for 100% of the outstanding common stock of Cogen Technologies Camden, Inc. ("Camden Inc.") and the limited partnership interests in Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") held by the Minority Interests. Camden Inc. is a Texas corporation that is the general partner of Camden GPLP, a Delaware partnership that is the managing general partner of Camden Cogen LP ("Camden Cogen"), a Delaware partnership that owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey;

    (iii) McNair Energy Services Corporation ("MESC"), a Texas corporation owned approximately 82% by the McNair Interests and 18% by the Minority Interests, will be merged with Bayonne Acquisition Corp., a wholly owned subsidiary of the Company, pursuant to which merger Bayonne Acquisition Corp. will survive and the shareholders of MESC will receive shares of the Company's common stock. MESC's wholly owned subsidiary Cogen Technologies NJ, Inc. ("NJ Inc.") is the managing general partner of Cogen Technologies NJ Venture ("NJ Venture"), a New Jersey general partnership that owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey.

    (iv) The Company will issue shares of common stock in exchange for 100% of the limited and general partnership interests in Cogen Technologies Selkirk, L.P. ("Selkirk LP") and 100% of the common stock of Cogen Technologies Selkirk GP, Inc. ("Selkirk GP Inc."). All of such interests are held by the McNair Interests and the Minority Interests. Selkirk LP and Selkirk GP Inc. hold limited and general partnership interests in Selkirk Cogen Partners, L.P. which owns and operates a 345-megawatt cogeneration facility in Bethlehem, New York;

    (v) The Company will issue shares of common stock in exchange for 100% of the common stock of CT Global Insurance, Ltd. ("CT Global"), a Bermuda corporation whose primary business is underwriting a portion of the insurance carried by NJ Venture, Camden Cogen and Linden Venture.

    (vi) Linden Ltd. will redeem its remaining general and limited partnership interests in consideration for the distribution of a $159.4 million account receivable and a $331.1 million in cash.

  The Company's acquisition of Linden Ltd., Camden Inc. and the limited partnership interests in Camden GPLP, approximately 89.5% of MESC, CT Global, Selkirk LP and Selkirk GP Inc. will be accounted for at historical cost as a reorganization of entities under common control because the composition of the ownership by the McNair Interests and certain of the Minority Interests among all such entities is identical. The acquisition

                           COGEN TECHNOLOGIES, INC.

of the remaining 10.5% of MESC, for which the ownership of a portion of the Minority Interests is different from that of the other entities, will be accounted for as a purchase transaction. The accounts of Linden Ltd., Camden Inc., MESC, Selkirk LP, Selkirk GP Inc. and CT Global will be included in the Company's consolidated financial statements.

  Following the Formation Transactions, the McNair Interests and the Minority Interests intends to sell shares of the Company's common stock in a public offering (the "Common Stock Offering"). In connection with the Common Stock Offering, the Company will pay certain costs which are estimated to total $6.2 million. Also following the Formation Transactions, the Company intends to issue $625.0 million of Senior Notes, the proceeds from which will be used to:
(i) retire Linden Ltd.'s $331.1 million note payable; (ii) purchase $232.1 million of U.S. Treasury securities which will be used to defease the outstanding long-term debt of Linden Ltd.; and (iii) for working capital purposes.

  Because the operations of the Company following the Formation Transactions will be conducted primarily by its subsidiaries and ultimately by the ventures in which the subsidiaries have interests, the Company's cash flow and its ability to service indebtedness, including its ability to pay the interest on and principal of its indebtedness and to pay dividends on the Common Stock, will depend entirely upon the earnings of the ventures and the subsidiaries and the distribution of those earnings to the Company. The Company initially will have no significant business other than its ownership interests in the subsidiaries and its planned development and acquisition business. The future earnings of the ventures will be affected by a number of factors, including competition in the power generation industry, possible changes in existing laws and regulations, possible amendment or termination of the ventures' above market power purchase agreements and various other economic, regulatory and operating factors.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogen Technologies Group:

  We have audited the accompanying combined balance sheets of Cogen Technologies Group (a group of cogeneration investing entities owned by Robert
C. McNair and affiliates) as of December 31, 1997 and 1996, and the related combined statements of income, owners' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cogen Technologies Group as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
March 6, 1998
(except with respect to the matter discussed in Note 2, as to which the date is May 20, 1998)

                            COGEN TECHNOLOGIES GROUP

                         COMBINED STATEMENTS OF INCOME

                   (IN MILLIONS OF DOLLARS, EXCEPT AS NOTED)

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                          --------------------
                                                           1997   1996   1995
                                                          ------  -----  -----
Revenues:
  Equity in earnings of:
    Cogen Technologies Linden Venture, LP................ $ 73.8  $78.7  $59.0
    Camden Cogen LP......................................   14.5   13.7   13.4
    Cogen Technologies NJ Venture........................   17.6   18.2   28.4
    Selkirk Cogen Partners, L.P..........................    0.8    1.0   (1.3)
  Other..................................................    2.2    2.3    0.8
                                                          ------  -----  -----
                                                           108.9  113.9  100.3
                                                          ------  -----  -----
Costs and Expenses:
  Operating overhead.....................................   13.4   14.4   10.8
  General and administrative.............................   19.8   10.9   10.4
  Depreciation and amortization..........................    0.2    0.2    0.2
                                                          ------  -----  -----
                                                            33.4   25.5   21.4
                                                          ------  -----  -----
Income from Operations...................................   75.5   88.4   78.9
Other Income (Expense):
  Interest and other income..............................   16.0   17.0   17.8
  Interest expense....................................... (21.7)  (23.2) (26.3)
  Allowance for long-term receivable.....................   10.3  (10.3)   6.5
                                                          ------  -----  -----
Income Before Income Taxes...............................   80.1   71.9   76.9
Income Taxes.............................................   (5.1)  (4.0)  (7.6)
                                                          ------  -----  -----
Net Income............................................... $ 75.0  $67.9  $69.3
                                                                  =====  =====
Unaudited:
Pro Forma Income Taxes...................................  (25.9)
                                                          ------
Net Income After Pro Forma Income Taxes.................. $ 49.1
                                                          ======
Pro Forma Primary and Fully Diluted Earnings Per Share
 (in dollars)............................................ $ 1.09
                                                          ======
Pro Forma Weighted Average Number of Shares Outstanding
 (millions)..............................................   44.9
                                                          ======


   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                            COMBINED BALANCE SHEETS

                            (IN MILLIONS OF DOLLARS)

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1997   1996
                                                                  ------ ------
                             ASSETS
Current Assets
  Cash and cash equivalents...................................... $ 18.9 $ 17.9
  Accounts receivable, affiliate.................................    3.3    6.6
  Other current assets...........................................    0.2    1.1
                                                                  ------ ------
                                                                    22.4   25.6
                                                                  ------ ------
Investments in Affiliates
  Cogen Technologies Linden Venture, LP..........................   60.6   62.4
  Selkirk Cogen Partners, L.P....................................   24.1   26.6
  Camden Cogen LP................................................   12.7    6.8
  Cogen Technologies NJ Venture..................................    2.4    2.6
                                                                  ------ ------
                                                                    99.8   98.4
                                                                  ------ ------
Other Assets
  Accounts receivable, affiliate.................................  160.8  158.3
  Other..........................................................    1.8    2.1
                                                                  ------ ------
                                                                   162.6  160.4
                                                                  ------ ------
                                                                  $284.8 $284.4
                                                                  ====== ======
                 LIABILITIES AND OWNERS' EQUITY
Current Liabilities
  Accounts payable, affiliate.................................... $ 11.7 $ 13.1
  Current maturities on long-term debt...........................   12.9   16.0
  Income taxes payable...........................................    0.5     --
  Interest payable...............................................    2.0    1.7
  Other current liabilities......................................    0.1    0.1
                                                                  ------ ------
                                                                    27.2   30.9
Long-Term Debt...................................................  218.0  230.9
Other Long-Term Liabilities......................................   14.5   15.5
Deferred Income Taxes............................................    4.7    3.5
Commitments and Contingencies (Note 7)...........................     --     --
Owners' Equity (Deficit).........................................   20.4    3.6
                                                                  ------ ------
                                                                  $284.8 $284.4
                                                                  ====== ======

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                            (IN MILLIONS OF DOLLARS)

                                                        YEAR ENDED DECEMBER
                                                                31,
                                                       -----------------------
                                                        1997    1996     1995
                                                       ------  -------  ------
Operating Activities:
  Net income.......................................... $ 75.0  $  67.9  $ 69.3
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Distributions received from affiliates greater
     than (less than) equity in earnings:
      Cogen Technologies Linden Venture, LP...........    1.8     (1.0)    0.4
      Selkirk Cogen Partners, L.P.....................    2.5     10.0    12.9
      Camden Cogen LP.................................   (5.9)     0.8     1.6
      Cogen Technologies NJ Venture...................    0.5      6.3     3.5
    Depreciation and amortization.....................    0.2      0.2     0.2
    Deferred income taxes.............................    1.2      0.7     2.4
    Allowance for long-term receivable................  (10.3)    10.3    (6.5)
  Changes in other operating assets and liabilities
    Decrease (increase) in accounts receivable,
     affiliate........................................    3.3      1.0    (5.6)
    Decrease (increase) in other current assets.......    0.9      0.1    (0.4)
    Increase (decrease) in accounts payable,
     affiliate........................................   (1.4)    (9.5)  (12.6)
    Increase (decrease) in interest payable...........    0.3     (0.4)   (0.7)
    Increase (decrease) in income taxes payable.......    0.5     (0.2)   (0.3)
    Increase (decrease) in other current liabilities..     --     (0.2)    0.3
    Net change in other assets and liabilities........   (1.2)     1.6     2.6
                                                       ------  -------  ------
  Net Cash Provided by Operating Activities...........   67.4     87.6    67.1
                                                       ------  -------  ------
Investing Activities:
  Decrease in long-term receivable, affiliate.........    7.8     17.2    12.6
                                                       ------  -------  ------
Net Cash Provided by Investing Activities.............    7.8     17.2    12.6
                                                       ------  -------  ------
Financing Activities:
  Principal payments on long-term borrowings..........  (16.0)   (15.3)  (14.0)
  Cash distributions..................................  (58.4)   (89.3)  (63.4)
  Other...............................................    0.2      3.2     0.2
                                                       ------  -------  ------
Net Cash Used in Financing Activities.................  (74.2)  (101.4)  (77.2)
                                                       ------  -------  ------
Net Increase in Cash and Cash Equivalents.............    1.0      3.4     2.5
Cash and Cash Equivalents at Beginning of Year........   17.9     14.5    12.0
                                                       ------  -------  ------
Cash and Cash Equivalents at End of Year.............. $ 18.9  $  17.9  $ 14.5
                                                       ======  =======  ======
Cash Payments for:
  Income taxes........................................ $  3.4  $   3.5  $  5.5
                                                       ======  =======  ======
  Interest............................................ $ 21.4  $  23.6  $ 27.0
                                                       ======  =======  ======

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                            (IN MILLIONS OF DOLLARS)

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1997     1996     1995
                                                      -------  -------  -------
Owners' Equity at Beginning of Year.................. $   3.6  $  21.8  $  15.7
  Net income.........................................    75.0     67.9     69.3
  Contributions......................................     0.2      3.2      0.2
  Distributions......................................   (58.4)   (89.3)   (63.4)
                                                      -------  -------  -------
Owners' Equity at End of Year........................ $  20.4  $   3.6  $  21.8
                                                      =======  =======  =======



   The accompanying notes are an integral part of these financial statements.

                           COGEN TECHNOLOGIES GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operations

  The combined financial statements of the Cogen Technologies Group (the "Group") includes McNair Energy Services Corp. ("MESC") and its wholly owned subsidiary Cogen Technologies NJ, Inc. ("NJ Inc."), Cogen Technologies Camden, Inc. ("Camden Inc."), Cogen Technologies Linden, Ltd. ("Linden Ltd."), Cogen Technologies Selkirk GP, Inc. ("Selkirk GP Inc."), Cogen Technologies Selkirk LP ("Selkirk LP"), CT Global Insurance, Ltd. ("CT Global") and the limited partnership interests in Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") not held by Camden Inc. All material transactions between the combined entities have been eliminated.

  MESC is a Texas corporation that is controlled by Robert C. McNair and affiliates ("McNair") and owns 100% of NJ Inc., a Delaware corporation. NJ Inc. provides planning, operational and financial management services as managing general partner for Cogen Technologies NJ Venture ("NJ Venture"), a New Jersey general partnership that owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey.

  Camden Inc. is a Texas corporation that is controlled by McNair and is the general partner of Camden GPLP, a Delaware limited partnership. Under the terms of Camden GPLP's partnership agreement, Camden Inc. is allocated 81.9% of Camden GPLP's profits and losses and receives 81.9% of all cash distributions. Camden GPLP provides planning, operational and financial management services as managing general partner of Camden Cogen LP ("Camden Cogen"), a Delaware limited partnership that owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey.

  Linden Ltd. is a Texas limited partnership whose general partner, Cogen Technologies, Inc. ("Cogen"), is controlled by McNair. Under the terms of Linden Ltd.'s partnership agreement, Cogen is allocated 81.9% of Linden Ltd.'s profits and losses and receives 81.9% of all cash distributions. Linden Ltd. provides planning, operational and financial management services as managing general partner of Cogen Technologies Linden Venture, LP ("Linden Venture"), a Delaware limited partnership that owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey.

  Selkirk GP Inc. is a Texas corporation and Selkirk LP is a Delaware limited partnership, both of which are controlled by McNair. Selkirk GP Inc. holds a 1% general partnership interest and Selkirk LP holds a 78% limited partnership interest in Selkirk Cogen Partners, L.P. ("Selkirk Cogen"), a Delaware limited partnership which owns and operates a 345-megawatt cogeneration facility in Bethlehem, New York.

  The Group's investments in NJ Venture, Camden Cogen, Linden Venture and Selkirk Cogen are accounted for using the equity method of accounting as major decisions with respect to the partnerships' operations require the consent of the limited partners.

  CT Global is a Bermuda corporation controlled by McNair whose primary business is underwriting a portion of the insurance carried by NJ Venture, Camden Cogen and Linden Venture.

 Cash and Cash Equivalents/Restricted Cash

  All highly liquid short-term investments with original maturities of three months or less are considered to be cash equivalents. At December 31, 1997 and 1996, most of the Group's cash was held by Linden Ltd. and all such cash was restricted either to service Linden Ltd.'s debt or, if necessary, to make working capital loans to Linden Venture.

                           COGEN TECHNOLOGIES GROUP

 Credit Risk

  Financial instruments which potentially subject the Group to credit risk consist primarily of cash and accounts receivable. Cash accounts are held by major financial institutions and accounts receivable are with related parties.

 Income Taxes

  Federal and state income taxes with respect to Camden GPLP, Linden Ltd. and Selkirk LP and federal income taxes with respect to Camden Inc. and Selkirk GP Inc. are not levied at the partnership or corporate levels but rather on the individual partners or shareholders. Accordingly, such income taxes have not been recognized in the combined financial statements for such entities. MESC and CT Global account for federal income taxes and MESC, Camden Inc. and Selkirk GP Inc. account for state income taxes in accordance with Statement of Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, if any, and the periods in which certain items of revenue and expense are included. Actual results may differ from such estimates.

 Earnings Per Share

  Historical earnings per share have been omitted from the combined statements of income since such information is not meaningful and the historically combined company is not a separate legal entity with a singular capital structure. Pro forma earnings per share is presented using the weighted average number of common shares outstanding after giving effect to the Formation Transactions discussed in Note 2.

(2) FORMATION OF COGEN TECHNOLOGIES, INC.

  Cogen Technologies, Inc. (the "Company") was incorporated in May 1998 to acquire control of certain entities and interests owned by McNair and by other persons or entities with no relation to McNair (the "Minority Interests"). In connection with the organization of the Company, McNair and the Minority Interests contributed an aggregate amount of $1,000 to the Company for 820 shares and 180 shares, respectively, of the Company's common stock.

  Through the following series of transactions (the "Formation Transactions"), the Company intends to acquire certain interests from McNair and the Minority
Interests:

    (i) The Company will issue shares of common stock in exchange for 49.9% of the general and limited partnership interests in Linden Ltd.;

    (ii) The Company will issue shares of common stock plus $1.0 million in cash in exchange for 100% of the outstanding common stock of Camden, Inc. and the limited partnership interests in Camden GPLP held by the Minority Interests.

    (iii) MESC will be merged with Bayonne Acquisition Corp., a wholly owned subsidiary of the Company, pursuant to which merger Bayonne Acquisition Corp. will survive and the shareholders of MESC will receive shares of the Company's common stock;

                           COGEN TECHNOLOGIES GROUP

    (iv) The Company will issue shares of common stock in exchange for 100% of the limited and general partnership interests in Selkirk LP and 100% of the common stock of Selkirk GP, Inc. All of such interests are held by McNair and the Minority Interests;

    (v) The Company will issue shares of common stock in exchange for 100% of the common stock of CT Global;

    (vi) Linden Ltd. will redeem its remaining general and limited partnership interests in consideration for the distribution of a $159.4 million account receivable and a $331.1 million in cash;

  The Company's acquisition of Linden Ltd., Camden Inc. and the limited partnership interests in Camden GPLP, approximately 89.5% of MESC, CT Global, Selkirk LP and Selkirk GP Inc. will be accounted for at historical cost as a reorganization of entities under common control because the composition of the ownership by McNair and certain of the Minority Interests among all such entities is identical. The acquisition of the remaining 10.5% of MESC, for which the ownership of a portion of the Minority Interests is different from that of the other entities, will be accounted for as a purchase transaction. The accounts of Linden Ltd., Camden Inc., MESC, Selkirk LP, Selkirk GP Inc. and CT Global will be included in the Company's consolidated financial statements.

  Following the Formation Transactions, McNair and the Minority Interests intend to sell shares of the Company's common stock in a public offering (the "Common Stock Offering"). In connection with the Common Stock Offering, the Company will pay certain costs which are estimated to total $6.2 million. Also following the Formation Transactions, the Company intends to issue $625.0 million of Senior Notes, the proceeds from which will be used to: (i) retire Linden Ltd.'s $331.1 million note payable; (ii) purchase $232.1 million of U.S. Treasury securities which will be used to defease the outstanding long-term debt of Linden Ltd.; and (iii) for working capital purposes.

                           COGEN TECHNOLOGIES GROUP

(3) INVESTMENTS IN AFFILIATES

  The following table reflects the changes in the Group's investments in affiliates (in millions of dollars):

                                                  NJ     CAMDEN  LINDEN  SELKIRK
                                              VENTURE(1) COGEN   VENTURE  COGEN
                                              ---------- ------  ------- -------
Balance at December 31, 1994.................    (0.3)     9.2     61.8    49.5
Equity in earnings...........................    28.6     13.4     59.0    (1.3)
Distributions................................   (31.9)   (15.0)   (59.4)  (11.6)
Amortization of excess cost..................    (0.2)      --       --      --
                                                -----    -----    -----   -----
Balance at December 31, 1995.................    (3.8)     7.6     61.4    36.6
Equity in earnings...........................    18.4     13.7     78.7     1.0
Distributions................................   (24.5)   (14.5)   (77.7)  (11.0)
Amortization of excess cost..................    (0.2)      --       --      --
                                                -----    -----    -----   -----
Balance at December 31, 1996.................   (10.1)     6.8     62.4    26.6
Equity in earnings...........................    17.8     14.5     73.8     0.8
Distributions................................   (18.1)    (8.6)   (75.6)   (3.3)
Amortization of excess cost..................    (0.2)      --       --      --
                                                -----    -----    -----   -----
Balance at December 31, 1997.................   (10.6)    12.7     60.6    24.1
                                                =====    =====    =====   =====

--------
(1) Through December 31, 1997 NJ Inc., received distributions from NJ Venture in excess of its proportionate share of NJ Ventures earnings of $13.0 million ($12.7 million at December 31, 1996, $6.6 million at December 31, 1995 and $3.3 million at December 31, 1994). All partners share in liquidation rights to the extent of their individual capital accounts, accordingly, such excess is classified as a long-term liability in the financial statements. The amount reflected as Investment in NJ Venture represents NJ Inc.'s unamortized cost in excess of its equity in the underlying net assets of NJ Venture and such amount is being amortized over twenty years.

  The following table presents summary balance sheet information for the Group's significant affiliates at December 31, 1997 and 1996 (in millions of dollars):

                                                  NJ       CAMDEN      LINDEN
                                                VENTURE     COGEN      VENTURE
                                               --------- ----------- -----------
                                               1997 1996 1997  1996  1997  1996
                                               ---- ---- ----- ----- ----- -----
                    ASSETS
Current assets................................ 25.0 18.9  19.0  19.5  64.2  64.7
Property, plant and equipment, net............ 73.8 80.6 106.3 108.9 428.2 450.1
Other assets..................................  0.2  0.3    --    --    --    --
                                               ---- ---- ----- ----- ----- -----
                                               99.0 99.8 125.3 128.4 492.4 514.8
                                               ==== ==== ===== ===== ===== =====
      LIABILITIES AND PARTNERS' CAPITAL
Current liabilities........................... 18.9 15.5  11.8  13.7  31.8  31.5
Long-term debt................................ 67.9 71.8  84.7  90.2    --    --
Other long-term liabilities                      --   --   0.8   0.7   2.2   2.9
Partners' capital............................. 12.2 12.5  28.0  23.8 458.4 480.4
                                               ---- ---- ----- ----- ----- -----
                                               99.0 99.8 125.3 128.4 492.4 514.8
                                               ==== ==== ===== ===== ===== =====

                           COGEN TECHNOLOGIES GROUP

  The following table presents summary income statement information for the Group's significant affiliates for the years ended December 31, 1997, 1996 and 1995 (in millions of dollars):

                            NJ VENTURE          CAMDEN COGEN          LINDEN VENTURE
                         -------------------  -------------------  ----------------------
                         1997   1996   1995   1997   1996   1995    1997    1996    1995
                         -----  -----  -----  -----  -----  -----  ------  ------  ------
Revenues................  96.5   95.3   96.5   80.2   77.2   67.5   299.0   305.5   255.6
Costs and expenses...... (67.9) (65.6) (54.8) (57.0) (54.8) (45.7) (194.5) (195.8) (166.4)
                         -----  -----  -----  -----  -----  -----  ------  ------  ------
Income from operations..  28.6   29.7   41.7   23.2   22.4   21.8   104.5   109.7    89.2
Other income (expense)..  (8.0)  (8.4)  (8.7)  (7.3)  (7.8)  (8.0)    1.1     0.5     0.7
                         -----  -----  -----  -----  -----  -----  ------  ------  ------
Net income..............  20.6   21.3   33.0   15.9   14.6   13.8   105.6   110.2    89.9
                         =====  =====  =====  =====  =====  =====  ======  ======  ======

  Under the terms of NJ Venture's joint venture agreement, NJ Inc. is allocated 86.5% of NJ Venture's profits and losses and receives 86.5% of all cash distributions.

  Under the terms of Camden Cogen's partnership agreement, monthly cash distributions are allocated 1% to Camden GPLP and 99% to the limited partner up to a specified cumulative rate of return (approximately $0.3 million to $0.4 million per month through May 2007 and varying amounts thereafter) and the remaining available cash for the month is allocated 99% to Camden GPLP and 1% to the limited partner. Once the limited partner has received its specified rate of return, cash distributions will be allocated 90% to Camden GPLP and 10% to the limited partner. During 1997, 1996 and 1995 Camden GPLP received 74%, 83% and 84%, respectively, of Camden Cogen's cash distributions. Camden Cogen's income before depreciation is allocated as follows: (i) an amount equal to debt principal payments, 100% to the limited partner; (ii) an amount equal to and allocated on the same basis as cash distributed; and (iii) any remainder generally 99% to Camden GPLP and 1% to the limited partner. Losses are allocated 100% to Camden GPLP until its capital account equals zero and then to the limited partner until its capital account equals zero and then to Camden GPLP. Depreciation is allocated 100% to the limited partner until its capital account equals zero and then to Camden GPLP. During 1997, 1996 and 1995 Camden GPLP was allocated 91%, 94% and 97%, respectively, of Camden Cogen's net income.

  Under the terms of Linden Venture's partnership agreement, cash is distributed monthly, 1% to Linden Ltd. and 99% to the limited partner up to a specified rate of return (approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001 and between $4.3 million and $4.8 million per month thereafter) ("Tranche 1"), then 99% to Linden Ltd. and 1% to the limited partner up to a capped amount, which is twice the amount of Tranche 1, and the remainder 90% to Linden Ltd. and 10% to the limited partner. During 1997, 1996 and 1995 Linden Ltd. received 59%, 60% and 54%, respectively, of Linden Venture's cash distributions. Linden Venture's income before depreciation is allocated to the partners on the basis of cash distributed with any excess primarily allocated 99% to Linden Ltd. Losses are allocated 100% to Linden Ltd. until its capital account equals zero and then to the limited partner until its capital account equals zero with any remainder allocated 100% to Linden Ltd. Depreciation up to $525.0 million is allocated 5% to Linden Ltd. and 95% to the limited partners. All remaining depreciation is allocated 99% to Linden Ltd. During 1997, 1996 and 1995 Linden Ltd. was allocated 70%, 71% and 66%, respectively, of Linden Venture's net income.

  Under the terms of the amended partnership agreement, available cash is distributed, up to a specified level (the "Level 1 Distributions"), 99% to the partners in accordance with their current equity interests and 1% in accordance with the original ownership structure (which does not include Selkirk GP Inc. and Selkirk LP). Any additional funds are distributed 99% in accordance with the original ownership structure and 1% to the partners in accordance with their current equity interests. Subsequent to the earlier of September 1, 2013 or the date all Level 1 Distributions are made, distributions will be made based on the partners' residual interest (17.5% for the

                           COGEN TECHNOLOGIES GROUP
combined interests of Selkirk GP Inc. and Selkirk LP). Under the terms of the amended partnership agreement, Selkirk GP Inc. and Selkirk LP are being allocated a total of approximately 6% of the earnings of Selkirk Cogen.

(4) LONG-TERM DEBT

  In February 1992, Camden GPLP entered into a $36.5 million Term Loan Agreement with General Electric Capital Corporation which matures in May 2010. Borrowings under the agreement, which totaled $14.8 million, bear interest at the London Interbank Offering Rate (LIBOR) plus 4.25% and are secured by Camden GPLP's holdings in Camden Cogen. Principal and interest payments are made quarterly at varying amounts in accordance with the terms of the agreement.

  In September 1992, Linden Ltd. entered into a $250.0 million Amended and Restated Term Loan Agreement with State Street Bank & Trust Co. which matures in September 2007 and is comprised of a fixed rate portion, a floating rate portion and a working capital portion. Under the terms of the agreement the fixed rate portion bears interest at 8.8%, the floating rate portion bears interest at LIBOR plus 1.65% and the working capital portion bears interest at the banks commercial paper rate plus 0.55%. Borrowings under the agreement are secured by Linden Ltd.'s interest in Linden Venture. Principal and interest payments are made quarterly at varying amounts in accordance with the terms of the agreement.

  At December 31, 1996 NJ Inc. had outstanding $4.4 million under the terms of a term loan agreement with The Prudential Insurance Company of America. Such amount was repaid in 1997.

  Long-term debt at December 31, 1997 and 1996 consisted of the following (in millions of dollars):

                                                         1997          1996
                                                     ------------- -------------
                                                             LONG-         LONG-
                                                     CURRENT TERM  CURRENT TERM
                                                     ------- ----- ------- -----
Camden GPLP.........................................   0.5    12.4   0.5    12.9
                                                      ----   -----  ----   -----
NJ Inc..............................................    --      --   4.4      --
                                                      ----   -----  ----   -----
Linden Ltd.,
  Fixed rate........................................   6.0    93.7   5.3    99.7
  Floating rate.....................................   6.4   101.9   5.8   108.3
  Working capital...................................    --    10.0    --    10.0
                                                      ----   -----  ----   -----
                                                      12.4   205.6  11.1   218.0
                                                      ----   -----  ----   -----
                                                      12.9   218.0  16.0   230.9
                                                      ====   =====  ====   =====

  Aggregate total maturities during the next five years are as follows: 1998-- $12.9 million; 1999--$14.5 million; 2000--$16.2 million; 2001--$18.1 million;
and 2002--$20.3 million.

  The term loan agreements of Linden Ltd. and Camden GPLP contain certain restrictions that limit or prohibit, among other things, the ability to incur indebtedness, make payments of certain indebtedness, pay distributions, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

                           COGEN TECHNOLOGIES GROUP

(5) RELATED PARTY TRANSACTIONS

  Camden GPLP provides planning, operational and financial management services to Camden Cogen for a monthly fee equal to 1.5% of Camden Cogen's gross revenues. Such fees charged to Camden Cogen in 1997, 1996 and 1995 totaled $1.2 million, $1.2 million and $1.0 million, respectively. Linden Ltd. provides similar services to Linden Venture for a monthly management fee equal to 1.5% of Linden Venture's gross revenues. Such fees charged to Linden Venture in 1997, 1996 and 1995 totaled $4.6 million, $4.5 million and $3.9 million, respectively. RCM Management Services, L.P. ("Management Services"), which is controlled by McNair, provides planning, operational and financial management services to Camden GPLP and Linden Ltd. for monthly fees equal to 1.5% of the gross revenues of Camden Cogen and Linden Venture, respectively, and to Selkirk GP Inc. and Selkirk LP for monthly fees equal to 1.5% of 49.22% of the gross revenues of Selkirk Cogen. Such fees charged were as follows in 1997, 1996 and 1995: (i) Camden GPLP--$1.2 million, $1.2 million and $1.0 million, respectively; and (ii) Linden Ltd.--$4.6 million, $4.5 million and $3.9 million, respectively; and (iii) Selkirk GP Inc. and Selkirk LP--$1.2 million, $1.1 million and $1.0 million, respectively.

  Cogen Technologies Capital Company, L.P. ("Cogen Capital"), which is controlled by McNair, charges Camden GPLP, Linden Ltd., NJ Inc., Selkirk GP Inc. and Selkirk LP for overhead costs from which they benefit. Such fees totaled: (i) Camden GPLP--$4.3 million in 1997, $2.9 million in 1996 and $2.6 million in 1995; (ii) Linden Ltd.--$21.2 million in 1997, $13.7 million in 1996 and $12.5 million in 1995; (iii) NJ Inc.--$5.2 million in 1997, $3.3 million in 1996 and $3.0 million in 1995 and (iv) Selkirk GP Inc. and Selkirk LP--$0.2 million in each of 1997, 1996 and 1995. NJ Inc. charged certain overhead costs to Cogen Capital totaling $2.2 million in 1997, $2.0 million in 1996 and $1.7 million in 1995.

  Selkirk GP Inc. and Selkirk LP pay a natural gas management fee of $0.02 per thousand cubic feet of natural gas purchased to an affiliate. Fees for such services totaled $0.3 million in each of 1997, 1996 and 1995.

  Linden Ltd. has advanced funds to Cogen Technologies Financial Services, L.P. ("Financial Services") which amounted to $160.8 million and $168.6 million at December 31, 1997 and 1996, respectively. Such amount is classified as a long-term receivable in the combined balance sheets. The receivable bears interest at 8.8% and Linden Ltd. has earned net interest of $14.6 million in 1997, $15.6 million in 1996 and $16.8 million in 1995.

  Financial Services has used the funds to make advances to other affiliates for general working capital needs and has invested in treasury notes, treasury bills and certain marketable securities. The market value of Financial Services' investments in marketable securities supports Financial Services' ability to repay the amounts advanced by Linden Ltd. Accordingly, from time to time, Linden Ltd. has provided allowances with respect to the realization of its receivable. Linden Ltd. recorded provisions (benefits) with respect to its receivable from Financial Services of $(10.3 million) in 1997, $10.3 million in 1996 and $(6.5 million) in 1995. At December 31, 1997 the cumulative allowance recognized with respect to such receivable was zero.

  From time to time Financial Services has made advances to MESC, which advances totaled $9.8 million and $13.1 million at December 31, 1997 and 1996, respectively. Such advances bear interest at 9.3% and during 1997, 1996 and 1995 Financial Services charged MESC interest totaling $1.2 million, $1.8 million and $2.8 million, respectively.

  From time to time advances are made between Financial Services and Camden Inc. At December 31, 1997 $0.9 million was payable to Financial Services by Camden Inc. and at December 31, 1996 $6.2 million was payable by Financial Services to Camden Inc. Advances bear interest at 9.3% and during 1997, 1996 and 1995 Camden Inc. recorded interest income totaling $0.7 million, $0.9 million and $1.0 million, respectively.

                           COGEN TECHNOLOGIES GROUP

  From time to time advances are made between Financial Services and Selkirk GP Inc. and Selkirk LP. At December 31, 1997 and 1996 $2.3 million and $0.4 million was payable to Selkirk GP Inc. and Selkirk LP by Financial Services.

(6) INCOME TAXES

  As explained in Note 1, certain entities in the Group are tax-paying entities. Income tax expense for such entities for the years ended December 31, 1997, 1996 and 1995 consisted of (in millions of dollars):

                                                                 1997 1996 1995
                                                                 ---- ---- ----
Current
  Federal....................................................... 3.3  3.0   3.5
  State......................................................... 0.6  0.3   1.7
                                                                 ---  ---  ----
                                                                 3.9  3.3   5.2
                                                                 ---  ---  ----
Deferred
  Federal....................................................... 0.4  0.7   3.4
  State......................................................... 0.8   --  (1.0)
                                                                 ---  ---  ----
                                                                 1.2  0.7   2.4
                                                                 ---  ---  ----
                                                                 5.1  4.0   7.6
                                                                 ===  ===  ====

  Deferred tax liabilities (assets) at December 31, 1997 and 1996 are composed of the following differences between financial and tax reporting amounts (in millions of dollars):

                                                                     1997  1996
                                                                     ----  ----
Deferred income tax liabilities
  Tax depreciation in excess of book depreciation...................  5.6   7.5
Deferred income tax assets
  Alternative minimum tax credit carryforward....................... (0.8) (3.1)
  Book depreciation in excess of state tax depreciation ............   --  (0.8)
  Other............................................................. (0.1) (0.1)
                                                                     ----  ----
  Net deferred income tax liability.................................  4.7   3.5
                                                                     ====  ====

  A reconciliation of income tax expense computed by applying the statutory federal income tax rate to income before income taxes for the years ended December 31, 1997, 1996 and 1995 is presented in the following table (in millions of dollars):

                                                                  1997 1996 1995
                                                                  ---- ---- ----
Federal income taxes at statutory rate........................... 4.3  3.7  7.1
Increase resulting from:
  State income taxes, net of federal effect...................... 0.3  0.3  0.5
  Other.......................................................... 0.5   --   --
                                                                  ---  ---  ---
                                                                  5.1  4.0  7.6
                                                                  ===  ===  ===

  In 1995 NJ Inc. settled a tax dispute with the state of New Jersey for an amount less than anticipated. The excess of the amount accrued over the settlement amount, $1.3 million, was reflected as a benefit in 1995.

                           COGEN TECHNOLOGIES GROUP

(7) COMMITMENTS AND CONTINGENCIES

  A group of individuals has filed suit against several companies, including MESC, alleging that the companies created environmental concerns in and around two sites in Iberville Parish, Louisiana, causing personal injury and diminished property values. At this stage of the lawsuit, MESC is not able to estimate costs or potential liability.

  There are certain other claims and legal actions pending against the Group and its equity investees. While the outcome of such proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the Group.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires the disclosure, to the extent practicable, of the fair value of financial instruments which are recognized or unrecognized in the balance sheet. The fair value disclosed herein is not representative of the amount that could be realized or settled, nor does the fair value amount consider tax consequences, if any, of realization or settlement. The following table reflects the fair value of long-term debt at December 31, 1997 and 1996 (in millions of dollars):

                                                        1997           1996
                                                   -------------- --------------
                                                   CARRYING FAIR  CARRYING FAIR
                                                    AMOUNT  VALUE  AMOUNT  VALUE
                                                   -------- ----- -------- -----
Long-Term Debt
  Camden GPLP.....................................   12.9    12.9   13.4    13.4
  NJ Inc..........................................     --      --    4.4     4.4
  Linden Ltd......................................  218.0   225.5  229.1   230.1

  The fair value of fixed-rate long-term debt has been determined based on the differential between the interest rates of long-term treasury securities of equivalent maturities and the effective interest rates on the debt at the date of the borrowing plus the interest rates on similar treasury securities at the balance sheet date. With respect to floating rate debt, the carrying amount approximates fair value due to the market-sensitive interest rate on such debt.

  The carrying amount of current assets and liabilities are considered to be reasonable estimates of their fair values due to their short-term nature. The carrying amount of the long-term receivable from an affiliate is considered to be a reasonable estimate of fair value since interest is earned at market rates.

                           COGEN TECHNOLOGIES GROUP

(9) SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                              1 QTR  2 QTR  3 QTR  4 QTR  YEAR
                                              -----  -----  -----  -----  -----
1997
  Revenues...................................  27.3  22.8   31.5   27.3   108.9
  Costs and expenses.........................  (8.7) (8.1)  (9.2)  (7.4)  (33.4)
  Income from operations.....................  18.6  14.7   22.3   19.9    75.5
  Other income (expense)(1)..................  (3.4)  7.9    1.4   (1.3)    4.6
  Income taxes...............................  (1.0) (1.3)  (2.0)  (0.8)   (5.1)
  Net income.................................  14.2  21.3   21.7   17.8    75.0
  Gross profit(2)............................  23.7  19.1   27.4   25.1    95.3
1996
  Revenues...................................  28.2  28.7   30.9   26.1   113.9
  Costs and expenses.........................  (7.9) (4.8)  (4.7)  (8.1)  (25.5)
  Income from operations.....................  20.3  23.9   26.2   18.0    88.4
  Other income (expense)(3).................. (10.2) (3.7)  (2.0)  (0.6)  (16.5)
  Income taxes...............................  (0.7) (0.9)  (1.6)  (0.8)   (4.0)
  Net income.................................   9.4  19.3   22.6   16.6    67.9
  Gross profit(2)............................  22.4  25.6   27.4   23.9    99.3

--------
(1) Includes benefit (charge) for allowance on long-term receivable as follows: 1 Qtr--($1.8 million); 2 Qtr--$9.2 million; 3 Qtr--$2.6 million; 4 Qtr--$0.3 million; Year--$10.3 million.
(2) Income from operations plus general and administrative expense.
(3) Includes benefit (charge) for allowance on long-term receivable as follows: 1 Qtr--($8.2 million); 2 Qtr--($1.8 million); 3 Qtr--($0.6 million); 4 Qtr--$0.3 million; Year--($10.3 million).

                            COGEN TECHNOLOGIES GROUP

                   COMBINED STATEMENTS OF INCOME (UNAUDITED)

                    (IN MILLION OF DOLLARS, EXCEPT AS NOTED)

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
Revenues
  Equity in earnings of:
    Cogen Technologies Linden Venture, LP................ $    17.4  $    18.6
    Camden Cogen LP......................................       4.7        5.0
    Cogen Technologies NJ Venture........................      15.2        2.9
    Selkirk Cogen Partners, L.P..........................       0.2        0.2
  Other..................................................       0.5        0.6
                                                          ---------  ---------
                                                               38.0       27.3
                                                          ---------  ---------
Costs and Expenses:
  Operating overhead.....................................      10.0        3.5
  General and administrative.............................       4.9        5.1
  Depreciation and amortization..........................       0.1        0.1
                                                          ---------  ---------
                                                               15.0        8.7
                                                          ---------  ---------
Income from Operations...................................      23.0       18.6
Other Income (Expense)
  Interest and other income..............................       3.4        4.1
  Interest expense.......................................      (4.9)      (5.7)
  Allowance for long-term receivable.....................        --       (1.8)
                                                          ---------  ---------
Income Before Income Taxes...............................      21.5       15.2
Income Taxes.............................................      (4.8)      (1.0)
                                                          ---------  ---------
Net Income...............................................     $16.7      $14.2
                                                                     =========
Unaudited:
Pro Forma Income Taxes...................................      (3.4)
                                                          ---------
Net Income After Pro Forma Income Taxes..................     $13.3
                                                          =========
Pro Forma Primary and Fully Diluted Earnings Per Share
 (in dollars)............................................     $0.30
                                                          =========
Pro Forma Weighted Average Number of Shares Outstanding
 (millions)..............................................      44.9
                                                          =========

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                            COMBINED BALANCE SHEETS

                            (IN MILLIONS OF DOLLARS)

                                                         MARCH 31,  DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
                        ASSETS
Current Assets
  Cash and cash equivalents............................   $ 18.8       $ 18.9
  Accounts receivable, affiliate.......................      4.1          3.3
  Other current assets.................................      0.1          0.2
                                                          ------       ------
                                                            23.0         22.4
                                                          ------       ------
Investments in Affiliates
  Cogen Technologies Linden Venture, LP................     59.2         60.6
  Selkirk Cogen Partners, L.P..........................     24.3         24.1
  Camden Cogen L.P.....................................     12.6         12.7
  Cogen Technologies NJ Venture........................      2.4          2.4
                                                          ------       ------
                                                            98.5         99.8
                                                          ------       ------
Other Assets
  Accounts receivable, affiliate.......................    159.4        160.8
  Other................................................      1.7          1.8
                                                          ------       ------
                                                           161.1        162.6
                                                          ------       ------
                                                          $282.6       $284.8
                                                          ======       ======
            LIABILITIES AND OWNERS' EQUITY
Current Liabilities
  Accounts payable, affiliate..........................   $  8.3       $ 11.7
  Current maturities on long-term debt.................     13.3         12.9
  Income taxes payable.................................      3.3          0.5
  Interest payable.....................................      1.9          2.0
  Other current liabilities............................      0.1          0.1
                                                          ------       ------
                                                            26.9         27.2
Long-Term Debt.........................................    214.5        218.0
Other Long-Term Liabilities............................      8.3         14.5
Deferred Income Taxes..................................      6.0          4.7
Commitments and Contingencies (Note 3).................       --           --
Owners' Equity ........................................     26.9         20.4
                                                          ------       ------
                                                          $282.6       $284.8
                                                          ======       ======

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

                 COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                                                THREE MONTHS
                                                                 ENDED MARCH
                                                                     31,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
Operating Activities:
Net income..................................................... $ 16.7  $ 14.2
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Distributions received from affiliates greater than (less
   than) equity in earnings:
    Cogen Technologies Linden Venture, LP......................    1.4     6.2
    Camden Cogen LP............................................    0.1    (3.6)
    Cogen Technologies NJ Venture..............................   (6.0)   (0.6)
    Selkirk Cogen Partners, L.P................................   (0.2)   (0.2)
  Depreciation and amortization................................    0.1     0.1
  Deferred income taxes........................................    1.3    (0.2)
  Allowance for long-term receivable...........................     --     1.8
Changes in other operating assets and liabilities
  Decrease (increase) in accounts receivable, affiliate........   (0.8)    0.1
  Decrease (increase) in other current assets..................    0.1     0.4
  Increase (decrease) in accounts payable, affiliate...........   (3.4)    1.4
  Increase (decrease) in other current liabilities.............    2.7     0.7
  Net change in other assets and liabilities...................   (0.2)   (0.2)
                                                                ------  ------
Net Cash Provided by Operating Activities......................   11.8    20.1
                                                                ------  ------
Investing Activities:
  Decrease (increase) in long-term receivable, affiliate.......    1.4    (7.8)
                                                                ------  ------
Net Cash Provided by Investing Activities......................    1.4    (7.8)
                                                                ------  ------
Financing Activities:
  Principal payments on long-term borrowings...................   (3.1)   (3.9)
  Cash distributions...........................................  (10.2)   (8.3)
                                                                ------  ------
Net Cash Used in Financing Activities..........................  (13.3)  (12.2)
                                                                ------  ------
Net Increase (Decrease) in Cash and Cash Equivalents...........   (0.1)    0.1
Cash and Cash Equivalents at Beginning of Period...............   18.9    17.9
                                                                ------  ------
Cash and Cash Equivalents at End of Period..................... $ 18.8  $ 18.0
                                                                ======  ======
Cash Payments for:
  Income taxes................................................. $  0.7  $  0.5
                                                                ======  ======
  Interest..................................................... $  5.0  $  5.7
                                                                ======  ======

   The accompanying notes are an integral part of these financial statements.

                            COGEN TECHNOLOGIES GROUP

               COMBINED STATEMENTS OF OWNERS' EQUITY (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                                                  THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                                  -------------
                                                                   1998   1997
                                                                  ------  -----
Owners' Equity at Beginning of Period............................ $ 20.4  $ 3.6
  Net income.....................................................   16.7   14.2
  Distributions..................................................  (10.2)  (8.3)
                                                                  ------  -----
Owners' Equity at End of Period.................................. $ 26.9  $ 9.5
                                                                  ======  =====



   The accompanying notes are an integral part of these financial statements.

                           COGEN TECHNOLOGIES GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operations

  The combined financial statements of the Cogen Technologies Group (the "Group") includes McNair Energy Services Corp. ("MESC") and its wholly owned subsidiary Cogen Technologies NJ, Inc. ("NJ Inc."), Cogen Technologies Camden, Inc. ("Camden Inc."), Cogen Technologies Linden, Ltd. ("Linden Ltd."), Cogen Technologies Selkirk GP, Inc. ("Selkirk GP Inc."), Cogen Technologies Selkirk LP ("Selkirk LP"), CT Global Insurance, Ltd. ("CT Global") and the limited partnership interests in Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") not held by Camden Inc. All material transactions between the combined entities have been eliminated.

  MESC is a Texas corporation that is controlled by Robert C. McNair and affiliates ("McNair") and owns 100% of NJ Inc., a Delaware corporation. NJ Inc. provides planning, operational and financial management services as managing general partner for Cogen Technologies NJ Venture ("NJ Venture"), a New Jersey general partnership that owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey.

  Camden Inc. is a Texas corporation that is controlled by McNair and is the general partner of Camden GPLP, a Delaware limited partnership. Under the terms of Camden GPLP's partnership agreement, Camden Inc. is allocated 81.9% of Camden GPLP's profits and losses and receives 81.9% of all cash distributions. Camden GPLP provides planning, operational and financial management services as managing general partner of Camden Cogen LP ("Camden Cogen"), a Delaware limited partnership that owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey.

  Linden Ltd. is a Texas limited partnership whose general partner, Cogen Technologies, Inc. ("Cogen"), is controlled by McNair. Under the terms of Linden Ltd.'s partnership agreement, Cogen is allocated 81.9% of Linden Ltd.'s profits and losses and receives 81.9% of all cash distributions. Linden Ltd. provides planning, operational and financial management services as managing general partner of Cogen Technologies Linden Venture, LP ("Linden Venture"), a Delaware limited partnership that owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey.

  Selkirk GP Inc. is a Texas corporation and Selkirk LP is a Delaware limited partnership, both of which are controlled by McNair. Selkirk GP Inc. holds a 1% general partnership interest and Selkirk LP holds a 78% limited partnership interest in Selkirk Cogen Partners, L.P. ("Selkirk Cogen"), a Delaware limited partnership which owns and operates a 345-megawatt cogeneration facility in Bethlehem, New York.

  The Group's investments in NJ Venture, Camden Cogen, Linden Venture and Selkirk Cogen are accounted for using the equity method of accounting as major decisions with respect to the partnerships' operations require the consent of the limited partners.

  CT Global is a Bermuda corporation controlled by McNair whose primary business is underwriting a portion of the insurance carried by NJ Venture, Camden Cogen and Linden Venture.

  The accompanying unaudited financial statements of the Group reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the Group's financial position at March 31, 1998 and the Group's results of operations and cash flows for the three-month periods ended March 31, 1998 and 1997. Interim period results are not necessarily indicative of the results of operations or cash flows for a full-year period.

                           COGEN TECHNOLOGIES GROUP

  These financial statements and the notes thereto should be read in conjunction with the Group's audited financial statements included elsewhere in this Prospectus.

(2) DEVELOPMENT BONUSES

  In the first quarter of 1998 payments totaling $7.4 million were made to certain individuals to "buy out" development bonuses which such individuals were eligible to receive in subsequent periods. Such amount is included in Operating Overhead in the Combined Statements of Income for the three months ended March 31, 1998.

(3) COMMITMENTS AND CONTINGENCIES

  A group of individuals has filed suit against several companies, including MESC, alleging that the companies created environmental concerns in and around two sites in Iberville Parish, Louisiana, causing personal injury and diminished property values. At this stage of the lawsuit, MESC is not able to estimate costs or potential liability.

  There are certain other claims and legal actions pending against the Group and its equity investees. While the outcome of such proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the Group.

(4) SUBSEQUENT EVENTS

  In the second quarter of 1998 certain entities entered into negotiations to make settlements to terminate existing management services and gas management services agreements. Linden Venture and Camden Cogen will terminate management services agreements with Linden Ltd. and Camden GPLP, respectively, and gas management services agreements with an affiliate. Linden Ltd., Camden GPLP, Selkirk GP Inc. and Selkirk LP will terminate management services agreements with RCM Management Services L.P. and Selkirk GP Inc., and Selkirk LP will terminate gas management services agreements with an affiliate. In addition, payments will be made to "buy out" development bonuses which certain employees are eligible to receive in subsequent periods. Such settlements will be reflected in earnings in the period in which the negotiations are finalized.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogen Technologies New Jersey Operating Partnerships:

  We have audited the accompanying combined balance sheets of Cogen Technologies New Jersey Operating Partnerships (a group of cogeneration partnerships in which Robert C. McNair and affiliates have an interest) as of December 31, 1997 and 1996, and the related combined statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cogen Technologies New Jersey Operating Partnerships as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
March 6, 1998

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                         COMBINED STATEMENTS OF INCOME

                            (IN MILLIONS OF DOLLARS)

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         ----------------------
                                                          1997    1996    1995
                                                         ------  ------  ------
Revenues
  Electricity........................................... $456.5  $458.0  $407.6
  Steam.................................................   19.2    20.0    12.0
                                                         ------  ------  ------
                                                          475.7   478.0   419.6
                                                         ------  ------  ------
Costs and Expenses
  Fuel..................................................  220.5   222.2   167.1
  Operating and maintenance.............................   44.2    39.2    46.7
  Depreciation and amortization.........................   36.1    35.9    36.0
  General and administrative............................   16.9    16.1    14.0
  Taxes, other than income..............................    1.7     2.8     3.1
                                                         ------  ------  ------
                                                          319.4   316.2   266.9
                                                         ------  ------  ------
Income from Operations..................................  156.3   161.8   152.7
Other Income (Expense)
  Interest and other income.............................    1.6     1.1     1.3
  Interest expense......................................  (15.8)  (16.8)  (17.3)
                                                         ------  ------  ------
Net Income.............................................. $142.1  $146.1  $136.7
                                                         ======  ======  ======


   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                            COMBINED BALANCE SHEETS

                            (IN MILLIONS OF DOLLARS)

                                                                DECEMBER 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
                            ASSETS
Current Assets
  Cash and cash equivalents................................... $  39.5  $  29.6
  Accounts receivable.........................................    44.6     52.9
  Inventories.................................................    21.2     17.4
  Other current assets........................................     2.9      3.2
                                                               -------  -------
                                                                 108.2    103.1
                                                               -------  -------
Property, Plant and Equipment, at cost........................   826.2    821.4
  Accumulated depreciation....................................  (217.9)  (181.8)
                                                               -------  -------
                                                                 608.3    639.6
                                                               -------  -------
Other Assets..................................................     0.2      0.3
                                                               -------  -------
                                                               $ 716.7  $ 743.0
                                                               =======  =======
              LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
  Accounts payable............................................ $  43.8  $  42.3
  Accounts payable, affiliate.................................      --      0.5
  Current maturities on long-term debt........................     9.4      8.1
  Interest payable............................................     3.2      3.5
  Other current liabilities...................................     6.1      6.3
                                                               -------  -------
                                                                  62.5     60.7
Long-Term Debt................................................   152.6    162.0
Other Long-Term Liabilities...................................     3.0      3.6
Commitments and Contingencies (Note 4)........................      --       --
Partners' Capital.............................................   498.6    516.7
                                                               -------  -------
                                                               $ 716.7  $ 743.0
                                                               =======  =======

   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                       COMBINED STATEMENTS OF CASH FLOWS

                            (IN MILLIONS OF DOLLARS)

                                                     YEAR ENDED DECEMBER 31,
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
Operating Activities:
  Net income........................................ $ 142.1  $ 146.1  $ 136.7
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization...................    36.1     35.9     36.0
  Changes in other operating assets and liabilities
    Decrease (increase) in accounts receivable......     8.3    (10.6)    (2.8)
    Decrease (increase) in accounts receivable,
     affiliate......................................      --       --      1.6
    Decrease (increase) in inventories..............    (3.8)    (1.6)     2.1
    Decrease (increase) in other current assets.....     0.3     (0.4)    (0.3)
    Increase (decrease) in accounts payable.........     1.5     18.0     (2.8)
    Increase (decrease) in accounts payable,
     affiliate......................................    (0.5)    (2.8)     3.2
    Increase (decrease) in interest payable.........    (0.3)    (0.1)    (0.1)
    Increase (decrease) in other current
     liabilities....................................    (0.2)    (0.3)    (0.4)
    Net change in other assets and liabilities......    (0.5)    (1.9)     1.2
                                                     -------  -------  -------
Net Cash Provided by Operating Activities...........   183.0    182.3    174.4
                                                     -------  -------  -------
Investing Activities:
  Additions to property, plant and equipment........    (4.8)    (2.4)    (2.4)
                                                     -------  -------  -------
Net Cash Used in Investing Activities...............    (4.8)    (2.4)    (2.4)
                                                     -------  -------  -------
Financing Activities:
  Principal payments on long-term borrowings........    (8.1)    (7.4)    (6.6)
  Cash distributions to partners....................  (160.2)  (175.2)  (165.3)
                                                     -------  -------  -------
Net Cash Used in Financing Activities...............  (168.3)  (182.6)  (171.9)
                                                     -------  -------  -------
Net Increase (Decrease) in Cash and Cash
 Equivalents........................................     9.9     (2.7)     0.1
Cash and Cash Equivalents at Beginning of Year......    29.6     32.3     32.2
                                                     -------  -------  -------
Cash and Cash Equivalents at End of Year............ $  39.5  $  29.6  $  32.3
                                                     =======  =======  =======
Cash Payments for Interest.......................... $  16.0  $  16.9  $  17.3
                                                     =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                    COMBINED STATEMENTS OF PARTNERS' CAPITAL

                            (IN MILLIONS OF DOLLARS)

                                                     GENERAL   LIMITED
                                                     PARTNERS  PARTNERS  TOTAL
                                                     --------  -------- -------
Balance at December 31, 1994........................ $  67.7    $506.7  $ 574.4
  Net income........................................   101.0      35.7    136.7
  Distributions.....................................  (106.3)    (59.0)  (165.3)
                                                     -------    ------  -------
Balance at December 31, 1995........................    62.4     483.4    545.8
  Net income........................................   110.8      35.3    146.1
  Distributions.....................................  (116.7)    (58.5)  (175.2)
                                                     -------    ------  -------
Balance at December 31, 1996........................    56.5     460.2    516.7
  Net income........................................   106.1      36.0    142.1
  Distributions.....................................  (102.3)    (57.9)  (160.2)
                                                     -------    ------  -------
Balance at December 31, 1997........................ $  60.3    $438.3  $ 498.6
                                                     =======    ======  =======



   The accompanying notes are an integral part of these financial statements.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization and Nature of Operations

  The combined financial statements of the Cogen Technologies New Jersey Operating Partnerships (the "NJ Partnerships") includes (i) Cogen Technologies NJ Venture ("NJ Venture"); (ii) Camden Cogen LP ("Camden Cogen"); and (iii) Cogen Technologies Linden Venture, LP ("Linden Venture"). The NJ Partnerships are engaged in the operation of natural gas-fired cogeneration facilities in the state of New Jersey. All material transactions between the combined entities have been eliminated.

  NJ Venture, a New Jersey general partnership, owns and operates a 176-megawatt cogeneration facility in Bayonne, New Jersey. Cogen Technologies NJ Inc. ("NJ Inc."), a Delaware corporation, is the managing partner of NJ Venture and provides planning, operational and financial management services. Under the terms of NJ Venture's joint venture agreement, NJ Inc. is allocated 86.5% of NJ Venture's profits and losses and receives 86.5% of all cash distributions.

  Camden Cogen, a Delaware limited partnership, owns and operates a 146-megawatt cogeneration facility in Camden, New Jersey. Cogen Technologies Camden GP Limited Partnership ("Camden GPLP") is the managing partner of Camden Cogen and provides planning, operational and financial management services. Under the terms of Camden Cogens partnership agreement, monthly cash distributions are allocated 99% to the limited partner and 1% to Camden GPLP up to a specified cumulative rate of return (approximately $0.3 million to $0.4 million per month through May 2007 and varying amounts thereafter) and the remaining available cash for the month is allocated 99% to Camden GPLP and 1% to the limited partner. Once the limited partner has received its specified rate of return, cash distributions will be allocated 90% to Camden GPLP and 10% to the limited partner. During 1997, 1996 and 1995 Camden GPLP received 74%, 83% and 84%, respectively, of Camden Cogen's cash distributions. Camden Cogen's income before depreciation is allocated as follows: (i) an amount equal to debt principal payments, 100% to the limited partner; (ii) an amount equal to and allocated on the same basis as cash distributed; and (iii) any remainder is generally allocated 99% to Camden GPLP and 1% to the limited partner. Losses are allocated 100% to Camden GPLP until its capital account equals zero and then 100% to the limited partner until its capital account equals zero and then 100% to Camden GPLP. Depreciation is allocated 100% to the limited partner until its capital account equals zero and then to Camden GPLP. During 1997, 1996 and 1995 Camden GPLP was allocated 91%, 94% and 97%, respectively, of Camden Cogen's net income.

  Linden Venture, a Delaware limited partnership, owns and operates a 715-megawatt cogeneration facility in Linden, New Jersey. Cogen Technologies Linden Ltd. ("Linden Ltd.") is the managing partner of Linden Venture and provides planning, operational and financial management services. Under the terms of Linden Venture's partnership agreement, cash is distributed monthly, 1% to Linden Ltd. and 99% to the limited partner up to a specified rate of return (approximately $4.3 million per month through September 1998, approximately $3.0 million per month from October 1998 through September 2001 and between $4.3 million and $4.8 million per month thereafter) ("Tranche 1"), then 99% to Linden Ltd. and 1% to the limited partner up to an amount equal to twice the amount of Tranche 1 and the remainder 90% to Linden Ltd. and 10% to the limited partners. During 1997, 1996 and 1995 Linden Ltd. received 59%, 60% and 54%, respectively, of Linden Venture's cash distributions. Linden Venture's income before depreciation is allocated to the partners on the basis of cash distributed with any excess primarily allocated 99% to Linden Ltd. Losses are allocated 100% to Linden Ltd. until its capital account equals zero and then to the limited partners until their capital accounts equal zero with any remainder allocated 100% to Linden Ltd. Depreciation up to $525.0 million is allocated 5% to Linden Ltd. and 95% to the limited partners. All remaining depreciation is allocated 99% to Linden Ltd. During 1997, 1996 and 1995 Linden Ltd. was allocated 70%, 71% and 66%, respectively, of Linden Venture's net income.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

  NJ Inc., Camden GPLP and Linden Ltd. are controlled by McNair.

 Cash and Cash Equivalents/Restricted Cash

  All highly liquid short-term investments with original maturities of three months or less are considered to be cash equivalents. At December 31, 1997 and 1996, $23.3 million and $22.6 million, respectively, of the NJ Partnerships' cash was held in accounts to secure certain current liabilities.

 Concentration of Credit Risk

  Financial instruments which potentially subject the NJ Partnerships to credit risk consist primarily of cash and accounts receivable. Cash accounts are held by major financial institutions and accounts receivable are concentrated within entities engaged in the energy industry or with related parties. Accounts receivable are net of NJ Venture's allowance for doubtful accounts of $0.3 million at December 31, 1997 and Linden Venture's allowance for doubtful accounts of $1.2 million at December 31, 1996.

 Inventories

  Spare parts inventories at December 31, 1997 and 1996 were $16.5 million and $12.0 million, respectively and at such date kerosene and butane inventories were $4.7 million and $5.4 million, respectively. Inventories are valued at average cost.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost. Depreciation is recorded utilizing the straight-line method over the estimated useful life of the facilities, which range from twenty to twenty-five years, with no salvage value.

  During the first quarter of 1996 the NJ Partnerships adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of". SFAS No.121 requires, among other things, that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The application of SFAS No. 121 has had no impact on the NJ Partnerships' financial position or results of operations.

  Estimated costs associated with planned major maintenance activities are accrued and charged to operating and maintenance expense on a straight-line basis. Routine or unplanned maintenance and repairs are expensed as incurred.

 Deferred Revenues

  Pursuant to the power purchase agreement between Consolidated Edison Company of New York, Inc. ("ConEd") and Linden Venture, ConEd makes prepayments to Linden Venture for butane inventory. At December 31, 1997 and 1996 such prepayments totaled $2.2 million and $2.9 million, respectively, and are included in Other Long-Term Liabilities in the balance sheet. The butane inventory is expensed and the revenue is recognized when the butane is consumed.

 Income Taxes

  Income taxes with respect to the NJ Partnerships are not levied at the partnership level but rather on the individual partners. Accordingly, no income taxes have been recognized in the combined financial statements.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires the use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities, if any, and the periods in which certain items of revenue and expense are included. Actual results may differ from such estimates.

(2) FINANCING AND DEBT

  Long-term debt at December 31, 1997 and 1996 consisted of the following (in millions of dollars):

                                                   1997              1996
                                             ----------------- -----------------
                                             CURRENT LONG-TERM CURRENT LONG-TERM
                                             ------- --------- ------- ---------
NJ Venture
  Term loan.................................   3.5      67.9     3.1      71.4
  Equipment loan............................   0.4        --      --       0.4
                                               ---     -----     ---     -----
                                               3.9      67.9     3.1      71.8
                                               ---     -----     ---     -----
Camden Cogen
  Term loan-Tranche A.......................   4.6      61.5     4.2      66.1
  Term loan-Tranche B.......................   0.9      23.2     0.8      24.1
                                               ---     -----     ---     -----
                                               5.5      84.7     5.0      90.2
                                               ---     -----     ---     -----
                                               9.4     152.6     8.1     162.0
                                               ===     =====     ===     =====

  Aggregate total maturities during the next five years are as follows: 1998-- $9.4 million; 1999--$10.0 million; 2000--$11.0 million; 2001--$12.1 million;
and 2002--$13.3 million.

  Under the terms of a 1987 twenty-year term loan agreement with The Prudential Insurance Company of America, NJ Venture had an outstanding principal balance of $71.4 million at December 31, 1997. The principal bears interest at 10.85% per annum and principal and interest are payable quarterly through October 2008. All of NJ Venture's property, rights and interests are pledged as collateral under the terms of this agreement.

  Under the terms of a 1986 loan agreement with Bayonne Industries, NJ Venture has an outstanding balance of $0.4 million at December 31, 1997 (including accrued interest of $0.2 million). The principal balance and accrued interest is payable May 22, 1998. The principal balance bears interest at the prime rate of First National Bank of Chicago plus 1%.

  Camden Cogen's Tranche A loan with a group of banks bears interest at rates which increase over the term of the agreement from 1.0% to 1.625 % above the three-month LIBOR rate (1.25% for the period November 3, 1998 to November 1,
2001). Principal and interest are payable quarterly through May 1, 2007. Camden Cogen has entered into an interest rate swap agreement with General Electric Capital Corporation which fixes the LIBOR rate at 5.945%. The swap agreement has a notional amount equal at all times to the outstanding principal balance of the Tranche A loan. The effect of the swap on interest expense for the years ended December 31, 1997, 1996 and 1995 was to increase (decrease) such expense by $0.2 million, $0.3 million and $(0.1) million, respectively. The Tranche B loan with GECC bears interest at 11.4% with principal and interest payable quarterly through May 1, 2009.

  Under the terms of an agreement between NJ Venture and a bank, the bank has agreed to lend to NJ Venture a principal amount not to exceed $5.0 million on a revolving credit basis with the proceeds to be used to satisfy

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS short-term working capital requirements. Outstanding principal amounts bear interest at 1/2% per annum below the bank's prime rate and NJ Venture must pay a commitment fee of 1/4% on the average unused principal amount. The agreement expires December 18, 1998. No amounts were outstanding under the terms of the agreement at December 31, 1997 and 1996.

  GECC provides standby letters of credit for Linden Venture in an amount not to exceed $57.2 million to secure various obligations with ConEd and Bayway Refining Company. As of December 31, 1997 and 1996 letters of credit totaling $57.2 million and $120.7 million, respectively, were outstanding. GECC receives a monthly fee equal to 0.75% of each outstanding letter of credit for amounts up to $75.0 million and 1% with respect to amounts in excess of $75.0 million. Such fees totaled $0.7 million, $1.0 million and $0.8 million in 1997, 1996 and 1995, respectively.

  A bank provides a letter of credit for NJ Venture to secure certain obligations to Public Service Electric & Gas Company ("PSE&G"). As of December 31, 1997 and 1996 letters of credit in the amounts of $4.4 million and $3.9 million, respectively, were outstanding. The letter of credit expires in May 1998.

  GECC provides a letter of credit for Camden Cogen to secure certain obligations under the Tranche A loans. As of December 31, 1997 and 1996 letters of credit in the amounts of $4.8 million were outstanding. The letter of credit expires in May 2007.

  The term loan agreements of Camden Cogen and NJ Venture contain certain restrictions that limit or prohibit, among other things, the ability to incur indebtedness, make payments of certain indebtedness, pay distributions, make investments, engage in transactions with affiliates, create liens, sell assets and engage in acquisitions, mergers and consolidations.

(3) RELATED PARTY TRANSACTIONS

  Camden GPLP provides planning, operational and financial management services to Camden Cogen for a monthly fee equal to 1.5% of Camden Cogen's gross revenues. Such fees charged to Camden Cogen in 1997, 1996 and 1995 totaled $1.2 million, $1.2 million and $1.0 million, respectively. Linden Ltd. provides similar services to Linden Venture for a monthly management fee equal to 1.5% of Linden Venture's gross revenues. Such fees charged to Linden Venture in 1997, 1996 and 1995 totaled $4.6 million, $4.5 million and $3.9 million, respectively. RCM Management Services, L.P. ("RCM Management"), which is controlled by McNair, provides similar services to NJ Venture for a monthly management fee equal to 1.5% of NJ Venture's gross revenues. Such fees charged to NJ Venture in 1997, 1996 and 1995 totaled $1.4 million, $1.4 million and $1.4 million, respectively.

  Periodically Cogen Technologies Financial Services, L.P. ("Financial Services") advances funds to the NJ Partnerships for working capital purposes. At December 31, 1996 such amount totaled $0.5 million.

  Camden Cogen and Linden Venture pay a natural gas management fee of $0.02 per thousand cubic feet of gas purchased to an affiliate. During 1997, 1996 and 1995 Camden Cogen was charged $0.2 million, $0.2 million and $0.2 million, respectively, and Linden Venture was charged $0.7 million, $0.7 million and $0.7 million, respectively, for such services.

  NJ Venture purchases natural gas and standby electricity from PSE&G (an affiliate of one of NJ Venture's limited partners). In 1997, 1996 and 1995 such purchases totaled $42.2 million, $39.9 million and $31.0 million, respectively. In addition, NJ Venture pays wheeling charges to PSE&G and in 1997, 1996 and 1995 such charges totaled $1.4 million, $1.4 million and $1.5 million, respectively.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

  CT Global Insurance, Ltd. ("CT Global") , which is controlled by McNair, provides property and general liability insurance coverage to the NJ Partnerships. During 1997 and 1996 the NJ Partnerships paid CT Global $0.7 million and $1.7 million, respectively, for such insurance coverage.

(4) COMMITMENTS AND CONTINGENCIES

 NJ Venture

  NJ Venture has contracted to sell approximately 76% of its electrical capacity to Jersey Central Power & Light Company ("JCP&L") pursuant to a 20-year power purchase agreement which expires in 2008, with a ten-year renewal period subject to the approval of both parties. The agreement establishes the sales price of the electricity based on a fixed rate component plus factors for inflation and JCP&L's cost of natural gas and retail sales prices. The remainder of NJ Venture's output is sold to PSE&G pursuant to a 20-year power purchase agreement which expires in 2008, with two five-year renewal periods subject to the approval of both parties. The agreement provides for payments to NJ Venture consisting of a capacity payment plus an energy payment which includes a fixed component plus factors for inflation and fuel costs.

  In June 1997 NJ Venture paid a termination fee of $1.2 million, which is included in operating and maintenance expense in the combined statement of income, to cancel an operating and maintenance agreement with another company and signed a new twelve-year operating and maintenance agreement with General Electric Company ("GE"). The agreement provides for all operating and routine maintenance of the facility at direct costs plus a minimum fee ($16 thousand per month beginning in August 1998) and the payment of bonuses if certain operating targets are met. During 1997 NJ Venture paid $0.1 million in bonuses under the terms of the agreement with GE.

 Camden Cogen

  Camden Cogen's electrical capacity is sold to PSE&G pursuant to a 20-year power purchase agreement which expires in March 2013, with two five-year renewal periods. The agreement provides for payments to Camden Cogen consisting of a capacity payment plus an energy payment which includes a fixed component plus factors for inflation and fuel costs. Camden Cogen sells steam to Camden Paperboard Corporation pursuant to a 20-year power purchase agreement which expires in 2010, with two five-year renewal periods subject to the approval of both parties.

  All of Camden Cogen's property, rights, titles and interests are pledged as collateral to secure the term loan discussed in Note 2 and to secure certain obligations under the power purchase agreement with PSE&G.

  Camden Cogen has a 20-year gas service agreement with PSE&G under the terms of which PSE&G provides firm transportation for 30,000 MMBtu of natural gas per day.

  In June 1997 Camden Cogen paid a termination fee of $1.4 million, which is included in operating and maintenance expense in the combined statement of income, to cancel an operating and maintenance agreement with another company and signed a new twelve-year operating and maintenance agreement with GE. The agreement provides for all operating and routine maintenance of the facility at direct costs plus a minimum fee ($16 thousand per month beginning in August
1998) and the payment of bonuses if certain operating targets are met. During 1997 Camden Cogen paid $0.1 million in bonuses under the terms of the agreement with GE.

 Linden Venture

  Linden Venture sells its electrical capacity to ConEd pursuant to a 25-year power purchase agreement which expires in May 2017, with two five-year renewal periods subject to the approval of both parties. The agreement establishes a sales price of the electricity based primarily on capacity, fuel costs and operating and maintenance costs.

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

  Linden Venture has a 25-year gas service agreement with PSE&G and Elizabethtown Gas Company under the terms of which such companies provide firm transportation for all of Linden Venture's natural gas requirements as well as a portion of its natural gas supply.

  In June 1997 Linden Venture paid a termination fee of $1.9 million, which is included in operating and maintenance expense in the combined statement of income, to cancel an operating and maintenance agreement with another company and signed a new twelve-year operating and maintenance agreement with GE. The agreement provides for all operating and routine maintenance of the facility at direct costs plus a minimum fee ($31 thousand per month beginning in August
1998) and the payment of bonuses if certain operating targets are met. During 1997 Linden Venture paid $0.1 million in bonuses under the terms of the agreement with GE.

  Linden Venture has an agreement to lease the property on which its facilities are constructed until the year 2017, with an option to extend the lease until the year 2048. Minimum lease payments for 1998 are approximately $401,000 and subsequent annual lease payments will be escalated by the change in the Consumer Price Index. Lease expense during 1997, 1996 and 1995 was $0.4 million, $0.4 million and $0.4 million, respectively.

 Other

  There are certain claims and legal actions pending against the NJ Partnerships. While the outcome of such proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the NJ Partnerships.

(5) MAJOR CUSTOMERS

  The NJ Partnerships' operating revenues primarily relate to sales to three customers pursuant to long-term contracts. The following table reflects customers who accounted for more than 10% of the NJ Partnerships' revenues in the years ended December 31, 1997, 1996 and 1995.

                                                                  1997  1996  1995
                                                                  ----  ----  ----
      ConEd......................................................  60%   61%   59%
      PSE&G......................................................  21%   21%   21%
      JCP&L......................................................  15%   15%   18%

(6) FAIR VALUE OF FINANCIAL INSTRUMENTS

  SFAS No. 107 "Disclosures About Fair Value of Financial Instruments" requires the disclosure, to the extent practicable, of the fair value of financial instruments which are recognized or unrecognized in the balance sheet. The fair value disclosed herein is not representative of the amount that could be realized or settled, nor does the fair value amount consider tax consequences, if any, of realization or settlement. The following table reflects the fair value of long-term debt at December 31, 1997 and 1996 (in millions of dollars):

                                                        1997           1996
                                                   -------------- --------------
                                                   CARRYING FAIR  CARRYING FAIR
                                                    AMOUNT  VALUE  AMOUNT  VALUE
                                                   -------- ----- -------- -----
      Long-Term Debt
        Camden Cogen..............................   90.2    89.4   95.2    93.3
        NJ Venture................................   71.8   104.7   74.9   101.9

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

  The fair value of fixed-rate long-term debt has been determined based on the differential between the interest rates of long-term treasury securities of equivalent maturities and the effective interest rates on the debt at the date of the borrowing plus the interest rates on similar treasury securities at the balance sheet date. With respect to floating rate debt, the carrying amount approximates fair value due to the market-sensitive interest rate on such debt.

  The fair value of Camden Cogen's interest rate swap is estimated to be $0.6 million, the approximate amount that GECC would pay to terminate the agreement at December 31, 1997, based on interest rates in effect at that time.

  The carrying amount of current assets and liabilities are considered to be reasonable estimates of their fair values due to their short-term nature.

(7) SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                             1 QTR  2 QTR  3 QTR  4 QTR   YEAR
                                             -----  -----  -----  -----  ------
                                                (IN MILLIONS OF DOLLARS)
1997
  Revenues.................................. 124.3  109.9  117.9  123.6   475.7
  Costs and expenses........................ (85.2) (74.8) (74.1) (85.3) (319.4)
  Income from operations....................  39.1   35.1   43.8   38.3   156.3
  Other income (expense)....................  (3.7)  (3.7)  (3.5)  (3.3)  (14.2)
  Net income................................  35.4   31.4   40.3   35.0   142.1
  Gross profit(1)...........................  43.4   39.2   47.6   43.0   173.2
1996
  Revenues.................................. 123.2  115.6  116.0  123.2   478.0
  Costs and expenses........................ (83.1) (74.9) (73.0) (85.2) (316.2)
  Income from operations....................  40.1   40.7   43.0   38.0   161.8
  Other income (expense)....................  (4.0)  (3.9)  (3.9)  (3.9)  (15.7)
  Net income................................  36.1   36.8   39.1   34.1   146.1
  Gross profit(1)...........................  43.8   44.8   46.8   42.5   177.9

--------
(1) Income from operations plus general and administrative expenses.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                   COMBINED STATEMENTS OF INCOME (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                                                 THREE MONTHS
                                                                  ENDED MARCH
                                                                      31,
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
Revenues
  Electricity................................................... $118.5  $118.4
  Steam.........................................................    4.5     5.9
                                                                 ------  ------
                                                                  123.0   124.3
                                                                 ------  ------
Costs and Expenses
  Fuel..........................................................   50.2    60.7
  Operating and maintenance.....................................    9.1    10.5
  Depreciation and amortization.................................    5.5     9.0
  General and administrative....................................    4.3     4.2
  Taxes, other than income......................................    0.6     0.8
                                                                 ------  ------
                                                                   69.7    85.2
                                                                 ------  ------
Income from Operations..........................................   53.3    39.1
Other Income (Expense)
  Interest and other income.....................................    0.9     0.2
  Interest expense..............................................   (3.8)   (3.9)
                                                                 ------  ------
Net Income...................................................... $ 50.4  $ 35.4
                                                                 ======  ======



   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                            COMBINED BALANCE SHEETS

                            (IN MILLIONS OF DOLLARS)

                                                         MARCH 31,  DECEMBER 31,
                                                           1998         1997
                        ASSETS                          ----------- ------------
                                                        (UNAUDITED)
Current Assets
  Cash and cash equivalents............................   $  33.1     $  39.5
  Accounts receivable..................................      45.5        44.6
  Inventories..........................................      17.9        21.2
  Other current assets.................................       1.4         2.9
                                                          -------     -------
                                                             97.9       108.2
                                                          -------     -------
Property, Plant and Equipment, at cost.................     826.3       826.2
  Accumulated depreciation.............................    (223.4)     (217.9)
                                                          -------     -------
                                                            602.9       608.3
                                                          -------     -------
Other Assets...........................................       3.1         0.2
                                                          -------     -------
                                                          $ 703.9     $ 716.7
                                                          =======     =======
           LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
  Accounts payable.....................................   $  31.8     $  43.8
  Accounts payable, affiliate..........................       0.4          --
  Current maturities on long-term debt.................       9.7         9.4
  Interest payable.....................................       3.1         3.2
  Other current liabilities............................       7.3         6.1
                                                          -------     -------
                                                             52.3        62.5
Long-Term Debt.........................................     150.2       152.6
Other Long-Term Liabilities............................        --         3.0
Commitments and Contingencies (Note 2).................        --          --
Partners' Capital......................................     501.4       498.6
                                                          -------     -------
                                                          $ 703.9     $ 716.7
                                                          =======     =======


   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

                 COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                                                THREE MONTHS
                                                                 ENDED MARCH
                                                                     31,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
Operating Activities:
  Net income................................................... $ 50.4  $ 35.4
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization...............................    5.5     9.0
  Changes in other operating assets and liabilities
   Decrease (increase) in accounts receivable..................   (0.9)   10.2
   Decrease (increase) in inventories..........................    3.3     3.6
   Decrease (increase) in other current assets.................    1.5     1.6
   Increase (decrease) in accounts payable.....................  (12.0)  (14.3)
   Increase (decrease) in accounts payable, affiliate..........    0.4    (0.1)
   Increase (decrease) in interest payable.....................   (0.1)   (0.1)
   Increase (decrease) in other current liabilities............    1.2    (0.5)
   Net change in other assets and liabilities..................   (5.9)   (3.3)
                                                                ------  ------
Net Cash Provided by Operating Activities......................   43.4    41.5
                                                                ------  ------
Investing Activities:
  Additions to property, plant and equipment...................   (0.1)   (0.7)
                                                                ------  ------
Net Cash Used in Investing Activities..........................   (0.1)   (0.7)
                                                                ------  ------
Financing Activities:
  Principal payments on long-term borrowings...................   (2.1)   (1.9)
  Net change in short-term borrowing...........................     --     1.6
  Cash distributions to partners...............................  (47.6)  (42.6)
                                                                ------  ------
Net Cash Used in Financing Activities..........................  (49.7)  (42.9)
                                                                ------  ------
Net Increase (Decrease) in Cash and Cash Equivalents...........   (6.4)   (2.1)
Cash and Cash Equivalents at Beginning of Period...............   39.5    29.6
                                                                ------  ------
Cash and Cash Equivalents at End of Period..................... $ 33.1  $ 27.5
                                                                ======  ======
Cash Payments for Interest..................................... $  3.9  $  4.2
                                                                ======  ======


   The accompanying notes are an integral part of these financial statements.

              COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

              COMBINED STATEMENTS OF PARTNERS' CAPITAL (UNAUDITED)

                            (IN MILLIONS OF DOLLARS)

                                                       GENERAL  LIMITED
                                                       PARTNERS PARTNERS TOTAL
                                                       -------- -------- ------
Balance at December 31, 1997..........................  $ 60.3   $438.3  $498.6
  Net income..........................................    37.2     13.2    50.4
  Distributions.......................................   (32.7)   (14.9)  (47.6)
                                                        ------   ------  ------
Balance at March 31, 1998.............................  $ 64.8   $436.6  $501.4
                                                        ======   ======  ======
Balance at December 31, 1996..........................  $ 56.5   $460.2  $516.7
  Net income..........................................    26.5      8.9    35.4
  Distributions.......................................   (28.5)   (14.1)  (42.6)
                                                        ------   ------  ------
Balance at March 31, 1997.............................  $ 54.5   $455.0  $509.5
                                                        ======   ======  ======

             COGEN TECHNOLOGIES NEW JERSEY OPERATING PARTNERSHIPS

              NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  The combined financial statements of the Cogen Technologies New Jersey Operating Partnerships (the "NJ Partnerships") includes (i) Cogen Technologies NJ Venture ("NJ Venture"); (ii) Camden Cogen LP ("Camden Cogen"); and (iii) Cogen Technologies Linden Venture, LP ("Linden Venture"). The NJ Partnerships are engaged in the operation of natural gas-fired cogeneration facilities in the state of New Jersey. All material transactions between the combined entities have been eliminated.

  Effective January 1, 1998 the NJ Partnerships made certain changes in the estimates used for the purpose of computing depreciation. The estimated useful life of the facilities was increased from a range of 20 to 25 years, which coincided with the primary term of the long-term power purchase agreements under which the NJ Partnerships sell electricity, to 30 years. In addition, the NJ Partnerships increased the estimated salvage value of the facilities from zero to 10%. Such changes were made to recognize the usefulness of the facilities beyond the primary term of the power purchase agreements and the residual value of the facilities upon the termination of operations. Such changes resulted in an increase in earnings in the first three months of 1998 of $3.5 million.

  The accompanying unaudited financial statements of the NJ Partnerships reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the NJ Partnerships' financial position at March 31, 1998 and the NJ Partnerships' results of operations and cash flows for the three-month periods ended March 31, 1998 and 1997. Interim period results are not necessarily indicative of the results of operations or cash flows for a full-year period.

  These financial statements and the notes thereto should be read in conjunction with the NJ Partnerships' audited financial statements included elsewhere in this Prospectus.

(2) CONTINGENCIES

  There are certain claims and legal actions pending against the NJ Partnerships. While the outcome of such proceedings cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial condition or results of operations of the NJ Partnerships.

(3) SUBSEQUENT EVENTS

  In the second quarter of 1998 Linden Venture and Camden Cogen entered into negotiations to make settlements to terminate existing management services agreements with Linden Ltd. and Camden GPLP, respectively, and gas management services agreements with an affiliate. Such settlements will be reflected in earnings in the period in which the negotiations are finalized.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  [INTERNATIONAL PROSPECTUS ALTERNATE COVER]

PROSPECTUS (Subject to Completion)
Issued     , 1998

                                        Shares
                            Cogen Technologies, Inc.
                                  COMMON STOCK

                                    --------

OF THE           SHARES OF COMMON STOCK BEING OFFERED,         SHARES ARE BEING
OFFERED  INITIALLY OUTSIDE THE  UNITED STATES AND  CANADA BY THE  INTERNATIONAL
 UNDERWRITERS AND         SHARES  ARE  BEING OFFERED  INITIALLY IN  THE UNITED
 STATES  AND CANADA  BY THE  U.S. UNDERWRITERS. ALL  OF THE  SHARES OF  COMMON
  STOCK BEING OFFERED HEREBY ARE BEING SOLD BY THE SELLING STOCKHOLDERS (THE "COMMON STOCK OFFERING"). SEE "PRINCIPAL AND SELLING STOCKHOLDERS". THE
   COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES OF COMMON STOCK BY THE SELLING STOCKHOLDERS. PRIOR TO THE COMMON STOCK
    OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING
     PRICE PER SHARE WILL BE BETWEEN $      AND $     . SEE "UNDERWRITERS"
     FOR A DISCUSSION OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                    --------

  CONCURRENTLY  WITH  THE COMMON  STOCK  OFFERING,  THE COMPANY  IS  OFFERING
     $625.0 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF    % SENIOR NOTES DUE
                     (THE "DEBT OFFERING" AND, TOGETHER WITH THE COMMON STOCK OFFERING, THE "OFFERINGS"). THE CLOSING OF EACH OF
             THE COMMON STOCK  OFFERING AND THE  DEBT OFFERING ARE
                CONDITIONED UPON THE CLOSING OF THE OTHER.

                                    --------

             THE COMPANY INTENDS TO APPLY TO LIST THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "CGT".

                                    --------

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR A DISCUSSION
      OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                    --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                    --------

                            PRICE $         A SHARE

                                    --------

                                                   UNDERWRITING    PROCEEDS TO
                                      PRICE TO    DISCOUNTS AND      SELLING
                                       PUBLIC     COMMISSIONS(1) STOCKHOLDERS(2)
                                    ------------- -------------- ---------------
Per Share..........................   $             $               $
Total(3)........................... $             $               $

-----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (2) Before deducting expenses payable by the Selling Stockholders, estimated
      at $      . Pursuant to agreements between the Selling Stockholders and the Company in connection with the formation of the Company, the Company is obligated to pay its own legal, accounting, listing, printing and other miscellaneous fees and expenses of the Common Stock Offering.
  (3) The Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to
      an aggregate of          additional Shares at the price to public less
      underwriting discounts and commissions for the purpose of covering over-allotments, if any. See "Principal and Selling Stockholders". If the U.S. Underwriters exercise the option in full, the total price to public, underwriting discounts and commissions and proceeds to the
      Selling Stockholders will be $   , $    and $   , respectively. See
      "Underwriters".

                                    --------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or
about             , 1998 at the office of Morgan Stanley & Co. Incorporated,
New York, N.Y., against payment therefor in immediately available funds.


                                    --------

MORGAN STANLEY DEAN WITTER

        DONALDSON, LUFKIN & JENRETTE
                International
             GOLDMAN SACHS INTERNATIONAL
                                                     MERRILL LYNCH INTERNATIONAL

    , 1998.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses in connection with the Offering are:

   Securities and Exchange Commission Registration Fee................ $147,500
   NASD Filing Fee....................................................   30,500
   New York Stock Exchange Listing....................................    *
   Legal Fees and Expenses............................................    *
   Accounting Fees and Expenses.......................................    *
   Printing Expenses..................................................    *
   Transfer Agent and Registrar Fees..................................    *
   Miscellaneous......................................................    *
                                                                       --------
     TOTAL............................................................ $  *
                                                                       ========

--------
 * To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Eighth of the Company's Certificate of Incorporation and Article X of the Companys Bylaws provide for mandatory indemnification to at least the extent specifically allowed by Section 145 of the General Corporation Law of the State of Delaware (the GCL).

  Pursuant to Section 145 of the GCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner in which they reasonably believed to be, or not opposed to, the best interest of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Registrant unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for such persons.

  The above discussion of the Company's Certificate of Incorporation and Bylaws and Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by such document and statute.

  Directors and Officers are insured at the Company's expense, against certain liabilities which might arise out of their employment and which are not subject to indemnification under the Bylaws.

  Reference is made to the form of Underwriting Agreement, filed as Exhibit
1.1 hereto, which contains provisions for indemnification of the Company, its directors, officers and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In connection with the organization of the Company, in May 1998 an aggregate of 1,000 shares of Common Stock were issued to the McNair Interests and the Minority Interests pursuant to Section 4(2) of the Securities Act of 1993, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    *1.1    Form of Underwriting Agreement.
    *3.1    Certificate of Incorporation.
    *3.2    Bylaws.
    *4.1    Form of Common Stock Certificate.
    *4.2    See Exhibits 3.1 and 3.2 hereto for provisions of the Certificate of Incorporation and Bylaws of Cogen defining the rights of the holders of Common Stock.
    *4.3    Indenture dated        , between Cogen Technologies, Inc. and
                      , as Trustee.
    *4.4    Rights Agreement dated as of      , 1998, between Cogen
            Technologies, Inc. and          , as Rights Agent, which includes
            as exhibits, the form of Right Certificate and the Summary of
            Rights to Purchase Common Shares.
    *5.1    Opinion of Fulbright & Jaworski L.L.P.
    10.1    Power Purchase Agreement dated April 14, 1989 between Consolidated
            Edison Company of New York, Inc. and Cogen Technologies, Inc.
    10.2    First Amendment dated September 19, 1990 to Power Purchase
            Agreement dated April 14, 1989 between Consolidated Edison Company of New York, Inc. and Cogen Technologies, Inc.
    10.3    Second Amendment dated December 22, 1993 to Power Purchase
            Agreement dated April 14, 1989 between Consolidated Edison Company of New York, Inc. and Cogen Technologies, Inc.
   *10.4    Gas Service Agreement between Cogen Technologies Linden Venture,
            L.P. and Public Service Electric and Gas Company and Elizabethtown
            Gas Company dated July 13, 1990.
    10.5    Agreement between Cogen Technologies Linden Venture, L.P. and Exxon
            Corporation for the Sale of Steam dated August 1, 1990.
    10.6    Backup Fuel Storage and Supply Agreement between Cogen Technologies
            Linden Venture, L.P. and Exxon Corporation dated October 4, 1991.
    10.7    Ground Lease Agreement between Cogen Technologies Linden Venture,
            L.P. and Exxon Corporation dated August 1, 1990.
    10.8    Operation and Maintenance Agreement by and between Cogen
            Technologies Linden Venture, L.P. and General Electric Company
            dated June 6, 1997.
    10.9    Amended and Restated Term Loan Agreement, dated as of September 15,
            1992, between Cogen Technologies Linden, Ltd. and State Street Bank
            and Trust Company of Connecticut, National Association, as Trustee.
    10.10   First Amendment, dated April 30, 1993, to the Amended and Restated
            Term Loan Agreement, dated as of September 15, 1992, between Cogen
            Technologies Linden, Ltd. and State Street Bank and Trust Company
            of Connecticut, National Association, as Trustee.
    10.11   Amended and Restated Agreement of Limited Partnership of Cogen
            Technologies Linden Venture, L.P., dated as of September 15, 1992.
    10.12   First Amendment, dated April 30, 1993, to the Amended and Restated
            Agreement of Limited Partnership of Cogen Technologies Linden
            Venture, L.P., dated as of September 15, 1992.
    10.13   Agreement of Limited Partnership of Cogen Technologies Linden,
            Ltd., effective as of June 28, 1989.
    10.14   First Amendment, dated as of February 14, 1990, to the Agreement of
            Limited Partnership of Cogen Technologies Linden, Ltd.
    10.15   Second Amendment, dated as of July 31, 1990, to the Agreement of
            Limited Partnership of Cogen Technologies Linden, Ltd.

   *10.16   Easement Agreement dated June 21, 1991 among Cogen Technologies
            Linden Venture, L.P., Texas Eastern Cryogenics, Inc., Texas Eastern
            Transmission Corporation and Houston Center Corporation.
   *10.17   Amended and Restated Security Deposit Agreement and Escrow
            Agreement dated as of September 17, 1992 among Cogen Technologies
            Linden Venture, L.P., Cogen Technologies Linden, Ltd., State Street
            Bank and Trust Company of Connecticut as Limited Partner and as
            Lender and Midatlantic National Bank.
   *10.18   Security Agreement dated as of February 15, 1990, between Cogen
            Technologies Linden Venture, L.P. and General Electric Power
            Funding Corporation.
   *10.19   Assignment and Security agreement dated February 15, 1990 between
            Cogen Technologies Linden, Ltd. and General Electric Power Funding
            Corporation.
   *10.20   Collateral Agency Agreement dated as of February 15, 1990 between
            Cogen Technologies Linden, Ltd. and General Electric Power Funding
            Corporation.
   *10.21   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Anadarko Energy Services Company dated July 1, 1997.
   *10.22   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and The Coastal Corporation dated July 1, 1997.
   *10.23   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Columbia Gas Systems Corporation dated July 1, 1997.
   *10.24   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Sonat, Inc. dated July 1, 1997.
   *10.25   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Texaco Exploration and Production, Inc. dated July 1,
            1997.
   *10.26   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Vastar Resources, Inc. dated July 1, 1997.
   *10.27   Letter of Credit and Reimbursement Agreement dated as of September
            17, 1992 between Cogen Technologies Linden Venture, L.P. and
            General Electric Capital Corporation.
   *10.28   Gas Supply Agreement between Camden Cogen, L.P. and Columbia Gas
            Systems Corporation dated July 1, 1997.
   *10.29   Gas Supply Agreement between Camden Cogen, L.P. and Texaco
            Exploration and Production, Inc. dated July 1, 1997.
    10.30 Power Purchase and Interconnection Agreement, dated April 15, 1988, between Public Service Electric and Gas Company and Camden Cogen,
            L.P.
    10.31   First Amendment, dated June 12, 1990, to the Power Purchase and
            Interconnection Agreement, dated April 15, 1988, between Public
            Service Electric and Gas Company and Camden Cogen, L.P.
    10.32   Second Amendment, dated August 31, 1990, to the Power Purchase and
            Interconnection Agreement, dated April 15, 1988, between Public
            Service Electric and Gas Company and Camden Cogen, L.P.
   *10.33   Gas Service Agreement, dated May 15, 1991, between Camden Cogen
            L.P. and Public Service Electric and Gas Company.
    10.34   First Amendment, dated November 1, 1991, to the Gas Service
            Agreement dated May 15, 1991 between Camden Cogen L.P. and Public
            Service Electric and Gas Company.
    10.35   Energy Purchase Agreement, dated December 18, 1989, between Camden
            Cogen, L.P. and Camden Paperboard Corporation.

    10.36 Amendment and Restatement dated as of April 1, 1993 of the Construction and Term Loan Agreement dated as of February 4, 1992 among Camden Cogen, PL.P. and General Electric Capital Corporation, et al.
    10.37   Amendment No. 1 dated as of December 22, 1993 to the Amendment and
            Restated dated as of April 1, 1993 of the Construction and Term
            Loan Agreement dated as of February 4, 1992 among Camden Cogen
            PL.P. and General Electric Capital Corporation, et al.
    10.38 Term Loan Agreement, dated as of the Conformed Agreement Date, among Cogen Technologies Camden GP Limited Partnership and General
            Electric Capital Corporation.
    10.39   Amendment No. 1 dated as of April 1, 1993 to the Term Loan
            Agreement, dated as of the Conformed Agreement Date, among Cogen
            Technologies Camden GP Limited Partnership and General Electric
            Capital Corporation.
    10.40   Agreement of Limited Partnership of Cogen Technologies Camden GP
            Limited Partnership, dated as of July 26, 1991.
    10.41   First Amendment, dated December 1, 1991, to the Agreement of
            Limited Partnership of Cogen Technologies Camden GP Limited
            Partnership, dated as of July 26, 1991.
    10.42   Amended and Restated Agreement of Limited Partnership of Camden
            Cogen L.P., dated as of February 9, 1993.
    10.43   Amendment No. 1 dated as of April 1, 1993 to the Amended and
            Restated Agreement of Limited Partnership of Camden Cogen L.P., dated as of February 9, 1993.
    10.44   Amendment No. 2 dated as of December 22, 1993 to the Amended and
            Restated Agreement of Limited Partnership of Camden Cogen L.P., dated as of February 9, 1993.
    10.45   Operation and Maintenance Agreement by and between Camden Cogen
            L.P. and General Electric Company dated June 6, 1997.
   *10.46   Mortgage dated February 4, 1992 between General Electric Capital
            Corporation and Camden Cogen, L.P.
   *10.47   Second Amended and Restated Security Deposit Agreement dated
            December 22, 1993 between Bank of Tokyo Trust Company, Toronto
            Dominion Bank Trust Company, Camden Cogen, L.P., General Electric
            Capital Corporation and Cogen Technologies Camden GP Limited
            Partnership.
   *10.48   Security Agreement dated as of the Conformed Agreement Date between
            General Electric Capital Corporation and Camden Cogen, L.P.
   *10.49   Pledge and Security Agreement dated as of the Conformed Agreement
            Date between General Electric Capital Corporation and Cogen
            Technologies Camden Inc.
   *10.50   General Partner Pledge Agreement dated February 4, 1992 between
            General Electric Capital Corporation and Cogen Technologies Camden
            Inc.
   *10.51   Assignment and Security Agreement dated February 4, 1992 between
            General Electric Capital Corporation and Cogen Technologies Camden
            GP Limited Partnership.
   *10.52   Interest Rate and Currency Exchange Agreement dated April 1, 1993
            General Electric Capital Corporation and Camden Cogen, L.P.
   *10.53   Gas Supply Agreement between Camden Cogen, L.P. and Anadarko Energy
            Services Company dated July 1, 1997.
   *10.54 Agreement for the Sale of Steam and Electricity dated June 13, 1985 between IMTT-Bayonne and Cogen Technologies NJ, Inc.
   *10.55   Agreement for the Sale of Steam between Cogen Technologies NJ
            Venture and Exxon Company U.S.A.
   *10.56 Letter Agreement for Gas Service between Public Service Electric and Gas Company and Cogen Technologies NJ Venture dated October 10,
            1986.

   *10.57   Water Supply Agreement between the City of Bayonne and Cogen
            Technologies NJ Venture dated June 1, 1988.
   *10.58 Lease Agreement between Bayonne Industries, Inc. and IMTT-Bayonne and Cogen Technologies NJ Venture dated October 18, 1986.
   *10.59   Easement from Bayonne Industries, Inc. and IMTT-Bayonne to Cogen
            Technologies NJ Venture dated October 20, 1986.
    10.60   Power Purchase and Operations Coordination Agreement between Public
            Service Electric and Gas Company and Cogen Technologies NJ Venture dated June 5, 1989.
    10.61   Agreement for Purchase of Electric Power between Cogen Technologies
            NJ Inc. and Jersey Central Power & Light Company dated October 29,
            1985.
    10.62   Amendment dated September 5, 1986 to Agreement for Purchase of
            Electric Power between Cogen Technologies NJ Inc. and Jersey
            Central Power & Light Company dated October 29, 1985.
    10.63   Amendment dated August 1, 1988 to Agreement for Purchase of
            Electric Power between Cogen Technologies NJ Inc. and Jersey
            Central Power & Light Company dated October 28, 1985.
    10.64   Operation and Maintenance Agreement by and between Cogen
            Technologies NJ Venture and General Electric Company dated June 6,
            1997.
    10.65   Revised Transmission Service and Interconnection Agreement between
            Public Service Electric and Gas Company and Cogen Technologies NJ
            Venture dated April 27, 1987.
    10.66   Term Loan Agreement dated as of November 1, 1987 between Cogen
            Technologies NJ Venture and The Prudential Insurance Company of
            America.
    10.67 First Amendment dated December 15, 1988 to the Term Loan Agreement dated as of November 1, 1987 between Cogen Technologies NJ Venture and The Prudential Insurance Company of America.
    10.68 Second Amendment dated July 31, 1996 to the Term Loan Agreement dated as of November 1, 1987 between Cogen Technologies NJ Venture and The Prudential Insurance Company of America.
    10.69   $5,000,000 Revolving Credit Loan Agreement dated as of December 19,
            1996 by and between Cogen Technologies NJ Venture and Southwest
            Bank of Texas, N.A.
    10.70   First Amendment dated December 19, 1997 to the $4,000,000 Revolving
            Credit Loan dated as of December 19, 1996 by and between Cogen
            Technologies NJ Venture and Southwest Bank of Texas, N.A.
    10.71   Amended and Restated Joint Venture Agreement of Cogen Technologies
            NJ Venture dated August 12, 1986.
   *10.72   Option Agreement between Bayonne Industries, Inc. and Cogen
            Technologies NJ, Inc. dated May 22, 1986.
   *10.73   Purchase and Sale Agreement among Bayonne Industries, Inc., IMTT-
            Bayonne and Cogen Technologies NJ, Inc. dated May 22, 1986.
   *10.74   Steam Producing Facilities Lease Agreement between Cogen
            Technologies NJ, Inc. and IMTT-Bayonne dated May 22, 1986.
   *10.75   Mortgage and Security Agreement between The Prudential Insurance
            Company of America and Cogen Technologies NJ Venture dated December
            15, 1988.
   *10.76   Security Agreement and Assignment between The Prudential Insurance
            Company of America and Cogen Technologies NJ Venture dated December
            15, 1988.
   *10.77   Disbursement and Security Agreement between The Prudential
            Insurance Company of America, Midatlantic National Bank and Cogen
            Technologies NJ Venture dated December 15, 1988.
   *10.78   Kerosene Fuel Storage Agreement dated May 5, 1994 between IMTT-
            Bayonne and Cogen Technologies NJ Venture.

   *21.1   Subsidiaries of the Company.
    23.1   Consent of Arthur Andersen LLP
   *23.3   Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1).

--------
 * To be filed by amendment.

  As permitted by Item 601(b)(4) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company, if any, because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

  (b) Financial Statement Schedules: None.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned Company hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or
      (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 22nd day of May, 1998.

                                          Cogen Technologies, Inc.
                                          (Registrant)

                                                  /s/ Robert C. McNair
                                          By:__________________________________
                                                   Robert C. McNair
                                           Chairman of the Board, President
                                             and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                      TITLE                   DATE

  /s/    Robert C. McNair            Chairman of the            May 22, 1998
-----------------------------------   Board, President,
         Robert C. McNair             Chief Executive
                                      Officer and
                                      Director (Principal
                                      Executive Officer)

  /s/Richard A. Lydecker, Jr.        Senior Vice                May 22, 1998
-----------------------------------   President and Chief
     Richard A. Lydecker, Jr.         Financial Officer
                                      (Principal
                                      Financial and
                                      Accounting Officer)

                               INDEX TO EXHIBITS

    *1.1    Form of Underwriting Agreement.
    *3.1    Certificate of Incorporation.
    *3.2    Bylaws.
    *4.1    Form of Common Stock Certificate.
    *4.2    See Exhibits 3.1 and 3.2 hereto for provisions of the Certificate of Incorporation and Bylaws of Cogen defining the rights of the holders of Common Stock.
    *4.3    Indenture dated        , between Cogen Technologies, Inc. and
                      , as Trustee.
    *4.4    Rights Agreement dated as of      , 1998, between Cogen
            Technologies, Inc. and          , as Rights Agent, which includes
            as exhibits, the form of Right Certificate and the Summary of
            Rights to Purchase Common Shares.
    *5.1    Opinion of Fulbright & Jaworski L.L.P.
    10.1    Power Purchase Agreement dated April 14, 1989 between Consolidated
            Edison Company of New York, Inc. and Cogen Technologies, Inc.
    10.2    First Amendment dated September 19, 1990 to Power Purchase
            Agreement dated April 14, 1989 between Consolidated Edison Company of New York, Inc. and Cogen Technologies, Inc.
    10.3    Second Amendment dated December 22, 1993 to Power Purchase
            Agreement dated April 14, 1989 between Consolidated Edison Company of New York, Inc. and Cogen Technologies, Inc.
   *10.4    Gas Service Agreement between Cogen Technologies Linden Venture,
            L.P. and Public Service Electric and Gas Company and Elizabethtown
            Gas Company dated July 13, 1990.
    10.5    Agreement between Cogen Technologies Linden Venture, L.P. and Exxon
            Corporation for the Sale of Steam dated August 1, 1990.
    10.6    Backup Fuel Storage and Supply Agreement between Cogen Technologies
            Linden Venture, L.P. and Exxon Corporation dated October 4, 1991.
    10.7    Ground Lease Agreement between Cogen Technologies Linden Venture,
            L.P. and Exxon Corporation dated August 1, 1990.
    10.8    Operation and Maintenance Agreement by and between Cogen
            Technologies Linden Venture, L.P. and General Electric Company
            dated June 6, 1997.
    10.9    Amended and Restated Term Loan Agreement, dated as of September 15,
            1992, between Cogen Technologies Linden, Ltd. and State Street Bank
            and Trust Company of Connecticut, National Association, as Trustee.
    10.10   First Amendment, dated April 30, 1993, to the Amended and Restated
            Term Loan Agreement, dated as of September 15, 1992, between Cogen
            Technologies Linden, Ltd. and State Street Bank and Trust Company
            of Connecticut, National Association, as Trustee.
    10.11   Amended and Restated Agreement of Limited Partnership of Cogen
            Technologies Linden Venture, L.P., dated as of September 15, 1992.
    10.12   First Amendment, dated April 30, 1993, to the Amended and Restated
            Agreement of Limited Partnership of Cogen Technologies Linden
            Venture, L.P., dated as of September 15, 1992.
    10.13   Agreement of Limited Partnership of Cogen Technologies Linden,
            Ltd., effective as of June 28, 1989.
    10.14   First Amendment, dated as of February 14, 1990, to the Agreement of
            Limited Partnership of Cogen Technologies Linden, Ltd.
    10.15   Second Amendment, dated as of July 31, 1990, to the Agreement of
            Limited Partnership of Cogen Technologies Linden, Ltd.
   *10.16   Easement Agreement dated June 21, 1991 among Cogen Technologies
            Linden Venture, L.P., Texas Eastern Cryogenics, Inc., Texas Eastern
            Transmission Corporation and Houston Center Corporation.

   *10.17   Amended and Restated Security Deposit Agreement and Escrow
            Agreement dated as of September 17, 1992 among Cogen Technologies
            Linden Venture, L.P., Cogen Technologies Linden, Ltd., State Street
            Bank and Trust Company of Connecticut as Limited Partner and as
            Lender and Midatlantic National Bank.
   *10.18   Security Agreement dated as of February 15, 1990, between Cogen
            Technologies Linden Venture, L.P. and General Electric Power
            Funding Corporation.
   *10.19   Assignment and Security agreement dated February 15, 1990 between
            Cogen Technologies Linden, Ltd. and General Electric Power Funding
            Corporation.
   *10.20   Collateral Agency Agreement dated as of February 15, 1990 between
            Cogen Technologies Linden, Ltd. and General Electric Power Funding
            Corporation.
   *10.21   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Anadarko Energy Services Company dated July 1, 1997.
   *10.22   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and The Coastal Corporation dated July 1, 1997.
   *10.23   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Columbia Gas Systems Corporation dated July 1, 1997.
   *10.24   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Sonat, Inc. dated July 1, 1997.
   *10.25   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Texaco Exploration and Production, Inc. dated July 1,
            1997.
   *10.26   Gas Supply Agreement between Cogen Technologies Linden Venture,
            L.P. and Vastar Resources, Inc. dated July 1, 1997.
   *10.27   Letter of Credit and Reimbursement Agreement dated as of September
            17, 1992 between Cogen Technologies Linden Venture, L.P. and
            General Electric Capital Corporation.
   *10.28   Gas Supply Agreement between Camden Cogen, L.P. and Columbia Gas
            Systems Corporation dated July 1, 1997.
   *10.29   Gas Supply Agreement between Camden Cogen, L.P. and Texaco
            Exploration and Production, Inc. dated July 1, 1997.
    10.30 Power Purchase and Interconnection Agreement, dated April 15, 1988, between Public Service Electric and Gas Company and Camden Cogen,
            L.P.
    10.31   First Amendment, dated June 12, 1990, to the Power Purchase and
            Interconnection Agreement, dated April 15, 1988, between Public
            Service Electric and Gas Company and Camden Cogen, L.P.
    10.32   Second Amendment, dated August 31, 1990, to the Power Purchase and
            Interconnection Agreement, dated April 15, 1988, between Public
            Service Electric and Gas Company and Camden Cogen, L.P.
   *10.33   Gas Service Agreement, dated May 15, 1991, between Camden Cogen
            L.P. and Public Service Electric and Gas Company.
    10.34   First Amendment, dated November 1, 1991, to the Gas Service
            Agreement dated May 15, 1991 between Camden Cogen L.P. and Public
            Service Electric and Gas Company.
    10.35   Energy Purchase Agreement, dated December 18, 1989, between Camden
            Cogen, L.P. and Camden Paperboard Corporation.
    10.36 Amendment and Restatement dated as of April 1, 1993 of the Construction and Term Loan Agreement dated as of February 4, 1992 among Camden Cogen, PL.P. and General Electric Capital Corporation, et al.
    10.37   Amendment No. 1 dated as of December 22, 1993 to the Amendment and
            Restated dated as of April 1, 1993 of the Construction and Term
            Loan Agreement dated as of February 4, 1992 among Camden Cogen
            PL.P. and General Electric Capital Corporation, et al.

    10.38 Term Loan Agreement, dated as of the Conformed Agreement Date, among Cogen Technologies Camden GP Limited Partnership and General
            Electric Capital Corporation.
    10.39   Amendment No. 1 dated as of April 1, 1993 to the Term Loan
            Agreement, dated as of the Conformed Agreement Date, among Cogen
            Technologies Camden GP Limited Partnership and General Electric
            Capital Corporation.
    10.40   Agreement of Limited Partnership of Cogen Technologies Camden GP
            Limited Partnership, dated as of July 26, 1991.
    10.41   First Amendment, dated December 1, 1991, to the Agreement of
            Limited Partnership of Cogen Technologies Camden GP Limited
            Partnership, dated as of July 26, 1991.
    10.42   Amended and Restated Agreement of Limited Partnership of Camden
            Cogen L.P., dated as of February 9, 1993.
    10.43   Amendment No. 1 dated as of April 1, 1993 to the Amended and
            Restated Agreement of Limited Partnership of Camden Cogen L.P., dated as of February 9, 1993.
    10.44   Amendment No. 2 dated as of December 22, 1993 to the Amended and
            Restated Agreement of Limited Partnership of Camden Cogen L.P., dated as of February 9, 1993.
    10.45   Operation and Maintenance Agreement by and between Camden Cogen
            L.P. and General Electric Company dated June 6, 1997.
   *10.46   Mortgage dated February 4, 1992 between General Electric Capital
            Corporation and Camden Cogen, L.P.
   *10.47   Second Amended and Restated Security Deposit Agreement dated
            December 22, 1993 between Bank of Tokyo Trust Company, Toronto
            Dominion Bank Trust Company, Camden Cogen, L.P., General Electric
            Capital Corporation and Cogen Technologies Camden GP Limited
            Partnership.
   *10.48   Security Agreement dated as of the Conformed Agreement Date between
            General Electric Capital Corporation and Camden Cogen, L.P.
   *10.49   Pledge and Security Agreement dated as of the Conformed Agreement
            Date between General Electric Capital Corporation and Cogen
            Technologies Camden Inc.
   *10.50   General Partner Pledge Agreement dated February 4, 1992 between
            General Electric Capital Corporation and Cogen Technologies Camden
            Inc.
   *10.51   Assignment and Security Agreement dated February 4, 1992 between
            General Electric Capital Corporation and Cogen Technologies Camden
            GP Limited Partnership.
   *10.52   Interest Rate and Currency Exchange Agreement dated April 1, 1993
            General Electric Capital Corporation and Camden Cogen, L.P.
   *10.53   Gas Supply Agreement between Camden Cogen, L.P. and Anadarko Energy
            Services Company dated July 1, 1997.
   *10.54 Agreement for the Sale of Steam and Electricity dated June 13, 1985 between IMTT-Bayonne and Cogen Technologies NJ, Inc.
   *10.55   Agreement for the Sale of Steam between Cogen Technologies NJ
            Venture and Exxon Company U.S.A.
   *10.56 Letter Agreement for Gas Service between Public Service Electric and Gas Company and Cogen Technologies NJ Venture dated October 10,
            1986.
   *10.57   Water Supply Agreement between the City of Bayonne and Cogen
            Technologies NJ Venture dated June 1, 1988.
   *10.58 Lease Agreement between Bayonne Industries, Inc. and IMTT-Bayonne and Cogen Technologies NJ Venture dated October 18, 1986.
   *10.59   Easement from Bayonne Industries, Inc. and IMTT-Bayonne to Cogen
            Technologies NJ Venture dated October 20, 1986.

    10.60   Power Purchase and Operations Coordination Agreement between Public
            Service Electric and Gas Company and Cogen Technologies NJ Venture
            dated June 5, 1989.
    10.61   Agreement for Purchase of Electric Power between Cogen Technologies
            NJ Inc. and Jersey Central Power & Light Company dated October 29,
            1985.
    10.62   Amendment dated September 5, 1986 to Agreement for Purchase of
            Electric Power between Cogen Technologies NJ Inc. and Jersey
            Central Power & Light Company dated October 29, 1985.
    10.63   Amendment dated August 1, 1988 to Agreement for Purchase of
            Electric Power between Cogen Technologies NJ Inc. and Jersey
            Central Power & Light Company dated October 28, 1985.
    10.64   Operation and Maintenance Agreement by and between Cogen
            Technologies NJ Venture and General Electric Company dated June 6,
            1997.
    10.65   Revised Transmission Service and Interconnection Agreement between
            Public Service Electric and Gas Company and Cogen Technologies NJ
            Venture dated April 27, 1987.
    10.66   Term Loan Agreement dated as of November 1, 1987 between Cogen
            Technologies NJ Venture and The Prudential Insurance Company of
            America.
    10.67   First Amendment dated December 15, 1988 to the Term Loan Agreement dated as of November 1, 1987 between Cogen Technologies NJ Venture and The Prudential Insurance Company of America.
    10.68   Second Amendment dated July 31, 1996 to the Term Loan Agreement dated as of November 1, 1987 between Cogen Technologies NJ Venture and The Prudential Insurance Company of America.
    10.69   $5,000,000 Revolving Credit Loan Agreement dated as of December 19,
            1996 by and between Cogen Technologies NJ Venture and Southwest
            Bank of Texas, N.A.
    10.70   First Amendment dated December 19, 1997 to the $4,000,000 Revolving
            Credit Loan dated as of December 19, 1996 by and between Cogen
            Technologies NJ Venture and Southwest Bank of Texas, N.A.
    10.71   Amended and Restated Joint Venture Agreement of Cogen Technologies
            NJ Venture dated August 12, 1986.
   *10.72   Option Agreement between Bayonne Industries, Inc. and Cogen
            Technologies NJ, Inc. dated May 22, 1986.
   *10.73   Purchase and Sale Agreement among Bayonne Industries, Inc., IMTT-
            Bayonne and Cogen Technologies NJ, Inc. dated May 22, 1986.
   *10.74   Steam Producing Facilities Lease Agreement between Cogen
            Technologies NJ, Inc. and IMTT-Bayonne dated May 22, 1986.
   *10.75   Mortgage and Security Agreement between The Prudential Insurance
            Company of America and Cogen Technologies NJ Venture dated December
            15, 1988.
   *10.76   Security Agreement and Assignment between The Prudential Insurance
            Company of America and Cogen Technologies NJ Venture dated December
            15, 1988.
   *10.77   Disbursement and Security Agreement between The Prudential
            Insurance Company of America, Midatlantic National Bank and Cogen
            Technologies NJ Venture dated December 15, 1988.
   *10.78   Kerosene Fuel Storage Agreement dated May 5, 1994 between IMTT-
            Bayonne and Cogen Technologies NJ Venture.
   *21.1    Subsidiaries of the Company.
    23.1    Consent of Arthur Andersen LLP
   *23.3    Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1).

--------
 * To be filed by amendment.